As filed with the Securities and Exchange Commission on December 4, 2009
Registration No. 333-162105

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Cinemark USA, Inc.
(Exact name of Registrant as Specified in Its Charter)

Texas	7832	75-2206284
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Additional Subsidiary Guarantor Registrants Listed on Following Page
3900 Dallas Parkway, Suite 500
Plano, Texas 75093
(972) 665-1000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Michael Cavalier, Senior Vice President — General Counsel
3900 Dallas Parkway, Suite 500
Plano, Texas 75093
(972) 665-1000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With a copy to:
Terry M. Schpok, P.C.
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Telephone: (214) 969-2800

Approximate date of commencement of proposed sale to the public:  As soon as practicable on or after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL SUBSIDIARY GUARANTOR REGISTRANTS

	State of	I.R.S. Employer
	Incorporation or	Identification
Exact Name of Subsidiary Guarantor(1)	Organization	Number

Cinemark, LLC	Texas	75-2062783
Sunnymead Cinema Corp.	California	94-2869919
Cinemark Properties, Inc.	Texas	75-2297865
Greeley Holdings, Inc.	Texas	75-2297693
Trans Texas Cinema, Inc.	Texas	75-2284479
Cinemark Mexico (USA), Inc.	Texas	52-2071251
Cinemark Leasing Company	Texas	75-2500194
Cinemark Partners I, Inc.	Texas	75-2552022
Multiplex Services, Inc.	Texas	75-2705368
CNMK Texas Properties, LLC	Texas	42-1562935
Brasil Holdings, LLC	Delaware	20-1426892
Cinemark Concessions, LLC	Florida	26-4447062
Century Theatres, Inc.	California	51-0368667
Marin Theatre Management, LLC	California	N/A
Century Theatres NG, LLC	California	N/A
CineArts, LLC	California	N/A
CineArts Sacramento, LLC	California	N/A
Corte Madera Theatres, LLC	California	N/A
Novato Theatres, LLC	California	N/A
San Rafael Theatres, LLC	California	N/A
Northbay Theatres, LLC	California	N/A
Century Theatres Summit Sierra, LLC	California	N/A
Century Theatres Seattle, LLC	California	N/A
CNMK Investments, Inc.	Delaware	14-1861725
Multiplex Properties, Inc.	Delaware	74-2890180
Laredo Theatre, Ltd.	Texas	75-2585259

(1)	The address for each of the additional subsidiary guarantor registrants is 3900 Dallas Parkway, Plano, TX 75093.

The information in this prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 4, 2009

PRELIMINARY PROSPECTUS

CINEMARK USA, INC.

Offer to Exchange
all outstanding 8.625% Senior Notes due 2019
($470,000,000 aggregate principal amount)
for
8.625% Senior Notes due 2019
which have been registered under the Securities Act of 1933, as amended

The exchange offer will expire at midnight, New York City time, on          , 2009, unless we extend the exchange offer. We do not currently intend to extend the exchange offer.

•	We are offering to exchange up to $470,000,000 aggregate principal amount of new 8.625% Senior Notes due 2019, or Exchange Notes, which have been registered under the Securities Act of 1933, as amended, or the Securities Act, for an equal principal amount of our outstanding 8.625% Senior Notes due 2019, or Initial Notes, issued in a private offering on June 29, 2009. We refer to the Exchange Notes and the Initial Notes collectively as Notes.

•	We will exchange all Initial Notes that are validly tendered and not validly withdrawn prior to the closing of the exchange offer for an equal principal amount of Exchange Notes that have been registered.

•	You may withdraw tenders of Initial Notes at any time prior to the expiration of the exchange offer.

•	The terms of the Exchange Notes to be issued are identical in all material respects to the Initial Notes, except for transfer restrictions and registration rights that do not apply to the Exchange Notes, and different administrative terms.

•	The Exchange Notes, together with any Initial Notes not exchanged in the exchange offer, will constitute a single class of debt securities under the indenture governing the Notes.

•	The exchange of Initial Notes will not be a taxable exchange for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	No public market exists for the Initial Notes. We do not intend to list the Exchange Notes on any securities exchange and, therefore, no active public market is anticipated.

See “Risk Factors” beginning on page 14 for a discussion of factors that you should consider before tendering your Initial Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The related letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 12 months after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2009.

In this prospectus, references to “we,” “us,” “our,” the “issuer,” the “Company” or “Cinemark” are to the combined business of Cinemark USA, Inc. and all of its consolidated subsidiaries unless otherwise indicated or the context requires otherwise.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request to Cinemark USA, Inc., 3900 Dallas Parkway, Suite 500, Plano, TX 75093, Attn: Michael D. Cavalier, Corporate Secretary, telephone number (972) 665-1000.

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN          , 2009, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER UNLESS WE DECIDE TO EXTEND THE EXPIRATION DATE.

WHERE YOU CAN FIND MORE INFORMATION

You should rely only upon the information contained and incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. However, under the terms of the indenture, we have agreed that, whether or not we are required to do so by the rules and regulations of the Securities and Exchange Commission, or the SEC, after the exchange offer is completed and for so long as any of the Notes remain outstanding, we will furnish to the trustee and the holders of the Notes and, upon written request, to prospective investors, and file with the SEC (unless the SEC will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such reports, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our certified independent accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case within the time period specified in the rules and regulations of the SEC. In addition, for so long as any of the Notes remain outstanding, we have agreed to make available to any holder of the Notes or prospective purchaser of the Notes, at their request, the information required by Rule 144A(d)(4) under the Securities Act.

This prospectus contains summaries of certain agreements that we have entered into, such as the indenture, the exchange and registration rights agreement, and the agreements described under “Prospectus Summary — Recent Developments — Related Transactions,” “Description of Certain Debt Instruments” and “Certain Relationships and Related Party Transactions.” The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

MARKET AND INDUSTRY DATA

Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of estimates based on data and reports compiled by industry professional organizations, including the Motion Picture Association of America, or MPAA, MPA Worldwide Market Research, the National Association of Theatre Owners, or NATO, Screen Digest, industry analysts and our knowledge of our revenues and markets. We take responsibility for compiling and extracting, but have not independently verified, market and industry data provided by third parties, or by industry or general publications. Similarly, while we believe our internal estimates are reliable, our estimates have not been verified by any independent sources. Although we do not make any representation as to the accuracy of information described in these paragraphs, we believe and act as if the information is accurate. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus include the Cinemark and Century marks, which may be registered in the United States and other jurisdictions. We do not own any trademark, trade name or service mark of any other company appearing in this prospectus.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” based on our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to:

•	future revenues, expenses and profitability;

•	the future development and expected growth of our business;

•	projected capital expenditures;

•	attendance at movies generally or in any of the markets in which we operate;

•	the number or diversity of popular movies released and our ability to successfully license and exhibit popular films;

•	national and international growth in our industry;

•	competition from other exhibitors and alternative forms of entertainment; and

•	determinations in lawsuits in which we are defendants.

You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in “Risk Factors” and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this prospectus. Forward-looking statements contained in this prospectus reflect our view only as of the date of this prospectus. Neither we nor the underwriters undertake any obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

PROSPECTUS SUMMARY

This summary contains basic information about us and the exchange offer. This summary is not complete and does not contain all of the information that is important to you. You should read this summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes and schedules appearing elsewhere in this prospectus. Except as otherwise indicated or the context otherwise requires, references in this prospectus to “we,” “us,” “our,” the “issuer,” the “Company” or “Cinemark” are to the combined business of Cinemark USA, Inc. and all of its consolidated subsidiaries, and references to North America and U.S. are to the U.S. and Canada. All references to “Cinemark Holdings” are to our indirect parent Cinemark Holdings, Inc., a Delaware corporation. Unless otherwise specified, all operating data is as of September 30, 2009.

Our Company

Cinemark is the second largest motion picture exhibitor in the world, in terms of both attendance and number of screens operated. We operated 426 theatres and 4,908 screens in the U.S. and Latin America as of September 30, 2009, and approximately 211.3 million patrons attended our theatres worldwide during the year ended December 31, 2008, the second highest total among the three largest U.S. motion picture exhibitors. Our circuit is the third largest in the U.S. with 296 theatres and 3,842 screens in 39 states and one Canadian province. We are the most geographically diverse circuit in Latin America with 130 theatres and 1,066 screens in 13 countries. Our modern theatre circuit features stadium seating for approximately 84% of our first-run auditoriums.

We selectively build or acquire new theatres in markets where we can establish and maintain a strong market position. We believe our portfolio of modern theatres provides a preferred destination for moviegoers and contributes to our significant cash flows from operating activities. Our significant presence in the U.S. and Latin America has made us an important distribution channel for movie studios, particularly as they look to increase revenues generated in Latin America. Our market leadership is attributable in large part to our senior executives, who average approximately 34 years of industry experience and have successfully navigated us through multiple business cycles.

We grew our total revenue per patron at a compound annual growth rate, or CAGR, during the last three fiscal years of 10.2%, the highest among the three largest U.S. motion picture exhibitors. Revenues, operating income and net income (loss) attributable to Cinemark USA, Inc. for the year ended December 31, 2008 were $1,742.3 million, $61.4 million and $(23.8) million, respectively, and were $1,440.1 million, $178.0 million and $89.3 million, respectively, for the nine months ended September 30, 2009. At September 30, 2009, we had cash and cash equivalents of $358.8 million and long-term debt of $1,546.6 million. Approximately $787.7 million, or 51%, of our total long-term debt accrues interest at variable rates.

Competitive Strengths

We believe the following strengths allow us to compete effectively:

Disciplined Operating Philosophy.  We generated operating income and net loss attributable to Cinemark USA, Inc. of $61.4 million and $(23.8) million, respectively, for the year ended December 31, 2008. Our net loss for the year ended December 31, 2008 was primarily due to $113.5 million of non-cash impairment charges. We generated operating income and net income attributable to Cinemark USA, Inc. of $178.0 million and $89.3 million, respectively, for the nine months ended September 30, 2009. Our solid operating performance is a result of our disciplined operating philosophy that centers on building high quality assets, while negotiating favorable theatre level economics and controlling theatre operating costs. As a result, we grew our admissions and concession revenues per patron at the highest CAGR during the last three fiscal years of the three largest U.S. motion picture exhibitors.

Leading Position in Our U.S. Markets.  We have a leading market share in the U.S. metropolitan and suburban markets we serve. For the year ended December 31, 2008, we ranked either first or second based on box office revenues in 21 out of our top 25 U.S. markets, including the San Francisco Bay Area, Dallas, Houston and Salt Lake City.

Strategically Located in Heavily Populated Latin American Markets.  Since 1993, we have invested throughout Latin America in response to the continued growth of the region. We currently operate 130 theatres and 1,066 screens in 13 countries. Our international screens generated revenues of $385.8 million for the year ended December 31, 2008. We have successfully established a significant presence in major cities in the region, with theatres in 13 of the 15 largest metropolitan areas. With a geographically diverse circuit, we are an important distribution channel to the movie studios. The projected annual population growth for the Latin American countries in which we operate ranges from 1% to 2% for each of the next three years. We are well-positioned with our modern, large-format theatres to take advantage of these factors for further growth and diversification of our revenues.

State-of-the-Art Theatre Circuit.  We offer state-of-the-art theatres, which we believe makes our theatres a preferred destination for moviegoers in our markets. We feature stadium seating in approximately 84% of our first-run auditoriums. During 2008, we continued our expansion by adding 203 new screens. During the nine months ended September 30, 2009, we added 164 screens. We currently have commitments to build 142 additional screens over the next three years.

Solid Balance Sheet and Significant Cash Flow from Operating Activities.  We generate significant cash flow from operating activities as a result of several factors, including predictable revenues, a geographically diverse and modern theatre circuit, and management’s ability to control costs. Additionally, our ownership of land and buildings for 43 of our theatres is a strategic advantage that enhances our cash flows. We believe our expected level of cash flow generation will provide us with the strategic and financial flexibility to pursue growth opportunities, support our debt payments and make dividend payments to our parent company stockholders. As of September 30, 2009, we had cash and cash equivalents of $358.8 million.

Experienced Management.  Led by Chairman and founder Lee Roy Mitchell, Chief Executive Officer Alan Stock, President and Chief Operating Officer Timothy Warner and Chief Financial Officer Robert Copple, our management team has an average of approximately 34 years of theatre operating experience executing a focused strategy which has led to consistent operating results. This management team has successfully navigated us through many industry and economic cycles.

Our Strategy

We believe our disciplined operating philosophy and experienced management team will enable us to continue to enhance our leading position in the motion picture exhibition industry. Key components of our strategy include:

Establish and Maintain Leading Market Positions.  We will continue to seek growth opportunities by building or acquiring modern theatres that meet our strategic, financial and demographic criteria. We will continue to focus on establishing and maintaining a leading position in the markets we serve.

Continue to Focus on Operational Excellence.  We will continue to focus on achieving operational excellence by controlling theatre operating costs while continuing to provide leading customer service. Our margins reflect our track record of operating efficiency.

Selectively Build in Profitable, Strategic Latin American Markets.  Our international expansion will continue to focus primarily on Latin America through construction of modern, state-of-the-art theatres in growing urban markets.

Our Industry

Domestic Markets

The U.S. motion picture exhibition industry has a track record of long-term growth, with box office revenues growing at an estimated CAGR of 5.2% from 1992 to 2008. Against this background of steady long-term growth, the exhibition industry has experienced periodic short-term increases and decreases in attendance, and consequently box office revenues. According to industry sources, in 2008, the motion picture exhibition industry experienced its best performance in history, with total box office revenues exceeding the record breaking 2007 box office revenues. One of the films released during 2008, The Dark Knight, which grossed over $500 million in domestic box office revenues, broke several box office revenue records, including the single day box office revenue record on its opening day and the single film three-day weekend record during its opening weekend. Films released during the nine months ended September 30, 2009 included Ice Age: Dawn of the Dinosaurs, Harry Potter and the Half-Blood Prince, G.I. Joe: The Rise of the Cobra, Transformers: Revenge of the Fallen, Disney Pixar’s Up, Star Trek, The Hangover, Night at the Museum 2: Battle of the Smithsonian, Monsters vs. Aliens, X-Men Origins: Wolverine, Taken, Cloudy With a Chance of Meatballs, The Proposal, and Fast & Furious. Film releases scheduled for the remainder of 2009 include Twilight 2: New Moon, Alvin and the Chipmunks: The Squeakuel, Paranormal Activity, Where the Wild Things Are, 2012, Old Dogs, Sherlock Holmes, The Lovely Bones, The Princess and the Frog, and 3-D movies such as Avatar and A Christmas Carol.

The following table represents the results of a survey by MPAA published during March 2009, outlining the historical trends in U.S. box office revenues for the ten year period from 1998 to 2008:

	U.S. Box		Average Ticket
Year	Office Revenues	Attendance	Price
	($ in millions)	(In millions)

1998	$6,760	1,438	$4.69
1999	$7,314	1,440	$5.08
2000	$7,468	1,383	$5.39
2001	$8,125	1,438	$5.66
2002	$9,272	1,599	$5.81
2003	$9,165	1,521	$6.03
2004	$9,215	1,484	$6.21
2005	$8,832	1,376	$6.41
2006	$9,138	1,395	$6.55
2007	$9,629	1,400	$6.88
2008	$9,791	1,364	$7.18

International Markets

International growth also continues to be consistent. According to MPAA, international box office revenues were $18.3 billion for the year ended December 31, 2008, resulting in a CAGR of 10.9% from 2003 to 2008, which is a result of increasing worldwide acceptance of moviegoing as a popular form of entertainment, ticket price increases and new theatre construction.

Growth in Latin America is expected to continue to be fueled by a combination of continued development of modern theatres, growing populations, attractive demographics (i.e., a significant teenage population), quality product from Hollywood and the emergence of a local film industry. In many Latin American countries the local film industry had been dormant because of the lack of sufficient theatres to exhibit the film product. The development of new modern multiplex theatres has revitalized the local film industry and, in Brazil, Mexico and Argentina, successful local film product often provides incremental growth opportunities.

We believe many international markets for theatrical exhibition have historically been underserved and that certain of these markets, especially those in Latin America, will continue to experience growth as additional modern stadium-styled theatres are introduced.

Drivers of Continued Industry Success

We believe the following market trends will drive the continued growth and strength of our industry:

Importance of Theatrical Success in Establishing Movie Brands and Subsequent Markets.  Theatrical exhibition is the primary distribution channel for new motion picture releases. A successful theatrical release which “brands” a film is one of the major factors in determining its success in “downstream” markets, such as DVDs, network and syndicated television, video on-demand, pay-per-view television and the Internet.

Increased Importance of International Markets for Box Office Success.  International markets continue to be an increasingly important component of the overall box office revenues generated by Hollywood films, accounting for $18.3 billion, or 65% of 2008 total worldwide box office revenues according to MPAA. With continued growth of the international motion picture exhibition industry, we believe the relative contribution of markets outside North America will become even more significant.

Stable Long-Term Attendance Trends.  We believe that long-term trends in motion picture attendance in the U.S. will continue to benefit the industry. According to Nielsen Entertainment/NRG, 77% of moviegoers stated their overall theatre experience in 2007 was time and money well spent.

Convenient and Affordable Form of Out-Of-Home Entertainment.  Moviegoing continues to be one of the most convenient and affordable forms of out-of-home entertainment, with an estimated average ticket price in the U.S. of $7.18 in 2008. Average prices in 2008 for other forms of out-of-home entertainment in the U.S., including sporting events and theme parks, range from approximately $23.50 to $71.00 per ticket according to MPAA. Movie ticket prices have risen at approximately the rate of inflation, while ticket prices for other forms of out-of-home entertainment have increased at higher rates.

Innovation with Digital Technology.  The industry has begun to convert to the use of digital projection technology, which will allow exhibitors to expand their product offerings. Digital technology will allow the presentation of 3-D content and alternative entertainment venues such as live sports programs, the opera and concert events. These additional programming alternatives may enhance the level of patronage for exhibitors.

Additional Information

We were incorporated under the laws of the State of Texas. We are a wholly-owned subsidiary of Cinemark Holdings, a public company listed on the New York Stock Exchange, or the NYSE, under the symbol “CNK.” Our corporate headquarters is located at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. Our telephone number is (972) 665-1000. Our Web site address is www.cinemark.com. The information on our Web site does not constitute part of this prospectus.

Recent Developments

Related Transactions

On July 14, 2009, our direct parent, Cinemark, Inc., a Delaware corporation, or Cinemark, Inc., announced the expiration of the cash tender offer, or the Cash Tender Offer, for any and all of its outstanding 9 3/4% senior discount notes due 2014 ($419.4 million aggregate principal amount at maturity), or Existing Discount Notes, and a consent solicitation, or the Consent Solicitation, with respect to certain proposed amendments to the indenture, or the Indenture, governing the Existing Discount Notes, to eliminate all of the principal restrictive covenants, certain events of default and certain other provisions contained therein. Pursuant to the Cash Tender Offer, Cinemark, Inc. repurchased $402.5 million aggregate principal amount at maturity of the outstanding Existing Discount Notes and in connection with the Consent Solicitation, Cinemark, Inc. received requisite consents to enter into a supplemental indenture, or the Supplemental Indenture, to the

Indenture. The Supplemental Indenture is effective as of June 29, 2009 and eliminates substantially all of the restrictive covenants and certain event of default provisions contained in the Indenture. The repurchase was funded by a dividend paid by the Company to Cinemark, Inc. on June 29, 2009 of approximately $433.4 million.

On August 3, 2009, Cinemark, Inc. delivered to the Bank of New York Trust Company, N.A., as trustee, a notice to redeem the approximately $16.9 million aggregate principal amount at maturity of the Existing Discount Notes remaining outstanding. The outstanding Existing Discount Notes were redeemed on September 8, 2009. On the redemption date, Cinemark, Inc. paid an aggregate redemption price of approximately $18.6 million, which is 104.875% of the face amount of the Existing Discount Notes remaining outstanding plus any accrued and unpaid interest up to, but not including, the redemption date. The redemption price was funded by a dividend paid by the Company to Cinemark, Inc. on September 8, 2009 of approximately $18.6 million.

Corporate Structure

The following chart illustrates our corporate structure and principal indebtedness as of September 30, 2009.

(1)	Cinemark Holdings, our indirect parent and holding company, is a public company listed on the NYSE. Cinemark Holdings’s Web site is located at www.cinemark.com. The information on the Web site is not part of this prospectus.

(2)	As of September 30, 2009, Cinemark, Inc. had no outstanding Existing Discount Notes. See “Recent Development — Related Transactions.”

(3)	The senior secured credit facility includes a $150.0 million revolving credit facility and a $1,120.0 million term loan facility. As of September 30, 2009, there was $1,086.4 million outstanding under our term loan facility and $121.5 million available to us under our $150.0 million revolving credit facility, subject to compliance with the terms thereof. The availability of our revolving credit facility may have recently been impacted by the insolvency of one of the lenders under the senior secured credit facility. As such, it is uncertain whether we could borrow the portion that would be funded by this insolvent lender, which is approximately $28.5 million.

(4)	As of September 30, 2009, we had outstanding $0.2 million of 9% senior subordinated notes due 2013. These notes were the subject of a tender offer and consent solicitation whereby the requisite consents were obtained to eliminate all the principal restrictive covenants of the indenture governing these notes, certain events of default and other provisions contained therein.

(5)	The subsidiaries that guarantee the senior secured credit facility also guarantee the Notes.

(6)	As of September 30, 2009, certain of our foreign subsidiaries had outstanding $1.3 million of indebtedness. Our foreign subsidiaries do not guarantee the Notes.

Summary of the Terms of the Exchange Offer

The Exchange Offer	We are offering to exchange up to $470,000,000 aggregate principal amount of our 8.625% Senior Notes due 2019, which have been registered under the Securities Act, for up to $470,000,000 aggregate principal amount of our 8.625% Senior Notes due 2019 issued on June 29, 2009. You may exchange your Initial Notes only by following the procedures described elsewhere in this prospectus under “The Exchange Offer — Procedures for Tendering Initial Notes.”

Exchange and Registration Rights Agreement	We issued the Initial Notes on June 29, 2009. In connection with the issuance of the Initial Notes, we entered into an exchange and registration rights agreement with the initial purchasers, which provide, among other things, for this exchange offer.

Resale of Exchange Notes	Based upon interpretive letters written by the SEC, we believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• You are acquiring the Exchange Notes in the ordinary course of your business;

• You are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes; and

• You are not our “affiliate”, as that term is defined for the purposes of Rule 144A under the Securities Act.

If any of the foregoing are not true and you transfer any Exchange Note without registering the Exchange Note and delivering a prospectus meeting the requirements of the Securities Act, or without an exemption from registration of your Exchange Notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus for an offer to resell, a resale or any other retransfer of the Exchange Notes. See “Plan of Distribution.”

Consequences of Failure to Exchange Initial Notes	Initial Notes that are not tendered or that are tendered but not accepted, will, following the completion of the exchange offer, continue to be subject to existing restrictions upon transfer. The trading market for Initial Notes not exchanged in the exchange offer may be significantly more limited than at present. Therefore, if your Initial Notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your Initial Notes. Furthermore, you will no longer be able to compel us to register the Initial Notes under the Securities Act and we will not be required to pay additional interest as described in the registration rights agreement. In addition, you will not be able to offer or sell the Initial Notes unless they are registered under the Securities Act (and we will have no obligation to register them, except for some limited exceptions), or unless you offer or sell them under an exemption from the requirements of, or a transaction not subject to, the Securities Act.

Expiration of the Exchange Offer	The exchange offer will expire at midnight, New York City time on , 2009, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than certain customary conditions, which we may, but are not required to, waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any such condition occurs. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend, if necessary, the expiration date of the exchange offer such that at least five business days remain in the exchange offer following notice of the material change. For additional information regarding the conditions to the exchange offer, see “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal (including the Initial Notes to be exchanged) to Wells Fargo Bank, N.A., as exchange agent, at the address set forth on the cover page of the letter of transmittal. In the alternative, you can tender your Initial Notes by following the procedures for book-entry transfer, as described in this prospectus. For more information on accepting the exchange offer and tendering your Initial Notes, see “The Exchange Offer — Procedures for Tendering Initial Notes” and “— Book-Entry Transfer.”

Guaranteed Delivery Procedures	If you wish to tender your Initial Notes and you cannot get your required documents to the exchange agent by the expiration date, you may tender your Initial Notes according to the guaranteed delivery procedure under the heading “The Exchange Offer — Guaranteed Delivery.”

Special Procedure for Beneficial Holders	If you are a beneficial holder whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your Initial Notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender your Initial Notes on your behalf. If you are a beneficial holder and you wish to tender your Initial Notes on your own behalf, you must, prior to delivering the letter of transmittal and your Initial Notes to the exchange agent, either make appropriate arrangements to register ownership of your Initial Notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal Rights	You may withdraw the tender of your Initial Notes at any time prior to midnight, New York City time, on the expiration date. To withdraw, you must send a written or facsimile transmission of your notice of withdrawal to the exchange agent at its address set forth in this prospectus under “The Exchange Offer — Withdrawal of Tenders” by midnight, New York City time, on the expiration date.

Acceptance of Initial Notes and Delivery of Exchange Notes	Subject to certain conditions, we will accept all Initial Notes that are validly tendered and not validly withdrawn prior to midnight, New York City time, on the expiration date. We will deliver the Exchange Notes promptly after the expiration date. Initial Notes will be validly tendered and not validly withdrawn if they are tendered in accordance with the terms of the exchange offer as detailed under “The Exchange Offer — Procedures for Tendering Initial Notes” and not withdrawn in accordance with the terms of the exchange offer as detailed under “The Exchange Offer — Withdrawal of Tenders.”

United States Federal Income Tax Consequences	We believe that the exchange of Initial Notes for Exchange Notes generally will not be a taxable exchange for federal income tax purposes, but you should consult your tax adviser about the tax consequences of this exchange. See “Certain Federal Income Tax Consequences.”

Exchange Agent	Wells Fargo Bank, N.A., the trustee under the indenture for the Notes, is serving as exchange agent in connection with the exchange offer. The mailing address of the exchange agent is Wells Fargo Bank, N.A., 1445 Ross Avenue, Dallas, TX 75202.

Fees and Expense	We will bear all expenses related to consummating the exchange offer and complying with the exchange and registration rights agreement.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes. We received gross proceeds of approximately $458,532,000 from the sale of the Initial Notes. We used the proceeds in part to fund the repurchase of the Existing Discount Notes, to pay fees and expenses related to the offering of the Initial Notes and to fund the redemption of the outstanding Existing Discount Notes. See “Prospectus Summary — Recent Developments — Related Transactions.”

Summary Description of Exchange Notes

The terms of the Exchange Notes are identical in all material respects to those of the Initial Notes except for transfer restrictions and registration rights that do not apply to the Exchange Notes. The Exchange Notes will evidence the same debt as the Initial Notes, and the same indenture will govern the Exchange Notes as the Initial Notes. The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes.

Issuer	Cinemark USA, Inc.

Exchange Notes Offered	$470,000,000 aggregate principal amount of 8.625% of Senior Notes due 2019, registered under the Securities Act.

Maturity Date	June 15, 2019.

Interest Rate and Payment Dates	The Exchange Notes will bear interest at the rate of 8.625% per annum, payable on June 15 and December 15 of each year, beginning on December 15, 2009.

Guarantees	The Exchange Notes will be fully and unconditionally guaranteed on a joint and several senior unsecured basis by our subsidiaries that guarantee, assume or become liable with respect to any of our or a guarantor’s debt. If we cannot make payments on the Exchange Notes when they are due, the guarantors must make them instead. Under certain circumstances, the guarantees may be released without action by, or the consent of, the holders of the Notes. See “Description of Exchange Notes — Subsidiary Guarantees.”

Ranking	The Exchange Notes and the guarantees will be our and our guarantors’ senior unsecured obligations and they will:

• rank equally in right of payment with all of our and our guarantors’ existing and future senior unsecured indebtedness;

• rank senior in right of payment to all of our and our guarantors’ existing and future subordinated indebtedness;

• be effectively subordinated to all of our and our guarantors’ existing and future secured indebtedness, including all borrowings under our senior secured credit facility, to the extent of the value of the collateral securing such indebtedness; and

• be structurally subordinated to all existing and future indebtedness and other liabilities of any of our subsidiaries that is not a guarantor of the Notes.

For the nine month period ended September 30, 2009, the nonguarantor subsidiaries generated in the aggregate approximately $320.0 million, or 22.2%, of our consolidated revenues. As of September 30, 2009, our non-guarantor subsidiaries accounted for $667.2 million, or 21.0%, of our consolidated total assets and the indebtedness and other liabilities of our non-guarantor subsidiaries were approximately $178.2 million in the aggregate.

Optional Redemption	Prior to June 15, 2014, we may redeem all or any part of the Exchange Notes at our option at 100% of the principal amount plus a make-whole premium. We may redeem the Exchange Notes in whole or in part at any time on or after June 15, 2014 at the redemption prices described in this prospectus. In addition, prior to June 15, 2012, we may redeem up to 35% of the aggregate principal amount of Exchange Notes from the net proceeds of certain equity offerings at the redemption price set forth in this prospectus. See “Description of Exchange Notes — Optional Redemption.”

Mandatory Offer to Repurchase	If we or Cinemark Holdings, our indirect parent, experience specific kinds of changes in control, we must offer to repurchase all of the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Certain asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 365 days as described in the section entitled “Description of Notes — Repurchase at the Option of Holders — Asset Sales.”

Covenants	The indenture governing the Notes contains restrictive covenants which restrict our and our restricted subsidiaries’ ability to take certain actions. For a more detailed description, see “Description of Exchange Notes — Certain Covenants.”

Original Issue Discount	Because the Initial Notes were issued with original issue discount, or OID, the Exchange Notes should be treated as having been issued with OID for U.S. federal income tax purposes. Thus, in addition to the stated interest on the Exchange Notes, U.S. Holders (as defined in the section entitled “Certain United States Federal Income Tax Considerations”) will be required to include amounts representing the OID in gross income on a constant yield basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable. For more information, see “Certain United States Federal Income Tax Consequences.”

For a discussion of certain risks that should be considered in connection with an investment in the Exchange Notes, see “Risk Factors” beginning on page 14.

Summary Historical Consolidated Financial Information

The following table provides our summary historical consolidated financial information. On August 2, 2006, Cinemark Holdings was formed as the Delaware holding company of Cinemark, Inc. On August 7, 2006, the Cinemark, Inc. stockholders entered into a share exchange agreement pursuant to which they agreed to exchange their shares of Class A common stock for an equal number of shares of Cinemark Holdings’s common stock, par value $0.001 per share, or Holdings Common Stock, which we refer to as the Cinemark Share Exchange in this prospectus. The Cinemark Share Exchange was completed on October 5, 2006 and facilitated the acquisition of Century Theatres, Inc., or Century, which we refer to as the Century Acquisition in this prospectus. On October 5, 2006, Cinemark, Inc. became a wholly-owned subsidiary of Cinemark Holdings. Cinemark is a wholly-owned subsidiary of Cinemark, Inc. Due to a change in reporting entity that occurred as a result of the Cinemark Share Exchange, Cinemark Holdings’s accounting basis was pushed down to us effective on October 5, 2006, the date of the Cinemark Share Exchange. The summary information as of and for periods through October 4, 2006 are of Cinemark, as Predecessor, and the summary information as of and for all subsequent periods are of Cinemark, as Successor. Our summary historical consolidated financial information as of and for the period January 1, 2006 to October 4, 2006; the period October 5, 2006 to December 31, 2006; and the years ended December 31, 2007 and 2008 is derived from our audited consolidated financial statements appearing elsewhere in this prospectus. Our summary historical consolidated financial information as of and for the nine months ended September 30, 2008 and 2009 is derived from our unaudited interim condensed consolidated financial statements appearing elsewhere in this prospectus, which, in the opinion of management, reflects all adjustments of a recurring nature necessary for a fair presentation of this information. The historical financial information for the nine months ended September 30, 2009 is not necessarily indicative of the results expected for the full year.

You should read the summary historical consolidated financial information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Period from	Period from
	January 1,	October 5,
	2006 to	2006 to	Year Ended		Nine Months Ended
	October 4,	December 31,	December 31,		September 30,
	2006	2006	2007	2008	2008	2009
Statement of Operations Data:	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)
	(In thousands)
Revenues:
Admissions	$514,183	$246,092	$1,087,480	$1,126,977	$865,245	$941,886
Concession	260,223	115,575	516,509	534,836	409,707	441,895
Other	54,683	29,838	78,852	80,474	59,521	56,352

Total revenues	$829,089	$391,505	$1,682,841	$1,742,287	$1,334,473	$1,440,133
Theatre operating costs	496,794	231,637	1,035,360	1,085,630	828,811	894,506
Facility lease expense	109,513	48,246	212,730	225,595	171,382	176,478
General and administrative expenses	45,865	21,784	78,664	89,583	66,894	67,767
Termination of profit participation agreement	—	—	6,952	—	—	—
Depreciation and amortization	60,043	34,948	151,716	158,034	115,467	112,845
Impairment of long-lived assets	5,741	23,337	86,558	113,532	8,145	8,115
(Gain) loss on sale of assets and other	2,938	2,345	(2,953)	8,488	3,211	2,402

Total cost of operations	720,894	362,297	1,569,027	1,680,862	1,193,910	1,262,113

Operating income	108,195	29,208	113,814	61,425	140,563	178,020
Interest expense	37,993	31,680	102,760	74,406	58,407	56,110
Net income (loss)	$52,344	$(14,757)	$116,220	$(19,954)	$64,413	$92,250
Net income (loss) attributable to Cinemark USA, Inc.	$50,554	$(14,436)	$115,428	$(23,849)	$60,638	$89,283

Period from	Period from
January 1,	October 5,
2006 to	2006 to	Year Ended	Nine Months Ended
October 4,	December 31,	December 31,	September 30,
2006	2006	2007	2008	2008	2009
Other Financial Data:	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)
(In thousands, except for ratios)
Ratio of earnings to fixed charges(1)	2.05	x	—	2.47	x	1.11	x	1.93	x	2.30	x
Cash flow provided by (used for):
Operating activities	$81,846	$80,611	$344,708	$219,788	$122,675	$218,500
Investing activities(2)	$(76,395)	$(555,352)	$93,178	$(94,942)	$(58,515)	$(145,393)
Financing activities	$(45,707)	$478,854	$(356,993)	$(29,290)	$(11,979)	$(40,164)
Capital expenditures	$(77,902)	$(29,179)	$(146,304)	$(106,109)	$(71,335)	$(85,603)

	As of and for the
	Period from	Period from
	January 1,	October 5,
	2006 to	2006 to	Year Ended		Nine Months Ended
	October 4,	December 31,	December 31,		September 30,
	2006	2006	2007	2008	2008	2009
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$142,192	$147,045	$233,383	$313,238	$282,475	$358,823
Theatre properties and equipment, net	791,380	1,324,571	1,314,066	1,208,283	1,271,368	1,218,658
Total assets	1,070,778	3,159,385	3,181,403	3,018,838	3,152,623	3,178,435
Total long-term debt, including current portion	605,998	1,477,580	1,107,977	1,097,144	1,100,588	1,546,624
Stockholder’s equity	304,997	1,127,361	1,266,732	1,155,891	1,307,508	883,058
Operating Data (attendance in thousands):
North America(3)
Theatres operated (at period end)	202	281	287	293	289	296
Screens operated (at period end)	2,468	3,523	3,654	3,742	3,688	3,842
Total attendance	81,558	37,156	151,712	147,897	112,223	122,174
International(4)
Theatres operated (at period end)	113	115	121	127	125	130
Screens operated (at period end)	945	965	1,011	1,041	1,029	1,066
Total attendance	46,930	12,620	60,958	63,413	48,690	53,464
Worldwide(3)(4)
Theatres operated (at period end)	315	396	408	420	414	426
Screens operated (at period end)	3,413	4,488	4,665	4,783	4,717	4,908
Total attendance	128,488	49,776	212,670	211,310	160,913	175,638

(1)	For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issue costs and that portion of rental expense which we believe to be representative of the interest factor. For the period from October 5, 2006 to December 31, 2006, earnings were insufficient to cover fixed charges by $6.9 million.

(2)	Includes the cash portion of the Century Acquisition purchase price of $531.2 million during the period from October 5, 2006 to December 31, 2006.

(3)	The data excludes certain theatres operated by us in the U.S. pursuant to management agreements that are not part of our consolidated operations.

(4)	The data excludes certain theatres operated internationally through our affiliates that are not part of our consolidated operations.

RISK FACTORS

You should carefully consider the risks described below as well as other information and data included in this prospectus before participating in this exchange offer. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also adversely impact our business operations. If any of the events described in the risk factors below occur, our business, financial condition, operating results and prospects could be materially adversely affected. As a result, the trading price of the Exchange Notes could decline, perhaps significantly, and our ability to pay principal and interest on the Exchange Notes could be adversely affected.

Risks Related to the Exchange Notes and this Exchange Offer

Your failure to participate in the exchange offer may have adverse consequences.

If you do not exchange your Initial Notes for Exchange Notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of your Initial Notes, as set forth in the legend on your Initial Notes. The restrictions on transfer of your Initial Notes arise because we sold the Initial Notes in private offerings. In general, the Initial Notes may not be offered or sold, unless registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, such requirements.

After completion of the exchange offer, holders of Initial Notes who do not tender their Initial Notes in the exchange offer will no longer be entitled to any exchange or registration rights under the registration rights agreement, except under limited circumstances. The tender of Initial Notes under the exchange offer will reduce the principal amount of the currently outstanding Initial Notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding Initial Notes that you continue to hold following completion of the exchange offer. See “The Exchange Offer.”

Your participation in the exchange offer may have adverse consequences.

If you exchange your Initial Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

You must comply with the exchange offer procedures in order to receive new, freely tradable exchange notes.

Delivery of Exchange Notes in exchange for Initial Notes tendered and accepted for exchange pursuant to the exchange offer will be made provided the procedures for tendering the Initial Notes are followed. We are not required to notify you of defects or irregularities in tenders Initial Notes for exchange. See “The Exchange Offer.”

An active trading market for the Exchange Notes may not develop.

There is no existing market for the Exchange Notes. The Exchange Notes will not be listed on any securities exchange. There can be no assurance that a trading market for the Exchange Notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the Exchange Notes, your ability to sell your Exchange Notes or the price at which you will be able to sell your Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Exchange Notes, the market for similar securities and the results of our competitors. In addition, if a large amount of Initial Notes are not tendered or are tendered improperly, the limited amount of Exchange Notes that would be issued and outstanding after we consummate this exchange offer would reduce liquidity and could lower the market price of those Exchange Notes.

Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	our operating performance and financial condition;

•	time remaining to the maturity of the Notes;

•	outstanding amount of the Notes;

•	the terms related to optional redemption of the Notes; and

•	level, direction and volatility of market interest rates generally.

We have substantial long-term lease and debt obligations, which may restrict our ability to fund current and future operations and restrict our ability to enter into certain transactions.

We have, and will continue to have, significant long-term debt service obligations and lease obligations. As of September 30, 2009, we had $1,557.9 million in long-term debt obligations, $142.0 million in capital lease obligations and $1,899.4 million in long-term operating lease obligations. We incurred interest expense of $74.4 million and $56.1 million for the year ended December 31, 2008 and for the nine month period ended September 30, 2009, respectively. We incurred $225.6 million and $176.5 million of rent expense under operating leases for the year ended December 31, 2008 and the nine month period ended September 30, 2009, respectively (the terms under these operating leases, excluding renewal options, range from one to 28 years). Our substantial lease and debt obligations pose risks to you by:

•	making it more difficult for us to satisfy our obligations with respect to the Exchange Notes;

•	requiring us to dedicate a substantial portion of our cash flow to payments on our lease and debt obligations, thereby reducing the availability of our cash flow from operations to fund working capital, capital expenditures, acquisitions and other corporate requirements;

•	impeding our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our variable rate debt, including our borrowings under our senior secured credit facility; and

•	making us more vulnerable to a downturn in our business and competitive pressures and limiting our flexibility to plan for, or react to, changes in our industry or the economy.

We may incur substantial additional indebtedness, including secured debt.

Subject to the restrictions in the indenture governing the Notes and in other instruments governing our other outstanding debt (including our senior secured credit facility), we and our subsidiaries may incur substantial additional debt in the future, including substantial secured debt. Although the indenture governing the Notes and the instruments governing certain of our other outstanding debt contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and debt incurred in compliance with these restrictions could be substantial. To the extent new debt is added to our current debt levels, the substantial leverage-related risks described above would increase. As of September 30, 2009, there was $121.5 million available to us under our $150.0 million revolving credit facility, subject to compliance with the terms thereof. The availability of our revolving credit facility may have recently been impacted by the insolvency of one of the lenders under the senior secured credit facility. As such, it is uncertain whether we could borrow the portion that would be funded by this insolvent lender, which is approximately $28.5 million. If we or any of our subsidiaries that is a guarantor of the Exchange Notes incur any additional debt that ranks equally with the Exchange Notes (or with the guarantee thereof), including trade payables, the holders of that debt will be entitled to share ratably with holders of Exchange Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us or such guarantor. This may reduce the amount of proceeds paid to holders of the Exchange Notes in connection with such a distribution.

To service our indebtedness, we will require a significant amount of cash, and our ability to generate cash flow depends on many factors beyond our control.

Our ability to make scheduled payments of principal and interest with respect to our indebtedness, including the Exchange Notes, will depend on our ability to generate cash flow and on our future financial results. Similarly, the ability of the guarantors of the Exchange Notes to make payments on and refinance their indebtedness will depend on their ability to generate cash in the future. Our ability to generate cash flow is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. We and our guarantors cannot assure you that we will continue to generate cash flow at current levels, or that future borrowings will be available under our senior secured credit facility, in an amount sufficient to enable any of us to pay our indebtedness, including the Exchange Notes. If our cash flows and capital resources are insufficient to fund our lease and debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the Exchange Notes. We may not be able to take any of these actions, and these actions may not be successful or permit us to meet our scheduled debt service obligations and these actions may not be permitted under the terms of our existing or future debt agreements, including our senior secured credit facility and the indenture governing the Notes. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The senior secured credit facility and the indenture governing the Notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

If we fail to make any required payment under the agreements governing our leases and indebtedness or fail to comply with the financial and operating covenants contained in them, we would be in default, and as a result, our debt holders would have the ability to require that we immediately repay our outstanding indebtedness and the lenders under our senior secured credit facility could terminate their commitments to lend us money and foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation, which could result in the loss of your investment in the Exchange Notes. The acceleration of our indebtedness under one agreement may permit acceleration of indebtedness under other agreements that contain cross-default and cross-acceleration provisions. If our indebtedness is accelerated, we may not be able to repay our indebtedness or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our debt holders require immediate payment, we may not have sufficient assets to satisfy our obligations under the Exchange Notes, our senior secured credit facility and our other indebtedness.

Your right to receive payments on the Exchange Notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the Exchange Notes and the guarantors’ obligations under their guarantees of the Exchange Notes will be unsecured, but our obligations under our senior secured credit facility and each guarantor’s obligations under its guarantee of our indebtedness under our senior secured credit facility are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of substantially all of our wholly-owned domestic subsidiaries. If we are declared bankrupt or insolvent, or if we default under our senior secured credit facility, the amounts borrowed thereunder, together with any accrued interest, could become immediately due and payable. If we were unable to repay such indebtedness, the lenders under our senior secured credit facility could foreclose on the pledged assets to the exclusion of holders of the Exchange Notes, even if an event of default exists under the indenture governing the Notes at such time and the assets that secured the senior secured credit facility will not be available to pay our obligations under the Exchange Notes unless and until payment in full of our secured obligations. Holders of the Exchange Notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the Exchange Notes, and potentially with all of our other general creditors. Furthermore, if the lenders foreclose and sell the pledged equity interests in any guarantor in a transaction permitted under the terms of the indenture governing the Notes, then such guarantor will be released from its guarantee of the Exchange Notes automatically and immediately upon such sale. In any such event, because the Exchange Notes are not secured by any of such assets or by the equity interests in any such guarantor, it is possible that there would be no assets from which your claims could be satisfied or, if any assets existed, they might be insufficient to satisfy your claims in full. The guarantees of the Exchange Notes will have a similar ranking with respect to secured and unsecured indebtedness of the guarantors as the Exchange Notes do with respect to our secured and unsecured indebtedness. As of September 30, 2009, we had $1,086.4 million outstanding under our senior secured credit facility. Please see “Description of Certain Debt Instruments.” Subject to the limits set forth in the indenture, we may also incur additional secured debt.

Our ability to repay our debt, including the Exchange Notes, is affected by the cash flow generated by our subsidiaries.

Our subsidiaries own some of our assets and conduct some of our operations. Accordingly, repayment of our indebtedness, including the Exchange Notes, will be dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors, our subsidiaries will not have any obligation to pay amounts due on the Exchange Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Exchange Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the Notes limits the ability of our non-guarantor subsidiaries to incur consensual encumbrances or restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Exchange Notes.

We have capacity to make substantial restricted payments.

We have capacity to make substantial restricted payments. Our indirect parent, Cinemark Holdings will rely on distributions from us to make dividend payments to its stockholders and for other ongoing operating expenses. We have distributed substantially all of the net proceeds from the offering of the Initial Notes to Cinemark, Inc. to fund its purchase of the Existing Discount Notes in the Cash Tender Offer. See “Prospectus Summary — Recent Developments — Related Transactions.”

Claims of holders of Exchange Notes will be structurally subordinated to claims of creditors of our subsidiaries that do not guarantee the Exchange Notes.

We conduct some of our operations through our subsidiaries, and certain of our subsidiaries do not guarantee the Exchange Notes. You do not have a claim as a creditor against any of our subsidiaries that are not guarantors of the Exchange Notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims as a noteholder. Subject to certain limitations, the indenture governing the Notes permits us to form or acquire additional subsidiaries that are not guarantors of the Exchange Notes and to permit such non-guarantor subsidiaries to acquire and incur additional indebtedness. Holders of Exchange Notes do not have any claim as a creditor against any of our non-guarantor subsidiaries to the assets and earnings of those subsidiaries. The claims of the creditors of those subsidiaries, including their trade creditors, banks and other lenders, would have priority over any of our claims or those of our other subsidiaries as equity holders of the non-guarantor subsidiaries. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any of the non-guarantor subsidiaries, creditors of those subsidiaries would be paid before any amounts would be distributed to us or to any of the guarantors as equity, and thus will not be available to satisfy our obligations under the Exchange Notes and other claims against us or the guarantors.

For the nine month period ended September 30, 2009, the non-guarantor subsidiaries generated in the aggregate approximately $320.0 million, or 22.2%, of our consolidated revenues. As of September 30, 2009, the non-guarantor subsidiaries accounted for $667.2 million, or 21.0%, of our consolidated total assets and the indebtedness and other liabilities of the non-guarantor subsidiaries were approximately $178.2 million in the aggregate. The indenture governing the Notes permit these subsidiaries to incur significant additional debt.

The guarantees of the Exchange Notes may be released in a variety of circumstances.

Any guarantee of the Exchange Notes may be released without action by, or consent of, any holder of the Exchange Notes or the trustee under the indenture governing the Notes, if our guarantor is no longer a guarantor or otherwise liable with respect to any of our and our guarantors’ other indebtedness, including the indebtedness under the senior secured credit facility. In addition, a guarantee of the Exchange Notes will be released upon the sale of capital stock of a guarantor or the sale or other disposition of all or substantially all of the assets of a guarantor in transactions that comply with the terms of the indenture. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the Exchange Notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to your claims.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Exchange Notes.

If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants under the agreements governing our indebtedness, including financial and operating covenants, we could be in default under the terms of such agreements. In the event of any such default:

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under our senior secured credit facility could elect to terminate their commitments thereunder, cease making further loans and commence foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If we breach our covenants under our senior secured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Restrictive covenants in our debt agreements may adversely affect us.

Our senior secured credit facility contains, and the indenture governing the Notes contains, financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. For example, these covenants significantly restrict our and certain of our subsidiaries’ ability to:

•	borrow money;

•	pay dividends or make other distributions;

•	repurchase or redeem capital stock or subordinated indebtedness and make investments;

•	create liens;

•	incur dividend or other payment restrictions affecting non-guarantor subsidiaries;

•	transfer or sell assets, including capital stock of subsidiaries;

•	merge or consolidate with other entities or transfer all or substantially all of our assets;

•	engage in certain business activities; and

•	enter into transactions with affiliates.

These covenants are subject to a number of important exceptions and qualifications. These restrictions could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities. Events beyond our control can affect our ability to comply with these covenants. Failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts. If an event of default occurs, we cannot assure you that we would have sufficient assets to repay all of our obligations. In addition, under our senior secured credit facility, when the revolver is drawn or letters of credit are outstanding, we are required to satisfy a consolidated net senior secured leverage ratio covenant as determined in accordance with the senior secured credit facility. You should read the discussions under the heading “Description of Certain Debt Instruments — Senior Secured Credit Facility” for further information about the covenants contained in the senior secured credit facility.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our senior secured credit facility, are at variable interest rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Although we have entered into, and may continue to enter into, interest rate swaps, involving the exchange of floating for fixed rate interest payments, to reduce interest volatility, we cannot assure you we will or will be able to continue to do so.

Under insolvency and fraudulent conveyance laws, a court could void obligations under the Exchange Notes.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer and conveyance laws, a court could void obligations under the Exchange Notes or the guarantees, subordinate those obligations to more junior obligations or require holders of the Exchange Notes to repay any payments made under the Exchange Notes or pursuant to the guarantees if an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or the Company as a debtor-in-possession, claims that the Exchange Notes or guarantees constituted a fraudulent conveyance. For this claim to succeed, the claimant must generally show that (1) we paid the consideration, or any guarantor issued its guarantee, with the intent of hindering, delaying or defrauding creditors, or (2) we, or any of the guarantors, received less than reasonably equivalent value or fair consideration in return for paying the consideration or issuing their respective guarantees, and, in the case of (2) above only, one of the following is also true:

•	we or any of the guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	payment of the consideration left us or any of the guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the Exchange Notes or the guarantees would not be subordinated to our or any of our guarantors’ other debt. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Exchange Notes.

Generally, an obligor will be considered insolvent for these purposes if:

•	the sum of its debts, including contingent liabilities, was greater than the salable value of all of its assets at a fair valuation;

•	the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We may not be permitted or have the ability to purchase the Exchange Notes upon a change of control, as required by the indenture.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all the Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. We may not be able to repurchase the Exchange Notes upon a change of control because we or our subsidiaries may not have sufficient funds, and we may be required to secure third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. Our failure to repurchase the Exchange Notes upon a change of control would cause a default under the indenture. It would also result in a cross-default under the senior secured credit facility and permit lenders to accelerate the maturity of borrowings under our senior secured credit facility and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the Exchange Notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the Exchange Notes. Accordingly, we may not be able to satisfy our obligations to purchase your Exchange Notes unless we are able to refinance or obtain waivers under our senior secured credit facility. We may enter into debt agreements containing similar provisions in the future.

The change of control provisions in the indenture governing the Notes may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. If an event occurs that does not constitute a change of control under the indenture governing the Notes, we will not be required to make an offer to repurchase the Exchange Notes and you may be required to continue to hold your Exchange Notes despite the event.

You will be required to pay U.S. federal income tax on accrual of original issue discount on the Exchange Notes even if we do not pay cash interest. Additionally, in the event we enter into bankruptcy, you may not have a claim for all or a portion of any unamortized amount of the original discount on the notes.

Since the Initial Notes were issued with OID, the Exchange Notes should be treated as having been issued with OID for U.S. federal income tax purposes. Thus, in addition to the stated interest on the Exchange Notes, U.S. Holders (as defined in the section entitled “Certain United States Federal Income Tax Consequences”) will be required to include amounts representing the OID in gross income on a constant yield basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable. For more information, see “Certain United States Federal Income Tax Consequences.” Additionally, a bankruptcy court may not allow a claim for all or a portion of any unamortized amount of the OID on the Exchange Notes.

Risks Related to Our Business and Industry

Our business depends on film production and performance.

Our business depends on both the availability of suitable films for exhibition in our theatres and the success of those films in our markets. Poor performance of films, the disruption in the production of films due to events such as a strike by directors, writers or actors, a reduction in financing options for the film distributors, or a reduction in the marketing efforts of the film distributors to promote their films could have an adverse effect on our business by resulting in fewer patrons and reduced revenues.

A deterioration in relationships with film distributors could adversely affect our ability to obtain commercially successful films.

We rely on the film distributors to supply the films shown in our theatres. The film distribution business is highly concentrated, with six major film distributors accounting for approximately 81% of U.S. box office revenues and 47 of the top 50 grossing films during 2008. Numerous antitrust cases and consent decrees resulting from these antitrust cases impact the distribution of films. The consent decrees bind certain major film distributors to license films to exhibitors on a theatre-by-theatre and film-by-film basis. Consequently, we cannot guarantee a supply of films by entering into long-term arrangements with major distributors. We are therefore required to negotiate licenses for each film and for each theatre. A deterioration in our relationship with any of the six major film distributors could adversely affect our ability to obtain commercially successful films and to negotiate favorable licensing terms for such films, both of which could adversely affect our business and operating results.

Our results of operations vary from period to period based upon the quantity and quality of the motion pictures that we show in our theatres.

Our results of operations vary from period to period based upon the quantity and quality of the motion pictures that we show in our theatres. The major film distributors generally release the films they anticipate will be most successful during the summer and holiday seasons. Consequently, we typically generate higher revenues during these periods. Due to the dependency on the success of films released from one period to the next, results of operations for one period may not be indicative of the results for the following period or the same period in the following year.

We face intense competition for patrons and films which may adversely affect our business.

The motion picture industry is highly competitive. We compete against local, regional, national and international exhibitors. We compete for both patrons and licensing of films. The competition for patrons is dependent upon such factors as the availability of popular films, the location and number of theatres and screens in a market, the comfort and quality of the theatres, levels of customer service, and pricing. The principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor’s theatres. If we are unable to attract patrons or to license successful films, our business may be adversely affected.

An increase in the use of alternative or “downstream” film distribution channels and other competing forms of entertainment may reduce movie theatre attendance and limit ticket price growth.

We face competition for patrons from a number of alternative film distribution channels, such as DVDs, network and syndicated television, video on-demand, pay-per-view television and the Internet. We also compete with other forms of entertainment, such as concerts, amusement parks and sporting events, for our patrons’ leisure time and disposable income. A significant increase in popularity of these alternative film distribution channels and competing forms of entertainment could have an adverse effect on our business and results of operations.

Our results of operations may be impacted by shrinking video release windows.

Over the last decade, the average video release window, which represents the time that elapses from the date of a film’s theatrical release to the date a film is available on DVD, an important downstream market, has decreased from approximately six months to approximately four months. If patrons choose to wait for a DVD release rather than attend a theatre for viewing, it may adversely impact our business and results of operations, financial condition and cash flows. We cannot assure you that this release window, which is determined by the film studios, will not shrink further or be eliminated altogether, which could have an adverse impact on our business and results of operations.

The oversupply of screens in the motion picture exhibition industry may adversely affect the performance of some of our theatres.

During the period between 1996 and 2000, theatre exhibitors focused on the development of large multiplexes. The strategy of aggressively building multiplexes was adopted throughout the industry during that time and resulted in an oversupply of screens in the North American exhibition industry and negatively impacted many older multiplex theatres, leading to financial difficulty for some of the exhibitors. According to MPAA, screen counts have increased each year since 2003. If exhibitors continue to build theatres and demand for such theatres does not grow at the same rate, the performance of some of our theatres could be adversely affected.

General political, social and economic conditions can adversely affect our attendance.

Our results of operations are dependent on general political, social and economic conditions, and the impact of such conditions on our theatre operating costs and on the willingness of consumers to spend money at movie theatres. If consumers’ discretionary income declines as a result of an economic downturn, our operations could be adversely affected. If theatre operating costs, such as utility costs, increase due to political or economic changes, our results of operations could be adversely affected. Political events, such as terrorist attacks, and health-related epidemics, such as flu outbreaks, could cause people to avoid our theatres or other public places where large crowds are in attendance. In addition, a natural disaster, such as a hurricane or an earthquake, could impact our ability to operate certain of our theatres, which could adversely affect our attendance.

Our foreign operations are subject to adverse regulations, economic instability and currency exchange risk.

We currently have 130 theatres with 1,066 screens in thirteen countries in Latin America. Brazil and Mexico represented approximately 10.7% and 4.5% of our consolidated 2008 revenues, respectively. Governmental regulation of the motion picture industry in foreign markets differs from that in the United States. Changes in regulations affecting prices, quota systems requiring the exhibition of locally produced films and restrictions on ownership of property may adversely affect our international operations in foreign markets. Our international operations are subject to certain political, economic and other uncertainties not encountered by our domestic operations, including risks of severe economic downturns and high inflation. We also face risks of currency fluctuations, hard currency shortages and controls of foreign currency exchange and transfers abroad, all of which could have an adverse effect on the results of our international operations.

We may not be able to generate additional revenues or continue to realize value from our investment in National CineMedia, Inc.

In 2005, we joined Regal Entertainment Inc., or Regal, and AMC Entertainment, Inc., or AMC, as founding members of National CineMedia, Inc., or NCM, a provider of digital advertising content and digital non-film event content. We currently have an interest in NCM of approximately 15.0%. We receive a monthly theatre access fee under our Exhibitor Services Agreement with NCM and we are entitled to receive mandatory quarterly distributions of excess cash from NCM. During the years ended December 31, 2007 and 2008 and the nine months ended September 30, 2009, the Company received approximately $5.7 million, $1.8 million and $4.3 million in other revenues from NCM, respectively, and $11.5 million, $18.8 million, and $15.8 million in cash distributions from NCM, respectively. Cinema advertising is a small component of the U.S. advertising market and therefore, NCM competes with larger, established and well known media platforms such as broadcast radio and television, cable and satellite television, outdoor advertising and Internet portals. NCM also competes with other cinema advertising companies and with hotels, conference centers, arenas, restaurants and convention facilities for its non-film related events to be shown or held in our auditoriums. In-theatre advertising may not continue to attract advertisers or NCM’s in-theatre advertising format may not continue to be received favorably by the theatre-going public. If NCM is unable to continue to generate expected sales of advertising, its results of operations may be adversely affected and our investment in and distributions and revenues from NCM may be adversely impacted.

We are subject to uncertainties related to digital cinema, including potentially high costs of re-equipping theatres with projectors to show digital movies.

Digital cinema is still in an early conversion stage in our industry. We, along with some of our competitors, have commenced a roll-out of digital equipment for exhibiting feature films. However, significant obstacles exist that impact such a roll-out plan including the cost of digital projectors, the substantial investment in re-equipping theatres and determining who will be responsible for such costs. We cannot assure you that we will be able to obtain financing arrangements to fund the digital cinema roll-out in our theatres nor that such financing will be available to us on acceptable terms or at all. As a result, our roll-out of digital equipment could be delayed.

We are subject to uncertainties relating to future expansion plans, including our ability to identify suitable acquisition candidates or site locations, and to obtain financing for such activities on favorable terms or at all.

We have greatly expanded our operations over the last decade through targeted worldwide theatre development and acquisitions. We will continue to pursue a strategy of expansion that will involve the development of new theatres and may involve acquisitions of existing theatres and theatre circuits both in the U.S. and internationally. There is significant competition for new site locations and for existing theatre and theatre circuit acquisition opportunities. As a result of such competition, we may not be able to acquire attractive site locations, existing theatres or theatre circuits on terms we consider acceptable. Acquisitions and expansion opportunities may divert a significant amount of management’s time away from the operation of our business. Growth by acquisition also involves risks relating to difficulties in integrating the operations and personnel of acquired companies and the potential loss of key employees of acquired companies. We cannot assure you that our expansion strategy will result in improvements to our business, financial condition, profitability, or cash flows. Further, our expansion programs may require financing above our existing borrowing capacity and internally generated funds. We cannot assure you that we will be able to obtain such financing or that such financing will be available to us on acceptable terms or at all.

If we do not comply with the Americans with Disabilities Act of 1990 and a consent order we entered into with the Department of Justice, or the DOJ, we could be subject to further litigation.

Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or the ADA, and analogous state and local laws. Compliance with the ADA requires, among other things, that public facilities “reasonably accommodate” individuals with disabilities and that new construction or alterations made to “commercial facilities” conform to accessibility guidelines unless “structurally impracticable” for new construction or technically infeasible for alterations. In March 1999, the DOJ filed suit against us in Ohio alleging certain violations of the ADA relating to wheelchair seating arrangements in certain of our stadium-style theatres and seeking remedial action. We and the DOJ have resolved this lawsuit and a consent order was entered by the U.S. District Court for the Northern District of Ohio, Eastern Division, on November 15, 2004. Under the consent order, we were required to make modifications to wheelchair seating locations in fourteen stadium-style movie theatres and spacing and companion seating modifications in 67 auditoriums at other stadium-styled movie theatres by November 2009. These modifications were completed by November 2009 and we are currently in compliance with the consent order. We believe that these modifications allow these theatres to comply with wheelchair seating requirements and that no further modifications will be required to our other stadiumstyle movie theatres in the United States existing on the date of the consent order. In addition, under the consent order, the DOJ approved the seating plans for nine stadium-styled movie theatres then under construction and also created a safe harbor framework for us to construct all of our future stadium-style movie theatres. The DOJ has stipulated that all theatres built in compliance with the consent order will comply with the wheelchair seating requirements of the ADA. If we fail to comply with the ADA, remedies could include imposition of injunctive relief, fines, awards for damages to private litigants and additional capital expenditures to remedy non-compliance. Imposition of significant fines, damage awards or capital expenditures to cure non-compliance could adversely affect our business and operating results.

We depend on key personnel for our current and future performance.

Our current and future performance depends to a significant degree upon the continued contributions of our senior management team and other key personnel. The loss or unavailability to us of any member of our senior management team or a key employee could significantly harm us. We cannot assure you that we would be able to locate or employ qualified replacements for senior management or key employees on acceptable terms.

We are subject to impairment losses due to potential declines in the fair value of our assets.

We review long-lived assets for impairment indicators on a quarterly basis or whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. We assess many factors when determining whether to impair individual theatre assets, including actual theatre level cash flows, future years budgeted theatre level cash flows, theatre property and equipment carrying values, amortizing intangible assets carrying values, the age of a recently built theatre, competitive theatres in the marketplace, changes in foreign currency exchange rates, the impact of recent ticket price changes, available lease renewal options and other factors considered relevant in our assessment of impairment of individual theatre assets. Long-lived assets are evaluated for impairment on an individual theatre basis, which we believe is the lowest applicable level for which there are identifiable cash flows. The impairment evaluation is based on the estimated undiscounted cash flows from continuing use through the remainder of the theatre’s useful life. The remainder of the useful life correlates with the available remaining lease period, which includes the probability of renewal periods, for leased properties and a period of twenty years for fee owned properties. If the estimated undiscounted cash flows are not sufficient to recover a long-lived asset’s carrying value, we then compare the carrying value of the asset group (theatre) with its estimated fair value. Fair value is determined based on a multiple of cash flows, which was eight times for the evaluations performed during 2006, 2007 and the first, second and third quarters of 2008 and six and a half times for the evaluation performed during the fourth quarter of 2008 and the evaluations performed during 2009. When estimated fair value is determined to be lower than the carrying value of the asset group (theatre), the asset group (theatre) is written down to its estimated fair value. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates are based on historical and projected operating performance as well as recent market transactions.

We evaluate goodwill for impairment at the reporting unit level at least annually during the fourth quarter or whenever events or changes in circumstances indicate the carrying value of goodwill might exceed its estimated fair value. Goodwill impairment is evaluated using a two-step approach requiring us to compute the fair value of a reporting unit and compare it with its carrying value. If the carrying value of the theatre exceeds its fair value, a second step would be performed to measure the potential goodwill impairment. Fair values are determined based on a multiple of cash flows, which was eight times for the evaluations performed during 2006 and 2007 and six and a half times for the evaluation performed during 2008. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates are based on historical and projected operating performance as well as recent market transactions. Prior to January 1, 2008, we considered our theatres reporting units for purposes of evaluating goodwill for impairment. Recent changes in the organization, including changes in the structure of the executive management team, the initial public offering of common stock of Cinemark Holdings, the resulting changes in the level at which the management team evaluates the business on a regular basis, and the Century Acquisition that increased the size of our theatre base by approximately 25%, led management to conclude that its U.S. regions and international countries are now more reflective of how we manage and operate our business. Accordingly, the U.S. regions and international countries represent the appropriate reporting units for purposes of evaluating goodwill for impairment. Consequently, effective January 1, 2008, management changed the reporting unit to sixteen regions in the U.S. and each of eight countries internationally (Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Guatemala are considered one reporting unit) from approximately four hundred theatres. The goodwill impairment test performed during December 2007 that resulted in the recording of impairment charges during the year ended December 31, 2007 reflected the final calculation utilizing theatres as reporting units.

Tradename intangible assets are tested for impairment at least annually during the fourth quarter or whenever events or changes in circumstances indicate the carrying value may not be recoverable. We estimate the fair value of our tradenames by applying an estimated market royalty rate that could be charged for the use of our tradename to forecasted future revenues, with an adjustment for the present value of such royalties. If the estimated fair value is less than the carrying value, the tradename intangible asset is written down to the estimated fair value.

We recorded asset impairment charges, including goodwill impairment charges, of $5.7 million, $23.3 million, $86.6 million, $113.5 million and $8.1 million for the period from January 1, 2006 to October 4, 2006, the period from October 5, 2006 to December 31, 2006, for the years ended December 31, 2007 and 2008, and for the nine months ended September 30, 2009, respectively. We cannot assure you that additional impairment charges will not be required in the future, and such charges may have an adverse effect on our financial condition and results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Notes 10 and 11 to our audited consolidated financial statements and Notes 10 and 11 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

The impairment or insolvency of other financial institutions could adversely affect us.

We have exposure to different counterparties with regard to our interest rate swap agreements. These transactions expose us to credit risk in the event of a default by one or more of our counterparties to such agreements. We also have exposure to financial institutions used as depositories of our corporate cash balances. If our counterparties or financial institutions become impaired or insolvent, this could have a material impact on our results of operations or impair our ability to access our cash. The availability of our $150.0 million revolving credit facility may have recently been impacted by the insolvency of one of the lenders under the senior secured credit facility. As such, it is uncertain whether we could borrow the portion that would be funded by this insolvent lender, which is approximately $28.5 million.

The credit market crisis may adversely affect our ability to raise capital and may materially impact our operations.

The severe dislocations and liquidity disruptions in the credit markets could materially impact our ability to obtain debt financing on reasonable terms or at all. The inability to access debt financing on reasonable terms could materially impact our ability to make acquisitions or materially expand our business in the future. Additionally, a prolonged economic downturn or recession could materially impact our operations to the extent that it results in reduced demand for moviegoing and concession sales. If current market and economic conditions persist or deteriorate, we may experience adverse impacts on our business, results of operations and financial condition.

We may be subject to liability under environmental laws and regulations.

We own and operate a large number of theatres and other properties within the United States and internationally, which may be subject to various foreign, federal, state and local laws and regulations relating to the protection of the environment or human health. Such environmental laws and regulations include those that impose liability for the investigation and remediation of spills or releases of hazardous materials. We may incur such liability, including for any currently or formerly owned, leased or operated property, or for any site, to which we may have disposed, or arranged for the disposal of, hazardous materials or wastes. Certain of these laws and regulations may impose liability, including on a joint and several liability, which can result in a liable party being obliged to pay for greater than its share, regardless of fault or the legality of the original disposal. Environmental conditions relating to our properties or operations could have an adverse effect on our business and results of operations and cash flows.

The interests of Madison Dearborn Capital Partners IV, L.P. may not be aligned with yours.

Cinemark Holdings, our indirect parent company, is controlled by Madison Dearborn Capital Partners IV, L.P., or MDCP, an affiliate of Madison Dearborn Partners LLC. MDCP beneficially owns approximately 46% of Holdings Common Stock, and under a director nomination agreement, is entitled to designate nominees for five members of Cinemark Holdings’s board of directors, which currently consists of ten members. Accordingly, MDCP has significant influence and effectively controls our corporate and management policies and effectively determines, without the consent of the other stockholders, the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. MDCP could take other actions that might be desirable to MDCP but that might be adverse to your interests as holders of the Exchange Notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the exchange and registration rights agreement between us and the initial purchasers of the Initial Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange, Initial Notes in like principal amount, the terms of which are the same in all material respects as the form and terms of the Exchange Notes except that the Exchange Notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof or providing for registration rights. The Initial Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not increase our indebtedness.

THE EXCHANGE OFFER

Purpose and Effect of this Exchange Offer

In connection with the issuance of the Initial Notes, we entered into an exchange and registration rights agreement that provides for the exchange offer. The registration statement of which this prospectus forms a part was filed in compliance with the obligations under the exchange and registration rights agreement. A copy of the exchange and registration rights agreement relating to the Initial Notes is filed as an exhibit to the registration statement of which this prospectus is a part. Under the exchange and registration rights agreement relating to the Initial Notes we agreed that we would, subject to certain exceptions:

•	use our commercially reasonable best efforts to file, within 90 days after the issue date of the Initial Notes, a registration statement with the SEC, with respect to a registered offer to exchange such Initial Notes for the Exchange Notes having terms substantially identical in all material respects to the Initial Notes (except that the Exchange Notes will not contain transfer restrictions);

•	use our commercially reasonable best efforts to cause the registration statement to be declared effective under the Securities Act no later than 180 days after the issue date of the Initial Notes;

•	use our commercially reasonable best efforts to issue the Exchange Notes in exchange for surrender of the Initial Notes no later than 30 days following the declaration of the effectiveness of the registration statement; and

•	if obligated to file a shelf registration statement, use our commercially reasonable best efforts to file the shelf registration statement with the SEC on or prior to 30 days after such filing obligation arises (and in any event within 210 days after the issue date of the Initial Notes) and to cause the shelf registration statement to be declared effective by the SEC within 180 days after such obligation arises.

For each Initial Note tendered to us pursuant to the exchange offer, we will issue to the holder of such Initial Note an Exchange Note having a principal amount equal to that of the surrendered Initial Note.

Under existing SEC interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the exchange offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving the Exchange Notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that such participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Initial Notes) with this prospectus contained in the registration statement. Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

A holder of Initial Notes (other than certain specified holders) who wishes to exchange the Initial Notes for the Exchange Notes in the exchange offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. In the event that:

(1) we are not required to file an exchange offer registration statement or consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2) any holder of the Initial Notes or Exchange Notes notifies us on or prior to the 20th business day following the consummation of the exchange offer that;

(a) such holder is prohibited by a change in applicable law or SEC policy from participating in the exchange offer,

(b) such holder may not resell the Exchange Notes to be acquired by it in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder, or

(c) such holder is a broker-dealer and owns Initial Notes directly from us,

then, we will, subject to certain exceptions,

(1) use our reasonable best efforts to file a shelf registration statement with the SEC covering resales of the Initial Notes or Exchange Notes, as the case may be, on or prior to the date (which we call the shelf filing date) which is the 30th day after the date on which the obligation to file the shelf registration statement arises (and in any event on or prior to the date which is the 180th day after the date we issued the Initial Notes);

(2) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 180th day after the obligation to file the shelf registration statement arises; and

(3) use our best efforts to keep the shelf registration statement continuously effective, supplemented and amended until two years from the date we issued the Initial Notes registered thereunder.

We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Initial Notes or the Exchange Notes, as the case may be. A holder selling such Initial Notes or Exchange Notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

We will pay additional cash interest on the applicable Initial Notes and Exchange Notes, subject to certain exceptions:

(1) if we fail to file the registration statement of which this prospectus forms a part with the SEC on or prior to the 90th day after the issue date of the Initial Notes;

(2) if the registration statement of which this prospectus forms a part is not declared effective by the SEC on or prior to the 180th day after the issue date of the Initial Notes;

(3) if the exchange offer is not consummated on or before the 30th business day after the registration statement of which this prospectus forms a part is declared effective;

(4) if obligated to file the shelf registration statement, we fail to file the shelf registration statement with the SEC on or prior to the shelf filing date;

(5) if obligated to file a shelf registration statement, the shelf registration statement is not declared effective on or prior to the 180th day after the shelf filing date; or

(6) after the registration statement of which this prospectus forms a part or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable for its intended purpose without being succeeded within two business days by a post effective amendment to such registration statement that cures such failure and that is immediately declared effective.

The rate of any such additional interest will be 0.50% per annum. The amount of additional interest will increase by an additional 0.50% per annum with respect to each subsequent 90-day period relating to such registration default until cured up to a maximum of 1.0% per annum. We will pay any such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the Initial Notes and the Exchange Notes. The accrual of additional interest will cease, upon the earlier of, the third anniversary of the date we issued the Initial Notes or the cure of all registration defaults.

All references in the indenture governing the Notes, in any context, to any interest or other amount payable on or with respect to the Initial Notes or the Exchange Notes shall be deemed to include any additional interest pursuant to the exchange and registration rights agreement relating to the Initial Notes.

If we effect the exchange offer, we will be entitled to close the exchange offer 30 days after the commencement thereof provided that we have accepted all Initial Notes theretofore validly tendered in accordance with the terms of the exchange offer. Initial Notes will be validly tendered if tendered in accordance with the terms of the exchange offer as detailed under “— Procedures for Tendering Initial Notes.”

Background of the Exchange Offer

We issued $470,000,000 aggregate principal amount of the Initial Notes on June 29, 2009. The Initial Notes were offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act based on the representations and agreements of the qualified institutional buyers and certain non-U.S. persons made in connection with their purchase of the Initial Notes. The terms of the Exchange Notes and the Initial Notes will be identical in all material respects, except for transfer restrictions and registration rights that will not apply to the Exchange Notes. Cash interest will be payable on the Exchange Notes on June 15 and December 15 of each year, beginning on December 15, 2009. The Exchange Notes will mature on June 15, 2019.

In order to exchange your Initial Notes for the Exchange Notes containing no transfer restrictions in the exchange offer, you will be required to make the following representations:

•	the Exchange Notes will be acquired in the ordinary course of your business;

•	you have no arrangements with any person to participate in the distribution of the Exchange Notes; and

•	you are not our “affiliate” as defined in Rule 405 of the Securities Act, or if you are an affiliate of ours, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

Upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, we will accept for exchange any Initial Notes validly tendered and not validly withdrawn in the exchange offer, and the exchange agent will deliver the Exchange Notes promptly after the expiration date of the exchange offer. Initial Notes will be validly tendered and not validly withdrawn if they are tendered in accordance with the terms of the exchange offer as detailed under “— Procedures for Tendering Initial Notes” and not withdrawn in accordance with the terms of the exchange offer as detailed under “— Withdrawal of Tenders.” We expressly reserve the right to delay acceptance, subject to Rule 14e-1(c) under the Exchange Act, of any of the tendered Initial Notes or terminate the exchange offer and not accept for exchange any tendered Initial Notes not already accepted if any condition set forth under “— Conditions to the Exchange Offer” have not been satisfied or waived by us or do not comply, in whole or in part, with the securities laws or changes in any applicable law. We reserve the right to delay acceptance of the tendered Initial Notes if any condition set forth under “— Conditions to the Exchange Offer” is not satisfied or if the exchange offer is extended.

If you tender your Initial Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Initial Notes.

Expiration Date; Extensions; Termination; Amendments

The exchange offer will expire at midnight, New York City time, on          , 2009, unless we extend it. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to Businesswire prior to 9:00 a.m., New York City time, on the first business day following the scheduled expiration date. During any extension of the exchange offer, all Initial Notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.

To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, but are not required, to:

•	waive any condition of the exchange offer; and

•	amend any terms of the exchange offer.

Any waiver of any condition of or amendment to the exchange offer will apply to all Initial Notes tendered, regardless of when or in what order the Initial Notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend, if necessary, the expiration date of the exchange offer such that at least five business days remain in the exchange offer following notice of the material change.

We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under “— Conditions of the Exchange Offer” exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all Initial Notes previously tendered and not accepted for exchange will be returned promptly to the tendering holders.

In the event that the exchange offer is withdrawn or otherwise not completed, the Exchange Notes will not be given to holders of Initial Notes who have validly tendered their Initial Notes. We will return any Initial Notes that have been tendered for exchange but that are not exchanged to their holder without cost to the holder, or, in the case of the Initial Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “— Procedures for Tendering Initial Notes — Book-Entry Transfer,” such Initial Notes will be credited to the account maintained at such book-entry transfer facility from which such Initial Notes were delivered, unless otherwise requested by such holder under “— Special Delivery Instructions” in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

Resale of the Exchange Notes

Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued under the exchange offer in exchange for the Initial Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	you are acquiring the Exchange Notes in the ordinary course of business; and

•	you do not intend to participate in the distribution of the Exchange Notes.

If you tender Initial Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	you cannot rely on those interpretations of the SEC; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered.

Unless an exemption from registration is otherwise available, any security holder intending to distribute the Exchange Notes should be covered by an effective registration statement under the Securities Act containing the selling security holder’s information required by Item 507 of Regulation S-K. This prospectus may be used for an offer to resell, a resale or other re-transfer of the Exchange Notes only as specifically set forth in the section captioned “Plan of Distribution.” Only broker-dealers that acquired the Exchange Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives the Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of the Exchange Notes.

Acceptance of Initial Notes for Exchange

We will accept for exchange Initial Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, after the later of:

•	the expiration date of the exchange offer; and

•	the satisfaction or waiver of the conditions specified below under “— Conditions of the Exchange Offer.”

Except as specified above, we will not accept Initial Notes for exchange subsequent to the expiration date of the exchange offer. Tenders of Initial Notes will be accepted only in aggregate principal amounts equal to $1,000 or integral multiples thereof.

We expressly reserve the right, in our sole discretion, to:

•	delay acceptance for exchange of Initial Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; or

•	terminate the exchange offer and not accept for exchange any Initial Notes, if any of the conditions set forth below under “— Conditions of the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with the securities laws or changes in any applicable law.

In all cases, the Exchange Notes will be issued only after receipt by the exchange agent prior to the expiration of the exchange offer of certificates representing Initial Notes, or confirmation of book-entry transfer, a letter of transmittal, properly completed and duly executed or a manually signed facsimile thereof, and any other required documents in accordance with instructions set forth under “The Exchange Offer — Procedures for Tendering Initial Notes” and the letter of transmittal provided with this prospectus. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Initial Notes, or defectively tendered Initial Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the Exchange Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the Exchange Notes and transmitting them to the holders. The exchange agent will deliver the Exchange Notes to holders of Initial Notes accepted for exchange after the exchange agent receives the Exchange Notes.

If we delay acceptance for exchange of validly tendered Initial Notes or we are unable to accept for exchange validly tendered Initial Notes, then the exchange agent may, nevertheless, on its behalf, retain tendered Initial Notes, without prejudice to our rights described in this prospectus under the captions “— Expiration Date; Extensions; Termination; Amendments,” “— Conditions of the Exchange Offer” and “— Withdrawal of Tenders,” subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

If any tendered Initial Notes are not accepted for exchange, or if certificates are submitted evidencing more Initial Notes than those that are tendered, certificates evidencing Initial Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of the Initial Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “— Procedures for Tendering Initial Notes — Book-Entry Transfer,” such Initial Notes will be credited to the account maintained at such book-entry transfer facility from which such Initial Notes were delivered, unless otherwise requested by such holder under “— Special Delivery Instructions” in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

Tendering holders of Initial Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their Initial Notes other than as described under the caption ‘‘— Transfer Taxes” or as set forth in the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering Initial Notes

Any beneficial owner whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender Initial Notes should contact such registered holder promptly and instruct such registered holder to tender Initial Notes on such beneficial owner’s behalf.

Tender of Initial Notes Held Through The Depository Trust Company

The exchange agent and The Depository Trust Company, or DTC, have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Initial Notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC and received by the exchange agent that forms part of the book-entry confirmation. The agent’s message states that DTC has received an express acknowledgment from the participant in DTC tendering Initial Notes that are the subject of that book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering Initial Notes that they have received and agree to be bound by the notice of guaranteed delivery.

Tender of Initial Notes Held in Physical Form

For a holder to validly tender Initial Notes held in physical form:

•	the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

•	the exchange agent must receive certificates for tendered Initial Notes at such address, or such Initial Notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender Initial Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Initial Notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

Letters of transmittal and Initial Notes should be sent only to the exchange agent, and not to us or to any book-entry transfer facility.

The method of delivery of Initial Notes, letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering Initial Notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of Initial Notes will be accepted.

Signature Guarantees

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution. Eligible institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible institution if the Initial Notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any Initial Notes, the Initial Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Initial Notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any Initial Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Book-Entry Transfer

The exchange agent will seek to establish a new account or utilize an existing account with respect to the Initial Notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the Initial Notes may make book-entry delivery of Initial Notes by causing the book-entry transfer facility to transfer such Initial Notes into the exchange agent’s account. However, although delivery of Initial Notes may be effected through book-entry transfer into the exchange agent’s account at a book-entry transfer facility, a letter of transmittal, properly completed and duly executed or a manually signed facsimile thereof, in accordance with instructions set forth under “— Procedures for Tendering Initial Notes” and the letter of transmittal provided with this prospectus, must be received by the exchange agent at its address set forth in this prospectus on or prior to the expiration date of the exchange offer, or else the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of Initial Notes into the exchange agent’s account at a book-entry transfer facility is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If you wish to tender your Initial Notes and:

•	certificates representing your Initial Notes are not lost but are not immediately available;

•	time will not permit your letter of transmittal, certificates representing your Initial Notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer; or

•	the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer;

You may tender your Initial Notes if:

•	your tender is made by or through an eligible institution; and

•	on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus:

•	setting forth your name and address, the registered number(s) of your Initial Notes and the principal amount of the Initial Notes tendered;

•	stating that the tender is being made by guaranteed delivery;

•	guaranteeing that, within three NYSE trading days after the date of the notice of guaranteed delivery, the letter of transmittal or facsimile thereof, properly completed and duly executed in accordance with instructions set forth under “— Procedures for Tendering Initial Notes,” together with certificates representing the Initial Notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all Initial Notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three NYSE trading days after the date of the notice of guaranteed delivery.

Other Matters

Exchange Notes will be issued in exchange for Initial Notes accepted for exchange only after receipt by the exchange agent prior to expiration of the exchange offer of:

•	certificates for, or a timely book-entry confirmation with respect to, your Initial Notes;

•	a letter of transmittal properly completed and duly executed or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message; and

•	any other documents required by the letter of transmittal; all the above in accordance with instructions set forth under “— Procedures for Tendering Initial Notes,” and the letter of transmittal provided with this prospectus.

We will decide all questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of Initial Notes, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of Initial Notes will not be considered valid. We reserve the absolute right to reject any or all tenders of Initial Notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Initial Notes.

Unless waived by us, any defect or irregularity in connection with tenders of Initial Notes must be cured within the time that we determine. Tenders of Initial Notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither us, the exchange agent, nor any other person will be under any duty to give notice of any defects or irregularities in tenders of Initial Notes, or will incur any liability to holders for failure to give any such notice.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any Exchange Notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the Exchange Notes;

•	if you are a broker-dealer that will receive the Exchange Notes for your own account in exchange for Initial Notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•	you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of Initial Notes at any time prior to the expiration date of the exchange offer.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at the address set forth below under “— Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the Initial Notes to be withdrawn; and

•	identify the Initial Notes to be withdrawn, including the principal amount of the Initial Notes to be withdrawn.

If certificates for the Initial Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

If the Initial Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Initial Notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any Initial Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

We will return any Initial Notes that have been tendered for exchange but that are not exchanged to their holder without cost to the holder. In the case of Initial Notes tendered by book-entry transfer into the exchange agent’s account at DTC, according to the procedures described above, those Initial Notes will be credited to an account maintained with DTC for the Initial Notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn Initial Notes by following one of the procedures described under “— Procedures for Tendering Initial Notes” at any time on or prior to the expiration date of the exchange offer.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange any Initial Notes and we may terminate or amend the exchange offer as provided in this prospectus before the expiration of the exchange offer if in our reasonable judgment:

•	the Exchange Notes to be received will not be tradable by the holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of Initial Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

We will not be obligated to accept for exchange the Initial Notes of any holder that has not made to us:

•	the representations described under the captions “— Procedures for Tendering Initial Notes” and “Plan of Distribution;” and

•	any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the Exchange Notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Initial Notes, subject to Rule 14e-1(c) under the Exchange Act, by giving oral or written notice of an extension to their holders. During an extension, all Initial Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any Initial Notes that we do not accept for exchange without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any Initial Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Initial Notes in accordance with the requirements of Rule 14e-1(d) of the Exchange Act. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment in the manner required by applicable law. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend, if necessary, the expiration date of the exchange offer such that at least five business days remain in the exchange offer following notice of the material change.

We may assert these conditions regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

We will not accept for exchange any Initial Notes tendered, and will not issue the Exchange Notes in exchange for any Initial Notes, if at any time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of Initial Notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the record holder or any other person, if:

•	delivery of the Exchange Notes, or certificates for Initial Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the Initial Notes tendered;

•	tendered certificates for Initial Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of Initial Notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your Initial Notes for the Exchange Notes in the exchange offer, you will remain subject to restrictions on transfer of the Initial Notes:

•	as set forth in the legend printed on the Initial Notes as a consequence of the issuance of the Initial Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the prospectus distributed in connection with the private offering of each of the Initial Notes.

In general, you may not offer or sell the Initial Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements relating to the Initial Notes, we do not intend to register resales of the Initial Notes under the Securities Act. Based on interpretations of the SEC, you may offer for resale, resell or otherwise transfer the Exchange Notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are not an “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you acquired the Exchange Notes in the ordinary course of your business; and

•	you have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer.

If you tender Initial Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

•	you cannot rely on the applicable interpretations of the SEC; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

Exchange Agent

Wells Fargo Bank, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for Initial Notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

By Registered or Certified Mail	By Overnight Delivery	By Hand Delivery	Facsimile Transmission

Wells Fargo Bank, N.A. MAC N9303-121 P.O. Box 1517 Minneapolis, Minnesota 55480 Attn: Corporate Trust Operations	Wells Fargo Bank, N.A. MAC N9303-121 6th & Marquette Avenue Minneapolis, Minnesota 55479 Attn: Corporate Trust Operations	Wells Fargo Bank, N.A. 608 2nd Avenue South Northstar East Building — 12th Floor Minneapolis, Minnesota	(612) 667-6282 Attn: Corporate Trust Operations Confirm by Telephone: (800) 344-5128

Delivery of a letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute valid delivery of such letter of transmittal.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to exchange the Initial Notes for the Exchange Notes. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Initial Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, on terms that may differ from the terms of this exchange offer. We have no present plans to acquire any Initial Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Initial Notes.

CAPITALIZATION

The following table presents our cash and capitalization as of September 30, 2009 on an actual basis. You should read this table in conjunction with “Summary — Related Transaction,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto that are included in this offering memorandum.

As of September 30,
2009
Actual
(Unaudited)

Cash and cash equivalents	$358,823

Long-term debt, including current maturities:
Senior secured credit facility(1)	$1,086,400
8.625% senior notes(2)	470,000
Other subsidiary indebtedness(3)	1,512

Total long-term debt	1,557,912
Capital lease obligations, including current portion	142,022

Total long-term debt and capital lease obligations	1,699,934
Stockholder’s equity:
Cinemark USA, Inc.’s stockholder’s equity:
Class A common stock, $0.01 par value: 10,000,000 shares authorized and 1,500 shares issued and outstanding	—
Class B common stock, no par value: 1,000,000 shares authorized and 239,893 shares issued and outstanding	49,543
Additional paid-in-capital	1,142,861
Retained deficit	(282,253)
Treasury stock, 57,245 Class B shares at cost	(24,233)
Accumulated other comprehensive loss	(18,962)

Total Cinemark USA, Inc.’s stockholder’s equity	866,956
Noncontrolling interests	16,102

Total stockholder’s equity	883,058

Total capitalization(4)	$2,582,992

(1)	The senior secured credit facility consists of a $150.0 million revolving credit facility that expires on October 5, 2012 and a $1,120.0 million term loan that matures on October 5, 2013. The average interest rate on outstanding borrowings under the existing senior secured credit facility at September 30, 2009 was 3.1% per annum. As of September 30, 2009, on an actual basis $121.5 million was available to us under our senior secured credit facility, subject to compliance with the terms thereof. The availability of our revolving credit facility may have recently been impacted by the insolvency of one of the lenders under the senior secured credit facility. As such, it is uncertain whether we could borrow the portion that would be funded by this insolvent lender, which is approximately $28.5 million.

(2)	Represents the aggregate principal amount of the senior notes issued on June 29, 2009 before the original issue discount, which was $11.3 million as of September 30, 2009.

(3)	Consists of $0.2 million of our 9% Senior Subordinated Notes, $0.9 million of borrowings of Cinemark Chile S.A. and $0.4 million of other long-term debt of other foreign subsidiaries.

(4)	Total capitalization on a pro forma basis would be substantially the same as actual since the 8.625% senior notes were issued on June 29, 2009 and are therefore reflected on an actual basis as of September 30, 2009.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table provides our selected historical consolidated financial and operating data. On August 2, 2006, Cinemark Holdings was formed as the Delaware holding company of Cinemark, Inc. On August 7, 2006, the Cinemark, Inc. stockholders entered into the Cinemark Share Exchange. The Cinemark Share Exchange was completed on October 5, 2006 and facilitated the Century Acquisition. On October 5, 2006, Cinemark, Inc. became a wholly-owned subsidiary of Cinemark Holdings. Cinemark is a wholly-owned subsidiary of Cinemark, Inc. Due to a change in reporting entity that occurred as a result of the Cinemark Share Exchange, Cinemark Holdings’s accounting basis was pushed down to us effective on October 5, 2006, the date of the Cinemark Share Exchange. The selected information as of and for periods through October 4, 2006 are of Cinemark, as Predecessor, and the selected information as of and for all subsequent periods are of Cinemark, as Successor. Our selected historical consolidated financial information as of and for the period January 1, 2006 to October 4, 2006; the period October 5, 2006 to December 31, 2006; and the years ended December 31, 2007 and 2008 is derived from our audited consolidated financial statements appearing elsewhere in this prospectus. Our selected historical consolidated financial information as of and for the nine months ended September 30, 2008 and 2009 is derived from our unaudited interim condensed consolidated financial statements appearing elsewhere in this prospectus, which, in the opinion of management, reflects all adjustments of a recurring nature necessary for a fair presentation of this information. The historical financial information for the nine months ended September 30, 2009 is not necessarily indicative of the results expected for the full year.

You should read the selected historical consolidated financial information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

			Period from	Period from
			January 1,	October 5,
			2006 to	2006 to			Nine Months Ended
	Year Ended December 31,		October 4,	December 31,	Year Ended December 31,		September 30,
	2004	2005	2006	2006	2007	2008	2008	2009
Statement of Operations Data(1):	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)
	(In thousands)
Revenues:
Admissions	$646,999	$641,240	$514,183	$246,092	$1,087,480	$1,126,977	$865,245	$941,886
Concession	321,621	320,072	260,223	115,575	516,509	534,836	409,707	441,895
Other	55,622	59,285	54,683	29,838	78,852	80,474	59,521	56,352

Total revenues	$1,024,242	$1,020,597	$829,089	$391,505	$1,682,841	$1,742,287	$1,334,473	$1,440,133
Theatre operating costs	618,627	625,496	496,794	231,637	1,035,360	1,085,630	828,811	894,506
Facility lease expense	126,643	136,593	109,513	48,246	212,730	225,595	171,382	176,478
General and administrative expenses	51,550	50,722	45,865	21,784	78,664	89,583	66,894	67,767
Termination of profit participation agreement	—	—	—	—	6,952	—	—	—
Stock option compensation and change of control expenses related to the MDP Merger	31,995	—	—	—	—	—	—	—
Depreciation and amortization	67,051	76,461	60,043	34,948	151,716	158,034	115,467	112,845
Impairment of long-lived assets	1,667	9,672	5,741	23,337	86,558	113,532	8,145	8,115
(Gain) loss on sale of assets and other	4,851	2,625	2,938	2,345	(2,953)	8,488	3,211	2,402

Total cost of operations	902,384	901,569	720,894	362,297	1,569,027	1,680,862	1,193,910	1,262,113

Operating Income	121,858	119,028	108,195	29,208	113,814	61,425	140,563	178,020
Interest Expense	42,739	44,334	37,993	31,680	102,760	74,406	58,407	56,110
Net income (loss)	$48,907	$49,289	$52,344	$(14,757)	$116,220	$(19,954)	$64,413	$92,250
Income (loss) from discontinued operations, net of taxes	3,584	—	—	—	—	—	—	—
Net income (loss) attributable to Cinemark USA, Inc.	$44,554	$48,365	$50,554	$(14,436)	$115,428	$(23,849)	$60,638	$89,283

Period from	Period from
January 1,	October 5,
2006 to	2006 to	Year Ended	Nine Months Ended
Year Ended December 31,	October 4,	December 31,	December 31,	September 30,
2004	2005	2006	2006	2007	2008	2008	2009
Other Financial Data:	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)
(In thousands, except for ratios)
Ratio of earnings to fixed charges(2)	1.82	x	1.88	x	2.05	x	—	2.47	x	1.11	x	1.93	x	2.30	x
Cash flow provided by (used for):
Operating activities	$112,935	$163,969	$81,846	$80,611	$344,708	$219,788	$122,675	$218,500
Investing activities(3)	$(116,947)	$(81,617)	$(76,395)	$(555,352)	$93,178	$(94,942)	$(58,515))	$(145,393)
Financing activities	$(4,309)	$(2,448)	$(45,707)	$478,854	$(356,993)	$(29,290)	$(11,979)	$(40,164)
Capital expenditures	$(81,008)	$(75,605)	$(77,902)	$(29,179)	$(146,304)	$(106,109)	$(71,335)	$(85,603)

	As of and for the
			Period from	Period from
			January 1,	October 5,
			2006 to	2006 to	Year Ended		Nine Months Ended
	Year Ended December 31,		October 4,	December 31,	December 31,		September 30,
	2004	2005	2006	2006	2007	2008	2008	2009
	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$100,228	$182,180	$142,192	$147,045	$233,383	$313,238	$282,475	$358,823
Theatre properties and equipment, net	785,595	790,566	791,380	1,324,571	1,314,066	1,208,283	1,271,368	1,218,658
Total assets	1,001,565	1,097,740	1,070,778	3,159,385	3,181,403	3,018,838	3,152,623	3,178,435
Total long-term debt, including current portion	626,943	620,277	605,998	1,477,580	1,107,977	1,097,144	1,100,588	1,546,624
Stockholder’s equity	185,532	267,594	304,997	1,127,361	1,266,732	1,155,891	1,307,508	883,058
Operating Data (attendance in thousands):
North America(4)
Theatres operated (at period end)	191	200	202	281	287	293	289	296
Screens operated (at period end)	2,303	2,417	2,468	3,523	3,654	3,742	3,688	3,842
Total attendance	113,646	105,573	81,558	37,156	151,712	147,897	112,223	122,174
International(5)
Theatres operated (at period end)	101	108	113	115	121	127	125	130
Screens operated (at period end)	869	912	945	965	1,011	1,041	1,029	1,066
Total attendance	65,695	60,104	46,930	12,620	60,958	63,413	48,690	53,464
Worldwide(4)(5)
Theatres operated (at period end)	292	308	315	396	408	420	414	426
Screens operated (at period end)	3,172	3,329	3,413	4,488	4,665	4,783	4,717	4,908
Total attendance	179,341	165,677	128,488	49,776	212,670	211,310	160,913	175,638

(1)	Statement of Operations Data (other than net income (loss)) and attendance data exclude the results of two United Kingdom theatres and eleven domestic theatres for all periods presented as these theatres were sold during the year ended December 31, 2004. The results of operations for these theatres in the 2004 period are presented as discontinued operations.

(2)	For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issue costs and that portion of rental expense which we believe to be representative of the interest factor. For the period from October 5, 2006 to December 31, 2006, earnings were insufficient to cover fixed charges by $6.9 million.

(3)	Includes the cash portion of the Century Acquisition purchase price of $531.2 million during the period from October 5, 2006 to December 31, 2006.

(4)	The data excludes certain theatres operated by us in the U.S. pursuant to management agreements that are not part of our consolidated operations.

(5)	The data excludes certain theatres operated internationally through our affiliates that are not part of our consolidated operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis presents a review of us and our subsidiaries and should be read in conjunction with “Summary — Summary Historical Consolidated Financial Information”, “Selected Historical Consolidated Financial and Operating Data” and the financial statements and accompanying notes included in this prospectus. This discussion contains forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of the uncertainties and risks associated with these statements.

Overview

On August 2, 2006, Cinemark Holdings was formed as the Delaware holding company of Cinemark, Inc. On August 7, 2006, the Cinemark, Inc. stockholders entered into the Cinemark Share Exchange. The Cinemark Share Exchange was completed on October 5, 2006 and facilitated the acquisition of Century. On October 5, 2006, following the completion of the Cinemark Share Exchange, Cinemark, Inc. became a wholly owned subsidiary of Cinemark Holdings. The Company is a wholly-owned subsidiary of Cinemark, Inc.

Due to a change in reporting entity that occurred as a result of the Cinemark Share Exchange, Cinemark Holdings’s accounting basis has been pushed down to the Company effective on the date of the Cinemark Share Exchange, October 5, 2006. The results of the Company’s operations and cash flows for the periods preceding the Cinemark Share Exchange are presented as Predecessor and the periods subsequent to the Cinemark Share Exchange are presented as Successor. See Note 4 to the audited consolidated financial statements included elsewhere in this prospectus.

As of September 30, 2009, we managed our business under two operating segments — U.S. markets and international markets, in accordance with FASB ASC Topic 280, Segment Reporting.

Revenues and Expenses

We generate revenues primarily from box office receipts and concession sales with additional revenues from screen advertising sales and other revenue streams, such as vendor marketing programs, pay phones, ATM machines and electronic video games located in some of our theatres. Our investment in NCM has assisted us in expanding our offerings to advertisers, exploring ancillary revenue sources such as digital video monitor advertising, third party branding, and the use of theatres for non-film events. In addition, we are able to use theatres during non-peak hours for concerts, sporting events, and other cultural events. Films released during the nine months ended September 30, 2009 included Ice Age: Dawn of the Dinosaurs, Harry Potter and the Half-Blood Prince, G.I. Joe: The Rise of the Cobra, Transformers: Revenge of the Fallen, Disney Pixar’s Up, Star Trek, The Hangover, Night at the Museum 2: Battle of the Smithsonian, Monsters vs. Aliens, X-Men Origins: Wolverine, Taken, Cloudy With a Chance of Meatballs, The Proposal, and Fast & Furious. Film releases scheduled for the remainder of 2009 include Twilight 2: New Moon, Alvin and the Chipmunks: The Squeakuel, Paranormal Activity, Where the Wild Things Are, 2012, Old Dogs, Sherlock Holmes, The Lovely Bones, The Princess and the Frog, and 3-D movies such as Avatar and A Christmas Carol. Our revenues are affected by changes in attendance and average admissions and concession revenues per patron. Attendance is primarily affected by the quality and quantity of films released by motion picture studios.

Film rental costs are variable in nature and fluctuate with our admissions revenues. Film rental costs as a percentage of revenues are generally higher for periods in which more blockbuster films are released. Film rental costs can also vary based on the length of a film’s run. Film rental rates are negotiated on a film-by-film and theatre-by-theatre basis. Advertising costs, which are expensed as incurred, are primarily fixed at the theatre level as daily movie directories placed in newspapers represent the largest component of advertising costs. The monthly cost of these advertisements is based on, among other things, the size of the directory and the frequency and size of the newspaper’s circulation.

Concession supplies expense is variable in nature and fluctuates with our concession revenues. We purchase concession supplies to replace units sold. We negotiate prices for concession supplies directly with concession vendors and manufacturers to obtain bulk rates.

Although salaries and wages include a fixed cost component (i.e. the minimum staffing costs to operate a theatre facility during non-peak periods), salaries and wages move in relation to revenues as theatre staffing is adjusted to address changes in attendance.

Facility lease expense is primarily a fixed cost at the theatre level as most of our facility leases require a fixed monthly minimum rent payment. Certain of our leases are subject to percentage rent only while others are subject to percentage rent in addition to their fixed monthly rent if a target annual revenue level is achieved. Facility lease expense as a percentage of revenues is also affected by the number of theatres under operating leases versus the number of theatres under capital leases and the number of fee-owned theatres.

Utilities and other costs include certain costs that possess both fixed and variable components such as utilities, property taxes, janitorial costs, repairs and maintenance and security services.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with U.S. GAAP. As such, we are required to make certain estimates and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies, which we believe are the most critical to aid in fully understanding and evaluating our reported consolidated financial results, include the following:

Revenue and Expense Recognition

Revenues are recognized when admissions and concession sales are received at the box office. Other revenues primarily consist of screen advertising. Screen advertising revenues are recognized over the period that the related advertising is delivered on-screen or in-theatre. We record proceeds from the sale of gift cards and other advanced sale-type certificates in current liabilities and recognize admissions and concession revenue when a holder redeems the card or certificate. We recognize unredeemed gift cards and other advanced sale-type certificates as revenue only after such a period of time indicates, based on historical experience, the likelihood of redemption is remote, and based on applicable laws and regulations. In evaluating the likelihood of redemption, we consider the period outstanding, the level and frequency of activity, and the period of inactivity.

Film rental costs are accrued based on the applicable box office receipts and either the mutually agreed upon firm terms or a sliding scale formula, which are established prior to the opening of the film, or estimates of the final mutually agreed upon settlement, which occurs at the conclusion of the film run, subject to the film licensing arrangement. Under a firm terms formula, we pay the distributor a mutually agreed upon specified percentage of box office receipts, which reflects either a mutually agreed upon aggregate rate for the life of the film or rates that decline over the term of the run. Under the sliding scale formula, film rental is paid as a percentage of box office revenues using a pre-determined matrix based upon box office performance of the film. The settlement process allows for negotiation of film rental fees upon the conclusion of the film run based upon how the film performs. Estimates are based on the expected success of a film over the length of its run in theatres. The success of a film can typically be determined a few weeks after a film is released when initial box office performance of the film is known. Accordingly, final settlements typically approximate estimates since box office receipts are known at the time the estimate is made and the expected success of a film over the length of its run in theatres can typically be estimated early in the film’s run. The final film settlement amount is negotiated at the conclusion of the film’s run based upon how a film actually performs. If actual settlements are different than those estimated, film rental costs are adjusted at that time. We recognize advertising costs and any cost sharing arrangements with film distributors in the same accounting period. Our advertising costs are expensed as incurred.

Facility lease expense is primarily a fixed cost at the theatre level as most of our facility leases require a fixed monthly minimum rent payment. Certain of our leases are subject to monthly percentage rent only, which is accrued each month based on actual revenues. Certain of our other theatres require payment of percentage rent in addition to fixed monthly rent if a target annual revenue level is achieved. Percentage rent expense is recorded for these theatres on a monthly basis if the theatre’s historical performance or forecasted performance indicates that the annual target will be reached. The estimate of percentage rent expense recorded during the year is based on a trailing twelve months of revenues. Once annual revenues are known, which is generally at the end of the year, the percentage rent expense is adjusted based on actual revenues. Theatre properties and equipment are depreciated using the straight-line method over their estimated useful lives. In estimating the useful lives of our theatre properties and equipment, we have relied upon our experience with such assets and our historical replacement period. We periodically evaluate these estimates and assumptions and adjust them as necessary. Adjustments to the expected lives of assets are accounted for on a prospective basis through depreciation expense.

Impairment of Long-Lived Assets

We review long-lived assets for impairment indicators on a quarterly basis or whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. We assess many factors including the following to determine whether to impair individual theatre assets:

•	actual theatre level cash flows;

•	future years budgeted theatre level cash flows;

•	theatre property and equipment carrying values;

•	amortizing intangible asset carrying values;

•	the age of a recently built theatre;

•	competitive theatres in the marketplace;

•	changes in foreign currency exchange rates;

•	the impact of recent ticket price changes;

•	available lease renewal options; and

•	other factors considered relevant in our assessment of impairment of individual theatre assets.

Long-lived assets are evaluated for impairment on an individual theatre basis, which we believe is the lowest applicable level for which there are identifiable cash flows. The impairment evaluation is based on the estimated undiscounted cash flows from continuing use through the remainder of the theatre’s useful life. The remainder of the useful life correlates with the available remaining lease period, which includes the probability of renewal periods for leased properties and a period of twenty years for fee owned properties. If the estimated undiscounted cash flows are not sufficient to recover a long-lived asset’s carrying value, we then compare the carrying value of the asset group (theatre) with its estimated fair value. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates are based on historical and projected operating performance, recent market transactions, and current industry trading multiples. Fair value is determined based on a multiple of cash flows, which was eight times for the evaluations performed during 2006, 2007 and the first, second and third quarters of 2008 and six and a half times for the evaluation performed during the fourth quarter of 2008 and the evaluations performed during 2009. We reduced the multiple we used to determine fair value during the fourth quarter of 2008 due to the dramatic decline in estimated market values that resulted from significant decreases in stock prices and market capitalizations that occurred during the fourth quarter of 2008. When estimated fair value is determined to be lower than the carrying value of the asset group (theatre), the asset group (theatre) is written down to its estimated fair value.

Impairment of Goodwill and Intangible Assets

We evaluate goodwill for impairment annually during the fourth quarter or whenever events or circumstances indicate the carrying value of the goodwill might exceed its estimated fair value. We evaluate goodwill for impairment at the reporting unit level and have allocated goodwill to the reporting unit based on an estimate of its relative fair value. The evaluation is a two-step approach requiring us to compute the fair value of a reporting unit and compare it with its carrying value. If the carrying value of the reporting unit exceeds its estimated fair value, a second step is performed to measure the potential goodwill impairment. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates are based on historical and projected operating performance, recent market transactions, and current industry trading multiples. Fair value is determined based on a multiple of cash flows, which was eight times for the goodwill impairment evaluations performed during 2006 and 2007 and six and a half times for the evaluation performed during 2008. We reduced the multiple we used to determine fair value during the fourth quarter of 2008 due to the dramatic decline in estimated market values that resulted from significant decreases in stock prices and market capitalizations that occurred during the fourth quarter of 2008. Prior to January 1, 2008, we considered our theatres reporting units for purposes of evaluating goodwill for impairment. Recent changes in the organization, including changes in the structure of the executive management team, the initial public offering of common stock of Cinemark Holdings, the resulting changes in the level at which the management team evaluates the business on a regular basis, and the Century Acquisition that increased the size of the theatre base by approximately 25%, led management to conclude that our U.S. regions and international countries are now more reflective of how we manage and operate our business. Accordingly, the U.S. regions and international countries represent the appropriate reporting units for purposes of evaluating goodwill for impairment. Consequently, effective January 1, 2008, management changed the reporting unit to sixteen regions in the U.S. and each of eight countries internationally (Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Guatemala are considered one reporting unit) from approximately four hundred theatres. The goodwill impairment test performed during December 2007 that resulted in the recording of impairment charges during the year ended December 31, 2007 reflected the final calculation utilizing theatres as reporting units. The goodwill impairment charges taken during the year ended December 31, 2008 were related to four U.S. regions, one of which was fully impaired and three of which were partially impaired down to estimated fair value. The carrying value of goodwill for these four reporting units was approximately $232 million as of December 31, 2008, after considering the goodwill impairment charges. The carrying value of goodwill allocated to reporting units that were not impaired during the year ended December 31, 2008 where the estimated fair value was less than 10% more than the carrying value was approximately $277 million as of December 31, 2008. Declines in Cinemark Holdings’s stock price or market capitalization, declines in the Company’s attendance due to increased competition in certain regions and/or countries or economic factors that lead to a decline in attendance in any given region or country could negatively affect the Company’s estimated fair values and could result in further impairments of goodwill.

Tradename intangible assets are tested for impairment at least annually during the fourth quarter or whenever events or changes in circumstances indicate the carrying value may not be recoverable. We estimate the fair value of our tradenames by applying an estimated market royalty rate that could be charged for the use of our tradename to forecasted future revenues, with an adjustment for the present value of such royalties. If the estimated fair value is less than the carrying value, the tradename intangible asset is written down to the estimated fair value.

Acquisitions

Effective January 1, 2009, we account for acquisitions under the acquisition method of accounting in accordance with SFAS No. 141(R), “Business Combinations.” The acquisition method requires that the acquired assets and liabilities, including contingencies, be recorded at fair value determined on the acquisition date and changes thereafter reflected in income. For significant acquisitions, we obtain independent third party valuation studies for certain of the assets acquired and liabilities assumed to assist us in determining fair value. The estimation of the fair values of the assets acquired and liabilities assumed involves a number of estimates and assumptions that could differ materially from the actual amounts recorded. We provide the assumptions, including both quantitative and qualitative information, about the specified asset or liability to the third party valuation firms. We primarily utilize the third parties to accumulate comparative data from multiple sources and assemble a report that summarizes the information obtained. We then use that information to determine fair value. The third party valuation firms are supervised by our personnel who are knowledgeable about valuations and fair value. We evaluate the appropriateness of the valuation methodology utilized by the third party valuation firm.

Income Taxes

We participate in the consolidated tax return of Cinemark Holdings. However, our provision for income taxes is computed as if we file separate income tax returns. We use an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income for a year and the basis of assets and liabilities. A valuation allowance is recorded to reduce the carrying amount of deferred tax assets unless it is more likely than not that such assets will be realized. Income taxes are provided on unremitted earnings from foreign subsidiaries unless such earnings are expected to be indefinitely reinvested. Income taxes have also been provided for potential tax assessments. The related tax accruals are recorded in accordance with FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109” (FIN 48), which we adopted on January 1, 2007. FIN 48 clarifies the accounting and reporting for income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes,” and the recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The evaluation of a tax position in accordance with FIN 48 is a two-step process. The first step is recognition: We determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, we should presume that the position would be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The second step is measurement: A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements result in (1) a change in a liability for income taxes payable or (2) a change in an income tax refund receivable, a deferred tax asset or a deferred tax liability or both (1) and (2). We accrue for interest and penalties on our FIN 48 tax provisions.

Results of Operations

On October 5, 2006, we completed the Century Acquisition. Our results of operations reflect the inclusion of Century beginning on the date of acquisition. See Note 5 to our audited consolidated financial statements included elsewhere in this prospectus.

The following table sets forth, for the periods indicated, the percentage of revenues represented by certain items reflected in our consolidated statements of operations:

	January 1,	October 5,
	2006 to	2006 to			Nine Months Ended
	October 4,	December 31,	Year Ended December 31,		September 30,
	2006	2006	2007	2008	2008	2009
Operating Data (In Millions):	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)
Revenues
Admissions	$514.2	$246.1	$1,087.5	$1,127.0	$865.3	$941.9
Concession	260.2	115.6	516.5	534.8	409.7	441.9
Other	54.7	29.8	78.8	80.5	59.5	56.3

Total revenues	$829.1	$391.5	$1,682.8	$1,742.3	$1,334.5	$1,440.1

	January 1,	October 5,
	2006 to	2006 to			Nine Months Ended
	October 4,	December 31,	Year Ended December 31,		September 30,
	2006	2006	2007	2008	2008	2009
Operating Data (In Millions):	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)
Cost of operations
Film rentals and advertising	$275.0	$131.0	$589.7	$612.2	$471.2	$513.9
Concession supplies	41.9	17.1	81.1	86.6	66.4	67.2
Salaries and wages	79.0	39.6	173.3	181.0	135.3	149.1
Facility lease expense	109.5	48.3	212.7	225.6	171.4	176.5
Utilities and other	100.9	43.9	191.3	205.8	155.9	164.3
General and administrative expenses	45.9	21.8	85.6	89.6	66.9	67.8
Depreciation and amortization	60.1	34.9	151.7	158.1	115.5	112.8
Impairment of long-lived assets	5.7	23.3	86.6	113.5	8.1	8.1
(Gain) loss on sale of assets and other	2.9	2.4	(3.0)	8.5	3.2	2.4

Total cost of operations	$720.9	$362.3	$1,569.0	$1,680.9	$1,193.9	$1,262.1

Operating income	$108.2	$29.2	$113.8	$61.4	$140.6	$178.0

Operating data as a percentage of total revenues:
Revenues
Admissions	62.0%	62.9%	64.6%	64.7%	64.8%	65.4%
Concession	31.4%	29.5%	30.7%	30.7%	30.7%	30.7%
Other	6.6%	7.6%	4.7%	4.6%	4.5%	3.9%

Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of operations(1)
Film rentals and advertising	53.5%	53.2%	54.2%	54.3%	54.5%	54.6%
Concession supplies	16.1%	14.8%	15.7%	16.2%	16.2%	15.2%
Salaries and wages	9.5%	10.1%	10.3%	10.4%	10.1%	10.4%
Facility lease expense	13.2%	12.3%	12.6%	12.9%	12.8%	12.3%
Utilities and other	12.2%	11.2%	11.4%	11.8%	11.7%	11.4%
General and administrative expenses	5.6%	5.6%	5.1%	5.2%	5.1%	4.7%
Depreciation and amortization	7.3%	9.0%	9.1%	9.1%	8.7%	7.9%
Impairment of long-lived assets	0.7%	6.0%	5.2%	6.6%	0.6%	0.6%
(Gain) loss on sale of assets and other	0.4%	0.7%	(0.1%)	0.5%	0.3%	0.2%
Total cost of operations	86.9%	92.5%	93.2%	96.4%	89.5%	87.6%
Operating income	13.1%	7.5%	6.8%	3.6%	10.5%	12.4%

Average screen count (month end average)	3,375	4,207	4,558	4,703	4,683	4,849

Revenues per average screen (dollars)	$245,649	$93,072	$369,200	$370,469	$284,943	$296,978

(1)	All costs are expressed as a percentage of total revenues, except film rentals and advertising, which are expressed as a percentage of admissions revenues and concession supplies, which are expressed as a percentage of concession revenues.

Nine months ended September 30, 2009 and 2008

Revenues.  Total revenues increased $105.6 million to $1,440.1 million for the nine months ended September 30, 2009, or the 2009 period, from $1,334.5 million for the nine months ended September 30, 2008, or the 2008 period, representing a 7.9% increase. The table below, presented by reportable operating segment, summarizes our year-over-year revenue performance and certain key performance indicators that impact our revenues.

	U.S. Operating Segment			International Operating Segment			Consolidated
	Nine Months Ended			Nine Months Ended			Nine Months Ended
	September 30,			September 30,			September 30,
			%			%			%
	2009	2008	Change	2009	2008	Change	2009	2008	Change

Admissions revenues (in millions)	$748.6	$672.5	11.3%	$193.3	$192.8	0.3%	$941.9	$865.3	8.9%
Concession revenues (in millions)	$357.0	$323.5	10.4%	$84.9	$86.2	(1.5)%	$441.9	$409.7	7.9%
Other revenues (in millions)(1)	$30.5	$29.0	5.2%	$25.8	$30.5	(15.4)%	$56.3	$59.5	(5.4)%
Total revenues (in millions)(1)	$1,136.1	$1,025.0	10.8%	$304.0	$309.5	(1.8)%	$1,440.1	$1,334.5	7.9%
Attendance (in millions)	122.2	112.2	8.9%	53.4	48.7	9.7%	175.6	160.9	9.1%
Revenues per screen (in dollars)(1)	$298,615	$279,372	6.9%	$291,016	$305,094	(4.6)%	$296,978	$284,943	4.2%

(1)	U.S. operating segment revenues include eliminations of intercompany transactions with the international operating segment. See Note 15 of our condensed consolidated financial statements.

•	Consolidated. The increase in admissions revenues of $76.6 million was primarily attributable to a 9.1% increase in attendance, partially offset by a 0.4% decrease in average ticket price from $5.38 for the 2008 period to $5.36 for the 2009 period. The increase in concession revenues of $32.2 million was primarily attributable to the 9.1% increase in attendance, partially offset by a 1.2% decrease in concession revenues per patron from $2.55 for the 2008 period to $2.52 for the 2009 period. The decreases in average ticket price and concession revenues per patron were primarily due to the unfavorable impact of exchange rates in certain countries in which we operate. The 5.4% decrease in other revenues was primarily due to decreases in ancillary revenue and the unfavorable impact of exchange rates in certain countries in which we operate.

•	U.S. The increase in admissions revenues of $76.1 million was primarily attributable to an 8.9% increase in attendance and a 2.3% increase in average ticket price from $5.99 for the 2008 period to $6.13 for the 2009 period. The increase in concession revenues of $33.5 million was primarily attributable to the 8.9% increase in attendance and a 1.4% increase in concession revenues per patron from $2.88 for the 2008 period to $2.92 for the 2009 period. The increase in average ticket price was primarily due to incremental 3-D pricing and other price increases and the increase in concession revenues per patron was primarily due to price increases.

•	International. The increase in admissions revenues of $0.5 million was primarily attributable to a 9.7% increase in attendance, partially offset by an 8.6% decrease in average ticket price from $3.96 for the 2008 period to $3.62 for the 2009 period. The decrease in concession revenues of $1.3 million was primarily attributable to a 10.2% decrease in concession revenues per patron from $1.77 for the 2008 period to $1.59 for the 2009 period, partially offset by the 9.7% increase in attendance. The decreases in average ticket price and concession revenues per patron were primarily due to the unfavorable impact of exchange rates in certain countries in which we operate. The 15.4% decrease in other revenues was primarily due to decreases in ancillary revenue and the unfavorable impact of exchange rates in certain countries in which we operate.

Cost of Operations.  The table below summarizes certain of our theatre operating costs by reportable operating segment (in millions).

	U.S. Operating Segment		International Operating Segment		Consolidated
	Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,
	2009	2008	2009	2008	2009	2008

Film rentals and advertising	$416.2	$375.7	$97.7	$95.5	$513.9	$471.2
Concession supplies	$45.4	$44.4	$21.8	$22.0	$67.2	$66.4
Salaries and wages	$124.4	$111.0	$24.7	$24.3	$149.1	$135.3
Facility lease expense	$132.9	$124.9	$43.6	$46.5	$176.5	$171.4
Utilities and other	$122.7	$113.5	$41.6	$42.4	$164.3	$155.9

•	Consolidated. Film rentals and advertising costs were $513.9 million, or 54.6% of admissions revenues, for the 2009 period compared to $471.2 million, or 54.5% of admissions revenues, for the 2008 period. The increase in film rentals and advertising costs of $42.7 million is primarily due to a $76.6 million increase in admissions revenues. Concession supplies expense was $67.2 million, or 15.2% of concession revenues, for the 2009 period, compared to $66.4 million, or 16.2% of concession revenues, for the 2008 period. The decrease in the concession supplies rate is primarily related to the benefit of our new U.S. beverage agreement that was effective at the beginning of 2009.

Salaries and wages increased to $149.1 million for the 2009 period from $135.3 million for the 2008 period primarily due to increased staffing levels to support the 9.1% increase in attendance, increased minimum wage rates and new theatre openings. Facility lease expense increased to $176.5 million for the 2009 period from $171.4 million for the 2008 period primarily due to new theatres and increased percentage rent. Utilities and other costs increased to $164.3 million for the 2009 period from $155.9 million for the 2008 period primarily due to new theatres, increased repairs and maintenance expense and increased 3-D equipment rental fees.

•	U.S. Film rentals and advertising costs were $416.2 million, or 55.6% of admissions revenues, for the 2009 period compared to $357.7 million, or 55.9% of admissions revenues, for the 2008 period. The increase in film rentals and advertising costs of $40.5 million is due primarily to a $76.1 million increase in admissions revenues. Concession supplies expense was $45.4 million, or 12.7% of concession revenues, for the 2009 period, compared to $44.4 million, or 13.7% of concession revenues, for the 2008 period. The decrease in the concession supplies rate is primarily related to the benefit of our new U.S. beverage agreement that was effective at the beginning of 2009.

Salaries and wages increased to $124.4 million for the 2009 period from $111.0 million for the 2008 period primarily due to increased staffing levels to support the 8.9% increase in attendance, increased minimum wage rates and new theatre openings. Facility lease expense increased to $132.9 million for the 2009 period from $124.9 million for the 2008 period primarily due to new theatres and increased percentage rent. Utilities and other costs increased to $122.7 million for the 2009 period from $113.5 million for the 2008 period primarily due to new theatres, increased repairs and maintenance expense and increased 3-D equipment rental fees.

•	International. Film rentals and advertising costs were $97.7 million, or 50.5% of admissions revenues, for the 2009 period compared to $95.5 million, or 49.5% of admissions revenues, for the 2008 period. The increase in our film rental and advertising rate was primarily due to higher film rental rates associated with the solid slate of films released during the 2009 period. Concession supplies expense was $21.8 million, or 25.7% of concession revenues, for the 2009 period compared to $22.0 million, or 25.5% of concession revenues, for the 2008 period.

Salaries and wages increased to $24.7 million for the 2009 period from $24.3 million for the 2008 period primarily due to new theatres. Facility lease expense decreased to $43.6 million for the 2009 period from

$46.5 million for the 2008 period primarily due to the impact of exchange rates in certain countries in which we operate. Utilities and other costs decreased to $41.6 million for the 2009 period from $42.4 million for the 2008 period primarily due to the impact of exchange rates in certain countries in which we operate.

General and Administrative Expenses.  General and administrative expenses increased to $67.8 million for the 2009 period from $66.9 million for the 2008 period. The increase was primarily due to increased compensation expense and increased service charges related to increased credit card activity partially offset by decreased legal and professional fees.

Depreciation and Amortization.  Depreciation and amortization expense, including amortization of favorable/unfavorable leases, was $112.8 million for the 2009 period compared to $115.5 million for the 2008 period. The decrease was due to the impact of exchange rates in certain countries in which we operate.

Impairment of Long-Lived Assets.  We recorded asset impairment charges on assets held and used of $8.1 million for the 2009 period, impacting fifteen of our twenty four reporting units, compared to $8.1 million for the 2008 period, impacting nineteen of our twenty four reporting units. Impairment charges for the 2009 and 2008 periods were primarily for U.S. theatre properties, which were directly and individually impacted by increased competition or adverse changes in market demographics.

Loss on Sale of Assets and Other.  We recorded a loss on sale of assets and other of $2.4 million during the 2009 period compared to $3.2 million during the 2008 period.

Interest Expense.  Interest costs incurred, including amortization of debt issue costs, were $56.1 million for the 2009 period compared to $58.4 million for the 2008 period. The decrease was primarily due to decreases in interest rates on our variable rate debt.

Interest Income.  We recorded interest income of $3.6 million during the 2009 period compared to $8.7 million during the 2008 period. The decrease in interest income was primarily due to lower interest rates earned on our cash investments.

Distributions from NCM.  We recorded distributions from NCM of $15.8 million during the 2009 period and $12.2 million during the 2008 period, which were in excess of the carrying value of our investment. See Note 6 to our condensed consolidated financial statements.

Income Taxes.  Income tax expense of $48.9 million was recorded for the 2009 period compared to $36.9 million for the 2008 period. The effective tax rate was 34.7% for the 2009 period compared to 36.5% for the 2008 period. Income tax expense for the 2009 period includes the impact of two discrete items, including an adjustment to our deferred tax liability and an increase to our foreign unrecognized tax benefits. The net impact of the two items on income tax expense for the 2009 period was a benefit of approximately $4.9 million. Neither item resulted in a current year payment of income taxes. Income tax provisions for interim (quarterly) periods are based on estimated annual income tax rates and are adjusted for the effects of significant, infrequent or unusual items (i.e. discrete items) occurring during the interim period. As a result, the interim rate may vary significantly from the normalized annual rate.

Comparison of Years Ended December 31, 2008 (Successor) and December 31, 2007 (Successor)

Revenues.  Total revenues increased $59.5 million to $1,742.3 million for 2008 from $1,682.8 million for 2007, representing a 3.5% increase. The table below, presented by reportable operating segment, summarizes our year-over-year revenue performance and certain key performance indicators that impact our revenues.

	U.S. Operating Segment			International Operating Segment			Consolidated
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
			%			%			%
	2007	2008	Change	2007	2008	Change	2007	2008	Change

Admissions revenues (in millions)	$879.1	$889.1	1.1%	$208.4	$237.9	14.2%	$1,087.5	$1,127.0	3.6%
Concession revenues (in millions)	$424.4	$426.5	0.5%	$92.1	$108.3	17.6%	$516.5	$534.8	3.5%
Other revenues (in millions)(1)	$45.6	$40.9	(10.3)%	$33.2	$39.6	19.3%	$78.8	$80.5	2.2%
Total revenues (in millions)(1)	$1,349.1	$1,356.5	0.5%	$333.7	$385.8	15.6%	$1,682.8	$1,742.3	3.5%
Attendance (in millions)	151.7	147.9	(2.5)%	61.0	63.4	3.9%	212.7	211.3	(0.7)%
Revenues per screen (in dollars)(1)	$376,771	$368,313	(2.2)%	$341,451	$378,252	10.8%	$369,200	$370,469	0.3%

(1)	U.S. operating segment revenues include eliminations of intercompany transactions with the international operating segment. See Note 22 of our audited consolidated financial statements included elsewhere in this prospectus.

•	Consolidated. The increase in admissions revenues of $39.5 million was attributable to a 4.3% increase in average ticket price from $5.11 for 2007 to $5.33 for 2008, partially offset by a 0.7% decline in attendance. The increase in concession revenues of $18.3 million was attributable to a 4.1% increase in concession revenues per patron from $2.43 for 2007 to $2.53 for 2008, partially offset by the decline in attendance. The increases in average ticket price and concession revenues per patron were due to price increases and favorable exchange rates during most of the year in certain countries in which we operate. The 2.2% increase in other revenues was primarily attributable to increased screen advertising and other ancillary revenues in certain of our international locations and the favorable impact of exchange rates during most of the year in certain countries in which we operate.

•	U.S. The increase in admissions revenues of $10.0 million was attributable to a 3.8% increase in average ticket price from $5.79 for 2007 to $6.01 for 2008, partially offset by a 2.5% decrease in attendance. The increase in concession revenues of $2.1 million was attributable to a 2.9% increase in concession revenues per patron from $2.80 for 2007 to $2.88 for 2008, partially offset by the decline in attendance. The increases in average ticket price and concession revenues per patron were due to price increases. The 10.3% decrease in other revenues was primarily attributable to reduced screen advertising revenues earned under the exhibitor services agreement with NCM. See Note 6 to our audited consolidated financial statements included elsewhere in this prospectus.

•	International. The increase in admissions revenues of $29.5 million was attributable to a 9.6% increase in average ticket price from $3.42 for 2007 to $3.75 for 2008 and a 3.9% increase in attendance. The increase in concession revenues of $16.2 million was attributable to a 13.2% increase in concession revenues per patron from $1.51 for 2007 to $1.71 for 2008 and the increase in attendance. The increases in average ticket price and concession revenues per patron were due to price increases and favorable exchange rates during most of the year in certain countries in which we operate. The 19.3% increase in other revenues was primarily due to increased screen advertising and other ancillary revenues and the favorable impact of exchange rates during most of the year in certain countries in which we operate.

Cost of Operations.  The table below summarizes certain of our theatre operating costs by reportable operating segment (in millions).

			International Operating
	U.S. Operating Segment		Segment		Consolidated
	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2007	2008	2007	2008	2007	2008

Film rentals and advertising	$485.2	$494.6	$104.5	$117.6	$589.7	$612.2
Concession supplies	$57.8	$58.5	$23.3	$28.1	$81.1	$86.6
Salaries and wages	$146.7	$149.5	$26.6	$31.5	$173.3	$181.0
Facility lease expense	$161.7	$166.8	$51.0	$58.8	$212.7	$225.6
Utilities and other	$149.0	$151.8	$42.3	$54.0	$191.3	$205.8

•	Consolidated. Film rentals and advertising costs were $612.2 million, or 54.3% of admissions revenues, for 2008 compared to $589.7 million, or 54.2% of admissions revenues, for 2007. The increase in film rentals and advertising costs for 2008 of $22.5 million was primarily due to a $39.5 million increase in admissions revenues. Concession supplies expense was $86.6 million, or 16.2% of concession revenues, for 2008 compared to $81.1 million, or 15.7% of concession revenues, for 2007. The increase in concession supplies expense of $5.5 million was primarily due to an $18.3 million increase in concession revenues and an increase in the concession supplies rate. The increased rate was primarily due to the relative increase in concession revenues from our international operations and increases in product costs from some of our international concession suppliers.

Salaries and wages increased to $181.0 million for 2008 from $173.3 million for 2007, facility lease expense increased to $225.6 million for 2008 from $212.7 million for 2007 and utilities and other costs increased to $205.8 million for 2008 from $191.3 million for 2007, all of which increased primarily due to increased revenues, new theatre openings and the impact of exchange rates in certain countries in which we operate.

•	U.S. Film rentals and advertising costs were $494.6 million, or 55.6% of admissions revenues, for 2008 compared to $485.2 million, or 55.2% of admissions revenues, for 2007. The increase in film rentals and advertising costs for 2008 of $9.4 million was primarily due to the increase in admissions revenues and higher film rentals and advertising rates. Concession supplies expense was $58.5 million, or 13.7% of concession revenues, for 2008 compared to $57.8 million, or 13.6% of concession revenues, for 2007.

Salaries and wages increased to $149.5 million for 2008 from $146.7 million for 2007, facility lease expense increased to $166.8 million for 2008 from $161.7 million for 2007 and utilities and other costs increased to $151.8 million for 2008 from $149.0 million for 2007, all of which increased primarily due to new theatre openings.

•	International. Film rentals and advertising costs were $117.6 million, or 49.4% of admissions revenues, for 2008 compared to $104.5 million, or 50.1% of admissions revenues, for 2007. The increase in film rentals and advertising costs of $13.1 million was due to a $29.5 million increase in admissions revenues, partially offset by a decrease in our film rental and advertising rate. Concession supplies expense was $28.1 million, or 25.9% of concession revenues, for 2008 compared to $23.3 million, or 25.3% of concession revenues, for 2007. The increase in concession supplies expense of $4.8 million was primarily due to the $16.2 million increase in concession revenues and the increased rate due to increases in product costs from some of our concession suppliers.

Salaries and wages increased to $31.5 million for 2008 from $26.6 million for 2007, facility lease expense increased to $58.8 million for 2008 from $51.0 million for 2007 and utilities and other costs increased to $54.0 million for 2008 from $42.3 million for 2007, all of which increased primarily due to increased revenues, new theatre openings and the impact of exchange rates in certain countries in which we operate.

General and Administrative Expenses.  General and administrative expenses increased to $89.6 million for 2008 from $78.7 million for 2007. The increase was primarily due to increased incentive compensation expense of $4.4 million, increased share based award compensation expense of $1.8 million, increased service charges of $1.7 million related to increased credit card activity, increased professional fees of $0.5 million, including audit fees related to Sarbanes-Oxley, or SOX, compliance, and increased legal fees of $2.2 million.

Termination of Profit Participation Agreement.  Upon consummation of Cinemark Holdings’s initial public offering on April 24, 2007, we exercised our option to terminate the amended and restated profit participation agreement with our CEO Alan Stock and purchased Mr. Stock’s profit interest in two theatres during May 2007 for $6.9 million pursuant to the terms of the amended and restated profit participation agreement. In addition, we incurred $0.1 million of payroll taxes related to the termination. See Note 23 to our audited consolidated financial statements included elsewhere in this prospectus.

Depreciation and Amortization.  Depreciation and amortization expense, including amortization of favorable leases, was $158.0 million for 2008 compared to $151.7 million for 2007 primarily due to new theatre openings.

Impairment of Long-Lived Assets.  We recorded asset impairment charges on assets held and used of $113.5 million for 2008 compared to $86.6 million for 2007. Impairment charges for 2008 consisted of $34.6 million of theatre properties, $78.6 million of goodwill associated with theatre properties, and $0.3 million of intangible assets associated with theatre properties, impacting twenty of our twenty-four reporting units. Impairment charges for 2007 consisted of $14.2 million of theatre properties, $67.7 million of goodwill associated with theatre properties, and $4.7 million of intangible assets associated with theatre properties, impacting twenty of our twenty four reporting units. The long-lived asset impairment charges recorded during each of the periods presented were specific to theatres that were directly and individually impacted by increased competition, adverse changes in market demographics, or adverse changes in the development or the conditions of the areas surrounding the theatre. The goodwill impairment charges taken during the year ended December 31, 2008 were primarily a result of our determination that the multiple used to estimate the fair value of our reporting units should be reduced to reflect the dramatic decline in the market value of Cinemark Holdings’s stock price and the declines in the market capitalizations of Cinemark Holdings and our competitors that occurred during the fourth quarter of 2008. We reduced the multiple from eight times cash flows to six and a half times cash flows, which significantly reduced our estimated fair values. The goodwill impairment charges taken during the year ended December 31, 2007 were primarily a result of the modification of the Company’s Exhibitor Services Agreement with NCM, which significantly reduced the contractual amounts paid to the Company (see Note 6 to our audited consolidated financial statements). See Notes 10 and 11 to our audited consolidated financial statements included elsewhere in this prospectus.

(Gain) Loss on Sale of Assets and Other.  We recorded a loss on sale of assets and other of $8.5 million during 2008 compared to a gain on sale of assets and other of $3.0 million during 2007. The loss recorded during 2008 was primarily related to the write-off of theatre equipment that was replaced, the write-off of prepaid rent for an international theatre, and damages to certain of our theatres in Texas related to Hurricane Ike. The gain recorded during 2007 primarily related to the sale of real property associated with one theatre in the U.S.

Interest Expense.  Interest costs incurred, including amortization of debt issue costs, was $74.4 million for 2008 compared to $102.8 million for 2007. The decrease was primarily due to the repurchase of substantially all of our outstanding 9% senior subordinated notes that occurred during March and April 2007 and a reduction in the variable interest rates on a portion of our long-term debt. In addition, during the 2008 period, we recorded a gain of approximately $5.4 million as a component of interest expense related to the change in fair value of one of our interest rate swap agreements that was deemed not highly effective. See Note 14 to our audited consolidated financial statements included elsewhere in this prospectus for further discussion of our interest rate swap agreements.

Gain on NCM Transaction.  During 2007, we recorded a gain of $210.8 million on the sale of a portion of our equity investment in NCM in conjunction with the initial public offering of NCM, Inc. common stock. Our ownership interest in NCM was reduced from approximately 25% to approximately 14% as part of this sale of stock in the offering. See Note 6 to our audited consolidated financial statements included elsewhere in this prospectus.

Gain on Fandango Transaction.  During 2007, we recorded a gain of $9.2 million as a result of the sale of our investment in stock of Fandango, Inc. See Note 8 to our audited consolidated financial statements included elsewhere in this prospectus.

Loss on Early Retirement of Debt.  During 2007, we recorded a loss on early retirement of debt of $8.0 million as a result of the repurchase of $332.1 million aggregate principal amount of our 9% senior subordinated notes and the related write-off of unamortized debt issue costs and the payment of premiums, fees and expenses. See Note 13 to our audited consolidated financial statements included elsewhere in this prospectus.

Distributions from NCM.  We recorded distributions received from NCM of $18.8 million during 2008 and $11.5 million during 2007, which were in excess of the carrying value of our investment. See Note 6 to our audited consolidated financial statements included elsewhere in this prospectus.

Income Taxes.  Income tax expense of $35.6 million was recorded for 2008 compared to $127.6 million recorded for 2007. The effective tax rate of 227.6% for 2008 reflects the impact of our 2008 goodwill impairment charges, which are not deductible for income tax purposes. The effective tax rate in 2008 net of the impact from the goodwill impairment charges would have been approximately 37.8%. The effective tax rate of 52.3% for 2007 reflects the impact of our 2007 goodwill impairment charges, which are not deductible for income tax purposes. The effective tax rate in 2007 net of the impact from the goodwill impairment charges would have been approximately 42.0%.

Analysis of Year Ended December 31, 2007 (Successor)

Revenues.  Total revenues were $1,682.8 million for the year ended December 31, 2007. The table below, presented by reportable operating segment, summarizes our revenue performance and certain key performance indicators that impact our revenues for the year ended December 31, 2007.

	U.S.	International
	Operating	Operating
	Segment	Segment	Consolidated

Admissions revenues (in millions)	$879.1	$208.4	$1,087.5
Concession revenues (in millions)	$424.4	$92.1	$516.5
Other revenues (in millions)(1)	$45.6	$33.2	$78.8
Total revenues (in millions)(1)	$1,349.1	$333.7	$1,682.8
Attendance (in millions)	151.7	61.0	212.7
Revenues per screen (in dollars)(1)	$376,771	$341,451	$369,200

(1)	U.S. operating segment revenues include eliminations of intercompany transactions with the international operating segment. See Note 22 of our audited consolidated financial statements included elsewhere in this prospectus.

•	Consolidated. Admissions revenues of $1,087.5 million was attributable to attendance of 212.7 million patrons and an average ticket price of $5.11. Concession revenues of $516.5 million was attributable to attendance of 212.7 million patrons and a concession revenues per patron rate of $2.43. The 2007 period was the first full year of operations that included the 77 Century theatres acquired on October 5, 2006. See Note 5 to our audited consolidated financial statements included elsewhere in this prospectus for discussion of the Century Acquisition. The attendance levels were reflective of the solid slate of films released during 2007 and new theatre openings. Average ticket prices and concession revenues per patron were reflective of price increases and favorable exchange rates in certain countries in which we operate.

•	U.S. Admissions revenues of $879.1 million was attributable to attendance of 151.7 million patrons for 2007 and an average ticket price of $5.79. Concession revenues of $424.4 million was attributable to attendance of 151.7 million patrons and a concession revenues per patron rate of $2.80. The 2007 period was the first full year of operations of the 77 Century theatres acquired on October 5, 2006. See Note 5 to our audited consolidated financial statements included elsewhere in this prospectus for discussion of the Century Acquisition. The attendance levels were reflective of the solid slate of films released during 2007 and new theatre openings. Average ticket prices and concession revenues per patron were reflective of price increases.

•	International. Admissions revenues of $208.4 million was attributable to attendance of 61.0 million patrons and an average ticket price of $3.42. Concession revenues of $92.1 million was attributable to attendance of 61.0 million patrons and a concession revenues per patron rate of $1.51. Attendance levels were reflective of new theatre openings and average ticket prices and concession revenues per patron were reflective of price increases and favorable exchange rates in certain countries in which we operate.

Cost of Operations.  The table below summarizes certain of our theatre operating costs by reportable operating segment (in millions).

	U.S.	International
	Operating	Operating
	Segment	Segment	Consolidated

Film rentals and advertising	$485.2	$104.5	$589.7
Concession supplies	$57.8	$23.3	$81.1
Salaries and wages	$146.7	$26.6	$173.3
Facility lease expense	$161.7	$51.0	$212.7
Utilities and other	$149.0	$42.3	$191.3

•	Consolidated. Film rentals and advertising costs were $589.7 million representing 54.2% of admissions revenues. Our film rental and advertising rate is reflective of higher than average rates on certain blockbuster sequels that were released during 2007. Concession supplies expense was $81.1 million representing 15.7% of concession revenues.

Salaries and wages were $173.3 million, which represents 10.3% of total revenues and is reflective of salaries and wages related to the 77 Century theatres acquired during the period from October 5, 2006 to December 31, 2006, an increase in minimum wages in the U.S., and new theatre openings. Facility lease expense was $212.7 million, which represented 12.6% of total revenues and included expenses related to the 77 Century theatres acquired on October 5, 2006, percentage rent related to the increased revenues and new theatre openings. Utilities and other costs was $191.3 million, which represented 11.4% of total revenues and included expenses related to the 77 Century theatres acquired on October 5, 2006 and new theatre openings. See Note 5 to our audited consolidated financial statements included elsewhere in this prospectus for discussion of the Century Acquisition.

•	U.S. Film rentals and advertising costs were $485.2 million representing 55.2% of admissions revenues. Film rentals and advertising costs reflected higher than average rates due to certain blockbuster sequels released during 2007. Concession supplies expense was $57.8 million representing 13.6% of concession revenues.

Salaries and wages were $146.7 million, which represented 10.9% of total revenues and was reflective of salaries and wages related to the 77 Century theatres acquired on October 5, 2006, an increase in minimum wages in the U.S., and new theatre openings. Facility lease expense was $161.7 million, which represented 12.0% of total revenues, and included expenses related to the 77 Century theatres, percentage rent related to the increased revenues and new theatre openings. Utilities and other costs were $149.0 million, which represented 11.0% of total revenues and included expenses related to the 77 Century theatres and new theatre openings. See Note 5 to our audited consolidated financial statements included elsewhere in this prospectus for discussion of the Century Acquisition.

•	International. Film rentals and advertising costs were $104.5 million, representing 50.1% of admissions revenues. Concession supplies expense was $23.3 million, representing 25.3% of concession revenues.

Salaries and wages were $26.6 million, representing 8.0% of total revenues, facility lease expense was $51.0 million, representing 15.3% of total revenues, and utilities and other costs was $42.3 million, representing 12.7% of total revenues, all of which included expenses related to new theatre openings.

General and Administrative Expenses.  General and administrative expenses were $78.7 million and included salaries, wages and related costs of $45.8 million, professional fees of $6.4 million, and service charges related to credit card activity of $7.4 million, all of which were reflective of the 77 Century theatres acquired on October 5, 2006. See Note 5 to our audited consolidated financial statements included elsewhere in this prospectus for discussion of the Century Acquisition.

Termination of Profit Participation Agreement.  Upon consummation of Cinemark Holdings’s initial public offering on April 24, 2007, we exercised our option to terminate the amended and restated profit participation agreement with our CEO Alan Stock and purchased Mr. Stock’s profit interest in two theatres on May 3, 2007 for a price of $6.9 million pursuant to the terms of the amended and restated profit participation agreement. In addition, we incurred $0.1 million of payroll taxes related to the termination. See Note 23 to our audited consolidated financial statements included elsewhere in this prospectus.

Depreciation and Amortization.  Depreciation and amortization expense, including amortization of favorable leases, was $151.7 million and included the impact of the Century Acquisition and new theatre openings. See Note 5 to our audited consolidated financial statements included elsewhere in this prospectus for discussion of the Century Acquisition.

Impairment of Long-Lived Assets.  We recorded asset impairment charges on assets held and used of $86.6 million, which consisted of $14.2 million of theatre properties, $67.7 million of goodwill associated with theatre properties, and $4.7 million of intangible assets associated with theatre properties, impacting twenty of our twenty four reporting units. The long-lived asset impairment charges recorded were specific to theatres that were directly and individually impacted by competition, adverse changes in market demographics, or adverse changes in the development or the conditions of the areas surrounding the theatre. The goodwill impairment charges taken during the year ended December 31, 2007 were primarily a result of the modification of the Company’s Exhibitor Services Agreement with NCM, which significantly reduced the contractual amounts paid to the Company (see Note 6 to our audited consolidated financial statements). See Notes 10 and 11 to our audited consolidated financial statements included elsewhere in this prospectus.

Gain on Sale of Assets and Other.  We recorded a gain on sale of assets and other of $3.0 million, which primarily related to the sale of real property associated with one theatre in the U.S.

Interest Expense.  Interest costs incurred, including amortization of debt issue costs, was $102.8 million. See Note 13 to our audited consolidated financial statements included elsewhere in this prospectus for a discussion of our long-term debt and related interest rates.

Gain on NCM Transaction.  We recorded a gain of $210.8 million on the sale of a portion of our equity investment in NCM in conjunction with the initial public offering of NCM, or the NCM Transaction, during 2007. Our ownership interest in NCM was reduced from approximately 25% to approximately 14% as part of this sale of stock in the offering. See Note 6 to our audited consolidated financial statements included elsewhere in this prospectus.

Gain on Fandango Transaction.  We recorded a gain of $9.2 million as a result of the sale of our investment in stock of Fandango, Inc. See Note 8 to our audited consolidated financial statements included elsewhere in this prospectus.

Loss on Early Retirement of Debt.  During 2007, we recorded a loss on early retirement of debt of $8.0 million which was a result of the repurchase of $332.1 million aggregate principal amount of our 9% senior subordinated notes, which resulted in the write-off of unamortized debt issue costs and the payment of premiums, fees and expenses. See Note 13 to our audited consolidated financial statements included elsewhere in this prospectus.

Distributions from NCM.  We recorded distributions received from NCM of $11.5 million during 2007, which were in excess of the carrying value of our investment. See Note 6 to our audited consolidated financial statements included elsewhere in this prospectus.

Income Taxes.  We recorded income tax expense of $127.6 million, which represented an effective tax rate of 52.3% The effective tax rate, net of the impact from the goodwill impairment charges, would have been approximately 42.0%. See Note 20 to our audited consolidated financial statements included elsewhere in this prospectus.

Analysis of Period from January 1, 2006 to October 4, 2006 (Predecessor)

Revenues.  Total revenues were $829.1 million for the period from January 1, 2006 to October 4, 2006. The table below, presented by reportable operating segment, summarizes our revenue performance and certain key performance indicators that impact our revenues for the period from January 1, 2006 to October 4, 2006:

	U.S.	International
	Operating	Operating
	Segment	Segment	Consolidated

Admissions revenues (in millions)	$370.4	$143.8	$514.2
Concession revenues (in millions)	$199.1	$61.1	$260.2
Other revenues (in millions)(1)	$36.8	$17.9	$54.7
Total revenues (in millions)(1)	$606.3	$222.8	$829.1
Attendance (in millions)	81.6	46.9	128.5
Revenues per screen (in dollars)(1)	$247,564	$240,583	$245,649

(1)	U.S. operating segment revenues include eliminations of intercompany transactions with the international operating segment. See Note 22 of our audited consolidated financial statements included elsewhere in this prospectus.

•	Consolidated. Admissions revenues of $514.2 million was attributable to attendance of 128.5 million patrons and an average ticket price of $4.00. Concession revenues of $260.2 million was attributable to attendance of 128.5 million patrons and a concession revenues per patron rate of $2.03.

•	U.S. Admissions revenues of $370.4 million was attributable to attendance of 81.6 million patrons and an average ticket price of $4.54. Concession revenues of $199.1 million was attributable to attendance of 81.6 million patrons and a concession revenues per patron rate of $2.44.

•	International. Admissions revenues of $143.8 million was attributable to attendance of 46.9 million patrons and an average ticket price of $3.06. Concession revenues of $61.1 million was attributable to attendance of 46.9 million patrons and a concession revenues per patron rate of $1.30.

Cost of Operations.  The table below summarizes certain of our theatre operating costs by reportable operating segment (in millions).

	U.S.	International
	Operating	Operating
	Segment	Segment	Consolidated

Film rentals and advertising	$203.1	$71.9	$275.0
Concession supplies	$26.3	$15.6	$41.9
Salaries and wages	$62.2	$16.8	$79.0
Facility lease expense	$75.9	$33.6	$109.5
Utilities and other	$72.3	$28.6	$100.9

•	Consolidated. Film rentals and advertising costs were $275.0 million, representing 53.5% of admissions revenues. Concession supplies expense was $41.9 million, representing 16.1% of concession revenues.

Salaries and wages was $79.0 million, representing 9.5% of total revenues, facility lease expense was $109.5 million, representing 13.2% of total revenues, and utilities and other costs were $100.9 million, representing 12.2% of total revenues.

•	U.S. Film rentals and advertising costs were $203.1 million, representing 54.8% of admissions revenues. Concession supplies expense was $26.3 million, representing 13.2% of concession revenues.

Salaries and wages were $62.2 million, representing 10.3% of total revenues, facility lease expense was $75.9 million, representing 12.5% of total revenues, and utilities and other costs were $72.3 million, representing 11.9% of total revenues, all of which reflected the impact of new theatre openings.

•	International. Film rentals and advertising costs were $71.9 million, representing 50.0% of admissions revenues. Concession supplies expense was $15.6 million, representing 25.5% of concession revenues.

Salaries and wages were $16.8 million, representing 7.5% of total revenues, facility lease expense was $33.6 million, representing 15.1% of total revenues, and utilities and other costs were $28.6 million, representing 12.8% of total revenues, all of which reflected the impact of new theatre openings.

General and Administrative Expenses.  General and administrative expenses were $45.9 million and included salaries, wages and related costs of $28.1 million, professional fees of $3.3 million, and service charges related to credit card activity of $3.2 million.

Depreciation and Amortization.  Depreciation and amortization expense, including amortization of favorable leases, was $60.0 million.

Impairment of Long-Lived Assets.  We recorded asset impairment charges on assets held and used of $5.7 million, which was for theatre properties located in six of our twenty four reporting units. The long-lived asset impairment charges recorded were specific to theatres that were directly and individually impacted by competition or adverse changes in market demographics. See Notes 10 and 11 to our audited consolidated financial statements included elsewhere in this prospectus.

Loss on Sale of Assets and Other.  We recorded a loss on sale of assets and other of $2.9 million, which primarily related to a loss on the exchange of a theatre in the United States with a third party, the write-off of intangible assets for closed theatres, lease termination fees incurred due totheatre closures and the replacement of certain theatre assets.

Interest Expense.  Interest costs incurred, including amortization of debt issue costs, was $38.0 million. See Note 13 to our audited consolidated financial statements included elsewhere in this prospectus for a discussion of our long-term debt and related interest rates.

Loss on Early Retirement of Debt.  We recorded a loss on early retirement of debt of approximately $0.9 million related to the repurchase of $10.0 million aggregate principal amount of our 9% senior subordinated notes. See Note 13 to our audited consolidated financial statements included elsewhere in this prospectus.

Income Taxes.  We recorded income tax expense of $20.9 million, which represented an effective tax rate of 28.5%. See Note 20 to our audited consolidated financial statements included elsewhere in this prospectus.

Analysis of Period from October 5, 2006 to December 31, 2006 (Successor)

Revenues.  Total revenues were $391.5 million for the period from October 5, 2006 to December 31, 2006. The table below, presented by reportable operating segment, summarizes our revenue performance and certain key performance indicators that impact our revenues for the period from October 5, 2006 to December 31, 2006:

	U.S.	International
	Operating	Operating
	Segment	Segment	Consolidated

Admissions revenues (in millions)	$207.6	$38.5	$246.1
Concession revenues (in millions)	$98.3	$17.3	$115.6
Other revenues (in millions)(1)	$22.5	$7.3	$29.8
Total revenues (in millions)(1)	$328.4	$63.1	$391.5
Attendance (in millions)	37.2	12.6	49.8
Revenues per screen (in dollars)(1)	$100,939	$66,203	$93,072

(1)	U.S. operating segment revenues include eliminations of intercompany transactions with the international operating segment. See Note 22 of our audited consolidated financial statements included elsewhere in this prospectus.

•	Consolidated. Admissions revenues of $246.1 million was attributable to attendance of 49.8 million patrons and an average ticket price of $4.94. Concession revenues of $115.6 million was attributable to attendance of 49.8 million patrons and concession revenues per patron rate of $2.32.

•	U.S. Admissions revenues of $207.6 million was attributable to attendance of 37.2 million patrons and an average ticket price of $5.59. Concession revenues of $98.3 million was attributable to attendance of 37.2 million patrons and a concession revenues per patron rate of $2.65.

•	International. Admissions revenues of $38.5 million was attributable to attendance of 12.6 million patrons and an average ticket price of $3.05. Concession revenues of $17.3 million was attributable to attendance of 12.6 million patrons and a concession revenues per patron rate of $1.37.

Cost of Operations.  The table below summarizes certain of our theatre operating costs by reportable operating segment (in millions).

	U.S.	International
	Operating	Operating
	Segment	Segment	Consolidated

Film rentals and advertising	$112.3	$18.7	$131.0
Concession supplies	$12.4	$4.7	$17.1
Salaries and wages	$33.6	$6.0	$39.6
Facility lease expense	$38.6	$9.7	$48.3
Utilities and other	$36.0	$7.9	$43.9

•	Consolidated. Film rentals and advertising costs were $131.0 million, representing 53.2% of admissions revenues. Concession supplies expense was $17.1 million, representing 14.8% of concession revenues.

Salaries and wages were $39.6 million, representing 10.1% of total revenues, facility lease expense was $48.3 million, representing 12.3% of total revenues, and utilities and other costs were $43.9 million, representing 11.2% of total revenues.

•	U.S. Film rentals and advertising costs were $112.3 million, representing 54.1% of admissions revenues. Concession supplies expense was $12.4 million, representing 12.6% of concession revenues.

Salaries and wages were $33.6 million, representing 10.2% of total revenues, facility lease expense was $38.6 million, representing 11.8% of total revenues, and utilities and other costs were $36.0 million, representing 11.0% of total revenues, all of which reflected the impact of new theatre openings.

•	International. Film rentals and advertising costs were $18.7 million, representing 48.6% of admissions revenues. Concession supplies expense was $4.7 million, representing 27.2% of concession revenues.

Salaries and wages were $6.0 million, representing 9.5% of total revenues, facility lease expense was $9.7 million, representing 15.4% of total revenues, and utilities and other costs were $7.9 million, representing 12.5% of total revenues, all of which reflected the impact of new theatre openings.

General and Administrative Expenses.  General and administrative expenses were $21.8 million and included salaries, wages and related costs of $12.3 million, professional fees of $2.3 million, and service charges related to credit card activity of $1.6 million.

Depreciation and Amortization.  Depreciation and amortization expense, including amortization of favorable leases, was $34.9 million.

Impairment of Long-Lived Assets.  We recorded asset impairment charges on assets held and used of $23.3 million, which consisted of $8.4 million of theatre properties, $13.6 million of goodwill associated with theatre properties, and $1.3 million of intangible assets associated with theatre properties, impacting thirteen of our twenty four reporting units. The long-lived asset impairment charges recorded were specific to theatres that were directly and individually impacted by competition or adverse changes in market demographics. See Notes 10 and 11 to our audited consolidated financial statements included elsewhere in this prospectus.

Loss on Sale of Assets and Other.  We recorded a loss on sale of assets and other of $2.3 million, which primarily related to the sale of real property associated with one of our U.S. theatres.

Interest Expense.  Interest costs incurred, including amortization of debt issue costs, was $31.7 million. See Note 13 to our audited consolidated financial statements included elsewhere in this prospectus for a discussion of our long-term debt and related interest rates.

Loss on Early Retirement of Debt.  We recorded a loss on early retirement of debt of approximately $5.8 million related to the refinancing of our existing term loan in connection with the Century Acquisition. See Notes 5 and 13 to our audited consolidated financial statements included elsewhere in this prospectus.

Income Taxes.  We recorded income tax expense of $7.8 million, which represented an effective tax rate of (111.6%). See Note 20 to our audited consolidated financial statements included elsewhere in this prospectus.

Liquidity and Capital Resources

Operating Activities

We primarily collect our revenues in cash, mainly through box office receipts and the sale of concessions. In addition, a majority of our theatres provide the patron a choice of using a credit card, in place of cash, which we convert to cash over a range from one to six days. Because our revenues are received in cash prior to the payment of related expenses, we have an operating “float” and historically have not required traditional working capital financing. Cash provided by operating activities amounted to $81.8 million, $80.6 million, $344.7 million and $219.8 million for the period from January 1, 2006 to October 4, 2006, for the period from October 5, 2006 to December 31, 2006, and for the years ended December 31, 2007 and 2008, respectively, and $122.7 million and $218.5 million for the nine months ended September 30, 2008 and 2009, respectively.

Investing Activities

Our investing activities have been principally related to the development and acquisition of additional theatres. New theatre openings and acquisitions historically have been financed with internally generated cash and by debt financing, including borrowings under our senior secured credit facility. Cash provided by (used for) investing activities amounted to $(76.4) million, $(555.4) million, $93.2 million, and $(94.9) million for the period from January 1, 2006 to October 4, 2006, the period from October 5, 2006 to December 31, 2006, and for the years ended December 31, 2007 and 2008, respectively, and $(58.5) million and $(145.4) million for the nine months ended September 30, 2008 and 2009, respectively. For the period from October 5, 2006 to December 31, 2006, $531.4 million of the cash used for investing activities related to the Century Acquisition. See Note 5 to our audited consolidated financial statements included elsewhere in this prospectus for discussion of the Century Acquisition. For the year ended December 31, 2007, $214.8 million of the cash provided by investing activities related to the proceeds received from NCM for the sale of a portion of our equity investment in NCM in conjunction with NCM Inc.’s initial public offering. See Note 6 to our audited consolidated financial statements included elsewhere in this prospectus for further discussion of the NCM Transaction.

Capital expenditures for the period from January 1, 2006 to October 4, 2006, the period from October 5, 2006 to December 31, 2006 and the years ended December 31, 2007 and 2008, and the nine months ended September 30, 2009 were as follows (in millions):

	New	Existing
Period	Theatres	Theatres	Total

Period from January 1, 2006 to October 4, 2006	$52.1	$25.8	$77.9
Period from October 5, 2006 to December 31, 2006	$16.7	$12.5	$29.2
Year Ended December 31, 2007	$113.3	$33.0	$146.3
Year Ended December 31, 2008	$69.9	$36.2	$106.1
Nine Months Ended September 30, 2009	$32.1	$53.5	$85.6

We continue to expand our U.S. theatre circuit. We acquired four theatres with 82 screens, built three theatres with 38 screens and closed four theatres with 20 screens during the nine months ended September 30, 2009. At September 30, 2009, we had signed commitments to open one new theatre with 16 screens in domestic markets during the remainder of 2009 and open six new theatres with 80 screens subsequent to 2009. We estimate the remaining capital expenditures for the development of these 96 domestic screens will be approximately $34 million. Actual expenditures for continued theatre development and acquisitions are subject to change based upon the availability of attractive opportunities.

We also continue to expand our international theatre circuit. We acquired one theatre with 15 screens, built five theatres with 29 screens and closed three theatres and 19 screens during the nine months ended September 30, 2009. At September 30, 2009, we had signed commitments to open two new theatres with 14 screens in international markets during the remainder of 2009 and open four new theatres with 32 screens subsequent to 2009. We estimate the remaining capital expenditures for the development of these 46 international screens will be approximately $23 million. Actual expenditures for continued theatre development and acquisitions are subject to change based upon the availability of attractive opportunities.

We plan to fund capital expenditures for our continued development with cash flow from operations, borrowings under our senior secured credit facility, from debt issuances, proceeds from sale leaseback transactions and/or sales of excess real estate.

Financing Activities

Cash provided by (used for) financing activities was $(45.7) million, $478.9 million, $(357.0) million, and $(29.3) million during the period from January 1, 2006 to October 4, 2006, the period from October 5, 2006 to December 31, 2006 and the years ended December 31, 2007 and 2008, respectively, and $(12.0) million and $(40.2) million for the nine months ended September 30, 2008 and 2009, respectively. For the period from October 5, 2006 to December 31, 2006, cash provided by financing activities primarily consists of $1,120.0 million of proceeds from the senior secured credit facility, partially offset by $360.0 million of cash utilized to pay off the long-term debt assumed in the Century Acquisition and $253.5 million of cash utilized to pay off our former senior secured credit facility. For the year ended December 31, 2007, cash used for financing activities primarily consisted of the repurchase of $332.1 million aggregate principal amount of our 9% senior subordinated notes.

We may from time to time, subject to compliance with our debt instruments, purchase on the open market our debt securities depending upon the availability and prices of such securities. Long term debt consisted of the following as of September 30, 2009 and December 31, 2008:

	September 30, 2009	December 31, 2008

Cinemark, USA, Inc. term loan	$1,086.4	$1,094.8
Cinemark USA, Inc. 8 5/8% senior notes due 2019(1)	458.7	—
Cinemark USA, Inc. 9% senior subordinated notes due 2013	0.2	0.2
Other long-term debt	1.3	2.2

Total long-term debt	1,546.6	1,097.2
Less current portion	12.5	12.5

Long-term debt, less current portion	$1,534.1	$1,084.7

(1)	Includes the $470.0 million aggregate principal amount of the 8.625% senior notes net of the discount of $11.3 million.

As of September 30, 2009 we had borrowings of $1,086.4 million outstanding on the term loans under our senior secured credit facility, $470.0 million aggregate principal amount outstanding under our 8.625% senior notes and approximately $0.2 million aggregate principal amount outstanding under the 9% senior subordinated notes, respectively. We had a minimum of approximately $121.5 million in available borrowing capacity under our revolving credit facility. The availability of our $150.0 million revolving credit facility may have recently been impacted by the insolvency of one of the lenders under our facility. As such, it is uncertain whether this lender would fund its $28.5 million commitment under the revolving credit facility.

As of September 30, 2009, our long-term debt obligations, scheduled interest payments on long-term debt, future minimum lease obligations under non-cancelable operating and capital leases, scheduled interest payments under capital leases and other obligations for each period indicated are summarized as follows:

	Payments Due by Period
		Less Than	1-3	4-5	After
Contractual Obligations	Total	One Year	Years	Years	5 Years
	(In millions)

Long-term debt(1)	$1,557.9	$12.5	$22.4	$1,053.0	$470.0
Scheduled interest payments on long-term debt(2)	575.9	74.5	148.4	106.5	246.5
Operating lease obligations	1,899.4	190.8	373.1	357.6	977.9
Capital lease obligations	142.0	7.1	14.9	18.6	101.4
Scheduled interest payments on capital leases	111.7	14.2	26.2	22.8	48.5
Employment agreements	9.9	3.3	6.6	—	—
Purchase commitments(3)	62.5	16.5	45.8	0.1	0.1
Current liability for uncertain tax positions(4)	10.8	10.8	—	—	—

Total obligations	$4,370.1	$329.7	$637.4	$1,558.6	$1,844.4

(1)	Includes the 8.625% senior notes in the aggregate principal amount of $470.0 million, excluding the discount of $11.3 million.

(2)	Amounts include scheduled interest payments on fixed rate and variable rate debt agreements. Estimates for the variable rate interest payments were based on interest rates in effect on September 30, 2009. The average interest rates on our fixed rate and variable rate debt were 7.6% and 2.1%, respectively, as of September 30, 2009.

(3)	Includes estimated capital expenditures associated with the construction of new theatres to which we were committed as of September 30, 2009.

(4)	The contractual obligations table excludes the long-term portion of our liability for uncertain tax positions of $15.5 million because we cannot make a reliable estimate of the timing of the related cash payments.

8.625% Senior Notes due 2019

On June 29, 2009, we issued $470.0 million aggregate principal amount of 8.625% senior notes due 2019 with an original issue discount of approximately $11.5 million, resulting in proceeds of approximately $458.5 million. The proceeds were primarily used to fund the repurchase of Cinemark, Inc.’s Existing Discount Notes discussed above. Interest is payable on June 15 and December 15 of each year beginning on December 15, 2009. See “— Description of Exchange Notes.”

Senior Secured Credit Facility

On October 5, 2006, we entered into a senior secured credit facility. Our senior secured credit facility provides for a seven year term loan facility of $1.12 billion and a $150 million revolving credit line that matures in six years unless our 9% senior subordinated notes have not been refinanced by August 1, 2012 with indebtedness that matures no earlier than seven and one-half years after the closing date of our senior secured credit facility, in which case the maturity date of our revolving credit line becomes August 1, 2012. The net proceeds of the term loans were used to finance a portion of the $531.2 million cash portion of the Century Acquisition, repay in full the $253.5 million outstanding under the former senior secured credit facility, repay approximately $360.0 million of existing indebtedness of Century and pay for related fees and expenses. Our revolving credit line was left undrawn at closing. The revolving credit line is used for general corporate purposes.

At September 30, 2009, there was $1,086.4 million outstanding under the term loan and no borrowings outstanding under our revolving credit line. We had a minimum of approximately $121.5 million in available borrowing capacity under our revolving credit facility. The availability of our $150.0 million revolving credit facility may have recently been impacted by the insolvency of one of the lenders under the facility. As such, it is uncertain whether we could borrow the portion that would be funded by this insolvent lender, which is approximately $28.5 million. The average interest rate on outstanding term loan borrowings under the senior secured credit facility at September 30, 2009 was 3.1% per annum.

Under the term loan, principal payments of $2.8 million are due each calendar quarter beginning December 1, 2006 through September 30, 2012 and increase to $263.2 million each calendar quarter from December 31, 2012 to maturity at October 5, 2013. Prior to the amendment to the senior secured credit facility discussed below, the term loans accrued interest, at our option, at: (A) the base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5 or (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.75% to 1.00% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 1.75% to 2.00% per annum, in each case as adjusted pursuant to our corporate credit rating.

Borrowings under the revolving credit line bear interest, at our option, at: (A) a base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5 and (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.50% to 1.00% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 1.50% to 2.00% per annum, in each case as adjusted pursuant to our consolidated net senior secured leverage ratio as defined in the credit agreement. We are required to pay a commitment fee calculated at the rate of 0.50% per annum on the average daily unused portion of the new revolving credit line, payable quarterly in arrears, which decreases to 0.375% per annum for any fiscal quarter in which our consolidated net senior secured leverage ratio on the last day of such fiscal quarter is less than 2.25 to 1.0.

On March 14, 2007, we amended our senior secured credit facility to, among other things, modify the interest rate on the term loan under the senior secured credit facility, modify certain prepayment terms and covenants, and facilitate the tender offer for the 9% senior subordinated notes. The term loan now accrues interest, at our option, at: (A) the base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5, or (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.50% to 0.75% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 1.50% to 1.75%, per annum. In each case, the margin is a function of the corporate credit rating applicable to the borrower. The interest rate on the revolving credit line was not amended. Additionally, the amendment removed any obligation to prepay amounts outstanding under the senior secured credit facility in an amount equal to the amount of the net cash proceeds received from the NCM Transaction or from excess cash flows, and imposed a 1% prepayment premium for one year on certain prepayments of the term loan.

Our obligations under the senior secured credit facility are guaranteed by Cinemark Holdings, Cinemark, Inc., and certain of our domestic subsidiaries and are secured by mortgages on certain fee and leasehold properties and security interests in substantially all of our and the guarantors’ personal property, including, without limitation, pledges of all of The Company’s capital stock, all of the capital stock of Cinemark, Inc., and certain of our domestic subsidiaries and 65% of the voting stock of certain of its foreign subsidiaries.

The senior secured credit facility contains usual and customary negative covenants for agreements of this type, including, but not limited to, restrictions on our ability, and in certain instances, our subsidiaries’ and Cinemark Holdings’s and Cinemark, Inc.’s ability, to consolidate or merge or liquidate; wind up or dissolve; substantially change the nature of its business; sell, transfer or dispose of assets; create or incur indebtedness; create liens; pay dividends; repurchase stock and voluntarily repurchase or redeem the Existing Discount Notes; and make capital expenditures and investments. The senior secured credit facility also requires us to satisfy a consolidated net senior secured leverage ratio covenant as determined in accordance with our senior secured credit facility.

The dividend restriction contained in the senior secured credit facility prevents us and any of our subsidiaries from paying a dividend or otherwise distributing cash to its stockholders unless (1) we are not in default, and the distribution would not cause us to be in default, under the senior secured credit facility; and (2) the aggregate amount of certain dividends, distributions, investments, redemptions and capital expenditures made since October 5, 2006, including dividends declared by the board of directors, is less than the sum of (a) the aggregate amount of cash and cash equivalents received by Cinemark Holdings or us as common equity since October 5, 2006, (b) our consolidated EBITDA minus 1.75 times its consolidated interest expense, each as defined in the senior secured credit facility, since October 1, 2006, (c) $150 million and (d) certain other amounts specified in our senior secured credit facility, subject to certain adjustments specified in the senior secured credit facility. The dividend restriction is subject to certain exceptions specified in the senior secured credit facility.

The senior secured credit facility also includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross-default, material ERISA events, certain types of change of control, material money judgments and failure to maintain subsidiary guarantees. If an event of default occurs, all commitments under the senior secured credit facility may be terminated and all obligations under the senior secured credit facility could be accelerated by the lenders, causing all loans outstanding (including accrued interest and fees payable thereunder) to be declared immediately due and payable.

See discussion of interest rate swap agreements under Quantitative and Qualitative Disclosures About Market Risk.

Former Senior Secured Credit Facility

On October 5, 2006, in connection with the Century Acquisition, the $253.5 million outstanding under the former senior secured credit facility was repaid in full with a portion of the proceeds from our current senior secured credit facility.

9% Senior Subordinated Notes

On February 11, 2003, we issued $150 million aggregate principal amount of 9% senior subordinated notes due 2013 and on May 7, 2003, we issued an additional $210 million aggregate principal amount of 9% senior subordinated notes due 2013, collectively referred to as the 9% senior subordinated notes. Interest is payable on February 1 and August 1 of each year.

Prior to 2006, we repurchased approximately $17.8 million aggregate principal amount of our 9% senior subordinated notes. The transaction was funded with available cash from operations.

During May 2006, as part of three open market purchases, we repurchased $10.0 million aggregate principal amount of our 9% senior subordinated notes for approximately $11.0 million, including accrued and unpaid interest. We funded the transactions with available cash from operations.

On March 6, 2007, we commenced a cash tender offer for any and all of the then outstanding $332.2 million aggregate principal amount of 9% senior subordinated notes. In connection with the tender offer, we solicited consents for certain proposed amendments to the indenture under which such notes were issued to remove substantially all restrictive covenants and certain events of default and other provisions. On March 20, 2007, the early settlement date, we repurchased $332.0 million aggregate principal amount of 9% senior subordinated notes and executed a supplemental indenture implementing the proposed amendments. We used the proceeds from the NCM Transaction and cash on hand to purchase the 9% senior subordinated notes tendered pursuant to the tender offer and consent solicitation. On April 3, 2007, we repurchased an additional $0.1 million aggregate principal amount of the 9% senior subordinated notes tendered after the early settlement date.

As of September 30, 2009, we had outstanding approximately $0.2 million aggregate principal amount of 9% senior subordinated notes. We may redeem the remaining 9% senior subordinated notes at our option at any time.

Covenant Compliance

As of September 30, 2009, we are in full compliance with all agreements, including all related covenants, governing our outstanding debt.

Ratings

We are rated by nationally recognized rating agencies. The significance of individual ratings varies from agency to agency. However, companies’ assigned ratings at the top end of the range have, in the opinion of certain rating agencies, the strongest capacity for repayment of debt or payment of claims, while companies at the bottom end of the range have the weakest capability. Ratings are always subject to change and there can be no assurance that our current ratings will continue for any given period of time. A downgrade of our debt ratings, depending on the extent, could increase the cost to borrow funds. Below are our latest ratings per category, which were current as of September 30, 2009.

Category	Moody’s	Standard and Poor’s

Cinemark USA, Inc. 8.625% Senior Notes	B3	B-
Cinemark USA, Inc. Senior Secured Credit Facility	Ba3	B

New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 157 (FASB Accounting Standards Codification [“ASC”] Topic 820), “Fair Value Measurements.” Among other requirements, this statement defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The statement applies whenever other statements require or permit assets or liabilities to be measured at fair value. SFAS No. 157 (FASB ASC Topic 820) was effective for us beginning January 1, 2008 (January 1, 2009 for nonfinancial assets and liabilities). Adoption of this statement did not have a significant impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 (FASB ASC Topic 825), “The Fair Value Option for Financial Assets and Financial Liabilities.” This statement provides companies with an option to report selected financial assets and liabilities at fair value that are not required to be measured at fair value. SFAS No. 159 (FASB ASC Topic 825) establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 (FASB ASC Topic 825) was effective for us beginning January 1, 2008. We did not elect the fair value option. Adoption of this statement did not have a significant impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R) (FASB ASC Topic 805), “Business Combinations.” This statement requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method); expands the definition of transactions and events that qualify as business combinations; requires that the acquired assets and liabilities, including contingencies, be recorded at the fair value determined on the acquisition date and changes thereafter reflected in income, not goodwill; changes the recognition timing for restructuring costs; and requires acquisition costs to be expensed as incurred rather than capitalized as part of the cost of the acquisition. Adoption of SFAS No. 141(R) (FASB ASC Topic 805) is required for business combinations that occur after December 15, 2008. Early adoption and retroactive application of SFAS No. 141(R) (FASB ASC Topic 805) to fiscal years preceding the effective date is not permitted. Adoption of this statement did not have a significant impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160 (FASB ASC Topic 810), “Noncontrolling Interest in Consolidated Financial Statements.” This statement establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will no longer be shown as a expense item for all periods presented, but will be included in consolidated net income on the face of the income statement. SFAS No. 160 (FASB ASC Topic 810) requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and the noncontrolling interest. SFAS No. 160 (FASB ASC Topic 810) clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS No. 160 (FASB ASC Topic 810) also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS No. 160 (FASB ASC Topic 810) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Upon adoption of this statement, we have recognized our noncontrolling interests as equity in the consolidated balance sheets, have reflected net income (loss) attributable to noncontrolling interests in consolidated net income (loss) and have provided a summary of changes in equity and a summary of comprehensive income (loss) attributable to The Company, our noncontrolling interests and in total.

In March 2008, the FASB issued SFAS No. 161 (FASB ASC Topic 815) “Disclosures about Derivative Instruments and Hedging Activities — an Amendment of FASB Statement No. 133.” This statement intends to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures about their impact on an entity’s financial position, financial performance, and cash flows. SFAS No. 161 (FASB ASC Topic 815) requires disclosures regarding the objectives for using derivative instruments, the fair values of derivative instruments and their related gains and losses, and the accounting for derivatives and related hedged items. SFAS No. 161 (FASB ASC Topic 815) was effective for fiscal years and interim periods beginning after November 15, 2008, with early adoption permitted. The adoption of SFAS No. 161 (FASB ASC Topic 815) did not impact our consolidated financial statements, and did not have a significant impact on our disclosures.

In April 2009, the FASB issued FASB Staff Position FAS 107-1 and APB 28-1 (FASB ASC Topic 825), “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”). FSP FAS 107-1 and APB 28-1 (FASB ASC Topic 825) require that disclosures about the fair value of financial instruments be included in the notes to financial statements issued during interim periods. Fair value information must be presented in the notes to financial statements together with the carrying amounts of the financial instruments. It must be clearly stated whether the amounts are assets or liabilities and how they relate to information presented in the balance sheet. The disclosures must include methods and significant assumptions used to estimate fair values, along with any changes in those methods and assumptions from prior periods. FSP FAS 107-1 and APB 28-1 (FASB ASC Topic 825) are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted. Upon adoption of FSP FAS-107-1 and APB 28-1 (FASB ASC Topic 825), the Company added a disclosure regarding the fair value of its long-term debt (see

Note 8 to the interim financial statements included in this registration statement). Below is a summary of the Company’s financial instruments, both of which are liabilities:

	September 30, 2009		December 31, 2008
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Debt(1)	$(1,546,624)	$(1,557,565)	$(1,097,144)	$(1,104,188)
Interest rate swap agreements(2)	$(20,347)	$(20,347)	$(24,781)	$(24,781)

(1)	See Note 8 to the interim financial statements included in this prospectus.

(2)	See Note 9 to the interim financial statements included in this prospectus.

In May 2009, the FASB issued SFAS No. 165 (FASB ASC Topic 855), “Subsequent Events” (“SFAS No. 165”). SFAS No. 165 (FASB ASC Topic 855) should not result in significant changes in the subsequent events that an entity reports. Rather, SFAS No. 165 introduces the concept of financial statements that are available to be issued. Financial statements are considered available to be issued when they are complete in a form and format that complies with generally accepted accounting principles and all approvals necessary for issuance have been obtained. SFAS No. 165 (FASB ASC Topic 855) was effective for interim or annual financial periods ending after June 15, 2009. The adoption of SFAS No. 165 (FASB ASC Topic 855) did not have a significant impact on the Company’s condensed consolidated financial statements. The Company has evaluated events through November 11, 2009, the last business day before the financial statements were issued and the date on which they were available to be issued.

In June 2009, the FASB issued SFAS No. 168 (FASB ASC Topic 105), “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 168”), which authorizes the Codification as the sole source for authoritative generally accepted accounting principles in the U.S. (“U.S. GAAP”). SFAS No. 168 (FASB ASC Topic 105) is effective for financial statements issued for reporting periods that end after September 15, 2009. Once SFAS No. 168 (FASB ASC Topic 105) is effective, it will supersede all accounting standards in U.S. GAAP, aside from those issued by the SEC. SFAS No. 168 (FASB ASC Topic 105) replaces SFAS No. 162 to establish a new hierarchy of GAAP sources for non-governmental entities under the FASB Accounting Standards Codification. The adoption of SFAS No. 168 (FASB ASC Topic 105) is not expected to have a significant impact on the Company’s condensed consolidated financial statements.

Seasonality

Our revenues have historically been seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, the most successful motion pictures have been released during the summer, extending from May to mid-August, and during the holiday season, extending from Thanksgiving through year-end. The unexpected emergence of a hit film during other periods can alter this seasonality trend. The timing of such film releases can have a significant effect on our results of operations, and the results of one quarter are not necessarily indicative of results for the next quarter or for the same period in the following year.

Quantitative and Qualitative Disclosures About Market Risk

We have exposure to financial market risks, including changes in interest rates, foreign currency exchange rates and other relevant market prices.

Interest Rate Risk

We are currently party to variable rate debt facilities. An increase or decrease in interest rates would affect our interest expense relating to our variable rate debt facilities. At September 30, 2009, there was an aggregate of approximately $787.7 million of variable rate debt outstanding under these facilities, which excludes $300.0 million of our term loan that is hedged with our interest rate swap agreements as discussed below. Based on the interest rates in effect on the variable rate debt outstanding at September 30, 2009, a

100 basis point increase in market interest rates would increase our annual interest expense by approximately $7.9 million.

During 2007 and 2008, we entered into three interest rate swap agreements. The interest rate swap agreements qualify for cash flow hedge accounting. The fair values of the interest rate swaps are recorded on our consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps’ gains or losses reported as a component of accumulated other comprehensive income (loss) and the ineffective portion reported in earnings.

In March 2007, we entered into two interest rate swap agreements with effective dates of August 13, 2007 and terms of five years each. The interest rate swaps were designated to hedge approximately $500.0 million of our variable rate debt obligations. Under the terms of the interest rate swap agreements, we pay fixed rates of 4.918% and 4.922% on $375.0 million and $125.0 million, respectively, of variable rate debt and receive interest at a variable rate based on the 3-month LIBOR. The 3-month LIBOR rate on each reset date determines the variable portion of the interest rate swaps for the three-month period following the reset date. No premium or discount was incurred upon us entering into the interest rate swaps because the pay and receive rates on the interest rate swaps represented prevailing rates for each counterparty at the time the interest rate swaps were consummated.

On September 14, 2008, the counterparty to our $375.0 million interest rate swap agreement filed for bankruptcy protection. As a result, we determined that on September 15, 2008, when the counterparty’s credit rating was downgraded, the interest rate swap was no longer highly effective. On October 1, 2008, we terminated this interest rate swap.

On October 3, 2008, we entered into one interest rate swap agreement with an effective date of November 14, 2008 and a term of four years. The interest rate swap was designated to hedge approximately $100.0 million of our variable rate debt obligations under our senior secured credit facility for three years and $75.0 million of our variable rate debt obligations under our senior secured credit facility for four years. Under the terms of the interest rate swap agreement, we pay a fixed rate of 3.63% on $175.0 million of variable rate debt and receive interest at a variable rate based on the 1-month LIBOR. The 1-month LIBOR rate on each reset date determines the variable portion of the interest rate swap for the one-month period following the reset date. No premium or discount was incurred by us upon entering into the interest rate swap because the pay and receive rates on the interest rate swap represented prevailing rates for the counterparty at the time the interest rate swap was consummated.

The table below provides information about our fixed rate and variable rate long-term debt agreements as of September 30, 2009:

									Average
	Expected Maturity for the Twelve-Month Periods Ending September 30,								Interest
	2010	2011	2012	2013	2014	Thereafter	Total	Fair Value	Rate
	(In millions)

Fixed rate(1)	$—	$—	$—	$37.0	$263.2	$470.0	$770.2	$769.5	7.6%
Variable rate	12.5	11.2	11.2	752.8	—	—	787.7	788.1	2.1%

Total debt	$12.5	$11.2	$11.2	$789.8	$263.2	$470.0	$1,557.9	$1,557.6

(1)	Includes $300.0 million of our term loan, which represents the debt hedged with our interest rate swap agreements.

Foreign Currency Exchange Rate Risk

We are also exposed to market risk arising from changes in foreign currency exchange rates as a result of our international operations. Generally, we export from the U.S. certain of the equipment and construction interior finish items and other operating supplies used by our international subsidiaries. A majority of the revenues and operating expenses of our international subsidiaries are transacted in the country’s local currency. U.S. GAAP requires that our subsidiaries use the currency of the primary economic environment in which they operate as their functional currency. If our subsidiaries operate in a highly inflationary economy, U.S. GAAP requires that the U.S. dollar be used as the functional currency for the subsidiary. Currency fluctuations in the countries in which we operate result in us reporting exchange gains (losses) or foreign currency translation adjustments. Based upon our equity ownership in our international subsidiaries as of September 30, 2009, holding everything else constant, a 10% immediate, simultaneous, unfavorable change in all of the foreign currency exchange rates to which we are exposed, would decrease the aggregate net book value of our investments in our international subsidiaries by approximately $38 million and would have decreased the aggregate net income of our international subsidiaries for the year ended December 31, 2008 and for the nine month period ended September 30, 2009 by approximately $3 million and $5 million, respectively.

BUSINESS

Our Company

Cinemark is the second largest motion picture exhibitor in the world in terms of both attendance and the number of screens in operation, with theatres in the United States, or U.S., Canada, Brazil, Mexico, Chile, Colombia, Argentina, Peru, Ecuador, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Guatemala. The Company also managed theatres in the U.S., Brazil and Colombia as of September 30, 2009.

We manage our business under two operating segments — U.S. markets and international markets, in accordance with Statement of Financial Accounting Standards, or SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information.” See Note 22 to our audited consolidated financial statements and Note 15 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Our principal executive offices are at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. Our telephone number is (972) 665-1000. We maintain a corporate Web site at www.cinemark.com. The information on our Web site does not constitute part of this prospectus.

Description of Business

We are the second largest motion picture exhibitor in the world in terms of both attendance and number of screens in operation. We operated 426 theatres and 4,908 screens in the U.S. and Latin America as of September 30, 2009, and approximately 211.3 million patrons attended our theatres worldwide during the year ended December 31, 2008. Our circuit is the third largest in the U.S. with 296 theatres and 3,842 screens in 39 states and one Canadian province. We are the most geographically diverse circuit in Latin America with 130 theatres and 1,066 screens in 13 countries. Our modern theatre circuit features stadium seating in approximately 84% of our first-run auditoriums.

We selectively build or acquire new theatres in markets where we can establish and maintain a strong market position. We believe our portfolio of modern theatres provides a preferred destination for moviegoers and contributes to our significant cash flows from operating activities. Our significant presence in the U.S. and Latin America has made us an important distribution channel for movie studios, particularly as they look to increase revenues generated in Latin America. Our market leadership is attributable in large part to our senior executives, who average approximately 34 years of industry experience and have successfully navigated us through multiple business cycles.

We grew our total revenue per patron at a CAGR during the last three fiscal years of 10.2%, the highest among the three largest U.S. motion picture exhibitors. Revenues, operating income and net income (loss) attributable to Cinemark USA, Inc. for the year ended December 31, 2008, were $1,742.3 million, $61.4 million and $(23.8) million, respectively, and were $1,440.1 million, $178.0 million and $89.3 million, respectively, for the nine months ended September 30, 2009. At September 30, 2009, we had cash and cash equivalents of $358.8 million and long-term debt of $1,546.6 million. Approximately $787.7 million, or 51% of our total long-term debt accrues interest at variable rates.

Motion Picture Industry Overview

Domestic Markets

The U.S. motion picture exhibition industry has a track record of long-term growth, with box office revenues growing at an estimated CAGR of 5.2% from 1992 to 2008. Against this background of steady long-term growth, the exhibition industry has experienced periodic short-term increases and decreases in attendance, and consequently box office revenues. According to industry sources, in 2008, the motion picture exhibition industry experienced its best performance in history, with total box office revenues exceeding the record breaking 2007 box office revenues. One of the films released during 2008, The Dark Knight, which grossed over $500 million in domestic box office revenues, broke several box office revenue records, including the single day box office revenue record on its opening day and the single film three-day weekend record during its opening weekend. Films released during the nine months ended September 30, 2009 included Ice Age: Dawn of the Dinosaurs, Harry Potter and the Half-Blood Prince, G.I. Joe: The Rise of the Cobra, Transformers: Revenge of the Fallen, Disney Pixar’s Up, Star Trek, The Hangover, Night at the Museum 2: Battle of the Smithsonian, Monsters vs. Aliens, X-Men Origins: Wolverine, Taken, Cloudy with a Chance of Meatballs, The Proposal, and Fast & Furious. Film releases scheduled for the remainder of 2009 include Twilight 2: New Moon, Alvin and the Chipmunks: The Squeakuel, Paranormal Activity, Where the Wild Things Are, 2012, Old Dogs, Sherlock Holmes, The Lovely Bones, The Princess and the Frog, and 3-D movies such as Avatar and A Christmas Carol.

The following table represents the results of a survey by MPAA published during March 2009, outlining the historical trends in U.S. box office revenues for the ten year period from 1998 to 2008:

	U.S. Box		Average Ticket
Year	Office Revenues	Attendance	Price
	($ in millions)	(In millions)

1998	$6,760	1,438	$4.69
1999	$7,314	1,440	$5.08
2000	$7,468	1,383	$5.39
2001	$8,125	1,438	$5.66
2002	$9,272	1,599	$5.81
2003	$9,165	1,521	$6.03
2004	$9,215	1,484	$6.21
2005	$8,832	1,376	$6.41
2006	$9,138	1,395	$6.55
2007	$9,629	1,400	$6.88
2008	$9,791	1,364	$7.18

International Markets

International growth also continues to be consistent. According to MPAA, international box office revenues were $18.3 billion for the year ended December 31, 2008, resulting in a CAGR of 10.9% from 2003 to 2008, which is a result of increasing acceptance of movie going as a popular form of entertainment throughout the world, ticket price increases and new theatre construction.

Growth in Latin America is expected to continue to be fueled by a combination of continued development of modern theatres, growing populations, attractive demographics (i.e., a significant teenage population), quality product from Hollywood and the emergence of a local film industry. In many Latin American countries the local film industry had been dormant because of the lack of sufficient theatres to exhibit the film product. The development of new modern multiplex theatres has revitalized the local film industry and, in Mexico, Brazil and Argentina, successful local film product often provides incremental growth opportunities.

We believe many international markets for theatrical exhibition have historically been underserved and that certain of these markets, especially those in Latin America, will continue to experience growth as additional modern stadium-styled theatres are introduced.

Drivers of Continued Industry Success

We believe the following market trends will drive the continued growth and strength of our industry:

Importance of Theatrical Success in Establishing Movie Brands and Subsequent Markets.  Theatrical exhibition is the primary distribution channel for new motion picture releases. A successful theatrical release which “brands” a film is one of the major factors in determining its success in “downstream” markets, such as DVDs, network and syndicated television, video on-demand, pay-per-view television and the Internet.

Increased Importance of International Markets for Box Office Success.  International markets continue to be an increasingly important component of the overall box office revenues generated by

Hollywood films, accounting for $18.3 billion, or 65% of 2008 total worldwide box office revenues according to MPAA. With continued growth of the international motion picture exhibition industry, we believe the relative contribution of markets outside North America will become even more significant.

Stable Long-Term Attendance Trends.  We believe that long-term trends in motion picture attendance in the U.S. will continue to benefit the industry. According to Nielsen Entertainment/NRG, 77% of moviegoers stated their overall theatre experience in 2007 was time and money well spent.

Convenient and Affordable Form of Out-Of-Home Entertainment.  Moviegoing continues to be one of the most convenient and affordable forms of out-of-home entertainment, with an estimated average ticket price in the U.S. of $7.18 in 2008. Average prices in 2008 for other forms of out-of-home entertainment in the U.S., including sporting events and theme parks, range from approximately $23.50 to $71.00 per ticket according to MPAA. Movie ticket prices have risen at approximately the rate of inflation, while ticket prices for other forms of out-of-home entertainment have increased at higher rates.

Innovation with Digital Technology.  The industry has begun to convert to the use of digital projection technology, which will allow exhibitors to expand their product offerings. Digital technology will allow the presentation of 3-D content and alternative entertainment venues such as live sports programs, the opera and concert events. These additional programming alternatives may enhance the level of patronage for exhibitors.

Competitive Strengths

We believe the following strengths allow us to compete effectively:

Disciplined Operating Philosophy.  We generated operating income and net loss attributable to Cinemark USA, Inc. of $61.4 million and $(23.8) million, respectively, for the year ended December 31, 2008. Our net loss for the year ended December 31, 2008 was primarily due to $113.5 million of noncash impairment charges. We generated operating income and net income attributable to Cinemark USA, Inc. of $178.0 million and $89.3 million, respectively, for the nine months ended September 30, 2009. Our solid operating performance is a result of our disciplined operating philosophy that centers on building high quality assets, while negotiating favorable theatre level economics and controlling theatre operating costs. As a result, we grew our admissions and concession revenues per patron at the highest CAGR during the last three fiscal years among the three largest U.S. motion picture exhibitors.

Leading Position in Our U.S. Markets.  We have a leading market share in the U.S. metropolitan and suburban markets we serve. For the year ended December 31, 2008, we ranked either first or second based on box office revenues in 21 out of our top 25 U.S. markets, including the San Francisco Bay Area, Dallas, Houston and Salt Lake City.

Strategically Located in Heavily Populated Latin American Markets.  Since 1993, we have invested throughout Latin America in response to the continued growth of the region. We currently operate 130 theatres and 1,066 screens in 13 countries. Our international screens generated revenues of $385.8 million for the year ended December 31, 2008. We have successfully established a significant presence in major cities in the region, with theatres in 13 of the 15 largest metropolitan areas. With a geographically diverse circuit, we are an important distribution channel to the movie studios. The projected annual population growth for the Latin American countries in which we operate ranges from 1% to 2% for each of the next three years. We are well-positioned with our modern, large-format theatres to take advantage of these factors for further growth and diversification of our revenues.

State-of-the-Art Theatre Circuit.  We offer state-of-the-art theatres, which we believe makes our theatres a preferred destination for moviegoers in our markets. We feature stadium seating in approximately 84% of our first-run auditoriums. During 2008, we continued our expansion by adding 203 new screens. During the nine months ended September 30, 2009, we added 164 screens. We currently have commitments to build 142 additional screens over the next three years.

Solid Balance Sheet and Significant Cash Flow from Operating Activities.  We generate significant cash flow from operating activities as a result of several factors, including predictable revenues, a geographically diverse and modern theatre circuit, and management’s ability to control costs. Additionally, our ownership of land and buildings for 43 of our theatres is a strategic advantage that enhances our cash flows. We believe our expected level of cash flow generation will provide us with the strategic and financial flexibility to pursue growth opportunities, support our debt payments and make dividend payments to our parent company stockholders. As of September 30, 2009, we had cash and cash equivalents of $358.8 million.

Experienced Management.  Led by Chairman and founder Lee Roy Mitchell, Chief Executive Officer Alan Stock, President and Chief Operating Officer Timothy Warner and Chief Financial Officer Robert Copple, our management team has an average of approximately 34 years of theatre operating experience executing a focused strategy which has led to consistent operating results. This management team has successfully navigated us through many industry and economic cycles.

Our Strategy

We believe our disciplined operating philosophy and experienced management team will enable us to continue to enhance our leading position in the motion picture exhibition industry. Key components of our strategy include:

Establish and Maintain Leading Market Positions.  We will continue to seek growth opportunities by building or acquiring modern theatres that meet our strategic, financial and demographic criteria. We will continue to focus on establishing and maintaining a leading position in the markets we serve.

Continue to Focus on Operational Excellence.  We will continue to focus on achieving operational excellence by controlling theatre operating costs while continuing to provide leading customer service. Our margins reflect our track record of operating efficiency.

Selectively Build in Profitable, Strategic Latin American Markets.  Our international expansion will continue to focus primarily on Latin America through construction of modern, state-of-the-art theatres in growing urban markets.

Theatre Operations

As of September 30, 2009, we operated 426 theatres and 4,908 screens in 39 states, one Canadian province and 13 Latin American countries. Our theatres in the U.S. are primarily located in mid-sized U.S. markets, including suburbs of major metropolitan areas. We believe these markets are generally less competitive and generate high, stable margins. Our theatres in Latin America are primarily located in major metropolitan markets, which we believe are generally underscreened. The following tables summarize the geographic locations of our theatre circuit as of September 30, 2009.

United States Theatres

	Total	Total
State	Theatres	Screens

Texas	79	1,024
California	63	762
Ohio	20	223
Utah	13	169
Nevada	10	154
Illinois	9	128
Colorado	8	127
Kentucky	8	95
Arizona	7	106
Oregon	7	102

	Total	Total
State	Theatres	Screens

Oklahoma	6	67
Indiana	6	58
Florida	5	98
Louisiana	5	74
Pennsylvania	5	73
New Mexico	4	54
Virginia	4	52
North Carolina	4	41
Mississippi	3	41
Iowa	3	37
Arkansas	3	30
Washington	2	30
Georgia	2	27
New York	2	27
South Carolina	2	22
West Virginia	2	22
Maryland	1	24
Kansas	1	20
Michigan	1	16
Alaska	1	16
New Jersey	1	16
Missouri	1	15
South Dakota	1	14
Tennessee	1	14
Wisconsin	1	14
Massachusetts	1	12
Delaware	1	10
Minnesota	1	8
Montana	1	8

Total United States	295	3,830
Canada	1	12

Total	296	3,842

International Theatres

	Total	Total
Country	Theatres	Screens

Brazil	46	388
Mexico	31	296
Central America(1)	12	81
Chile	11	87
Colombia	11	64
Argentina	9	74
Peru	6	50
Ecuador	4	26

Total	130	1,066

(1)	Includes Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Guatemala.

We first entered Latin America when we began operating movie theatres in Chile in 1993 and Mexico in 1994. Since then, through our focused international strategy, we have developed into the most geographically diverse theatre circuit in the region. We have balanced our risk through a diversified international portfolio, currently operating theatres in 13 of the 15 largest metropolitan areas in Latin America. In addition, we have achieved significant scale in Brazil and Mexico, the two largest Latin American economies, with 388 screens in Brazil and 296 screens in Mexico as of September 30, 2009.

We believe that certain markets within Latin America continue to be underserved as penetration of movie screens per capita in Latin American markets is substantially lower than in the U.S. and European markets. We will continue to build and expand our presence in underserved international markets, with emphasis on Latin America, and fund our expansion primarily with cash flow generated in those markets. We are able to mitigate exposure to currency fluctuations by using local currencies to fund substantially all costs of our international operations, including film and facility lease expense. Our geographic diversity throughout Latin America has allowed us to maintain consistent revenue growth, notwithstanding currency and economic fluctuations that may affect any particular market. Our international revenues were approximately $385.8 million during 2008 versus $333.6 million during 2007.

Film Licensing

In the U.S., we license films on a theatre-by-theatre and film-by-film basis from film distributors that are owned by major film production companies or from independent film distributors that distribute films for smaller production companies. For new release films, film distributors typically establish geographic zones and offer each available film to one theatre in each zone. The size of a film zone is generally determined by the population density, demographics and box office revenue potential of a particular market or region. We currently operate theatres in 247 first run film zones in the U.S. New film releases are licensed at the discretion of the film distributors. As the sole exhibitor in approximately 87% of the first run film zones in which we operate, we have maximum access to film product, which allows us to select those pictures which we believe will be the most successful in our markets from those offered to us by distributors. We usually license films on an allocation basis in film zones where we face competition.

In the international markets in which we operate, distributors do not allocate films to a single theatre in a geographic film zone, but allow competitive theatres to play the same films simultaneously. In these markets, films are still licensed on a theatre-by-theatre and film-by-film basis. Our theatre personnel focus on providing excellent customer service, and we provide a modern facility with the most up-to-date sound systems, comfortable stadium-style seating and other amenities typical of modern American-style multiplexes, which we believe gives us a competitive advantage in markets where competing theatres play the same films. Of the 1,066 screens that we operate in international markets, approximately 72% have no direct competition from other theatres.

Our film rental licenses in the U.S. typically specify that rental fees are based on the applicable box office receipts and either the mutually agreed upon firm terms or a sliding scale formula, which are established prior to the opening of the film, or a mutually agreed upon settlement, which occurs at the conclusion of the film run, subject to the film licensing agreement. Under a firm terms formula, we pay the distributor a specified percentage of box office receipts, which reflects either a mutually agreed upon aggregate rate for the life of the film or rates that decline over the term of the run. Under the sliding scale formula, film rental is paid as a percentage of box office revenues using a pre-determined matrix based upon box office performance of the film. The settlement process allows for negotiation of film rental fees upon the conclusion of the film run based upon how the film performs. Internationally, our film rental licenses are primarily based on mutually agreed upon firm terms established prior to the opening of the picture. The film rental percentages paid by our international locations are generally lower than in the U.S. markets and gradually decline over a period of several weeks.

We operate six art theatres with 21 screens under the CineArts brand. We also regularly play art and independent films at many of our other theatres, providing a variety of film choices to our patrons. Operating under the CineArts brand and bringing art and independent films to our other brands, allows us to benefit from the growth in the art and independent market driven by the more mature patron and the increased interest in art, foreign and documentary films. High profile film festivals, such as the Sundance Film Festival, have contributed to growth and interest in this genre. Recent hits such as Slumdog Millionaire and Doubt have demonstrated the box office potential of art and independent films.

Concessions

Concession sales are our second largest revenue source, representing approximately 31% of total revenues for the year ended December 31, 2008 and the nine months ended September 30, 2009. Concession sales have a much higher margin than admissions sales. We have devoted considerable management effort to increase concession sales and improve operating margins. These efforts include implementation of the following strategies:

•	Optimization of product mix. We offer concession products that primarily include various sizes of popcorn, soft drinks and candy. Different varieties and flavors of candy and soft drinks are offered at theatres based on preferences in that particular geographic region. Our point of sale system allows us to monitor product sales and make changes to product mix as necessary. Specially priced combos and promotions are launched on a regular basis to increase average concession purchases as well as to attract new buyers.

•	Staff training. Employees are continually trained in “suggestive-selling” and “upselling” techniques. Consumer promotions conducted at the concession stand usually include a motivational element that rewards theatre staff for exceptional combo sales during the period.

•	Theatre design. Our theatres are designed to optimize efficiencies at the concession stands, which include multiple service stations to facilitate serving more customers more quickly. We strategically place large concession stands within theatres to heighten visibility, reduce the length of concession lines, and improve traffic flow around the concession stands. Some of our concession areas are designed as self-service stations which allow customers to select their own refreshments and proceed to the cash register when they are ready. This design presents efficient service, enhanced choice and superior visibility of concession items. Concession designs in many of our new theatres have incorporated the self-service model and the associated benefits.

•	Cost control. We negotiate prices for concession supplies directly with concession vendors and manufacturers to obtain bulk rates. Concession supplies are distributed through a national distribution network. The concession distributor supplies and distributes inventory to the theatres, who place orders directly with the vendors to replenish stock.

Participation in National CineMedia

In March 2005, Regal and AMC formed NCM, and on July 15, 2005, we joined NCM, as one of the founding members. NCM operates an in-theatre digital network in the U.S. The digital network consists of projectors used to display advertising and other non-film events. NCM’s primary activities that impact us include:

•	advertising through its branded “First Look” pre-feature entertainment program, and lobby promotions and displays,

•	live and pre-recorded networked and single-site meetings and events, and

•	live and pre-recorded concerts, sporting events and other non-film entertainment programming.

We believe that the reach, scope and digital delivery capability of NCM’s network provides an effective platform for national, regional and local advertisers to reach an engaged audience. We receive a monthly theatre access fee for participation in the NCM network. In addition, we are entitled to receive mandatory quarterly distributions of excess cash from NCM. We currently have an approximate 15% interest in NCM. See Note 6 to our audited consolidated financial statements included elsewhere in this prospectus.

In our international markets, we generally outsource our screen advertising to local companies who have established relationships with local advertisers that provide similar benefits as NCM.

Participation in Digital Cinema Implementation Partners

On February 12, 2007, Cinemark, AMC and Regal, entered into a joint venture known as Digital Cinema Implementation Partners LLC, or DCIP, to facilitate the implementation of digital cinema in our theatres and to establish agreements with major motion picture studios for the financing of digital cinema. Future digital cinema developments will be managed by DCIP, subject to certain approvals by us, AMC and Regal.

As of the date of this prospectus, DCIP had signed long-term agreements with six studios for the deployment of digital projection systems in movie theatres in North America. These agreements are the first of a number of agreements that DCIP intends to enter into with all of the major studios and independent distribution companies to ensure the widespread roll-out of digital technology. In accordance with these agreements, the digital projection systems deployed by DCIP will comply with the technology and security specifications developed by the Digital Cinema Initiatives studio consortium. DCIP is currently working with lenders and equity sources to finance the planned deployment of digital systems.

Marketing

In the U.S., we rely on newspaper display advertisements, paid for by film distributors, newspaper directory film schedules, generally paid for by us, and Internet advertising, which has emerged as the primary media source to inform patrons of film titles and showtimes. Radio and television advertising spots, generally paid for by film distributors, are used to promote certain motion pictures and special events. We also exhibit previews of coming attractions and films presently playing on the other screens in our theatres or markets. We offer patrons access to movie times, the ability to buy and print their tickets at home and purchase gift cards and other advanced sale-type certificates at our Web site www.cinemark.com. The Internet is becoming a popular way to view movie previews. We use monthly web contests with film distributor partners to drive traffic to our Web site and to ensure that customers visit often. In addition, we work on a regular basis with all of the film distributors to promote their films with local, regional and national programs that are exclusive to our theatres. These programs may involve customer contests, cross-promotions with third parties, media on-air tie-ins and other means to increase traffic to a particular film showing at one of our theatres.

Internationally, we exhibit upcoming and current film previews on screen, we implement co-promotions with film distributors and promote and advertise our new locations through various forms of media and events. We partner with large multi-national corporations in the large metropolitan areas in which we have theatres, to promote our brand, our image and to increase attendance levels at our theatres. Our customers are encouraged to register on our Web site to receive weekly information by email for showtime information, invitations to special screenings, sponsored events and promotional information. In addition, our customers can request to receive showtime information on their cell phones. We also have loyalty programs in certain of our international markets that allow customers to pay a nominal fee for a membership card that provides them with certain admissions and concession discounts.

Our marketing departments also focus on maximizing ancillary revenue, which includes the sale of our gift cards and our SuperSaver discount tickets. We market these programs to business representatives such as realtors, human resource managers, incentive program managers and hospital and pharmaceutical personnel. Gift cards can be purchased at our theatres or online through our Web site. SuperSavers are also sold online at our Web site or over the phone, fax or email by our local corporate offices and are also available at certain retailers in the U.S.

Online Sales

Our patrons may purchase advance tickets for all of our domestic screens and approximately one half of our international screens by accessing our corporate Web site at www.cinemark.com. Advance tickets may also be purchased for our domestic screens at www.fandango.com. Our Internet initiatives help improve customer satisfaction, allowing patrons who purchase tickets over the Internet to often bypass lines at the box office by printing their tickets at home or picking up their tickets at kiosks in the theatre lobby.

Point of Sale Systems

We have developed our own proprietary point of sale system to enhance our ability to maximize revenues, control costs and efficiently manage operations. The system is currently installed in all of our U.S. theatres and our one Canadian theatre. The point of sale system provides corporate management with real-time admissions and concession revenues reports that allow us to make timely changes to movie schedules, including extending film runs, increasing the number of screens on which successful movies are being played, or substituting films when gross receipts do not meet expectations. Real-time seating and box office information is available to box office personnel, preventing overselling of a particular film and providing faster and more accurate responses to customer inquiries regarding showtimes and available seating. The system tracks concession sales, provides in-theatre inventory reports for efficient inventory management and control, offers numerous ticket pricing options, integrates Internet ticket sales and processes credit card transactions. Barcode scanners, pole displays, touch screens, credit card readers and other equipment are integrated with the system to enhance its functions. In our international locations, we currently use other point of sale systems that have either been developed internally or by third parties, which have been certified as compliant with applicable governmental regulations.

Competition

We are one of the leading motion picture exhibitors in terms of both revenues and the number of screens in operation. We compete against local, regional, national and international exhibitors with respect to attracting patrons, licensing films and developing new theatre sites.

We are the sole exhibitor in approximately 87% of the 247 first run film zones in which our first run U.S. theatres operate. In film zones where there is no direct competition from other theatres, we select those films that we believe will be the most successful from among those offered to us by film distributors. Where there is competition, we usually license films based on an allocation process. Of the 1,066 screens we operate outside of the U.S., approximately 72% of those screens have no direct competition from other theatres. In areas where we face direct competition, our success in attracting patrons depends on location, accessibility and capacity of an exhibitor’s theatre, theatre comfort, quality of projection and sound equipment, film showtime availability, level of customer service, and ticket prices. The competition for film licensing in the U.S. is dependent upon factors such as the location, condition and capacity of an exhibitor’s theatre, revenue potential and licensing terms.

We compete for new theatre sites with other movie theatre exhibitors as well as other entertainment venues, which is dependent upon factors such as committed investment and resources, theatre design and capacity, revenue and patron potential, and financial stability.

We also face competition from a number of other motion picture exhibition delivery systems, such as DVDs, network and syndicated television, video on-demand, pay-per-view television and the Internet. We also face competition from other forms of entertainment competing for the public’s leisure time and disposable income, such as concerts, theme parks and sporting events.

Corporate Operations

Our corporate headquarters is located in Plano, Texas. Personnel at our corporate headquarters provide oversight for our domestic and international theatres. Domestic personnel at our corporate headquarters include concessions, theatre operations support, film licensing, human resources, legal, finance and accounting, operational audit, theatre maintenance and construction, Internet and information systems support, real estate and marketing. Our U.S. operations are divided into 16 regions, primarily organized geographically, each of which is headed by a region leader.

International personnel at our corporate headquarters include our President of Cinemark International, L.L.C. and department heads in charge of film licensing, concessions, theatre operations, theatre construction, real estate, legal, operational audit, information systems and accounting. We have a chief financial officer in both Brazil and Mexico, which are our two largest international markets. We have eight regional offices in Latin America responsible for the local management of theatres in thirteen individual countries. Each regional office is headed by a general manager and includes personnel in film licensing, marketing, human resources, information systems, operations and accounting. The regional offices are staffed with experienced personnel from the region to mitigate cultural and operational barriers.

Employees

We have approximately 14,500 employees in the U.S., approximately 10% of whom are full time employees and 90% of whom are part time employees. We have approximately 6,400 employees in our international markets, approximately 66% of whom are full time employees and approximately 34% of whom are part time employees. Some of our U.S. employees are represented by unions under collective bargaining agreements, and some of our international locations are subject to union regulations. We regard our relations with our employees to be satisfactory.

Regulations

The distribution of motion pictures is largely regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The manner in which we can license films from certain major film distributors is subject to consent decrees resulting from these cases. Consent decrees bind certain major film distributors and require the films of such distributors to be offered and licensed to exhibitors, including us, on a theatre-by-theatre and film-by-film basis. Consequently, exhibitors cannot assure themselves a supply of films by entering long-term arrangements with major distributors, but must negotiate for licenses on a theatre-by-theatre and film-by-film basis.

We are subject to various general regulations applicable to our operations including the ADA. We develop new theatres to be accessible to the disabled and we believe we are substantially compliant with current regulations relating to accommodating the disabled. Although we believe that our theatres comply with the ADA, we have been a party to lawsuits which claim that our handicapped seating arrangements do not comply with the ADA or that we are required to provide captioning for patrons who are deaf or are severely hearing impaired.

Our theatre operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship, health and sanitation requirements and licensing.

Financial Information About Geographic Areas

We have operations in the U.S., Canada, Brazil, Mexico, Chile, Colombia, Argentina, Peru, Ecuador, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Guatemala which are reflected in the consolidated financial statements. See Note 22 to our audited consolidated financial statements and Note 15 to the unaudited interim financial statements included elsewhere in this prospectus for segment information and financial information by geographic area.

Properties

United States

As of September 30, 2009, we operated 253 theatres, with 3,235 screens, pursuant to leases and own the land and building for 43 theatres, with 607 screens, in the U.S. Our leases are generally entered into on a long-term basis with terms, including renewal options, generally ranging from 20 to 45 years. As of September 30, 2009, approximately 8% of our theatre leases in the U.S., covering 21 theatres with 177 screens, have remaining terms, including optional renewal periods, of less than five years. Approximately 12% of our theatre leases in the U.S., covering 30 theatres with 233 screens, have remaining terms, including optional renewal periods, of between six and 15 years and approximately 80% of our theatre leases in the U.S., covering 202 theatres with 2,825 screens, have remaining terms, including optional renewal periods, of more than 15 years. The leases generally provide for a fixed monthly minimum rent payment, with certain leases also subject to additional percentage rent if a target annual revenue level is achieved. We lease an office building in Plano, Texas for our corporate office.

International

As of September 30, 2009, internationally, we operated 130 theatres, with 1,066 screens, all of which are leased pursuant to ground or building leases. Our international leases are generally entered into on a long-term basis with terms generally ranging from 10 to 20 years. The leases generally provide for contingent rental based upon operating results (some of which are subject to an annual minimum). Generally, these leases include renewal options for various periods at stipulated rates. Seven international theatres with 54 screens have a remaining term, including optional renewal periods, of less than five years. Approximately 33% of our international theatre leases, covering 41 theatres and 350 screens, have remaining terms, including optional renewal periods, of between six and 15 years and approximately 62% of our international theatre leases, covering 82 theatres and 662 screens, have remaining terms, including optional renewal periods, of more than 15 years.

See Note 21 to our audited consolidated financial statements included elsewhere in this prospectus for information regarding our domestic and international lease commitments. We periodically review the profitability of each of our theatres, particularly those whose lease terms are nearing expiration, to determine whether to continue its operations.

Legal Proceedings

We resolved a lawsuit filed by the DOJ in March 1999 which alleged certain violations of the ADA relating to wheelchair seating arrangements in certain of our stadium-style theatres. We and the DOJ agreed to a consent order which was entered by the U.S. District Court for the Northern District of Ohio, Eastern Division, on November 15, 2004. Under the consent order, we were required to make modifications to wheelchair seating locations in fourteen stadium-style movie theatres and spacing and companion seating modifications in 67 auditoriums at other stadium-styled movie theatres by November 2009. These modifications were completed by November 2009 and we are currently in compliance with the consent order. We believe that these modifications allow these theatres to comply with wheelchair seating requirements and that no further modifications will be required to our other stadium-style movie theatres in the United States existing on the date of the consent order. In addition, under the consent order, the DOJ approved the seating plans for nine stadium-styled movie theatres then under construction and also created a safe harbor framework for us to construct all of our future stadium-style movie theatres. The DOJ has stipulated that all theatres built in compliance with the consent order will comply with the wheelchair seating requirements of the ADA. We do not believe that our requirements under the consent order will materially affect our business or financial condition.

From time to time, we are involved in other various legal proceedings arising from the ordinary course of our business operations, such as personal injury claims, employment matters, landlord-tenant disputes and contractual disputes, some of which are covered by insurance. We believe our potential liability, with respect to proceedings currently pending, is not material, individually or in the aggregate, to our financial position, results of operations and cash flows.

MANAGEMENT

Executive Officers and Directors

Set forth below is certain information concerning our executive officers.

Name	Age	Position

Lee Roy Mitchell	72	Chairman of the Board
Alan W. Stock	49	Chief Executive Officer; Director
Timothy Warner	64	President; Chief Operating Officer; Director
Robert Copple	51	Executive Vice President; Treasurer; Chief Financial Officer; Assistant Secretary; Director
Michael Cavalier	43	Senior Vice President-General Counsel and Secretary
Robert Carmony	51	Senior Vice President-New Technology and Training
Walter Hebert, III	63	Senior Vice President-Purchasing
Tom Owens	52	Senior Vice President-Real Estate
Steve Bunnell	49	Senior Vice President-Film Licensing
Don Harton	52	Vice President-Construction
James Meredith	41	Vice President-Marketing and Communications
Steve Zuehlke	51	Vice President-Director of Theatre Operations

Lee Roy Mitchell has served as Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our Chief Executive Officer from our inception until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and was President from our inception in 1987 until March 1993. From 1985 until 1987, Mr. Mitchell served as President and Chief Executive Officer of a predecessor corporation. Mr. Mitchell currently serves on the board of directors of Texas Capital Bancshares, Inc. and National CineMedia, Inc. Mr. Mitchell is also on the board of directors of the National Association of Theatre Owners, Champions for Life and Dallas County Community College. Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. Mr. Mitchell is the brother-in-law of Walter Hebert, III.

Alan W. Stock has served as Chief Executive Officer since December 2006 and as director since March 2009. Mr. Stock served as President from March 1993 until December 2006 and as Chief Operating Officer from March 1992 until December 2006. Mr. Stock also served as a director from April 1992 until April 2004. Mr. Stock was Senior Vice President from June 1989 until March 1993.

Timothy Warner has served as President and Chief Operating Officer since December 2006 and as director since March 2009. Mr. Warner served as Senior Vice President from May 2002 until December 2006 and President of Cinemark International, L.L.C. from August 1996 until December 2006.

Robert Copple has served as Executive Vice President since January 2007 and as Senior Vice President, Chief Financial Officer and Assistant Secretary since August 2000 and as director since March 2009. Mr. Copple was acting Chief Financial Officer from March 2000 until August 2000. From August 1997 until March 2000, Mr. Copple was President of PBA Development, Inc., an investment management and venture capital company controlled by Mr. Mitchell. From June 1993 until July 1997, Mr. Copple was Director of Finance of the Company. Prior to joining the Company, Mr. Copple was a Senior Manager with Deloitte & Touche, LLP where he was employed from 1982 until 1993.

Michael Cavalier has served as Senior Vice President-General Counsel since January 2006, as Vice President-General Counsel since August 1999, as Assistant Secretary from May 2001 until December 2003 and as Secretary since December 2003. From July 1997 until July 1999, Mr. Cavalier was General Counsel of the Company and from July 1993 until July 1997 was Associate General Counsel.

Robert Carmony has served as Senior Vice President-New Technology and Training since May 2007, Senior Vice President-Operations from July 1997 to May 2007, Vice President-Operations from March 1996 until July 1997 and as Director of Operations from June 1988 until March 1996.

Walter Hebert, III has served as Senior Vice President-Purchasing since January 2007 and as Vice President-Purchasing and Special Projects since July 1997 and was the Director of Purchasing from October 1996 until July 1997. From December 1995 until October 1996, Mr. Hebert was the President of 2 Day Video, Inc., a 21-store video chain that was our subsidiary. Mr. Hebert is the brother-in-law of Lee Roy Mitchell.

Tom Owens has served as Senior Vice President-Real Estate since January 2007 and as Vice President-Development since December 2003 and as Director of Real Estate since April 2002. From 1998 until April 2001, Mr. Owens was President of NRE, a company he founded that specialized in the development and financing of motion picture theatres. From 1996 until 1998, Mr. Owens served as President of Silver Cinemas International, Inc., a motion picture exhibitor. From 1993 until 1996, Mr. Owens served as our Vice President-Development.

Steve Bunnell has served as Senior Vice President-Film Licensing since May 2009. From March 2006 until May 2009, Mr. Bunnell was the Chairman of Distribution of The Weinstein Company, an independent American film studio. From May 1993 until February 2006, Mr. Bunnell was the Senior Vice President and Head Film Buyer of Loews Cineplex Entertainment.

Don Harton has served as Vice President-Construction since July 1997. From August 1996 until July 1997, Mr. Harton was Director of Construction.

James Meredith has served as Vice President-Marketing and Communications since January 2008. From 1997 to January 2008, Mr. Meredith served as Director of Marketing and Communications for our international operations.

Steve Zuehlke has served as Vice President-Director of Theatre Operations since February 2007. From September 1992 to February 2007, Mr. Zuehlke was Director of Operations for our international operations and was a Regional Manager from 1988 to September 1992.

Composition of the Board of Directors and Committees

Our board of directors consists of four members. The individuals currently serving on the board are Lee Roy Mitchell, Alan Stock, Tim Warner and Robert Copple. The Chairman of the Board is Lee Roy Mitchell. Our board of directors is elected annually, and each director holds office for a one-year term. Our directors receive no additional compensation for their service as directors.

The Company does not have a standing audit committee, nominating committee or a compensation committee; however, such functions are conducted by committees of Cinemark Holdings’s board of directors.

Cinemark Holdings Directors

Cinemark Holdings’s board of directors, or the Cinemark Holdings Board, is currently comprised of ten members. Cinemark Holdings, Inc.’s Second Amended and Restated Certificate of Incorporation provides that the Cinemark Holdings Board consists of three classes of directors, designated as Class I, Class II and Class III, and the members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years. On April 9, 2007, immediately prior to Cinemark Holdings’s initial public offering, it entered into a director nomination agreement, or the Director Nomination Agreement, with certain stockholders permitting those certain stockholders to designate persons for appointment or nomination for election to the Cinemark Holdings Board. Pursuant to the Director Nomination Agreement, MDCP has the right to designate five nominees to the Cinemark Holdings Board, the Mitchell Investors (as defined in the Director Nomination Agreement) have the right to designate two nominees to the Cinemark Holdings Board, Syufy Enterprises, LP has the right to designate one nominee to the Cinemark Holdings Board and the Quadrangle Investors (as defined in the Director Nomination Agreement) have the right to designate one nominee to the Cinemark Holdings Board.

Set forth below is the name, age, position and a brief account of the business experience of the directors of Cinemark Holdings:

Name	Age	Position

Lee Roy Mitchell	72	Chairman of the Board; Director
Benjamin D. Chereskin	50	Director
Vahe A. Dombalagian	36	Director
Peter R. Ezersky	48	Director
Enrique F. Senior	66	Director
Raymond W. Syufy	47	Director
Carlos M. Sepulveda	52	Director
Roger T. Staubach	67	Director
Donald G. Soderquist	75	Director
Steven P. Rosenberg	51	Director

Lee Roy Mitchell has served as Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our Chief Executive Officer from our inception until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and was President from our inception in 1987 until March 1993. From 1985 until 1987, Mr. Mitchell served as President and Chief Executive Officer of a predecessor company. Mr. Mitchell currently serves on the board of directors of Texas Capital Bancshares, Inc. and National CineMedia, Inc. Mr. Mitchell is also on the board of directors of the National Association of Theatre Owners, Champions for Life and Dallas County Community College. Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years.

Benjamin D. Chereskin has served as a director since April 2004. Mr. Chereskin is the founder of Profile Capital Management LLC. Prior to founding Profile Capital Management LLC in 2009, Mr. Chereskin co-founded Madison Dearborn Partners, LLC, or MDP and was a Managing Director and Member of MDP from 1993 until September 2009. Prior to co-founding MDP, Mr. Chereskin was with First Chicago Venture Capital for nine years. Mr. Chereskin currently serves on the board of directors of Tuesday Morning Corporation.

Vahe A. Dombalagian has served as a director since April 2004. Mr. Dombalagian is a Managing Director of MDP and has been employed by the firm since July 2001. Prior to joining MDP, Mr. Dombalagian was with Texas Pacific Group, a private equity firm and Bear, Stearns & Co., Inc.

Peter R. Ezersky has served as a director since December 2004. Since 2000, Mr. Ezersky has been the Managing Principal of Quadrangle Group LLC, focused on the firm’s media and communications private equity business. Prior to the formation of Quadrangle Group in March 2000, Mr. Ezersky was a Managing Director of Lazard Frères & Co. LLC and headed the firm’s worldwide Media and Communications Group. Mr. Ezersky currently serves on the board of directors and the audit committee of Dice Holdings, Inc.

Enrique F. Senior has served as a director since April 2004. Mr. Senior is a Managing Director of Allen & Company LLC, formerly Allen & Company Incorporated, and has been employed by the firm since 1972. Mr. Senior currently serves on the board of directors of Grupo Televisa S.A. de C.V. and Coca Cola FEMSA S.A. de C.V.

Raymond W. Syufy has served as a director since October 2006. Mr. Syufy began working for Century in 1977 and held positions in each of the major departments within Century. In 1994, Mr. Syufy was named President of Century and was later appointed Chief Executive Officer and Chairman of the board of Century. Mr. Syufy resigned as an officer and director of Century upon the consummation of the Century Acquisition. Mr. Syufy currently serves as Chairman of the board of directors of the National Association of Theatre Owners of California.

Carlos M. Sepulveda has served as a director since June 2007. Mr. Sepulveda has been the President and Chief Executive Officer of Interstate Battery System International, Inc., or Interstate Battery, a seller of automotive and commercial batteries, since March 2004 and was its Executive Vice President from 1995 until

2004. Prior to joining Interstate Battery, he was with the accounting firm of KPMG Peat Marwick in Austin, New York and San Francisco for 11 years.

Roger T. Staubach has served as a director since June 2007. Mr. Staubach is the Executive Chairman, Americas, of Jones Lang LaSalle, a financial and professional services firm specializing in real estate services and investment management. Prior to joining Jones Lang La Salle, Mr. Staubach was the Executive Chairman of The Staubach Company, a global commercial real estate strategy and services firm founded by him in 1982. Before establishing The Staubach Company, Mr. Staubach played professional football from 1969 to 1979 with the Dallas Cowboys. Mr. Staubach currently serves on the board of directors of AMR Corporation and has been named Chairman of the Host Committee for Super Bowl XLV. Mr. Staubach is also involved with The Children’s Cancer Fund, the United States Naval Academy Foundation and numerous other civic, charitable and professional organizations.

Donald G. Soderquist has served as a director since June 2007. Since 2001, he has been a speaker and business counselor for OnCourse, LLC, a financial planning and investment advisory firm. Mr. Soderquist was Senior Vice Chairman of Wal-Mart Stores, Inc., the world’s largest retailer, from January 1999 to August 2000. Prior to 1999, Mr. Soderquist was Vice Chairman and Chief Operating Officer of Wal-Mart Stores, Inc. Mr. Soderquist currently serves on the board of directors of ARVEST Bank, John Brown University, NWA Community Foundation and the Salvation Army-National.

Steven P. Rosenberg has served as a director since April 2008. Mr. Rosenberg is the President of SPR Ventures Inc., a private investment firm he founded in 1997, and President of SPR Packaging LLC, a manufacturer of flexible packaging. From 1992 until 1997, Mr. Rosenberg was the President of the Arrow division of ConAgra, Inc., a leading manufacturer of grocery products. Mr. Rosenberg was also a founding investor of Packaged Ice, a leading manufacturer of industrial and consumer ice, in 1992. Mr. Rosenberg currently serves on the board of directors of Texas Capital Bancshares, Inc. and PRG Schultz International, Inc.

Cinemark Holdings Board Committees

The Cinemark Holdings Board has three principal standing committees, namely, a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. Committee charters are available on the Web site at www.cinemark.com. The information on the Web site does not constitute part of this prospectus. The composition and functions performed by each of the committees are described below:

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Cinemark Holdings Board, or the Nominating and Corporate Governance Committee, is currently composed of Messers. Chereskin and Dombalagian. The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter setting forth the purpose and responsibilities of this committee. Subject to the rights of certain stockholders to nominate directors pursuant to the Director Nomination Agreement, the principal responsibilities of the Nominating and Corporate Governance Committee is to assist the Cinemark Holdings Board in identifying individuals qualified to serve as members of the Cinemark Holdings Board, make recommendations to the Cinemark Holdings Board concerning committee appointments, develop and recommend to the Cinemark Holdings Board a set of corporate governance principles for the Company and oversee the Cinemark Holdings Board’s annual self-evaluation process and the Cinemark Holdings Board’s evaluation of management.

Although the Cinemark Holdings Board retains ultimate responsibility for approving candidates for election, the Nominating and Corporate Governance Committee conducts the initial screening and evaluation process. In doing so, the Nominating and Corporate Governance Committee considers candidates recommended by the directors, the Chief Executive Officer and the Company’s stockholders. This Committee also has the authority, to the extent it deems appropriate, to retain one or more search firms to be used to identify director candidates.

Audit Committee

The Audit Committee of the Cinemark Holdings Board, or the Audit Committee, is currently composed of Messers. Ezersky, Rosenberg and Sepulveda. Each of Messers. Ezersky, Rosenberg and Sepulveda satisfies the standards for independence of the NYSE and the Commission as they relate to audit committees. The Cinemark Holdings Board has determined that each of the members of the Audit Committee is financially literate and that Mr. Sepulveda, a licensed certified public accountant with extensive public company accounting experience, qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

The Audit Committee is governed by the Audit Committee Charter setting forth the purpose and responsibilities of this committee.

The functions of the Audit Committee include the following:

•	assist the Cinemark Holdings Board in its oversight responsibilities regarding (1) the integrity of our financial statements, (2) our risk management compliance with legal and regulatory requirements, (3) our system of internal controls regarding finance and accounting and (4) our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent registered public accountant;

•	prepare the report required by the SEC for inclusion in Cinemark Holdings’s annual proxy or information statement;

•	appoint, retain, compensate, evaluate and replace Cinemark Holdings’s independent accountants;

•	approve audit and non-audit services to be performed by the independent accountants;

•	establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	perform such other functions as the Cinemark Holdings Board may from time to time assign to the Audit Committee.

Approval of Audit and Non-Audit Services

The Audit Committee approves all audit and permissible non-audit services (including the fees and terms of the services) performed for Cinemark Holdings and its subsidiaries by its independent registered public accountants prior to the time that those services are commenced. The Audit Committee may, when it deems appropriate, form and delegate this authority to a subcommittee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services. The decisions of such subcommittee is presented to the full Audit Committee at its next meeting.

Compensation Committee

The Compensation Committee of the Cinemark Holdings Board or the Compensation Committee, is composed is of Messers. Chereskin and Dombalagian. Both Mr. Chereskin and Mr. Dombalagian qualify as “outside directors” within the meaning of Section 162(m) of the Code, and “non-employee directors” within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act. The Compensation Committee is governed by the Amended and Restated Compensation Committee Charter setting forth the purpose and responsibilities of this committee.

The functions of the Compensation Committee are primarily to establish the compensation policy, set base salaries of the executive officers and review, approve and administer (to the extent such authority is delegated to the Compensation Committee by the Cinemark Holdings Board) the bonus and long term equity incentive compensation plans for all eligible employees. In determining the compensation of the executive officers, the Compensation Committee has the authority under the Amended and Restated Compensation

Committee Charter, to the extent it deems appropriate, to retain one or more consultants to assist in the evaluation of the Chief Executive Officer and executive compensation.

The Compensation Committee also has the right to receive information it deems pertinent from management, employees, outside counsel and other advisers as the Compensation Committee may request. However, none of our executives are involved in the Compensation Committee’s determination of their own compensation.

Compensation Discussion and Analysis

Overview of Compensation Program

We are a wholly-owned subsidiary of Cinemark Holdings, a publicly traded company on the NYSE, traded under the symbol “CNK”. We do not have a compensation committee. The Compensation Committee of the Cinemark Holdings Board, which we refer to as the Compensation Committee, is responsible for establishing, implementing and monitoring the Company’s executive compensation program, including the compensation of our Chairman of the Board (Lee Roy Mitchell), Chief Executive Officer (Alan W. Stock), President (Tim Warner), Chief Financial Officer (Robert Copple) and Senior Vice President and General Counsel (Michael Cavalier). We refer to these executives as our named executive officers and they are the top five most highly compensated officers. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to other officers of the Company. These executives are also the named executive officers and the top five most highly compensated officers of Cinemark Holdings.

Goals and Objectives of Our Executive Compensation Program

The Compensation Committee is responsible for establishing our compensation policy, setting base salaries for executive officers and reviewing and approving our bonus plan and long term equity incentive compensation for all eligible employees. In so doing, the Compensation Committee has the responsibility to develop, implement, and manage compensation policies and programs that have the following goals:

(a) enhance our long term competitive advantage and sustainable profitability, thereby contributing to the value of our stockholders’ investment;

(b) align the executives’ and stockholders’ interest;

(c) attract, motivate, reward and retain high performance executives; and

(d) support our business strategy by defining specific business criteria and performance targets for executives and rewarding achievement of these targets.

Components of Compensation

Our executive compensation program currently consists primarily of:

•	annual base salaries;

•	annual performance-based cash incentive payments; and

•	long term equity incentive compensation.

These elements of compensation promote the objectives of our compensation philosophy. Base salary provides minimum levels of compensation that help attract and retain qualified executives. Performance based bonuses reward achievements of specified business criteria and performance targets important to fulfilling the Company’s strategic goals. Long term equity incentive compensation aligns an executive’s compensation with the creation of long term stockholder value and assists in retaining qualified executives.

The Compensation Committee is responsible for:

•	determining the compensation for each of the named executive officers, and reviews, evaluates and oversees the Company’s compensation program;

•	determining the compensation for the other executive officers and other senior officers it deems appropriate;

•	establishing certain business criteria and performance targets relevant to compensation for the Chief Executive Officer and other executive officers and evaluating their performance against such business criteria and performance targets; and

•	approving the grant of all equity based compensation.

In fulfilling these responsibilities, the Compensation Committee establishes the compensation of the Chief Executive Officer without management input, but may be assisted in this determination by outside compensation consultants. In establishing the compensation for the other executive officers, the Compensation Committee may consider the recommendations of the Chief Executive Officer and input received from a compensation consultant. The Compensation Committee advises the board of its determination prior to implementation of annual bonus and equity based awards for the named executive officers and other executive officers it deems appropriate and may consider input provided by the board. However, performance-based cash incentive compensation and long-term equity incentive compensation are determined solely by the Compensation Committee.

The Chief Executive Officer conducts an annual review of the aggregate level of our executive compensation as part of our annual budget review and annual performance review which uses financial and non-financial criteria to measure our performance against internal goals and the performance of comparable companies in the theatrical exhibition industry. Annually, the Chief Executive Officer provides recommendations to the Compensation Committee for specific levels of base salary, target levels for annual performance-based cash incentive payments and long-term equity based compensation (other than for the Chief Executive Officer). Management also provides data with respect to the competitive market for executives and compensation levels provided by comparable companies, the compensation practices of companies in the theatrical exhibition industry and companies of comparable size and financial performance with whom we may compete for talent. In 2007, the Company management, with the approval of the Compensation Committee, engaged an outside compensation consultant, Longnecker & Associates, to review and make recommendations to our executive compensation program. The consultant is independent of management and provides data (including data provided by management) to the Compensation Committee for review and determination of compensation of individual executive officers. In 2008, as in previous years, management provided comparable compensation data from SEC filings for a peer group of companies, namely, AMC, Regal Entertainment Group, Inc., Carmike Cinemas, Inc. and IMAX Corporation for comparable compensation data. Certain elements of our executive compensation program for 2008 were based in part on such recommendations. The Compensation Committee believes, based upon its experience and knowledge, that the executive compensation program discussed herein provides the best method to achieve our goal of attracting, retaining and motivating key executive personnel.

Base Salary

The Compensation Committee seeks to keep base salary competitive and to establish the minimum levels of compensation that helps attract and retain qualified executives. Base salaries for the Chief Executive Officer and the other executive officers are determined by the Compensation Committee based on a variety of factors including:

•	nature and responsibility of the position;

•	expertise of the individual executive;

•	competitiveness of the market for the executive’s services;

•	potential for driving the Company’s success in the future;

•	peer data;

•	the performance reviews and recommendations of the Chief Executive Officer (except in the case of his own compensation); and

•	other judgmental factors deemed relevant by the Compensation Committee such as recommendations of the compensation consultant.

The Compensation Committee has not adopted any formula with specific weightings assigned to any of the factors above. For the 2009 fiscal year, annual base salaries were reviewed during the fourth quarter of 2008. Following this review, for 2009, base salaries for our named executive officers increased 1% over their respective 2008 base salaries.

Annual Performance-Based Cash Incentive Compensation

In setting compensation, the Compensation Committee considers annual cash incentives based on Company performance to be an important tool in motivating and rewarding the performance of our executive officers. Performance-based cash incentive compensation is paid to our executive officers pursuant to the Cinemark Holdings Performance Bonus Plan or the Bonus Plan to align executive pay with the financial performance of the Company. Under the Bonus Plan, during the first quarter of the fiscal year, the Compensation Committee establishes objective business criteria and performance factors for the Company for the fiscal year and based upon the performance of the Company during the fiscal year, the Compensation Committee awards cash bonuses to the Bonus Plan participants prior to the end of the first quarter of the following fiscal year. The objective of the Bonus Plan is to make cash bonus payments annually to individuals based on the achievement of specific objective annual performance factors or business criteria that contributes to the growth, profitability and increased value of the Company.

The bonus process for the named executive officers under the Bonus Plan involves the following steps:

(1) Setting a Target Bonus.  During the first quarter of the fiscal year, the Compensation Committee approves the target bonus amount for each named executive officer. The target bonus amount may take into account all factors deemed relevant by the Compensation Committee, including recommendations from the Chief Executive Officer (except for target bonus amounts for the Chief Executive Officer). The Compensation Committee also approves the maximum bonus that a named executive officer is entitled to receive. The maximum bonus amount will not exceed 200% of such named executive officer’s annual base salary at the time the target bonus is determined.

(2) Setting the Performance Factors.  During the first quarter of each fiscal year, the Compensation Committee establishes the performance factors for the Company and the executive officers. Performance factors may include by way of example but not limitation, any or all of the following: revenue; net sales; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization, or EBIT, EBITA or EBITDA; Adjusted EBITDA; Adjusted EBITDA Margin; cash flow; working capital and components thereof; return on equity or average stockholder’s equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; stock price; earnings per share; earnings from continuing operations; net worth; credit rating; levels of expense, cost or liability by category, operating unit or any other delineation; any increase or decrease of one or more of the foregoing over a specified period; or implementation or completion of critical projects. With respect to certain participants who are not named executive officers, these targets may also include such objective or subjective performance goals as the Compensation Committee may, from time to time, establish.

(3) Measuring Performance.  Prior to making any payments under the Bonus Plan, the Compensation Committee will certify whether the applicable performance factors were attained. In reaching its conclusions, the Compensation Committee will make certain adjustments as specified in the Bonus Plan. Such adjustments include but are not limited to issues such as changes in accounting principles, extraordinary, unusual or non-recurring events that were not included in the operating budget for the performance period (such as the disposition of a theatre or theatres or the cessation of operation of a theatre as a result of a natural disaster).

In March 2008, the Compensation Committee established performance criteria, performance targets and awards for our named executive officers for the 2008 fiscal year under the terms of the Bonus Plan. The 2008 awards provide for the payment of bonus compensation based on the achievement of Adjusted EBITDA financial metrics, which we believe reflect the effective implementation of the Company’s business plan and objectives in a manner that will be beneficial to stockholders and to the long-term financial health and development of our business. Each performance target under the 2008 awards had a threshold, target and maximum level of payment opportunity. Messers. Mitchell and Stock had a target opportunity of 100% of their individual 2008 base salary and Messers. Warner, Copple and Cavalier had a target opportunity of 75% of their individual 2008 base salary. The threshold opportunity for each of Messers. Mitchell, Stock, Warner, Copple and Cavalier was 33.3%, with the maximum payment opportunity equal to 133.3%, of the individual’s target opportunity. Each named executive officer was entitled to receive a ratable portion of his target bonus if we achieved Adjusted EBITDA within the specified parameters. The actual amount of bonuses paid, if any, may result in a bonus that is greater or less than the stated target (and could be zero) depending on whether, and to what extent, the applicable performance and other conditions are satisfied.

In February 2009, based on the Adjusted EBITDA target achieved by Cinemark Holdings, the Compensation Committee determined the cash incentive bonus for each of the named executive officers. The percentage at which the bonus was awarded was 107.6% of the target bonus for each named executive officer. The Compensation Committee set the Adjusted EBITDA target, which is determined before payment of bonuses, for purposes of the Bonus Plan for 2008, at $371.5 million. The Adjusted EBITDA target achieved by Cinemark Holdings for purposes of the Bonus Plan in 2008 was $375.8 million. The reported Adjusted EBITDA was $370.3 million after adjustment for payment of bonuses of $5.5 million. The amount of the cash bonus paid on March 2, 2009, to each of Messers. Mitchell, Stock, Warner, Copple and Cavalier under the Bonus Plan for the 2008 fiscal year are as follows:

Name	Bonus Amount

Lee Roy Mitchell	$855,241
Alan Stock	$649,303
Tim Warner	$356,837
Robert Copple	$335,846
Michael Cavalier	$272,875

Long Term Equity Incentive Compensation

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards and aligns the employee’s interests with the interests of our stockholders. In addition, we believe we must be able to attract and retain highly qualified executive officers as leaders to ensure our success and that long term equity incentive compensation is a key factor to attract and retain such officers.

Cinemark Holdings’s long term equity incentive compensation under the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan or the Restated Plan, generally permits the Compensation Committee to grant, stock options, restricted stock awards, restricted stock units, performance awards or a mix of any such type of award. Pursuant to the Restated Plan, the grants of such equity awards are made before the end of the first quarter of the fiscal year and in 2008, the equity and performance based compensation awards were at a higher percentage of total compensation for the named executive officers compared to the other executive officers. These awards reward participants in slightly different ways as measured against increases in stockholder value. Stock options are issued with an exercise price equal to the fair market value of Holdings Common Stock on the date of grant. Accordingly, a recipient of stock options is rewarded only if the stock price increases after the dates of grant. Restricted shares, restricted stock units and performance awards are impacted by increases or decreases of stock price from the market price at the date of grant. Additionally, recipients of restricted stock awards are permitted to receive dividends on the restricted shares received to the extent dividends are paid by Cinemark Holdings on shares of Holdings Common Stock and to vote such Holdings Common Stock during the restriction period.

Restricted Stock.  Restricted stock granted under the Restated Incentive Plan may be subject to time vesting or performance vesting requirements and may be subject to more than one vesting condition, as determined by the Compensation Committee. Annual grants of restricted stock units to the named executive officers may be based upon a percentage of such named executive’s annual base salary. Any dividends that are attributable to the underlying Common Stock relating to the restricted stock unit will be payable to the recipient when the established vesting conditions are satisfied. Periodic awards of restricted stock can be made at the discretion of the Compensation Committee to eligible employees. In 2008, Cinemark Holdings adopted a form of restricted stock agreement which serves to and our executives over the vesting period of the grant by conditioning delivery of the underlying shares on continued employment with the Company for the vesting period.

Performance Awards.  Performance awards entitle recipients to vest in or acquire shares of Common Stock based upon the attainment of specified performance goals established by the Compensation Committee. Performance awards and performance goals shall be based on one or more pre-established objective criteria that specify the number of shares of Common Stock under the performance award that will be granted or will vest if the performance goal is attained. During the first quarter of a fiscal year, the Compensation Committee approves the performance goal for each performance award. Common stock or restricted stock units received upon attainment of the performance goals under a performance award may be subject to additional time-based vesting conditions. Any dividends that are attributable to the underlying Common Stock relating to a performance award will be payable to the recipient when the established vesting conditions are satisfied.

Based on the Compensation Committee’s review of the long term incentive policies, in 2008 Cinemark Holdings adopted a form of performance share agreement. The total number of performance shares that may be awarded is based on an implied equity value concept that determines an internal rate of return during a three fiscal year period or the Performance Period based on a formula utilizing a multiple of adjusted EBITDA (subject to certain specified adjustments). Each performance target under the restricted stock unit awards will have a threshold, target and maximum level of payment opportunity, with the maximum payment opportunity equal to 150% of the individual’s target opportunity based upon an internal rate of return during such three year period or IRR. The Compensation Committee believes the performance targets further link our executive officer’s interests with those of Cinemark Holdings’s stockholders. The targets are established in writing by the Compensation Committee. The amount of shares an executive may receive on the vesting date cannot be determined at the date of grant because the payment of such compensation is contingent upon attainment of pre-established goals and the actual compensation to be paid to an executive officer may reflect the Compensation Committee’s discretion to reduce the incentive compensation payable upon attainment of the performance goal.

The following table sets forth the various IRR percentages and the number of corresponding hypothetical shares underlying the restricted share unit awards to be made to eligible participants:

IRR	Performance Shares Issuable

IRR equal to 8.5% but less than 10.5%	33 1/3% of the maximum performance shares issuable
IRR equal to 10.5% but less than 12.5%	66 2/3% of the maximum performance shares issuable
IRR equal to or greater than 12.5%	100% of the maximum performance shares issuable

The shares each executive officer receives upon attainment of the specified performance targets are subject to further service based vesting for a period of one year beyond the calculation date. Restricted stock unit awards are eligible to receive dividend payments to the extent declared with respect to Holdings Common Stock if and at the time the restricted stock unit awards become vested.

Perquisites

With limited exceptions, the Compensation Committee’s policy is to provide benefits and perquisites to our named executive officers that are substantially the same as those offered to our other employees at or above the level of vice president. The benefits and perquisites that may be available in addition to those available to our other employees include life insurance premiums and long term disability insurance.

401(k) Plan

We sponsor a defined contribution savings plan, or 401(k) Plan, whereby certain employees may elect to contribute, in whole percentages between 1% and 50% of such employee’s compensation, provided no employee’s elective contribution shall exceed the amount permitted under Section 402(g) of the Code ($15,500 for 2008, $15,500 for 2007 and $15,000 for 2006). We may make an annual discretionary matching contribution up to a maximum of 6% of the employee’s annual contribution to the 401(k) Plan. In 2008, our annual discretionary matching contribution was 100% up to 3% and 75% for the remaining 3% of the employee’s contribution. For plan years beginning in 2002, our discretionary matching contributions immediately vest.

Summary of Compensation and Employment Agreements for our Named Executive Officers

In 2008, we entered into new employment agreements, or the New Employment Agreements, with Lee Roy Mitchell, Alan W. Stock, Timothy Warner, Robert Copple and Michael Cavalier. Each of Messers. Mitchell, Stock, Warner, Copple and Cavalier had an employment agreement with our principal subsidiary, Cinemark, Inc. which became effective as of March 12, 2004 or the Original Employment Agreements. The Old Employment Agreements were negotiated directly between the executives and MDP, and the forms of employment agreements were agreed upon in connection with the acquisition of 83% of our capital stock by MDP. In line with our compensation philosophy, the Company entered into the New Employment Agreements to more closely align our executives with market competitive compensation standards and agreements. In approving the New Employment Agreements, the Compensation Committee compared the employment agreements for similarly situated executives at Regal Entertainment Group, Inc., AMC and NCM. The New Employment Agreements replace the Original Employment Agreements. A summary of each New Employment Agreement is below:

Lee Roy Mitchell

The employment agreement between Mr. Mitchell and the Company originally was entered into as of May 14, 2004. Cinemark Holdings assumed Mr. Mitchell’s employment agreement effective as of December 15, 2008. The initial term of the employment agreement is three years, ending on December 14, 2011, subject to an automatic extension for a one-year period, unless the employment agreement is terminated. Mr. Mitchell will receive a base salary of $794,516 during 2008, which is subject to annual review for increase (but not decrease) each year by the Compensation Committee. In addition, Mr. Mitchell is eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by the Compensation Committee for the fiscal year. Mr. Mitchell qualifies for our 401(k) matching program and is also entitled to certain additional benefits including life insurance benefits of not less than $5 million, disability benefits of not less than 66% of base salary, a luxury automobile and a membership at a country club.

The employment agreement provides for severance payments upon termination of his employment, the amount and nature of which depends upon the reason for the termination of employment. If Mr. Mitchell resigns for good reason (as defined in the agreement) or is terminated by us without cause, Mr. Mitchell will receive, in a lump sum, subject to applicable Section 409A requirements: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Mitchell; an amount equal to Mr. Mitchell’s annual base salary in effect as of the date of such termination and an amount equal to the most recent annual bonus he received prior to the date of termination payable within 30 days of the end of the current fiscal year. Mr. Mitchell and his dependants will also be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date.

In the event Mr. Mitchell’s employment is terminated due to his death or disability, Mr. Mitchell or his estate will receive, in a lump sum: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Mitchell; an amount equal to Mr. Mitchell’s annual base salary in effect at the time of termination, provided, in the case of disability, such amount shall be offset by the amount of base salary paid by the Company to Mr. Mitchell or his representative following the date he was first unable to substantially perform his duties under his employment agreement through the date of termination and any benefits payable to Mr. Mitchell and/or his beneficiaries in accordance with the terms of any applicable benefit plan. Mr. Mitchell and/or his dependants will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date.

In the event Mr. Mitchell’s employment is terminated by us for cause or under a voluntary termination (as defined in the agreement), Mr. Mitchell will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

Unless Mr. Mitchell’s employment is terminated by us for cause or under a voluntary termination, Mr. Mitchell will also be entitled, for a period of five years, to tax preparation assistance upon termination of his employment. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation. Additional information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31, 2008 may be found under the heading “— Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason,” “— Potential Payments Upon Termination due to Change of Control” and “— Potential Payments Upon Death or Disability.”

Alan Stock

The employment agreement between Mr. Stock and the Company originally was entered into as of May 14, 2004. Cinemark Holdings assumed Mr. Stock’s employment agreement effective as of August 8, 2008. The initial term of the employment agreement is three years, ending on June 16, 2011, subject to an automatic extension for a one-year period, unless the employment agreement is terminated. Mr. Stock will receive a base salary of $603,200 during 2008, which is subject to review during the term of the employment agreement for increase (but not decrease) each year by the Compensation Committee. In addition, Mr. Stock is eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by the Compensation Committee for the fiscal year. Mr. Stock qualifies for our 401(k) matching program and is also entitled to certain additional benefits including life insurance and disability insurance. Mr. Stock’s employment agreement provides for severance payments upon termination of his employment, the amount and nature of which depends upon the reason for the termination of employment.

If Mr. Stock resigns for good reason (as defined in the agreement) or without cause, Mr. Stock will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Stock; two times his annual base salary as in effect at the time of termination for a period of twenty-four (24) months following such termination, subject to applicable Section 409A requirements; Mr. Stock’s outstanding stock options will become fully vested and exercisable upon such termination or resignation; equity awards other than stock options with time vesting provisions shall become vested on a pro rata basis and equity awards other than stock options with performance based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without any regard to any continued employment requirement on a pro rata basis.

In the event Mr. Stock’s employment is terminated due to his death or disability, Mr. Stock or his estate will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; any previously vested stock options and accrued benefits, such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such options or benefits were granted; a lump sum payment equal to twelve (12) months of his annual base salary as in effect at the time of termination except that in the case of disability, such payment shall be offset by the amount of base salary paid by the Company to Mr. Stock from the date Mr. Stock was first unable to substantially perform his duties through the date of termination; any benefits payable to Mr. Stock and/or his beneficiaries in accordance with the terms of any applicable benefit plan; and at the Company’s expense, Mr. Stock and/or his dependants shall be entitled to participate in the Company’s welfare benefit plans and programs as similarly situated active employees for a period of twelve (12) months from the date of termination.

In the event Mr. Stock’s employment is terminated by us for cause or under a voluntary termination (as defined in the agreement), Mr. Stock will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

If Mr. Stock is terminated (other than for disability, death or cause) or resigns for good reason within one year after a change of control (as defined in the agreement), Mr. Stock will receive accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Stock; a lump sum payment equal to two times his annual base salary as in effect at the time of termination plus an amount equal to one and a half times the most recent bonus received by Mr. Stock for the fiscal year ended prior to the date of termination; Mr. Stock and his dependants shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs on the same terms as similarly situated active employees for a period of thirty (30) months and any outstanding equity awards shall be fully vested and/or exercisable as of the date of termination and shall remain exercisable in accordance with the terms of the plan or arrangement pursuant to which such compensation awards were granted.

Unless Mr. Stock’s employment is terminated by us for cause Mr. Stock will also be entitled to office space and support services for a period of not more than three (3) months following the date of any termination. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation.

Additional information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31, 2008 may be found under the heading “— Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason,” “— Potential Payments Upon Termination due to Change of Control” and “— Potential Payments Upon Death or Disability.”

Timothy Warner

The employment agreement between Mr. Warner and the Company originally was entered into as of May 14, 2004. Cinemark Holdings assumed Mr. Warner’s employment agreement effective as of August 8, 2008. The initial term of the employment agreement is three years, ending on June 16, 2011, subject to an automatic extension for a one-year period, unless the employment agreement is terminated. Mr. Warner will receive a base salary of $442,000 during 2008, which is subject to review during the term of the employment agreement for increase (but not decrease) each year by the Compensation Committee. In addition, Mr. Warner is eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by the Compensation Committee for the fiscal year. Mr. Warner qualifies for our 401(k) matching program and is also entitled to certain additional benefits including life insurance and disability insurance. Mr. Warner’s employment agreement provides for severance payments upon termination of his employment, the amount and nature of which depends upon the reason for the termination of employment.

If Mr. Warner resigns for good reason (as defined in the agreement) or without cause, Mr. Warner will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Warner; two times his annual base salary as in effect at the time of termination for a period of twenty-four (24) months following such termination, subject to applicable Section 409A requirements; Mr. Warner’s outstanding stock options will become fully vested and exercisable upon such termination or resignation; equity awards other than stock options with time vesting provisions shall become vested on a pro rata basis and equity awards other than stock options with performance based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without any regard to any continued employment requirement on a pro rata basis.

In the event Mr. Warner’s employment is terminated due to his death or disability, Mr. Warner or his estate will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; any previously vested stock options and accrued benefits, such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such options or benefits were granted; a lump sum payment equal to twelve (12) months of his annual base salary as in effect at the time of termination except that in the case of disability, such payment shall be offset by the amount of base salary paid by the Company to Mr. Warner from the date Mr. Warner was first unable to substantially perform his duties through the date of termination; any benefits payable to Mr. Warner and/or his beneficiaries in accordance with the terms of any applicable benefit plan; and at the Company’s expense, Mr. Warner and/or his dependants shall be entitled to participate in the Company’s welfare benefit plans and programs as similarly situated active employees for a period of twelve (12) months from the date of termination.

In the event Mr. Warner’s employment is terminated by us for cause or under a voluntary termination (as defined in the agreement), Mr. Warner will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

If Mr. Warner is terminated (other than for disability, death or cause) or resigns for good reason within one year after a change of control (as defined in the agreement), Mr. Warner will receive accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Warner; a lump sum payment equal to two times his annual base salary as in effect at the time of termination plus an amount equal to one and a half times the most recent bonus received by Mr. Warner for the fiscal year ended prior to the date of termination; Mr. Warner and his dependants shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs on the same terms as similarly situated active employees for a period of thirty (30) months and any outstanding equity awards shall be fully vested and/or exercisable as of the date of termination and shall remain exercisable in accordance with the terms of the plan or arrangement pursuant to which such compensation awards were granted.

Unless Mr. Warner’s employment is terminated by us for cause Mr. Warner will also be entitled to office space and support services for a period of not more than three (3) months following the date of any termination. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation. Additional information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31, 2008 may be found under the heading “— Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “— Potential Payments Upon Termination due to Change of Control” and “— Potential Payments Upon Death or Disability.”

Robert Copple

The employment agreement between Mr. Copple and the Company originally was entered into as of May 14, 2004. Cinemark Holdings assumed Mr. Copple’s employment agreement effective as of August 8, 2008. The initial term of the employment agreement is three years, ending on June 16, 2011, subject to an automatic extension for a one-year period, unless the employment agreement is terminated. Mr. Copple will receive a base salary of $416,000 during 2008, which is subject to review during the term of the employment agreement for increase (but not decrease) each year by the Compensation Committee. In addition, Mr. Copple is eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by the Compensation Committee for the fiscal year. Mr. Copple qualifies for our 401(k) matching program and is also entitled to certain additional benefits including life insurance and disability insurance. Mr. Copple’s employment agreement provides for severance payments upon termination of his employment, the amount and nature of which depends upon the reason for the termination of employment.

If Mr. Copple resigns for good reason (as defined in the agreement) or without cause, Mr. Copple will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Copple; two times his annual base salary as in effect at the time of termination for a period of twenty-four (24) months following such termination, subject to applicable Section 409A requirements; Mr. Copple’s outstanding stock options will become fully vested and exercisable upon such termination or resignation; equity awards other than stock options with time vesting provisions shall become vested on a pro rata basis and equity awards other than stock options with performance based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without any regard to any continued employment requirement on a pro rata basis.

In the event Mr. Copple’s employment is terminated due to his death or disability, Mr. Copple or his estate will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; any previously vested stock options and accrued benefits, such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such options or benefits were granted; a lump sum payment equal to twelve (12) months of his annual base salary as in effect at the time of termination except that in the case of disability, such payment shall be offset by the amount of base salary paid by the Company to Mr. Copple from the date Mr. Copple was first unable to substantially perform his duties through the date of termination; any benefits payable to Mr. Copple and/or his beneficiaries in accordance with the terms of any applicable benefit plan; and at the Company’s expense, Mr. Copple and/or his dependants shall be entitled to participate in the Company’s welfare benefit plans and programs as similarly situated active employees for a period of twelve (12) months from the date of termination.

In the event Mr. Copple’s employment is terminated by us for cause or under a voluntary termination (as defined in the agreement), Mr. Copple will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

If Mr. Copple is terminated (other than for disability, death or cause) or resigns for good reason within one year after a change of control (as defined in the agreement), Mr. Copple will receive accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Copple; a lump sum payment equal to two times his annual base salary as in effect at the time of termination plus an amount equal to one and a half times the most recent bonus received by Mr. Copple for the fiscal year ended prior to the date of termination; Mr. Copple and his dependants shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs on the same terms as similarly situated active employees for a period of thirty (30) months and any outstanding equity awards shall be fully vested and/or exercisable as of the date of termination and shall remain exercisable in accordance with the terms of the plan or arrangement pursuant to which such compensation awards were granted.

Unless Mr. Copple’s employment is terminated by us for cause Mr. Copple will also be entitled to office space and support services for a period of not more than three (3) months following the date of any termination. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation. Additional information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31, 2008 may be found under the heading “— Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “— Potential Payments Upon Termination due to Change of Control” and “— Potential Payments Upon Death or Disability.”

Michael Cavalier

The employment agreement between Mr. Cavalier and the Company originally was entered into as of May 14, 2004. Cinemark Holdings assumed Mr. Cavaler’s employment agreement effective as of August 8, 2008. The initial term of the employment agreement is three years, ending on June 16, 2011, subject to an automatic extension for a one-year period, unless the employment agreement is terminated. Mr. Cavalier will receive a base salary of $338,000 during 2008, which is subject to review during the term of the employment agreement for increase (but not decrease) each year by the Compensation Committee. In addition, Mr. Cavalier is eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by the Compensation Committee for the fiscal year. Mr. Cavalier qualifies for our 401(k) matching program and is also entitled to certain additional benefits including life insurance and disability. Mr. Cavalier’s employment agreement provides for severance payments upon termination of his employment, the amount and nature of which depends upon the reason for the termination of employment.

If Mr. Cavalier resigns for good reason (as defined in the agreement) or without cause, Mr. Cavalier will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Cavalier; two times his annual base salary as in effect at the time of termination for a period of twenty-four (24) months following such termination, subject to applicable Section 409A requirements; Mr. Cavalier’s outstanding stock options will become fully vested and exercisable upon such termination or resignation; equity awards other than stock options with time vesting provisions shall become vested on a pro rata basis and equity awards other than stock options with performance based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without any regard to any continued employment requirement on a pro rata basis.

In the event Mr. Cavalier’s employment is terminated due to his death or disability, Mr. Cavalier or his estate will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; any previously vested stock options and accrued benefits, such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such options or benefits were granted; a lump sum payment equal to twelve (12) months of his annual base salary as in effect at the time of termination except that in the case of disability, such payment shall be offset by the amount of base salary paid by the Company to Mr. Cavalier from the date Mr. Cavalier was first unable to substantially perform his duties through the date of termination; any benefits payable to Mr. Cavalier and/or his beneficiaries in accordance with the terms of any applicable benefit plan; and at the Company’s expense, Mr. Cavalier and/or his dependants shall be entitled to participate in the Company’s welfare benefit plans and programs as similarly situated active employees for a period of twelve (12) months from the date of termination.

In the event Mr. Cavalier’s employment is terminated by us for cause or under a voluntary termination (as defined in the agreement), Mr. Cavalier will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

If Mr. Cavalier is terminated (other than for disability, death or cause) or resigns for good reason within one year after a change of control (as defined in the agreement), Mr. Cavalier will receive accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Cavalier; a lump sum payment equal to two times his annual base salary as in effect at the time of termination plus an amount equal to one and a half times the most recent bonus received by Mr. Cavalier for the fiscal year ended prior to the date of termination; Mr. Cavalier and his dependants shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs on the same terms as similarly situated active employees for a period of thirty (30) months and any outstanding equity awards shall be fully vested and/or exercisable as of the date of termination and shall remain exercisable in accordance with the terms of the plan or arrangement pursuant to which such compensation awards were granted.

Unless Mr. Cavalier’s employment is terminated by us for cause Mr. Cavalier will also be entitled to office space and support services for a period of not more than three (3) months following the date of any termination. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation. Additional information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31, 2008 may be found under the heading “— Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “— Potential Payments Upon Termination due to Change of Control” and “— Potential Payments Upon Death or Disability.”

Summary Compensation Table

The following table contains summary information concerning the total compensation earned during 2008, 2007 and 2006 by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving in this capacity as of December 31, 2008, whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2008.

						Non-Equity
				Stock		Incentive Plan	All Other
			Bonus	Awards	Option	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	(2)	Awards(3) ($)	(4) ($)	($)	Total ($)

Lee Roy Mitchell	2008	794,516	—	—	—	855,241	130,637(5)	1,780,394
Chairman of the Board	2007	763,958	58,000	—	—	—	123,806(5)	945,764
	2006	763,958	—	—	—	385,773	24,701(5)	1,174,432
Alan W. Stock	2008	603,200	—	143,399	394,951	649,303	31,563(6)	1,822,416
Chief Executive Officer	2007	580,000	58,000	—	415,761	—	6,868,568(6)	7,922,329
	2006	452,097	—	—	415,761	227,698	634,180(6)	1,729,736
Timothy Warner	2008	442,000	—	84,063	394,951	356,837	24,445(7)	1,302,296
President & Chief Operating	2007	425,000	50,000	—	415,761	—	14,925(7)	905,686
Officer	2006	366,616	—	—	415,761	184,645	14,772(7)	981,794
Robert Copple	2008	416,000	—	79,115	394,951	335,846	25,648(8)	1,251,560
Chief Financial Officer,	2007	400,000	45,000	—	415,761	—	16,673(8)	877,434
Treasurer & Executive VP	2006	330,118	—	—	415,761	166,263	16,631(8)	928,773
Michael D. Cavalier	2008	338,000	—	64,281	256,718	272,875	23,976(9)	955,850
Sr. VP — General Counsel and	2007	325,000	40,000	—	243,207	—	16,634(9)	624,841
Secretary	2006	291,861	—	—	243,207	146,995	16,372(9)	698,435

(1)	In 2008, the Compensation Committee recommended and the Cinemark Holdings Board approved a discretionary bonus outside of the incentive bonus program for the 2007 fiscal year. The decision of the Compensation Committee and the Cinemark Holdings Board was based in large part on the efforts made during 2007 to integrate Century Theatres into the Company, consummate the initial public offering of National CineMedia, Inc. and complete Cinemark Holdings’s initial public offering.

(2)	These amounts represent the portion of the fair value of the performance shares and restricted shares recognized as compensation expense during fiscal year 2008 in accordance with SFAS 123(R), “Share Based Payment” or FAS 123R (disregarding estimate of forfeitures related to service based vesting conditions) and do not represent cash payments made to the individuals, amounts realized or amounts that may be realized. For FAS 123R purposes, we assumed the mid-point IRR for purposes of recording compensation expense over the vesting period. See Note 18 to the financials contained elsewhere in this prospectus, for details of the assumptions used in valuation of the restricted stock and performance shares. The actual value realized by the named executive officers with respect to the restricted share awards will depend on the market value of Holdings Common Stock on the date the restricted stock is vested. The actual value realized by the named executive officers with respect to the performance share awards will depend on the market value of Holdings Common Stock on the date the restricted stock unit is vested which will be issued only upon achievement of certain performance targets.

(3)	These amounts represent the portion of the fair value of the options recognized as compensation expense during the fiscal years 2008, 2007 and 2006 for awards granted during 2004 based on the grant date fair value of the named executive officer’s option awards in accordance with SFAS 123(R) and do not reflect cash payments made to the applicable executive. During 2008, the Company reduced its estimated forfeiture rate based on actual cumulative stock option forfeitures and therefore recorded increased compensation expense on outstanding options during 2008. See Note 18 to the financials contained elsewhere in this prospectus, for details of the assumptions used in valuation of the options. The actual value realized by the named executive officers with respect to the option awards will depend on the difference between the market value of Holdings Common Stock on the date the option is exercised and the exercise price.

(4)	Bonuses earned in a fiscal year are paid in March of the following year. The 2008 bonuses were earned under the Bonus Plan approved by the stockholders of Cinemark Holdings at the 2008 annual meeting and were paid on March 2, 2009. No bonuses were earned in 2007 under the incentive bonus program since Cinemark Holdings did not meet the minimum Adjusted EBITDA threshold established by Cinemark Holdings Board.

(5)	Represents an annual matching contribution to Mr. Mitchell’s 401(k) savings plan ($12,075 in 2008, $11,813 in 2007 and $11,550 in 2006), value of the use of a Company vehicle for one year ($18,417 in 2008, $10,250 for each of 2007 and 2006) and the dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Mitchell ($100,145 in 2008, $101,743 in 2007 and $2,901 in 2006). No life insurance premium payments were made by us for Mr. Mitchell in 2006. Premium payments resumed in 2007.

(6)	Represents an annual matching contribution to Mr. Stock’s 401(k) savings plan ($12,075 in 2008, $11,813 in 2007 and $11,550 in 2006), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Stock ($3,695 in 2008, $3,695 in 2007 and $3,793 in 2006), dividends paid on restricted stock ($15,793 in 2008) and payments under Mr. Stock’s Profit Participation Agreement for certain of our theatres ($6,853,060 upon termination of the Profit Participation Agreement, and as payment under the Profit Participation Agreement, $114,000 in 2007 and $618,837 in 2006). See discussion under the heading “Certain Relationships and Related Party Transactions.’’

(7)	Represents an annual matching contribution to Mr. Warner’s 401(k) savings plan ($12,075 in 2008, $11,813 in 2007 and $11,550 in 2006), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Warner ($3,112 in 2008, $3,112 in 2007 and $3,222 in 2006) and dividends paid on restricted stock ($9,258 in 2008).

(8)	Represents an annual matching contribution to Mr. Copple’s 401(k) savings plan ($12,075 in 2008, $11,813 in 2007 and $11,550 in 2006), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Copple ($4,860 in 2008, $4,860 in 2007 and $5,081 in 2006) and dividends paid on restricted stock ($8,713 in 2008).

(9)	Represents an annual matching contribution to Mr. Cavalier’s 401(k) savings plan ($12,075 in 2008, $11,813 in 2007 and $11,550 in 2006), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Cavalier ($4,822 for 2008, 2007 and 2006) and dividends paid on restricted stock ($7,079 in 2008).

Grants of Plan-Based Awards

The following table specifies the grants of awards made to a named executive officer during the fiscal year ended December 31, 2008 under the Restated Incentive Plan and Bonus Plan, both approved by Cinemark Holdings’s stockholders at the 2008 annual meeting.

Grants of Plan-Based Awards

								All Other
								Stock	Grant
		Estimated Future Payouts			Estimated Future Payouts			Award:	Date Fair
		Under Non-Equity Incentive Plan			Under Equity Incentive			Number of	Value of
		Awards ($)(1)			Plan Awards (#)(2)			Shares of	Stock
	Grant	Threshold			Threshold	Target	Maximum	Stock or	Awards
Name	Date	($)	Target ($)	Maximum ($)	(#)	(#)	(#)	Units(3)	($)

Lee Roy Mitchell	—	264,839	794,516	1,059,360	—	—	—	—	—
Alan W. Stock	3/28/08	201,067	603,200	804,270	14,623	29,247	43,870	29,247	377,000
Tim Warner	3/28/08	110,500	331,500	442,000	8,572	17,145	25,717	17,145	221,000
Robert Copple	3/28/08	104,000	312,000	416,000	8,068	16,136	24,204	16,136	208,000
Michael Cavalier	3/28/08	84,500	253,500	338,000	6,555	13,110	19,665	13,110	169,000

(1)	In March 2008, the Compensation Committee established performance criteria, performance targets and awards for our named executive officers for the 2008 fiscal year under the terms of the Bonus Plan which was approved by Cinemark Holdings’s stockholders at the 2008 annual meeting. Each performance target under the 2008 awards has a threshold, target and maximum level of payment opportunity, with the target payment opportunity equal to 33.3% and the maximum payment opportunity equal to 133.3% of the individual’s target bonus. The Compensation Committee approved the 2008 bonuses for the named executive officers on February 27, 2008 and the bonuses were paid on March 2, 2009. See the section on Compensation Discussion and Analysis for a description of the bonus process under the Bonus Plan for each named executive officer and the Summary Compensation Table for the actual bonus amounts paid to each named executive officer for the 2008 fiscal year.

(2)	In March 2008, the Compensation Committee approved performance awards in the form of restricted stock units for an aggregate maximum of 113,456 hypothetical shares of restricted stock to our named executive officers, except Mr. Mitchell, who, the Compensation Committee determined, had sufficient equity ownership to align his interests with the interests of the stockholders. Such grants were effective and the number of shares subject to each award was determined in part by reference to the closing price of the Common Stock on March 28, 2008 at $12.89 per share. Such shares vest based on a combination of financial performance factors and continued service. The Performance Period for the 2008 restricted stock unit awards ends December 31, 2010. Each performance target under the restricted stock unit awards will have a threshold, target and maximum level of payment opportunity, with the maximum payment opportunity equal to 150% of the individual’s target opportunity. If the IRR for the three year period is at least 8.5% (threshold), 33 1/3% of the maximum restricted stock units will vest. If the IRR for the three year period is at least 10.5% (target), 66 2/3% of the maximum restricted stock units will vest. If the IRR for the three year period is at least 12.5% or greater (maximum), 100% of the maximum restricted stock units will vest. All payouts of restricted stock units that vest will be in the form of restricted stock that will vest if the participant continues to provide services through March 28, 2012 (the fourth anniversary of the grant date). The restricted stock unit awards granted with respect to the performance awards were made pursuant to the Restated Incentive Plan, contingent on stockholder approval. The Restated Incentive Plan was approved by the stockholders at the 2008 annual meeting. Restricted stock unit awards are eligible to receive dividend equivalent payments to the extent declared with respect to our Common Stock if and at the time the restricted stock unit awards become vested. The 2008 compensation expense for such shares for financial reporting purposes by the Company is included in the Summary Compensation Table in the column labeled “Stock Awards” and the valuation assumptions are referenced in Footnote of that table.

(3)	In March 2008, the Compensation Committee approved restricted share awards for an aggregate of 75,638 shares of restricted stock to our named executive officers, except Mr. Mitchell, under our Restated

Incentive Plan. Such grants were effective and the number of shares subject to each award was determined by reference to the closing price of Holdings Common Stock on March 28, 2008 at $12.89 per share. Such shares vest based on continued service as follows: 50% on March 28, 2010 and the remaining 50% on March 28, 2012. Dividends were paid on the restricted stock at the rate of $0.18 per share. The dividend rate was the same as paid to other stockholders of Cinemark Holdings. The 2008 compensation expense for such shares for financial reporting purposes by the Company is included in the Summary Compensation Table in the column labeled “Stock Awards” and the valuation assumptions are referenced in Footnote of that table.

Outstanding Equity Awards

The following table shows unexercised options for each named executive officer outstanding as of December 31, 2008. There were no outstanding stock awards as of December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
							Equity	Equity
							Incentive Plan	Incentive Plan
							Awards:	Awards:
						Market	Number of	Market or
					Number	Value of	Unearned	Payout Value
	Number of	Number of			of Shares	Shares or	Shares, Units	of Unearned
	Securities	Securities			or Units of	Units of	or Other	Shares, Units
	Underlying	Underlying			Stock that	Stock that	Rights that	or Other
	Unexercised	Unexercised	Option		Have not	Have not	Have not	Rights that
	Options	Options	Exercise	Option	Vested	Vested	Vested	have not Vested
	(#)	(#)	Price	Expiration	(#)	($)	(#)	($)
Name	Exercisable	Unexercisable	($)	Date	(1)	(2)	(3)	(4)

Lee Roy Mitchell	—	—	—	—	—	—	—	—
Alan W. Stock	864,373	45,362	$7.63	9/30/2014	29,247	217,305	14,623	108,649
Timothy Warner	864,373	45,362	$7.63	9/30/2014	17,145	127,387	8,572	63,690
Robert Copple	864,373	45,362	$7.63	9/30/2014	16,136	119,890	8,068	59,945
Michael Cavalier	561,842	29,485	$7.63	9/30/2014	13,110	97,407	6,555	48,704

(1)	The reported numbers represent the number of unvested restricted stock for each of the named executive officers as of the year ended December 31, 2008. Such shares vest based on continued service as follows: 50% on March 28, 2010 and the remaining 50% on March 28, 2012. See Footnote 3 to the Grants of Plan-Based Awards Table.

(2)	The market value of the restricted stock was valued at the closing price of Holdings Common Stock on December 31, 2008 of $7.43 per share.

(3)	The reported numbers represent the number of unearned performance shares in the form of restricted stock units for each of the named executive officers, based on the achievement of threshold performance goals during the three fiscal year period ending December 31, 2010. See Footnote 2 to the Grants of Plan-Based Awards Table.

(4)	The market value of the unearned performance shares in the form of restricted stock units was valued based on the achievement of threshold performance goals during the three fiscal year period ending December 31, 2010 at the closing price of Holdings Common Stock on December 31, 2008 of $7.43 per share. See Footnote 2 to Grants of Plan Based Awards Table.

Option Exercises

There were no option exercises by any of the named executive officers during fiscal year 2008. Additionally, no restricted stock or restricted stock units vested during the fiscal year 2008.

Potential Payments upon Termination by us Without Cause or by Executive for Good Reason

The employment agreements with the named executive officers will require us to provide compensation to named executive officers in the event of a termination of employment by us without cause or by the named executive officer for good reason. The amount of compensation payable to each named executive officer upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2008.

						Value of
			Health	Life &		Equity
	Salary	Bonus	Insurance	Disability		Awards
Name	(1)	(2)	(3)	Insurance(3)	Assistance(4)	(5)	Total

Lee Roy Mitchell	$1,589,032	$913,241	$4,929	$100,145	$86,500	$—	$2,693,847
Alan W. Stock	$1,206,400	$707,303	$19,834	$7,390	$792	$165,139	$2,106,858
Timothy Warner	$884,000	$406,837	$16,718	$6,224	$792	$96,805	$1,411,376
Robert Copple	$832,000	$380,846	$19,834	$9,720	$792	$91,107	$1,334,299
Michael Cavalier	$676,000	$312,875	$19,834	$9,644	$792	$74,018	$1,093,163

(1)	The amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2008.

(2)	The amounts reported are calculated as follows: the sum of the annual bonus the executive would have received for the fiscal year ended December 31, 2008 and the annual bonus received by the executive for the fiscal year ended December 31, 2007. See Footnote 1 to Summary Compensation Table.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months for Mr. Lee Roy Mitchell and 24 months for Messers. Stock, Warner, Copple and Cavalier. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Lee Roy Mitchell is entitled to receive tax preparation assistance for five years following the date of termination. We estimate the cost of such preparation to be approximately $17,300 per year for five years. Messers Stock, Warner, Copple and Cavalier are entitled to use our office space for a period of three months following the date of termination. We estimate the amount to be approximately $792 for the use of a 144 square foot office at a rental rate of approximately $22 per square foot per annum.

(5)	The amounts reported have been determined based on the following provision in the respective employment agreements. Upon termination by us without cause or by the named executive officer for good reason, all outstanding options shall be vested and/or exercisable. The number of options that would have vested in each named executive officer on December 31, 2008 is as follows: 909,735 for Alan Stock, 909,735 for Tim Warner, 909,735 for Robert Copple and 591,327 for Michael Cavalier.

In addition, any outstanding equity award with time based vesting provisions shall be vested on a prorata basis. Any equity awards with performance based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without regard to any continued employment requirement on a pro rata basis. The pro rata basis for the equity awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such equity award through the termination date of the executive’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable performance period, as applicable, of such equity awards. Based on the above provision, the total number of equity awards that would have vested in each named executive officer on December 31, 2008 is as follows: restricted stock — 5,556 for Alan Stock, 3,257 for Tim Warner, 3,065 for Robert Copple and 2,490 for Michael Cavalier; and performance shares — 16,670 for Alan Stock, 9,772 for Tim Warner, 9,197 for Robert Copple and 7,472 for Michael Cavalier. The number of performance shares that would vest has been determined based on the assumption that the maximum IRR would be achieved over the vesting period. See Grants of Plan-Based Awards Table and Outstanding Equity Awards at Fiscal Year End Table.

The values of the equity awards have been calculated on the basis of the closing price of Holdings Common Stock on December 31, 2008 at $7.43. The amounts reported do not include the value of options vested and exercisable at December 31, 2008. The closing price of Holdings Common Stock on

December 31, 2008 ($7.43) was less than the option exercise price of $7.63 per share. Therefore, the options were not in the money at December 31, 2008 and consequently no value would have been realized by Messers. Stock, Warner, Copple and Cavalier upon exercise of all outstanding options following termination due to death or disability on December 31, 2008. Therefore, the values of the options have not been included in the amounts reported.

Potential Payments upon Termination for Cause

If a named executive officer terminates his employment voluntarily, or is terminated for cause, we are only required to pay such named executive officer any accrued unpaid base salary through the date of such termination.

Potential Payments upon Termination due to Change of Control

The employment agreements with the named executive officers will require us to provide compensation to named executive officers in the event of a termination of employment within one year of a change of control by us or by executive for good reason. There is no change of control provision in Mr. Mitchell’s employment agreement. The amount of compensation payable to Messers. Stock, Warner, Copple and Cavalier upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2008.

				Life &		Value of
			Health	Disability	Assistance	Equity
Name	Salary(1)	Bonus(2)	Insurance(3)	Insurance(3)	(4)	Awards(5)	Total

Lee Roy Mitchell	$—	$—	$—	$—	$—	$—	$—
Alan W. Stock	$1,206,400	$736,303	$24,793	$9,238	$792	$543,259	$2,520,785
Timothy Warner	$884,000	$431,837	$20,898	$7,780	$792	$318,465	$1,663,772
Robert Copple	$832,000	$403,346	$24,793	$12,150	$792	$299,726	$1,572,807
Michael Cavalier	$676,000	$332,875	$24,793	$12,055	$792	$243,518	$1,290,033

(1)	The amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2008.

(2)	The amounts reported are calculated as follows: the sum of the annual bonus the executive would have received for the fiscal year ended December 31, 2008 and one and a half times the annual bonus received by the executive for the fiscal year ended December 31, 2007. See Footnote 1 to Summary Compensation Table.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for 30 months for Messers. Stock, Warner, Copple and Cavalier. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Messers Stock, Warner, Copple and Cavalier are entitled to use our office space for three months following the date of termination. We estimate the amount to be approximately $792 for the use of a 144 square foot office at a rental rate of approximately $22 per square foot per annum.

(5)	The amounts reported have been determined based on the following provision in the respective employment agreements. Upon termination due to change of control, any outstanding equity award granted to the executive shall be fully vested and exercisable and all restrictions lapse. Based on the above provision, the total number of equity awards that would have vested on an accelerated basis in each named executive officer on December 31, 2008 are as follows: restricted stock — 29,247 for Alan Stock, 17,145 for Tim Warner, 16,136 for Robert Copple and 13,110 for Michael Cavalier; performance shares — 43,870 for Alan Stock, 25,717 for Tim Warner, 24,204 for Robert Copple and 19,665 for Michael Cavalier; options — 909,735 for Alan Stock, 909,735 for Tim Warner, 909,735 for Robert Copple and 591,327 for Michael Cavalier. The number of performance shares that would vest has been determined based on the assumption that the maximum IRR would be achieved over the vesting period. See Grants of Plan-Based Awards Table and Outstanding Equity Awards at Fiscal Year End Table.

The values of the equity awards have been calculated on the basis of the closing price of Holdings Common Stock on December 31, 2008 at $7.43. The reported amounts do not include the values of the vested and exercisable options. See Footnote 5 to Potential Payments upon Termination by us Without Cause or by Executive for Good Reason Table.

Potential Payments upon Termination due to Death or Disability

The employment agreements with the named executive officers will require us to provide compensation to named executive officers in the event of a termination of employment as a result of the death or disability of such named executive officer. The amount of compensation payable to each named executive officer upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2008.

				Life &	Value of
			Health	Disability	Equity
Name	Salary(1)	Bonus(2)	Insurance(3)	Insurance(3)	Awards(4)	Total

Lee Roy Mitchell	$794,516	$855,241	$4,929	$100,145	$—	$1,754,831
Alan W. Stock	$603,200	$649,303	$9,917	$3,695	$43,458	$1,309,573
Timothy Warner	$442,000	$356,837	$8,359	$3,112	$25,477	$835,785
Robert Copple	$416,000	$335,846	$9,917	$4,860	$23,977	$790,600
Michael Cavalier	$338,000	$272,875	$9,917	$4,822	$19,481	$645,095

(1)	The amounts reported are the annual base salary of each executive in effect as of December 31, 2008.

(2)	The amounts reported are the annual bonus each executive would have received for the fiscal year ended December 31, 2008. See Summary Compensation Table.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months for Messers. Mitchell, Stock, Warner, Copple and Cavalier. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Pursuant to the respective employment agreement of each named executive officer, upon termination due to death or disability, the executive or executive’s estate or representative shall be entitled to receive any previously vested equity awards. Additionally, pursuant to the Restated Plan, upon death or disability, the lesser of, (a) an additional twenty percent (20%) of the shares of Holdings Common Stock covered by an individual option or restricted award and (b) the remaining amount of unvested shares of Holdings Common Stock covered by the option or restricted award shall become vested and exercisable. Pursuant to the above, the total number of equity awards that would have vested and be exercisable upon death or disability of each named executive officer would be as follows: restricted stock — 5,849 for Alan Stock, 3,429 for Tim Warner, 3,227 for Robert Copple and 2,622 for Michael Cavalier; options — 909,735 for Alan Stock, 909,735 for Tim Warner, 909,735 for Robert Copple and 591,327 for Michael Cavalier.

The values of the equity awards have been calculated on the basis of the closing price of Holdings Common Stock on December 31, 2008 at $7.43. The reported amounts do not include the values of the vested and exercisable options. See Footnote 5 to Potential Payments upon Termination by us Without Cause or by Executive for Good Reason Table.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code, as amended disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for certain senior executive officers, except for compensation that is performance-based under a plan that is approved by the stockholders and that meets certain other technical requirements. While Section 162(m) does not apply to us, it applies to Cinemark Holdings. Section 162(m) will not prevent us from receiving a tax deduction in 2007 for any of the compensation paid to our named executive officers. While we consider the potential impact of Section 162(m) on our compensation decisions, we may approve compensation for an executive officer that does not meet the deductibility requirements of Section 162(m) in the future in order to maintain competitive compensation packages and attract talented leaders. The payment to Mr. Stock under the Profit Participation Agreement and termination thereof (See — “Certain Relationships and Related Party Transactions”) is not subject to

Section 162(m) deductibility limits by reason of certain transition rules applicable to newly public companies. We do not intend to enter into similar arrangements with any of our executive officers in the future.

Compensation Committee Interlocks and Insider Participation

We do not have a compensation committee. None of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our Board or on the Compensation Committee of the board of directors of Cinemark Holdings. Messers. Chereskin and Dombalagian served as the members of the Compensation Committee of Cinemark Holdings during the last completed fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

All of our outstanding common stock is beneficially owned by Cinemark Holdings, through its wholly owned subsidiary Cinemark, Inc. The following table presents information regarding beneficial ownership of Holdings Common Stock as of December 1, 2009 by:

•	each person known by us to beneficially hold five percent or more of Holdings Common Stock;

•	each of Cinemark Holdings’s directors;

•	each of Cinemark Holdings’s named executive officers; and

•	all of Cinemark Holdings’s executive officers and directors as a group.

Beneficial ownership has been determined in accordance with the applicable rules and regulations, promulgated under the Exchange Act. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Holdings Common Stock, subject to options that are currently exercisable or exercisable within 60 days of December 1, 2009, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 109,441,797 shares of Holdings Common Stock issued and outstanding as of December 1, 2009. As of December 1, 2009, there were 123 holders of record of Holdings Common Stock.

	Beneficial Ownership
Names of Beneficial Owner	Number(1)	Percentage

5% Stockholders
Madison Dearborn Capital Partners IV, LP(2)(10)	49,881,014	45.57%
Syufy Enterprises LP(3)(13)	8,172,096	7.47%
Oppenheimer Funds(4)	6,163,438	5.63%
The Mitchell Special Trust(5)	6,419,095	5.86%
Directors and Named Executive Officers
Lee Roy Mitchell(5)(6)	13,122,845	11.99%
Alan W. Stock(7)	979,063	*
Timothy Warner(8)	950,375	*
Robert Copple(9)	947,984	*
Michael Cavalier(10)	622,404	*
Benjamin D. Chereskin	—	—%
Vahe A. Dombalagian(11)	49,881,014	45.57%
Peter R. Ezersky(12)	3,784,427	3.45%
Steven P. Rosenberg(13)	17,866	*
Enrique F. Senior(14)	21,959	*
Carlos M. Sepulveda(14)	21,959	*
Roger T. Staubach(14)	21,959	*
Donald G. Soderquist(14)	21,959	*
Raymond W. Syufy(15)	8,172,096	7.47%
Executive Officers and Directors as a Group (22 persons)(16)	78,565,910	71.78%

*	Less than 1%.

(1)	In computing the number of shares of Holdings Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Holdings Common Stock subject to options held by that person that were currently exercisable at, or were exercisable within 60 days of, December 1, 2009. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)	Based upon statements in Schedule 13G filed by MDCP, on February 14, 2008. Includes 5,341 shares owned by Northwestern University and 26,706 shares owned by John W. Madigan. MDCP has an irrevocable proxy to vote these shares in all matters subject to stockholder approval. The address of MDCP is Three First National Plaza, Suite 3800, 70 West Madison Street, Chicago, Illinois 60602.

(3)	Based upon statements in Schedule 13G filed by Syufy Enterprises LP, on February 17, 2009. The address of Syufy Enterprises LP is 150 Pelican Way, San Rafael, California 94901.

(4)	Based upon statements in Schedule 13G filed by Oppenheimer Funds, Inc., on January 26, 2009. The address of Oppenheimer Funds, Inc. is Two World Financial Center, 225 Liberty Street, New York, NY 10281.

(5)	Based upon statements in Schedule 13G filed by Lee Roy Mitchell, Gary Witherspoon and The Mitchell Special Trust, as joint filers, on February 17, 2009. The address of The Mitchell Special Trust is 12400 Coit Road, Suite 800, Dallas, TX 75251.

(6)	Includes 6,419,095 shares of Holdings Common Stock owned by the Mitchell Special Trust. Mr. Mitchell is the co-trustee of the Mitchell Special Trust. Mr. Mitchell expressly disclaims beneficial ownership of all shares held by the Mitchell Special Trust.

(7)	Includes 909,735 shares of Holdings Common Stock issuable upon the exercise of options that may be exercised within 60 days of December 1, 2009 and 29,247 shares of restricted stock issued on March 28, 2008.

(8)	Includes 909,735 shares of Holdings Common Stock issuable upon the exercise of options that may be exercised within 60 days of December 1, 2009 and 17,145 shares of restricted stock issued on March 28, 2008.

(9)	Includes 909,735 shares of Holdings Common Stock issuable upon the exercise of options that may be exercised within 60 days of December 1, 2009 and 16,136 shares of restricted stock issued on March 28, 2008.

(10)	Includes 591,327 shares of Holdings Common Stock issuable upon the exercise of options that may be exercised within 60 days of December 1, 2009 and 13,110 shares of restricted stock issued on March 28, 2008.

(11)	The shares beneficially owned by MDCP may be deemed to be beneficially owned by Madison Dearborn Partners IV, L.P. the sole general partner of MDCP. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDCP that has the power, acting by majority vote, to vote or dispose of the shares beneficially held by MDCP. Mr. Dombalagian is a limited partner of Madison Dearborn Partners IV L.P. and a managing director of Madison Dearborn Partners L.P., and therefore may be deemed to share beneficial ownership of the shares beneficially owned by MDCP. Messrs. Canning, Finnegan, Mencoff and Dombalagian and Madison Dearborn Partners IV, L.P. each hereby disclaims any beneficial ownership of any shares beneficially owned by MDCP.

(12)	Mr. Ezersky is a Managing Member of Quadrangle GP Investors LLC, which is the general partner of Quadrangle GP Investors LP. Quadrangle GP Investors LP is the general partner of Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners A LP and Quadrangle (Cinemark) Capital Partners LP, and he may therefore be deemed to share beneficial ownership of the 986,469 shares owned by Quadrangle Capital Partners LP, the 398,736 shares owned by Quadrangle Capital Partners A LP, the 56,948 Shares held by Quadrangle Select Partners LP and the 114,626 shares owned by Quadrangle (Cinemark) Capital Partners LP. Mr. Ezersky expressly disclaims beneficial ownership of the shares owned by Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners A LP and Quadrangle (Cinemark) Capital Partners LP. The shares beneficially owned by each of Quadrangle Capital Partners LP, Quadrangle Select Partners LP and Quadrangle Capital Partners A LP were acquired by each such stockholder from MDCP IV in December 2004. The shares beneficially owned by Quadrangle (Cinemark) Capital Partners LP were transferred by Quadrangle Capital Partners LP effective February 2005.

(13)	Includes 7,745 shares of restricted stock issued on April 1, 2008.

(14)	Includes 7,656 shares of restricted stock issued on June 30, 2008.

(15)	Raymond Syufy is an executive officer of the general partner of Syufy Enterprises, LP and may therefore be deemed to share beneficial ownership of the 8,172,096 shares owned by Syufy Enterprises, LP. Raymond Syufy expressly disclaims beneficial ownership of the shares owned by Syufy Enterprises, LP.

(16)	Includes 4,792,546 shares of Holdings Common Stock issuable upon the exercise of options that may be exercised within 60 days of December 1, 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Cinemark Holdings Board has adopted a policy supplementing our Code of Business Conduct and Ethics relating to the review, approval and ratification of transactions between us and “related parties” as generally defined by applicable rules under the Securities Act. The policy covers any related party transaction in which the amount involved exceeds $0.12 million. The Cinemark Holdings Board has determined that the Audit Committee is best suited to review and approve related party transactions, although in certain circumstances the Cinemark Holdings Board may determine that a particular related party transaction be reviewed and approved by a majority of disinterested directors. At such Audit Committee meetings, management shall recommend any related party transactions to be entered into by Cinemark Holdings or any of its subsidiaries. If management becomes aware of a proposed or existing related party transaction that has not been pre-approved by the Audit Committee, management shall promptly notify the Chairman of the Audit Committee who shall submit such related party transaction to the Audit Committee for approval or ratification if the Audit Committee determines that such transaction is fair to Cinemark Holdings or the applicable subsidiary. If management, in consultation with the Chief Executive Officer, Chief Financial Officer or General Counsel determines that it is not practicable to wait until the next Audit Committee meeting, the Chairman of the Audit Committee has been delegated the authority during this period to review, consider and approve any such transaction. In such event, the Chairman of the Audit Committee shall report any related party transaction approved by him or her at the next Audit Committee meeting. The Audit Committee may establish guidelines it determines are necessary and appropriate for management to follow in dealings with related parties and related party transactions. The procedures followed in considering a related party transaction are evidenced in the resolutions and minutes of the meeting of the Audit Committee or the Cinemark Holdings Board, as applicable.

Certain Agreements

We lease one theatre from Plitt Plaza Joint Venture, or Plitt Plaza. Plitt Plaza is indirectly owned by Lee Roy Mitchell. Annual rent is approximately $0.12 million plus certain taxes, maintenance expenses and insurance. We recorded $0.13 million and $0.09 million of facility lease expense payable to Plitt Plaza during the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively.

We manage one theatre for Laredo Theatre, Ltd., or Laredo. We are the sole general partner and own 75% of the limited partnership interests of Laredo. Lone Star Theatres, Inc. owns the remaining 25% of the limited partnership interests in Laredo and is 100% owned by Mr. David Roberts, Lee Roy Mitchell’s son-in-law. Under the agreement, management fees are paid by Laredo to us at a rate of 5% of annual theatre revenues up to $50 million and 3% of annual theatre revenues in excess of $50 million. We recorded $0.09 million and $0.08 million of management fee revenue and received no distributions during the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. As the sole general partner and the majority limited partner of Laredo, we control the affairs of the limited partnership and have the rights to dissolve the partnership or sell the theatre. We also have a license agreement with Laredo permitting Laredo to use the “Cinemark” service mark, name and corresponding logos and insignias in Laredo, Texas.

Effective September 2, 2009, we entered into an Aircraft Time Sharing Agreement, or the Aircraft Agreement, with Copper Beech Capital, LLC, a Texas limited liability company, or Copper Beech Capital, for the use of an aircraft and flight crew on a time sharing basis. Lee Roy Mitchell — Chairman of the Board of the Company, and his wife, Tandy Mitchell own the membership interests of Copper Beech Capital. Prior to the execution of the Aircraft Agreement, we had an informal agreement with Copper Beech Capital to use, on occasion, a private aircraft owned by Copper Beech Capital. The private aircraft is used by Mr. Mitchell and other executives who accompany Mr. Mitchell to business meetings on behalf of the Company. The Aircraft Agreement specifies the maximum amount that Copper Beech Capital can charge us under the applicable regulations of the Federal Aviation Administration for the use of the aircraft and flight crew. We will pay Copper Beech Capital the direct costs and expenses related to fuel, pilots, landing fees, storage fees, insurance obtained for the specific flight, flight planning, weather contract services and expenses such as in-flight food and beverage services and passenger ground transportation incurred during a trip. For the twelve months ended December 31, 2008, the aggregate amounts paid to Copper Beech Capital for the use of the aircraft was approximately $0.14 million.

Our subsidiary, Century leases 22 theatres and two parking facilities from Syufy Enterprises, LP or affiliates of Syufy Enterprises, LP, which owns approximately 7.5% of the issued and outstanding shares of Holdings Common Stock. Raymond Syufy, a current director, and Joseph Syufy, a former director, are officers of the general partner of Syufy Enterprises, LP. Of these 24 leases, 20 have fixed minimum annual rent in an aggregate amount of approximately $21.6 million. The four leases without minimum annual rent have rent based upon a specified percentage of gross sales as defined in the lease with no minimum annual rent.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the word “Company” refers only to Cinemark USA, Inc. and not to any of its subsidiaries or its Parent Entities.

The Company issued the Initial Notes, and will issue the Exchange Notes, under an indenture dated June 29, 2009, among itself, the Guarantors and Wells Fargo Bank, N.A., as trustee subject to the registration requirements of the Securities Act. The terms of the Exchange Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended or the Trust Indenture Act. The aggregate principal amount of Exchange Notes issuable under the indenture is unlimited, although the issuance of Exchange Notes in this exchange offering will be limited to an aggregate principal amount of $470,000,000. The form of Exchange Notes will be identical in all material respects to that of the Initial Notes except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and the registration rights will not apply to the Exchange Notes. The Exchange Notes will not represent new indebtedness of the Company. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes, subject to our compliance with the covenants contained in the indenture. Any additional notes will be part of the same issue as the Notes and will vote on all matters with the holders of the notes.

The following description is a summary of the material provisions of the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the Exchange Notes. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of an Exchange Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Exchange Notes and the Subsidiary Guarantees

The Exchange Notes will:

•	be general senior unsecured obligations of the Company;

•	be limited to an aggregate principal amount of $470,000,000, subject to our ability to issue additional notes;

•	mature on June 15, 2019;

•	rank equal in right of payment with any existing and future Senior Debt of the Company, including Indebtedness of the Company under the Credit Agreement;

•	be structurally subordinated to Indebtedness and other liabilities, including trade payables, of the Company’s non-Guarantor Subsidiaries;

•	rank effectively junior in right of payment to any secured Indebtedness of the Company to the extent of the value of the collateral securing that Indebtedness, including Indebtedness of the Company under the Credit Agreement which is secured by a pledge of the Capital Stock of certain of the Company’s domestic subsidiaries and by certain of the Company’s real property and substantially all of the Company’s personal and intangible property; and

•	rank senior in right of payment to all existing and future subordinated Indebtedness of the Company.

The Exchange Notes will be guaranteed by each of the Company’s Restricted Subsidiaries that guarantees any of the Company’s or a Guarantors’ Indebtedness.

Each Subsidiary Guarantee will:

•	be a general senior unsecured obligation of such Guarantor;

•	rank equal in right of payment with any existing and future Senior Debt of such Guarantor, including the guarantee by such Guarantor of the Credit Agreement;

•	be effectively junior in right of payment to any secured Indebtedness of such Guarantor to the extent of the value of the collateral securing that Indebtedness, including the guarantee by such Guarantor of Indebtedness under the Credit Agreement; and

•	rank senior in right of payment to any existing and future subordinated Indebtedness of such Guarantor.

At September 30, 2009, after issuance of the Initial Notes, the Company had total Senior Debt of approximately $1,557.7 million and total subordinated Indebtedness of approximately $0.2 million. As of September 30, 2009, the Guarantors had total Senior Debt of approximately $1,556.4 million (including their Guarantees of the Credit Agreement and the Initial Notes) and total subordinated Indebtedness of approximately $0.2 million. Subject to certain limitations, the Company and its Restricted Subsidiaries may incur other Indebtedness in the future, including secured Indebtedness. Moreover, the indenture does not impose any limitation on the incurrence by the Company and its Restricted Subsidiaries of liabilities that are not considered Indebtedness under the indenture.

Not all of our subsidiaries will Guarantee the Exchange Notes. For the nine month period ended September 30, 2009, the non-guarantor Subsidiaries generated in the aggregate approximately $320.0 million, or 22.2%, of our consolidated revenues. As of September 30, 2009, our non-guarantor Subsidiaries on a combined basis accounted for $667.2 million, or 21.0%, of our consolidated total assets and the Indebtedness and other liabilities (other than Indebtedness and other liabilities owed to the Company or a Guarantor) of the nonguarantor Subsidiaries were approximately $178.2 million, and the Exchange Notes would have been structurally subordinated to such Indebtedness and other liabilities. The indenture permits, subject to certain significant limitations, the Company’s non-guarantor subsidiaries to incur additional Indebtedness and other liabilities. In the event of a bankruptcy, liquidation or reorganization of any of the Company’s nonguarantor Subsidiaries, such Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company or any Guarantor.

As of the Issue Date, all of the Company’s Subsidiaries other than Cinemark Media, Inc. will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate additional Subsidiaries as “Unrestricted Subsidiaries.” The Company’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Unrestricted Subsidiaries and certain Restricted Subsidiaries will not guarantee the Exchange Notes. Cinemark Media, Inc. conducts no independent operations and its sole assets are its ownership interests in National CineMedia, Inc. and Digital Cinema Implementation Partners LLC.

Principal, Maturity and Interest

The Company will issue Exchange Notes with an initial maximum aggregate principal amount of $470,000,000. The Company may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Exchange Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Notes will mature on June 15, 2019.

Interest on the Exchange Note will accrue at a rate of 8.625% per annum and will be payable semiannually in arrears on June 15 and December 15, commencing on December 15, 2009. We will pay interest to those persons who were Holders of record on the June 1 and December 1 immediately preceding the related interest payment dates. Interest on the Exchange Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Exchange Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Additional Interest, if any, on that Holder’s Exchange Notes in accordance with those instructions. All other payments on the Exchange Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Exchange Notes

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders of the Exchange Notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Exchange Notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any Exchange Note selected for redemption. Also, the Company is not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

Subsidiary Guarantees

The Exchange Notes will be guaranteed by each of the Company’s current and future Restricted Subsidiaries that guarantees, assumes or in any other manner becomes liable with respect to any Indebtedness of the Company or any Guarantor. The Guarantors will, jointly and severally, unconditionally guarantee on a senior unsecured basis the Company’s obligations under the Exchange Note and all obligations under the indenture. The Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the trustee or the Holders in enforcing any rights under the Subsidiary Guarantees. The obligations of the Guarantors under the Subsidiary Guarantees will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is expressly subordinated to the obligations arising under the Subsidiary Guarantees.

The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to the transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture (including its Subsidiary Guarantee) and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) such sale or other disposition complies with the provisions of the covenant described under the caption “— Repurchase at the Option of Holders — Asset Sales.”

The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the applicable provisions of the indenture; or

(2) in connection with any sale, exchange or transfer of the Capital Stock of a Guarantor, after which such Guarantor is no longer a Subsidiary of the Company, so long as the sale, exchange or transfer is made in compliance with the applicable provisions of the indenture; or

(3) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon the discharge of the Exchange Notes in accordance with the legal defeasance provisions of the indenture; or

(5) upon the release, termination or satisfaction of the Guarantor’s guarantee or assumption of certain other Indebtedness as more particularly described in the covenant under the caption “— Certain Covenants — Future Guarantors.”

Optional Redemption

Except as described below, the Exchange Notes will not be redeemable at the Company’s option prior to June 15, 2014.

At any time prior to June 15, 2012, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Exchange Notes issued under the indenture (including any additional notes) at a redemption price of 108.625% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company, provided that:

(1) at least 65% of the principal amount of Exchange Notes issued under the indenture (including any additional notes) remains outstanding immediately after the occurrence of such redemption (excluding Exchange Notes held by the Company or any of its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

On and after June 15, 2014 the Company may redeem all or a part of the Exchange Notes upon not less than 30 nor more than 60 days’ notice except that a redemption notice may be mailed more than 60 days prior to a redemption if the notice is issued in connection with a defeasance of the Exchange Notes or a satisfaction and discharge of the indenture, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Exchange Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Year	Percentage

2014	104.313%
2015	102.875%
2016	101.438%
2017 and thereafter	100.000%

If the redemption date is on or after an interest payment record date and on or before the related interest payment date, the accrued and unpaid interest and Additional Interest, if any, will be paid to the Holder in whose name the Exchange Note is registered at the close of business on such record date, and no additional interest or Additional Interest, if any, will be payable to Holders whose Exchange Note will be subject to redemption by the Company.

In addition, at any time and from time to time prior to June 15, 2014, the Company may, at its option, redeem all or a portion of the Exchange Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the Exchange Notes plus accrued and unpaid interest, if any, thereon to the redemption date. Notice of such redemption must be mailed to holders of the Exchange

Notes called for redemption not less than 30 nor more than 60 days prior to the redemption date. The notice need not set forth the Applicable Premium but only the manner of calculation of the redemption price. The indenture will provide that, with respect to any such redemption, the Company will notify the trustee of the Applicable Premium with respect to the Exchange Notes promptly after the calculation and that the trustee will not be responsible for such calculation.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue with respect to the Exchange Notes called for redemption (if no maturity is within three months before or after June 15, 2014, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus, in the case of each of clause (i) and (ii), 0.50%.

“Applicable Premium” means, at any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of the Exchange Notes on June 15, 2014 (such redemption price being described above in the third paragraph of this “— Optional Redemption” section) plus (2) all required remaining scheduled interest payments due on the Exchange Notes through June 15, 2014 (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of the Exchange Notes on such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to June 15, 2014, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to June 15, 2014.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the trustee, Reference Treasury Dealer Quotations for the redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the trustee after consultation with the Company.

“Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by the Company that are primary dealers of Government Securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue with respect to the Exchange Notes, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day immediately preceding the redemption date.

Selection and Notice

If less than all of the Exchange Notes are to be redeemed at any time, the trustee will select Exchange Notes for redemption as follows:

(1) if the Exchange Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Exchange Notes are listed; or

(2) if the Exchange Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No Exchange Notes of $2,000 in aggregate principal amount or less can be redeemed in part. Except as otherwise specified, notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Exchange Notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to that Exchange Note will state the portion of the principal amount of that Exchange Note that is to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion of the original Exchange Note will be issued in the name of the Holder of Exchange Notes upon cancellation of the original Exchange Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Additional Interest, if any, will cease to accrue on Exchange Notes or portions of them called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, the Company will be required to make an offer or a Change of Control Offer to each Holder of Exchange Note to repurchase all or any part (equal to $1,000 in principal amount or an integral multiple thereof ) of that Holder’s Exchange Notes on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a payment in cash or the Change of Control Payment equal to 101% of the principal amount of the Exchange Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Exchange Notes repurchased to the date of purchase or a Change of Control Payment Date. Within thirty (30) days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Exchange Notes or portions of Exchange Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions of Exchange Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Exchange Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Exchange Notes or portions of Exchange Notes being purchased by the Company.

The paying agent will promptly mail to each Holder of Exchange Notes properly tendered the Change of Control Payment for such Exchange Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Exchange Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any; provided that each new Exchange Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, will be paid to the Holder in whose name a Exchange Note is registered at the close of business on such record date, and no other interest or Additional Interest, if any, will be payable to Holders who tender pursuant to the Change of Control Offer.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the Exchange Notes to require that the Company repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all Exchange Notes properly tendered and not withdrawn under the Change of Control Offer or if an irrevocable notice of redemption has been given pursuant to the indenture in accordance with the provisions set forth under the caption “— Optional Redemption.”

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any person other than a Permitted Holder. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Exchange Notes may require the Company to make a Change of Control Offer.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Exchange Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of (such fair market value to be determined in good faith by the Company on the date of contractually agreeing to such Asset Sale); and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (2) only, each of the following will be deemed to be cash:

(a) the amount of any liabilities, as shown on the Company’s or such Restricted subsidiary’s most recent balance sheet, of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Exchange Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement or by operation of law that releases the Company or such Restricted Subsidiary from further liability;

(b) any securities, Exchange Notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the closing of the related Asset Sale, to the extent of the cash received in that conversion; and

(c) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) at that time outstanding, not to exceed 2.0% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary may apply those Net Proceeds at its option to:

(1) permanently repay Senior Debt of the Company or any Guarantor and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided that, if such Senior Debt being repaid consists of Indebtedness not secured by a Lien, the Exchange Notes are reduced or repurchased (including through open-market purchases to the extent such purchases are at or above 100% of the principal amount thereof ) on a pro rata basis with such other Senior Debt (based on the aggregate principal amount or accreted value, as applicable, thereof) with the Net Proceeds from the Asset Sale;

(2) permanently repay Indebtedness of a non-Guarantor Restricted Subsidiary of the Company (other than Indebtedness owed to the Company or any Restricted Subsidiary);

(3) acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business (or a division or unit thereof);

(4) make a capital expenditure relating to an asset used or useful in a Permitted Business; or

(5) acquire other long-term assets that are used or useful in a Permitted Business;

provided that, in the case of clauses (3), (4) and (5) above, a binding commitment shall be treated as a permitted final application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days after the end of the 365-day period (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled, terminated or otherwise not consummated during such period for any reason, then any such unapplied Net Proceeds shall upon such event constitute Excess Proceeds.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an offer or an “Asset Sale Offer”) to all Holders of Exchange Notes and all holders of other Indebtedness that is pari passu with the Exchange Notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount (or accreted value, as applicable) of Exchange Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or accreted value, as applicable) thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount (or accreted value, as applicable) of Exchange Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Exchange Notes and such other pari passu Indebtedness will be purchased on a pro rata basis on the basis of the aggregate principal amount (or accreted value, as applicable) of Exchange Notes and of other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the foregoing 365-day period.

If the Asset Sale purchase date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, will be paid to the Holder in whose name a Exchange Note is registered at the close of business on such record date, and no interest or Additional Interest, if any, will be payable to holders who tender Exchange Notes pursuant to the Asset Sale Offer.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Exchange Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

The Credit Agreement restricts, and future agreements relating to Indebtedness of the Company and its Subsidiaries may prohibit, the Company from purchasing any Exchange Notes and also provides that certain change of control or asset sale events with respect to the Company would constitute a default under these agreements. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing Exchange Notes, the Company could seek the consent of the lenders for the purchase of Exchange Notes or could attempt to refinance any borrowings that contain such prohibition.

If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Exchange Notes. In such case, the Company’s failure to purchase tendered Exchange Notes would constitute an Event of Default under the indenture which could result in a cross-default under the Credit Agreement or such other Indebtedness. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Exchange Notes could cause a default under future agreements relating to Indebtedness of the Company and its Subsidiaries, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. Finally, the Company’s ability to pay cash to the Holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Notwithstanding anything to the contrary contained in the indenture, the Company or any of its Restricted Subsidiaries may engage in transactions in which theatre properties will be transferred in exchange for one or more other theatre properties; provided that if the fair market value of the theatre properties to be transferred by the Company or such Restricted Subsidiary, plus the fair market value of any other consideration paid or credited by the Company or such Restricted Subsidiary (the “Transaction Value”) exceeds $10.0 million, such transaction shall require approval of the Board of Directors of the Company. In addition, each such transaction shall be valued at an amount equal to all consideration received by the Company or such Restricted Subsidiary in such transaction other than the theatre properties received pursuant to such exchange (“Other Consideration”) for purposes of determining whether an Asset Sale has occurred. If the Other Consideration is of an amount and character such that such transaction constituted an Asset Sale, then the paragraphs above of this “Asset Sales” covenant shall be applicable to any Net Proceeds of such Other Consideration.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted

Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Parent Entity held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) make any payment of principal on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness (other than any Indebtedness of the Company owing to and held by a Guarantor or Indebtedness of a Guarantor owing to and held by the Company or any other Guarantor permitted under the indenture) that is subordinated to the Exchange Notes or the Subsidiary Guarantees, if any, except a payment of principal at the Stated Maturity thereof, other than any purchase, repurchase, redemption, defeasance or other acquisition or retirement of any such Indebtedness made in anticipation of a sinking fund obligation, principal installment or final maturity, in each case, within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (including Restricted Payments permitted by clauses (1), (9), (12) and (13) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum, without duplication, of:

(a) (i) Consolidated Cash Flow of the Company and its Restricted Subsidiaries on a consolidated basis for the Restricted Payments Computation Period, minus (ii) 2.0 multiplied by Fixed Charges of the Company and its Restricted Subsidiaries on a consolidated basis for the Restricted Payments Computation Period, plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities and other property received by the Company or any Guarantor since immediately after the Issue Date from the sale of:

(i)(A) Equity Interests of the Company, excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of Equity Interests to members of management, directors or consultants of the Company, any Parent Entity and the Company’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (5) of the next succeeding paragraph; and

(B) to the extent such net cash proceeds are actually contributed to the Company, Equity Interests of the Parent Entities (excluding contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (5) of the next succeeding paragraph); or

(ii) debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company (or any Parent Entity); provided, however, that this clause (b) shall not include the proceeds from (X) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions or Equity Interests used to make a Permitted Investment pursuant to clause (8) of the definition of Permitted Investments; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Company following the Issue Date (other than by a Restricted Subsidiary and other than by any Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received after the Issue Date by means of:

(i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of Guarantees and other liabilities (other than contingent liabilities), which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Company or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Company’s and its Restricted Subsidiaries’ aggregate interests in such Unrestricted Subsidiary (which, if the fair market value of such interests exceeds $50.0 million, shall be set forth in writing by an accounting, appraisal or investment banking firm of national standing or determined by the Company’s Board of Directors) at the time of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than the amount of the Investments in such Unrestricted Subsidiary made after the Issue Date as Permitted Investments hereunder; plus

(f) $300.0 million.

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration the dividend or distribution payment would have complied with the provisions of the indenture;

(2) the payment of principal on or with respect to, or the purchase, redemption, repurchase, retirement, defeasance or other acquisition of, any Indebtedness subordinated to the Exchange Notes or any Subsidiary Guarantee or of any Equity Interests of the Company or any Parent Entity made by conversion into, in exchange for, or out of the proceeds of the substantially concurrent (a) sale (other than to a Subsidiary of the Company or constituting an Excluded Contribution or Equity Interests used to make a Permitted Investment pursuant to clause (8) of the definition of Permitted Investments) of, Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests issued or sold to an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or any Parent Entity or (b) contribution to the capital of the Company (other than by a Subsidiary and other than constituting an Excluded Contribution); provided that the amount of any such proceeds that are utilized for any such payment, purchase, redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clauses (3)(b) and (3)(c) of the preceding paragraph;

(3) the payment of principal on or with respect to, or the purchase, defeasance, redemption, repurchase or other acquisition or retirement of, Indebtedness subordinated to the Exchange Notes or any Subsidiary Guarantee with the proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness, that is permitted to be incurred pursuant to the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4) the declaration and payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Capital Stock on a pro rata basis;

(5) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Parent Entity held by any current or former employee, director or consultant of the Company, any Parent Entity or any of the Company’s Restricted Subsidiaries (or any permitted transferee of any of the foregoing) pursuant to any management equity subscription agreement, stock option agreement, stock plan or similar agreement; provided that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any twelve-month period (with unused amounts in any twelve-month period being carried over to succeeding twelve-month periods subject to a maximum carry-over amount of $6.0 million (without giving effect to the following proviso));

provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any Parent Entity, in each case to members of management, directors or consultants of the Company, any Parent Entity or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(b) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments made in any prior calendar year pursuant to clauses (a) and (b) of this clause (5);

(6) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of preferred stock of a Restricted Subsidiary issued in accordance with the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges;”

(7) purchases, redemptions or other acquisitions or retirements of Equity Interests occurring or deemed to occur upon (i) exercise of stock options, warrants or other equity based awards to the extent such Equity Interests represent a portion of the exercise price of such options, warrants or other equity-based awards and (ii) the exercise of stock options, warrants or other equity-based awards or the vesting or issuance of shares of restricted stock or other Equity Interests to the extent such Equity Interests represent a portion of the tax liability of the holder thereof with respect thereto;

(8) any payments made in connection with the consummation of the Transactions on substantially the terms described in this prospectus;

(9) repurchases of Indebtedness that is subordinated to the Exchange Notes or a Subsidiary Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated Indebtedness in the event of an Asset Sale, and redemptions of preferred Equity Interests, in each case in connection with any change of control offer or asset sale offer required by the terms thereof, but only if:

(a) in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations under the provisions described under “— Repurchase at the Option of Holders — Change of Control;” or

(b) in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations in accordance with the covenant under the heading, “— Repurchase at the Option of Holders — Asset Sales;”

(10) Investments that are made with Excluded Contributions;

(11) the declaration and payment of dividends or distributions by the Company or any Restricted Subsidiary of the Company to, or the making of other Restricted Payments to, any Parent Entity in aggregate amounts not to exceed the aggregate amounts required for any such Parent Entities to pay, in each case without duplication,

(a) franchise taxes and expenses required to maintain their corporate existence;

(b) foreign, federal, state and local income and other taxes, to the extent such taxes are attributable to the income, revenue, receipts, capital or margin of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from their Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income, revenue, receipts, capital or margin of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such Parent Entity;

(c) customary salary, bonus and other benefits payable to officers, directors and employees of any Parent Entity to the extent such salaries, bonuses and other benefits are directly or indirectly attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including the Company’s proportionate share of such amounts relating to any Parent Entity being a public company, including directors’ fees;

(d) general corporate operating and overhead costs and expenses of any Parent Entity to the extent such costs and expenses are directly or indirectly attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including the Company’s proportionate share of the expenses relating to any Parent Entity being a public company; and

(e) reasonable fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of such Parent Entity;

(12) so long as no Default or Event of Default shall have occurred and be continuing, the payment of dividends on the Company’s common Capital Stock (or any Restricted Payment to any Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s common Capital Stock) following the consummation after the Issue Date of an underwritten public Equity Offering of the Company’s or any Parent Entity’s common Capital Stock of up to 6% per annum of the net cash proceeds received after the Issue Date by the Company from any public Equity Offering of common Capital Stock of the Company or contributed after the Issue Date to the Company by any Parent Entity from any public Equity Offering of common Capital Stock of the Parent Entity;

(13) the payment of cash in lieu of issuance of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this covenant; and

(14) payments to dissenting stockholders not to exceed $5.0 million in the aggregate (A) pursuant to applicable law or (B) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the indenture.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Company or, if such fair market value exceeds $25.0 million, by the Board of Directors of the Company.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period. The first paragraph of this covenant will not prohibit:

(1) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $1,570.0 million less the sum of all permanent principal payments with respect to such Indebtedness in accordance with the covenant described under “— Repurchase at the Option of Holders — Asset Sales;”

(2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness (other than Indebtedness described in clauses (1) and (3));

(3) the incurrence by the Company and any Guarantor of Indebtedness represented by the Initial Notes (other than additional notes) and the Exchange Notes issued in exchange therefor and any Subsidiary Guarantees of the foregoing;

(4) Indebtedness (including Capital Lease Obligations other than Deemed Capitalized Leases), Disqualified Stock and preferred stock incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (other than software) that is used or useful in a Permitted Business (but excluding the purchase of Capital Stock of any Person), provided that the aggregate amount of Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (4) when aggregated with the then outstanding amount of such obligations under clause (5) incurred to refinance such obligations initially incurred in reliance on this clause (4) does not exceed 2.0% of Consolidated Net Tangible Assets (determined as of the time of such incurrence) at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (10) or (16) of this paragraph and related interest, premiums, fees and other Obligations;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness, Disqualified Stock or preferred stock between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Exchange Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness, Disqualified Stock or preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness, Disqualified Stock or preferred stock (but for the avoidance of doubt excluding the grant of a Permitted Lien thereon) to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness, Disqualified Stock or preferred stock by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(8) the Guarantee by the Company or a Restricted Subsidiary of the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that in the event such Indebtedness that is being guaranteed is (a) pari passu with the Exchange Notes or a Subsidiary Guarantee, as the case may be, then the related Guarantee shall rank equally in right of payment to the Exchange Notes or Subsidiary Guarantee, as the case may be, or (b) subordinated to the Exchange Notes or a Subsidiary Guarantee, as the case may be, then the related Guarantee shall be subordinated in right of payment to the Exchange Notes or such Subsidiary Guarantee, as the case may be;

(9) the accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock and the incurrence of unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133 and similar provisions), in each case will be deemed not to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant;

(10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the fair market value of the consideration actually received (or, in the case of an acquisition, paid) by the Company and its Restricted Subsidiaries in connection with such transaction;

(11) Indebtedness supported by one or more letters of credit incurred under a Credit Facility in accordance with and pursuant to clause (1) of this paragraph; provided the amount of Indebtedness permitted to be incurred under this clause (11) relating to any such letter of credit shall not exceed the amount of the letter of credit provided for therein; provided, further, upon any reduction, cancellation or termination of the applicable letter of credit, there shall be deemed to be an incurrence of Indebtedness under the indenture equal to the excess of the amount of such Indebtedness outstanding immediately after such reduction, cancellation or termination over the remaining stated amount, if any, of such letter of credit or the stated amount of any letter of credit issued in replacement of such letter of credit;

(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten business days of incurrence;

(13) Indebtedness represented by property, liability and workers’ compensation insurance, completion guarantees, performance bonds (provided that to the extent that such performance bonds secure Indebtedness, such Indebtedness is otherwise permitted under this covenant), surety bonds, appeal bonds and other obligations (which, in each case, may be in the form of or secured by letters of credit), in each case required or incurred in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or any Restricted Subsidiary of the Company or in connection with judgments that do not result in a Default or an Event of Default and all reimbursement obligations under such letters of credit;

(14) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock that is not secured by a Lien in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding not to exceed $50.0 million;

(15) Construction Indebtedness and Permitted Refinancing Indebtedness incurred in respect thereof in an aggregate principal amount that does not exceed $100.0 million at any time outstanding;

(16) Indebtedness, Disqualified Stock or preferred stock of (x) the Company or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the indenture; provided that after giving effect to such acquisition or merger, either

(a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(b) the Fixed Charge Coverage Ratio is equal to or greater than such ratio immediately prior to such acquisition or merger;

(17) Indebtedness of the Company or any of its Restricted Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the Exchange Notes or such Restricted Subsidiary’s Subsidiary Guarantee, the Weighted Average Life to Maturity of such Indebtedness is greater than the Weighted Average Life to Maturity of the Exchange Notes and the holders of such Indebtedness are not permitted to accelerate such Indebtedness or exercise any other remedies with respect thereto until 91 days after the Stated Maturity of the Exchange Notes; and

(18) Indebtedness incurred by the Company or any Restricted Subsidiary with respect to Digital Projector Financing in an aggregate principal amount incurred not to exceed (i) $70.0 million during the period from the Issue Date to the first anniversary thereof; (ii) $70.0 million during the period from the first anniversary of the Issue Date to the second anniversary of the Issue Date and (iii) $60.0 million after the second anniversary of the Issue Date; provided that any unused or repaid amounts may be carried forward and used in subsequent periods without limitation.

Neither the Company nor any Restricted Subsidiary will incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Indebtedness subordinated to the Exchange Notes or any Subsidiary Guarantee unless such Indebtedness will be subordinated to the Exchange Notes or such Subsidiary Guarantee to at least the same extent as such subordinated Indebtedness. No Restricted Subsidiary of the Company that is not a Guarantor may incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Guarantor (other than a refinancing of all the Exchange Notes).

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify or (later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been incurred on the Issue Date pursuant to clause (1) above and the Company shall not be permitted to later reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Issue Date. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or preferred stock of a Restricted Subsidiary that is not a Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof.

The indenture will not treat (1) unsecured Indebtedness as subordinated to secured Indebtedness merely because it is unsecured, (2) Senior Debt that is secured Indebtedness as subordinated to any other Senior Debt that is secured Indebtedness merely because it has a junior priority with respect to the same collateral, (3) any Indebtedness as subordinated to any other Indebtedness merely because of maturity date, order of payment or order of application of funds or (4) Indebtedness that is not Guaranteed as subordinated to Indebtedness that is Guaranteed merely because of such Guarantee.

Liens

The Company will not and will not permit any Guarantor to create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets (including Capital Stock of Subsidiaries of the Company), now owned or hereafter acquired, unless contemporaneously with the incurrence of such Lien effective provision is made to secure the Obligations due under the indenture and the Exchange Notes or, in respect any Lien on any Guarantor’s property or assets, any Subsidiary Guarantee of such Guarantor, (1) in the case of Liens securing Indebtedness that is pari passu in right of payment with the Exchange Notes or any Subsidiary Guarantee, on an equal and ratable basis with (or, if the Company so elects, on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien and (2) in the case of Liens securing Indebtedness that is expressly subordinated in right of payment to the Exchange Notes or any Subsidiary Guarantee, on a senior basis to the obligations so secured with the same relative priority as the Exchange Notes or such Subsidiary Guarantee, as the case may be, will have to that subordinated Indebtedness until such time as such obligations are no longer secured by a Lien. Any Lien created for the benefit of Holders of the Exchange Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) in the preceding paragraph.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities, including the Credit Agreement, as in effect on the Issue Date and any amendments, modifications, restatements,

renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the indenture, the Exchange Notes and the Subsidiary Guarantees (including the Guarantees thereof);

(3) applicable law, rule, regulation or order;

(4) any agreement, instrument or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries (including by merger or consolidation) as in effect at the time of such acquisition (except to the extent such agreement, instrument or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in leases, licenses and conveyances entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, stockholder agreements, asset sale agreements, stock sale agreements and other similar agreements and agreements relating to Permitted Business Investments;

(11) the issuance of preferred stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof, provided that issuance of such preferred stock is permitted pursuant to the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and the terms of such preferred stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such preferred stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(12) encumbrances or restrictions contained in any Indebtedness, Disqualified Stock or preferred stock incurred by a Foreign Restricted Subsidiary pursuant to the first paragraph of clause (1), (4), (5) (but only to the extent a Foreign Restricted Subsidiary initially would have been permitted to incur the underlying Indebtedness), (14), (15), (16) or (18) of the second paragraph of the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such encumbrance or restriction shall only apply to such Foreign Restricted Subsidiary;

(13) supermajority voting requirements existing under corporate charters, bylaws, stockholders agreements and similar documents and agreements;

(14) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(15) customary subordination provisions governing Indebtedness permitted pursuant to the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(16) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) above or this clause (16); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrances and restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(17) restrictions or conditions of the types contained in clause (3) of the preceding paragraph contained in any operating, construction, service, supply, purchase or other agreement to which the Company or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement limits the encumbrance solely to the property or assets of the Company or such Restricted Subsidiary that is the subject of such agreement, the payment rights arising thereunder and the proceeds thereof and does not extend to any other asset or property of such Restricted Subsidiary or the assets or property of the Company or any other Restricted Subsidiary.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly, in one or more related transactions: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to another Person; unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person is a partnership or limited liability company, a corporation wholly owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations shall promptly thereafter become a co-issuer of the Exchange Notes pursuant to a supplemental indenture;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of the Company under the Exchange Notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption ‘‘— Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have a Fixed Charge Coverage Ratio equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; and

(5) if the Company is not the surviving corporation, each Guarantor (unless it is the other party to the transactions above, in which case clause (2) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Exchange Notes and the indenture and its obligations under the registration rights agreement shall continue to be in effect.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

Notwithstanding the preceding clause (4), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Guarantor.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of any Affiliate (each, an “Affiliate Transaction”) involving aggregate payments or considerations in excess of $5.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person who is not an Affiliate; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors of Cinemark Holdings, Inc. and the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Cinemark Holdings, Inc. and the Company.

The following items will be deemed to not be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment, consulting or similar agreement or other compensation arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in, or controls, such Person;

(4) reasonable fees and expenses and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any Subsidiary as determined in good faith by the board of directors or senior management of the Company;

(5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(6) Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments,” Permitted Investments (other than pursuant to clause (3) of such definition) and any transactions excluded from their or any component definitions;

(7) transactions effected in connection with the Transactions, including the payment of all related fees and expenses;

(8) transactions pursuant to any contract or agreement described in this prospectus under the caption “Certain Relationships and Related Transactions,” as in effect on the Issue Date, in each case as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are not materially less favorable to the Company and its Restricted Subsidiaries taken as a whole than those in effect on the Issue Date;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the pledge of Equity Interests of an Unrestricted Subsidiary to its lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders; and

(11) transactions in which the Company or any of its Restricted Subsidiaries delivers to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or such Restricted Subsidiary than those that would have reasonably been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arms’-length basis.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Future Guarantors

The indenture will provide that if any Restricted Subsidiary of the Company that is not a Guarantor (the “New Guarantor”) Guarantees, assumes or in any other manner becomes liable with respect to Indebtedness of the Company or any Guarantor (the “Other Indebtedness”), then the New Guarantor shall, within ten business days of the date of the New Guarantor’s Guarantee or assumption of the Other Indebtedness, execute and deliver to the trustee a supplemental indenture satisfactory to the trustee pursuant to which the New Guarantor shall become a Guarantor and Guarantee the obligations of the Company under the indenture and the Exchange Notes. Upon the release, termination or satisfaction of the New Guarantor’s Guarantee or assumption of all Other Indebtedness (other than a release, termination or satisfaction as a result of payment under such Guarantee), the New Guarantor’s Subsidiary Guarantee shall automatically be released and terminated.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Reports

Whether or not required by the Commission, so long as any Exchange Notes are outstanding, the Company will furnish to the trustee and the Holders of Exchange Notes, within the time periods specified in the Commission’s rules and regulations (including all applicable extensions):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s independent auditors; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include an unaudited consolidating balance sheet and related statements of income and cash flows for the Company and its Subsidiaries, separately identifying the (a) Company and the Restricted Subsidiaries and (b) the Unrestricted Subsidiaries, in all reports containing the consolidated financial statements (which in the case of annual reports shall be audited) of the Company and its consolidated Subsidiaries.

In addition, following the consummation of the exchange offer contemplated by the registration rights agreement (the “Exchange Offer”), whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations after giving effect to all applicable extensions (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Exchange Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Company will be deemed to have furnished such reports to the trustee and the Holders if it has filed such reports with the Commission using the IDEA (f/k/a EDGAR) filing system and such reports are publicly available.

Notwithstanding anything herein to the contrary, the Company will be deemed not to have failed to comply with any of its obligations hereunder for purposes of clause (5) under “— Events of Default and Remedies” until 120 days after the date any report hereunder is required to be made available to the trustee and the Holders pursuant to this covenant.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Exchange Notes;

(2) default in payment when due of the principal of, or premium, if any, on, the Exchange Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after receipt of written notice from the trustee or the Holders of not less than 25% in principal amount of the Exchange Notes to comply with the provision described under the caption “— Repurchase at the Option of Holders — Change of Control;”

(5) failure by the Company or any of its Restricted Subsidiaries for 60 days after receipt of written notice from the trustee or the Holders of not less than 25% in principal amount of the Exchange Notes to comply with any of the other agreements in the indenture;

(6) default by the Company or any of its Restricted Subsidiaries under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(7) failure by the Company or any of its Restricted Subsidiaries to pay final nonappealable judgments aggregating in excess of $15.0 million (net of any amount with respect to which a reputable and solvent insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to the Company or any of its Restricted Subsidiaries that are individually or collectively a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to the Company, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that taken together would constitute a Significant Subsidiary, all outstanding Exchange Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding Exchange Notes may declare all the Exchange Notes to be due and payable immediately. Upon any such declaration, the principal of, premium, if any, and accrued and unpaid interest, if any, and Additional Interest, if any, shall become due and payable immediately.

Holders of the Exchange Notes may not enforce the indenture or the Exchange Notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Exchange Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the Exchange Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium or Additional Interest, if any, on the Exchange Notes.

The Holders of a majority in aggregate principal amount of the Exchange Notes then outstanding by notice to the trustee may on behalf of the Holders of all of the Exchange Notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the Exchange Notes.

Notwithstanding the foregoing, if an Event of Default specified in clause (6) above shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid or (ii) if the default relating to such Indebtedness is waived or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company under the Exchange Notes, the indenture, the Subsidiary Guarantees or the registration rights agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Exchange Notes by accepting a Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Exchange Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Exchange Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Exchange Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, reorganization and insolvency events with respect to the Company) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Exchange Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the Exchange Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants (or, if two or more nationally recognized firms of independent public accountants decline to issue such opinion as a matter of policy after the Company has made reasonable efforts to obtain such an opinion, in the opinion of the Company’s chief financial officer), to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Exchange Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Exchange Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, assuming that no intervening bankruptcy of the Company between the date of the deposit and the 91st day following the deposit will occur and that no holder of Exchange Notes is an insider of the Company under applicable bankruptcy law, no trust funds will be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Exchange Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8) the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the Exchange Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Exchange Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Notes), and any existing default or compliance with any provision of the indenture or the Exchange Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Exchange Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Exchange Notes held by a non-consenting Holder):

(1) reduce the principal amount of Exchange Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Exchange Note or alter the provisions with respect to the redemption of the Exchange Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Exchange Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Exchange Notes (except a rescission of acceleration of the Exchange Notes by the Holders of at least a majority in aggregate principal amount of the Exchange Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Exchange Note payable in currency other than that stated in the Exchange Notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of Exchange Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Exchange Notes;

(7) waive a redemption payment with respect to any Exchange Note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Exchange Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(9) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(10) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding paragraph, without the consent of any Holder of Exchange Notes, the Company, the Guarantors and the trustee may amend or supplement the indenture, the Exchange Notes or the Subsidiary Guarantees to:

(1) cure any ambiguity, defect or inconsistency;

(2) provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes (provided that the uncertificated Exchange Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Exchange Notes are described in Section 163(f)(2)(B) of the Code);

(3) provide for the assumption of the Company’s or a Guarantors’ obligations to Holders of Exchange Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets or a Guarantor;

(4) make any change that would provide any additional rights or benefits to the Holders of Exchange Notes or that does not adversely affect the legal rights under the indenture of any such Holder;

(5) provide for the issuance of additional Exchange Notes in accordance with the provisions set forth in the indenture on the Issue Date;

(6) add Subsidiary Guarantees with respect to the Exchange Notes or to secure the Exchange Notes or the Subsidiary Guarantees;

(7) comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(8) evidence and provide for the acceptance and appointment under the indenture of a successor trustee thereunder pursuant to the requirements thereof; or

(9) conform the text of the Exchange Notes, the Subsidiary Guarantees or the indenture to any provision of this “Description of Exchange Notes” to the extent that such provision in this “Description of Exchange Notes” was intended to be a verbatim recitation of a provision of the Exchange Notes, the Subsidiary Guarantees or the indenture.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all Exchange Notes issued thereunder, when:

(1) either:

(a) all Exchange Notes that have been authenticated, except lost, stolen or destroyed Exchange Notes that have been replaced or paid and Exchange Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all Exchange Notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year or are to be called for redemption within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S., dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants (or, if two or more nationally recognized firms of independent public accountants decline to issue such opinion as a matter of policy after the Company has made reasonable efforts to obtain such an opinion, in the opinion of the Company’s chief financial officer), without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Exchange Notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the Exchange Notes or the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee each stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Company, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of Exchange Notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to Cinemark USA, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093, Attention: Chief Financial Officer.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” has the meaning assigned to such term under the heading “— Registration Rights; Additional Interest.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have corresponding meanings; provided that exclusively for purposes of the covenant described above under “— Certain Covenants — Transactions with Affiliates,” beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Asset Sale” means:

(1) the direct or indirect sale, lease, conveyance or other disposition or series of related sales, leases, conveyances or other dispositions that are part of a common plan, of any property or assets (including Equity Interests of a Subsidiary, other than preferred stock issued by a Restricted Subsidiary in compliance with the provisions of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”) by the Company or any of its Restricted Subsidiaries; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries, other than preferred stock issued by a Restricted Subsidiary in compliance with the provisions of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves property, assets or Equity Interests having a fair market value of less than $7.5 million;

(2) a disposition or issuance between or among the Company and its Restricted Subsidiaries;

(3) the disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(4) the disposition of cash or Cash Equivalents;

(5) exchanges of theatre properties that comply with the requirements described in the final paragraph under “— Repurchase at the Option of Holders — Asset Sales,” provided that payment of any Other Consideration (as defined therein) shall, to the extent provided therein, be treated as an Asset Sale;

(6) a disposition by the Company or any Restricted Subsidiary of the Company to the extent such disposition constitutes a Deemed Capitalized Lease;

(7) any disposition of Equity Interests in, or Indebtedness or other securities of, or other Investment in, an Unrestricted Subsidiary;

(8) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments” or any transaction excluded from their or any component definitions;

(9) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business;

(12) foreclosure on assets;

(13) a disposition of Permitted Investments of the type described in clause (9) of the definition thereof; and

(14) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

Notwithstanding any provision of the indenture to the contrary, the expiration or non-renewal or any lease of theatre properties or equipment at the normal expiration date thereof without payment to the Company or any of its Restricted Subsidiaries of consideration therefor shall not constitute an Asset Sale.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), such “person” or “group” will be deemed to have beneficial ownership of all securities that such “person” or “group” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition or only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

(3) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars or in the case of any Foreign Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $100.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the rating of at least “P-1” from Moody’s Investors Service, Inc. or “A-1” from Standard & Poor’s Rating Services and in each case maturing within twelve months after the date of acquisition;

(6) with respect to any Foreign Restricted Subsidiary having its principal operations in Mexico only, (A) Certificados de la Tesoreria de la Federacion (Cetes), Bonos de Desarrollo del Gobierno Federal (Bondes) or Bonos Adjustables del Gobierno Federal (Adjustabonos), in each case, issued by the Mexican government; and (B) any other instruments issued or guaranteed by Mexico and denominated and payable in pesos; provided, that, in each case, such investments under this clause (6) are made in the ordinary course of business for cash management purposes;

(7) demand or time deposit accounts used in the ordinary course of business with overseas branches of commercial banks incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof, provided that such commercial bank has, at the time of the Company’s or such Restricted Subsidiary’s Investment therein, (A) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100.0 million and (B) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Company’s or any Restricted Subsidiary’s Investment therein, are rated in the highest rating category of both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services;

(8) obligations (including, but not limited to demand or time deposits, bankers’ acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof, provided that (A) such instrument has a final maturity not more than one year from the date of purchase thereof by the Company or any Restricted Subsidiary of the Company and (B) such depository institution or trust company has at the time of the Company’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, (x) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100.0 million and (y) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Company’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, are rated in the highest rating category of both Standard & Poor’s Rating Services and Moody’s Investors Service, Inc.;

(9) in the case of any Foreign Restricted Subsidiary, demand or time deposit accounts used in the ordinary course of business with reputable commercial banks located in the jurisdiction of organization of such Foreign Restricted Subsidiary; and

(10) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company or any Parent Entity, measured by voting power rather than number of shares; or

(4) the first day on which Continuing Directors do not constitute a majority of the members of the Board of Directors of the Company or Cinemark Holdings, Inc. “Commission” means Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) any increase in deferred lease expense; plus

(2) provision for taxes directly or indirectly based on income, receipts, margin or profits of such Person and its Restricted Subsidiaries for such period; plus

(3) Fixed Charges to the extent such amounts are included in the calculation of Consolidated Net Income; plus

(4) depreciation, impairment losses, charges, write-offs and write-downs, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses, including foreign exchange losses not included in operating income, (excluding (other than foreign advance rents paid at the inception of the lease) any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period; plus

(5) for purposes of calculating the Fixed Charge Coverage Ratio and the Senior Secured Leverage Ratio only, the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary; plus

(6) for purposes of calculating the Fixed Charge Coverage Ratio and the Senior Secured Leverage Ratio only, any reasonable expenses and charges related to any Equity Offering, recapitalization or Indebtedness permitted to be incurred under the indenture (in each case, whether or not successful); plus

(7) any reasonable expenses and charges related to any Permitted Investment, acquisition or disposition permitted under the indenture (in each case, whether or not successful) or the Transactions, minus

(8) non-cash items increasing such Consolidated Net Income for such period (including foreign exchange gains not included in operating income), other than (i) the accrual of revenue or amortization of prepaid cash income in the ordinary course of business and (ii) the reversal of an accrual or cash reserve that was excluded pursuant to paragraph (4) above in any prior period; minus

(9) any decrease in deferred lease expense, in each case, on a consolidated basis and determined in accordance with GAAP; provided, however, that expenses payable by any Parent Entity described in clause (11) of the second paragraph of the covenant described above under “— Certain Covenants — Restricted Payments,” the funds of which are provided by the Company and/or its Restricted Subsidiaries shall be deducted in calculating Consolidated Cash Flow of the Company. Notwithstanding the preceding sentence, clauses (1) through (9) relating to amounts of a Restricted Subsidiary of a Person will be added to (or subtracted from) Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided, however, in the case of the Company and its Restricted Subsidiaries, (i) Consolidated Net Income shall not include management fees from Unrestricted Subsidiaries except to the extent actually received by the Company and its Restricted Subsidiaries, (ii) accrued but unpaid compensation expenses related to any stock appreciation, restricted stock or stock option plans shall not be deducted until such time as such expenses result in a cash expenditure and (iii) compensation expenses related to tax payment plans implemented by the Company from time to time in connection with the exercise and/or repurchase of restricted stock or stock options shall not be deducted from Net Income to the extent of the related tax benefits arising therefrom; provided, further, that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends, distributions or other payments paid in cash to the specified Person or a Restricted Subsidiary of the specified Person (or, in the case of a loss, only to the extent funded with cash from the specified Person or a Restricted Subsidiary of the specified Person);

(2) other than for the purpose of calculating the Fixed Charge Coverage Ratio and the Senior Secured Leverage Ratio, the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained or, with respect to Foreign Restricted Subsidiaries, is typically obtained in the ordinary course of business consistent with past practice and shall be excluded to the extent such approval is subsequently not received) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than to the extent of the amount of dividends or distributions that have actually been paid in the calculation period);

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any non-cash goodwill or other intangible asset impairment charges incurred subsequent to the Issue Date resulting from the application of SFAS No. 142 (or similar pronouncements) shall be excluded;

(5) any net after-tax income or loss from discontinued operations, net after-tax gains or losses on disposal of discontinued operations and losses arising from lease dispositions shall be excluded; and

(6) items classified as extraordinary or nonrecurring gains and losses (less all fees and expenses related thereto) or expenses (including, without limitation, costs and expenses arising from the Transactions), and the related tax effects according to GAAP, shall be excluded.

“Consolidated Net Tangible Assets” means, as of any date of determination, the consolidated total assets of the Company and its Restricted Subsidiaries determined in accordance with GAAP as of the end of the Company’s most recent fiscal quarter for which internal financial statements are available, less the sum of (1) all current liabilities and current liability items, and (2) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

“Construction Indebtedness” means Indebtedness incurred by the Company or its Restricted Subsidiaries in connection with the construction of motion picture theatres or screens.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company or Cinemark Holdings, Inc., as the case may be, who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of October 5, 2006, by and among the Company, as borrower, Cinemark Holdings, Inc, Cinemark, Inc., CNMK Holding, Inc. and the subsidiary guarantors named therein, as guarantors, the lenders and other entities party thereto and Lehman Commercial Paper Inc., as administrative agent, including any related Exchange Notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith from time to time, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit and any agreement or agreements governing Indebtedness incurred to refinance, replace, restructure or refund such agreements in whole or in part from time to time (whether with the original agent and lenders or other agents and lenders or otherwise).

“DCIP” means Digital Cinema Implementation Partners LLC, a Delaware limited liability company, and any similar Person with a primary business purpose of facilitating the implementation of digital cinemas in theatres and agreements and arrangements with respect to the financing of digital cinema and any Person that is a direct or indirect parent entity thereof and has no independent operations.

“Deemed Capitalized Leases” means obligations of the Company or any Restricted Subsidiary of the Company that are classified as “capital lease obligations” under GAAP due to the application of Emerging Issues Task Force Regulation 97-10 or any subsequent pronouncement having similar effect and, except for such regulation or pronouncement, such obligation would not constitute Capital Lease Obligations.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated

Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Digital Projector Financing” means any financing arrangement in respect of digital projector equipment for use in the ordinary course of business in theatres owned, leased or operated by the Company and its Restricted Subsidiaries.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event, (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary), or (3) is redeemable at the option of the holder of the Capital Stock, in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the date on which the Exchange Notes mature or the date on which there are no Exchange Notes outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments” and the covenants described above under the caption “— Repurchase at the Option of Holders.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public (other than pursuant to a Form S-4 or Form S-8 or any other form relating to securities issuable under any employee benefit plan of the Company or any Parent Entity) or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company or any Parent Entity (the proceeds of which have been contributed to the Company).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the notes issued in the Exchange Offer pursuant to the indenture.

“Excluded Contribution” means the net cash proceeds received by the Company after the Issue Date from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary of the Company or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any of its Subsidiaries or Parent Entities) of Capital Stock (other than Disqualified Stock) of the Company or any Parent Entity (the proceeds of which have been contributed to the Company), in each case designated within 60 days of the receipt of such net cash proceeds as Excluded Contributions pursuant to an officers’ certificate, the cash proceeds of which are excluded from the calculation set forth in clauses (3)(b) and (3)(c) of the first paragraph of the covenant described above under the heading “— Certain Covenants — Restricted Payments.”

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations (but excluding any interest expense attributable to Deemed Capitalized Leases), imputed interest with respect to Attributable

Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations (excluding the amortization or write-off of debt issuance costs incurred in connection with the Transactions); plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends paid (whether or not in cash) on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable (X) solely in Equity Interests of the Company (other than Disqualified Stock) or (Y) to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined effective federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus

(5) the cash interest income (exclusive of deferred financing fees) of such specified Person and its Restricted Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and Investments that have been made by the specified Person or any of its Restricted Subsidiaries (and by any Person so acquired), including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis (giving effect to any Pro Forma Cost Savings);

(2) operations or businesses disposed of prior to the Calculation Date will be deemed to have been disposed of on the first day of the four-quarter reference period and the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(3) operations or businesses disposed of prior to the Calculation Date will be deemed to have been disposed of on the first day of the four-quarter reference period and the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) Consolidated Cash Flow shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period;

provided, however, that such incremental contributions were identified and quantified in good faith in an officers’ certificate delivered to the trustee at the time of any calculation of the Fixed Charge Coverage Ratio;

(5) Consolidated Cash Flow shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business, at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period;

(6) all preopening expense and theatre closure expense which reduced Consolidated Net Income during any applicable period shall be added to Consolidated Cash Flow;

(7) the Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

(8) with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Government Securities” means securities that are (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a 124 Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian, with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

“Guarantee” means with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be the lesser of such Indebtedness and the amount of such Person’s maximum liability with respect thereto. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Restricted Subsidiary of the Company that executes and delivers the indenture on the Issue Date as a guarantor and each other Restricted Subsidiary of the Company that thereafter

Guarantees the Exchange Notes pursuant to the terms of the indenture, and their respective successors and assigns, in each case unless and until such Person is released from its obligations under its Subsidiary Guarantee pursuant to the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and not for speculative purposes under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person entering into the agreement against interest rate risk;

(2) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person entering into the agreement against currency exchange rate risk; and

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against risk related to the price of commodities used by that Person.

“Holder” means a Person in whose name an Exchange Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent (without duplication):

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof );

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations and Attributable Debt of such Person;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any non-Guarantor Subsidiary, any preferred stock (but excluding, in each case, any accrued dividends); or

(7) representing the net amount owing under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP, but excluding (a) deposits and advances received in the ordinary course of business and (b) Deemed Capitalized Leases. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount to the extent such Indebtedness is deemed to ratably accrete to its stated principal amount pursuant to the instrument under which it was issued; and

(2) the principal amount of and premium (if any) in respect of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, that would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Issue Date” means the date on which the Initial Notes were issued.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, any gain or loss (net of related costs, fees, expenses and with any related provision for taxes on such gain or loss) realized in connection with: (a) any Asset Sale (without giving effect to the exclusions contained in the second paragraph of the definition thereof ) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, property repair and replacement costs, amounts paid in reimbursement of prepaid expenses associated with such assets to the extent required by the terms of such Asset Sale, and any relocation expenses incurred as a result of the Asset Sale, (ii) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (v) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale, (vi) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, as determined in conformity with GAAP and (vii) proceeds of dispositions of assets consummated within one year after the date of the acquisition of such assets as part of a plan of related transactions with such acquisition required by a regulatory authority in connection with the initial acquisition of such assets, to the extent, and in the same proportion as, such original acquisition was financed with Indebtedness (other than revolving credit Indebtedness to the extent such Indebtedness has subsequently been paid down with cash generated from operations or the proceeds from the sale of such assets).

“Net Senior Secured Indebtedness” of any Person means, as of any date of determination, (a) the aggregate amount of Indebtedness (other than Hedging Obligations and Capital Lease Obligations) constituting Senior Debt secured by a Lien of the Company and its Restricted Subsidiaries as of such date less (b) cash and Cash Equivalents of the Company and its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a Guarantor or otherwise or (c) constitutes the lender, other than Indebtedness secured by Liens permitted by clause (9) of the definition of Permitted Liens;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Exchange Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, premium and Additional Interest, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Parent Entity” means any Person that is a direct or indirect parent of the Company.

“Permitted Business” means the lines of business conducted by the Company and its Subsidiaries on the Issue Date and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the Board of Directors of the Company and Cinemark Holdings, Inc.

“Permitted Business Investment” means any Investment made in a Permitted Business through agreements, transactions, interests or arrangements that permit one to share risks or costs, achieve economies of scale, pool resources, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of such businesses jointly with third parties, relating to ownership interests in projectors, advertising rights, ticketing rights, Internet properties and other similar intangible assets, either directly or through entities the primary business of which is to own or operate any of the foregoing, including entry into and Investments in the form of or pursuant to, operating agreements, pooling arrangements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements with third parties (other than Unrestricted Subsidiaries).

“Permitted Holders” means (a) Madison Dearborn Partners, LLC and its Affiliates, (b) Permitted Mitchell Holders, (c) Cinemark Holdings, Inc. and wholly-owned Subsidiaries thereof, (d) Quadrangle Capital Partners LP and its Affiliates and (e) Syufy Enterprises, LP and its Affiliates.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

(6) loans or advances to employees (other than executive officers) made in the ordinary course of business;

(7) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale or other disposition that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(8) Investments and other assets the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or Equity Interests of any Parent Entity; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants — Restricted Payments”;

(9) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) Hedging Obligations;

(11) refundable construction advances made with respect to the construction of properties of a nature or type that are used in a business similar or related to the business of the Company or its Restricted Subsidiaries in the ordinary course of business;

(12) advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred, or pre-paid film rentals, and loans and advances made in settlement of such accounts receivable, all in the ordinary course of business;

(13) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of $60.0 million and 3.0% of Consolidated Net Tangible Assets (determined as of the time each such Investment is made);

(14) Investments existing on the Issue Date;

(15) Guarantees issued in accordance with the covenant set forth under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(16) Permitted Business Investments;

(17) advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business; and

(18) Investments in DCIP in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed, at any one time outstanding, $100.0 million.

“Permitted Liens” means:

(1) Liens on the property and assets of the Company and the Guarantors securing Indebtedness and Guarantees permitted to be incurred under the indenture (other than subordinated Indebtedness of the Company or a Guarantor) in an aggregate principal amount not to exceed the greater of (a) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was incurred, and after giving effect to the incurrence of such Indebtedness and the application of proceeds therefrom on a pro forma basis as if such events had occurred at the beginning of the relevant four-quarter period, would not cause the Senior Secured Leverage Ratio of the Company to exceed 2.75 to 1.00 and (b) the aggregate principal amount of Indebtedness permitted to be incurred pursuant to clause (1) of the second paragraph under the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that in each case the Company may elect pursuant to an officers’ certificate delivered to the trustee to treat all or any portion of the commitment under any Indebtedness as being incurred at such time, in which case any subsequent incurrence of Indebtedness under such commitment shall be deemed, for purposes of this clause (1), not to be an incurrence at such subsequent time;

(2) Liens in favor of the Company or any Restricted Subsidiary of the Company;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other assets;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business and related letters of credit;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets, accessions, improvements and proceeds acquired with such Indebtedness;

(7) Liens existing on the Issue Date (excluding Liens relating to obligations under Credit Facilities and Liens of the kind referred to in clauses (1) and (21) below);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens on the Capital Stock of Unrestricted Subsidiaries;

(10) Encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of the Company or such Restricted Subsidiary or to the ownership or leasing of its properties which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Restricted Subsidiary;

(11) Leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(12) Landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or the like Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent or are not more than 60 days past due or are being contested in good faith by appropriate proceedings, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(13) Pledges or deposits made in the ordinary course of business (A) in connection with bids, tenders, leases, performance bonds and similar obligations, or (B) in connection with workers’ compensation, unemployment insurance and other social security or similar legislation;

(14) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(16) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(17) Liens on or sales of receivables;

(18) the rights of film distributors under film licensing contracts entered into by the Company or any Restricted Subsidiary in the ordinary course of business on a basis customary in the movie exhibition industry;

(19) any attachment or judgment Lien that does not constitute an Event of Default;

(20) Liens in favor of the trustee for its own benefit and for the benefit of the holders of the Exchange Notes;

(21) Liens (including extensions and renewals thereof ) upon real or personal property acquired after the Issue Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness incurred, in accordance with the covenant set forth under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any accessions, proceeds and improvements on such item;

(22) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, banker’s acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(23) Liens securing Hedging Obligations;

(24) Liens arising from filing Uniform Commercial Code financing statements with respect to leases;

(25) Liens incurred in the ordinary course of business of the Company or any Guarantor with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(26) Liens arising solely by virtue of any statutory or common law provisions and ordinary course of business contractual provisions, in each case, relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution or brokerage;

(27) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(28) Liens securing the Exchange Notes and the Subsidiary Guarantees;

(29) Liens securing Indebtedness incurred to refinance Indebtedness that was previously so secured (other than Liens incurred pursuant to clauses (1), (25) or (32)), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof ) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;

(30) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(31) Liens securing Indebtedness permitted by clauses (15) and (18) of the covenant under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and Liens on money escrowed to secure Indebtedness permitted by clause (10) of such covenant;

(32) Liens securing letters of credit in an amount not to exceed $25.0 million in the aggregate at any one time;

(33) Liens to secure Capital Lease Obligations;

(34) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or any interest acquired pursuant to a Permitted Business Investment;

(35) Liens arising under the indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred or outstanding under the indenture, provided that such Liens are solely for the benefit of the trustees, agents and representatives in their capacities as such and not for the benefit of the holders of such Indebtedness; and

(36) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under “— Certain Covenants — Restricted Payments”.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

“Permitted Mitchell Holders” means (a) Lee Roy Mitchell or Tandy Mitchell, or any descendant of Lee Roy Mitchell or the spouse of any such descendant, the estate of Lee Roy Mitchell, Tandy Mitchell, any descendant of Lee Roy Mitchell or the spouse of any such descendant or any trust or other arrangement for the benefit of Lee Roy Mitchell, Tandy Mitchell, any descendant of Lee Roy Mitchell or the spouse of any such descendant (collectively, the “Mitchell Family”) and (b) any group which includes any member or members of the Mitchell Family if a majority of the Capital Stock of the Company held by such group is beneficially owned (including the power to vote such Capital Stock of the Company) by such member or members of the Mitchell Family or by one or more affiliates at least 80% of the equity interests of which are owned by such member or members of the Mitchell Family.

“Permitted Refinancing Indebtedness” means any Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value or liquidation preference, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value or liquidation preference, if applicable) of the Indebtedness, Disqualified Stock or preferred stock extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest (or dividends, if applicable) on the indebtedness, Disqualified Stock or preferred stock and the amount of all expenses, fees and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than or equal to the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Exchange Notes on terms at least as favorable to the Holders of Exchange Notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness, Disqualified Stock or preferred stock is incurred or issued either by the Company or any Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded. “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs and related adjustments that occurred during the four-quarter reference period or after the end of the four-quarter period and on or prior to the Calculation Date that were (i) directly attributable to an acquisition or disposition and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the Issue Date or (ii) implemented, or for which the steps necessary for implementation have been taken by the Company and are reasonably expected to occur, with respect to the Company or the business that was the subject of any such acquisition or disposition within six months before or after the date of the acquisition or disposition and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clause (i) and (ii), all such reductions in costs and related adjustments had been effected as of the beginning of such period.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments Computation Period” means the period (taken as one accounting period) beginning on April 1, 2009 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person (or if no such Person is specified, the Company) that is not an Unrestricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Debt” means, whether outstanding on the Issue Date or thereafter incurred:

(1) all Indebtedness of the Company outstanding under the Exchange Notes;

(2) any other amounts payable by the Company and its Restricted Subsidiaries under or in respect of Indebtedness of the Company and its Restricted Subsidiaries, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Exchange Notes and the Subsidiary Guarantees; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any premiums and accrued and unpaid interest and interest accruing on or subsequent to the filing of a petition of bankruptcy or for reorganization relating to the Company or any of its Restricted Subsidiaries at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) and fees relating thereto.

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company or any of its Restricted Subsidiaries;

(2) any Indebtedness of the Company to any of its Restricted Subsidiaries or any obligation of a Restricted Subsidiary to the Company or another Restricted Subsidiary;

(3) any trade payables arising in the ordinary course of business;

(4) any Capital Stock, or

(5) the portion of any Indebtedness that is incurred in violation of the indenture (but only to the extent so incurred).

“Senior Secured Leverage Ratio” of any Person means, for any period, the ratio of (a) Net Senior Secured Indebtedness of such Person and its Restricted Subsidiaries as of the date of determination to (b) Consolidated Cash Flow of such Person for the four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred; in each case with such pro forma adjustments to Net Senior Secured Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustments provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act and the Exchange Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Initial Notes and Exchange Notes by a Guarantor pursuant to the terms of the indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the indenture.

“Theatre Completion” means any motion picture theatre or screen which was first opened for business by the Company or a Restricted Subsidiary during any applicable period.

“Transactions” means the offering of the Exchange Notes, the dividending of the proceeds thereof to Cinemark, Inc. and the application of the proceeds therefrom to redeem, repurchase, retire or otherwise acquire the $419.4 million aggregate principal amount at maturity 9 3/4% Senior Discount Notes due 2014 of Cinemark, Inc., and the payment of all fees, costs, expenses, premiums and other payments in connection with the foregoing.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only if such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding, taken as a whole, are not materially less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

(5) either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenants described above under the captions “— Certain Covenants — Restricted Payments” and “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Notwithstanding the foregoing definition and the covenant described under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” if the Company indirectly acquires additional Equity Interests in DCIP pursuant to a merger or acquisition such that DCIP becomes a Subsidiary of the Company, DCIP shall be deemed to be an Unrestricted Subsidiary and the aggregate amount of the Company’s and its Restricted Subsidiaries’ Investments in DCIP at such date shall be deemed not to be an Investment and shall not reduce the amounts available for Restricted Payments and Permitted Investments; provided, however, that any subsequent Investment in DCIP shall be an Investment.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is normally entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

We will issue the Exchange Notes in the form of one or more global notes, or Global Exchange Note. The Global Exchange Note will be deposited with, or on behalf of, The Depository Trust Company or DTC and registered in the name of the DTC or its nominee. Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, and only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Exchange Note directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Exchange Note, that nominee will be considered the sole owner or holder of the Exchange Notes represented by that Global Exchange Note for all purposes under the indenture. Except as provided below under “Certificated Notes,” owners of beneficial interests in a Global Exchange Note:

•	will not be entitled to have Exchange Notes represented by the Global Exchange Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Exchange Notes; and

•	will not be considered the owners or holders of the Exchange Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a Global Exchange Note must rely on the procedures of DTC to exercise any rights of a holder of Exchange Notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Exchange Notes represented by a Global Exchange Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Exchange Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Exchange Note desires to take any action that the DTC, as the holder of the Global Exchange Note, is entitled to take, the DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on Exchange Notes represented by the Global Exchange Note registered in the name of and held by the DTC or its nominee to the DTC or its nominee, as the case may be, as the registered owner and holder of the Global Exchange Note. We expect that the DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Exchange Note will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Note as shown on the records of the DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Exchange Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Note for any Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Exchange Note owning through such participants. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Although the DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of the DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility or liability for the performance by the DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

Exchange Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Exchange Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Exchange Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated Exchange Notes; or

•	certain other events provided in the indenture should occur.

DESCRIPTION OF CERTAIN DEBT INSTRUMENTS

Senior Secured Credit Facility

On October 5, 2006, we entered into a senior secured credit facility. Our senior secured credit facility provides for a seven year term loan facility of $1.12 billion and a $150 million revolving credit line that matures in six years unless our 9% senior subordinated notes have not been refinanced by August 1, 2012 with indebtedness that matures no earlier than seven and one-half years after the closing date of the senior secured credit facility, in which case the maturity date of our revolving credit line becomes August 1, 2012.

At September 30, 2009, there was $1,086.4 million outstanding under the term loan facility and no borrowings outstanding under our revolving credit line. We had a minimum of approximately $121.5 million in available borrowing capacity under our revolving credit facility. The availability of our revolving credit facility may have recently been impacted by the insolvency of one of the lenders under the facility. As such, it is uncertain whether we could borrow the portion that would be funded by this insolvent lender, which is approximately $28.5 million. The average interest rate on outstanding term loan borrowings under our senior secured credit facility at September 30, 2009 was 3.1% per annum.

Under the term loan facility, principal payments of $2.8 million are due each calendar quarter beginning December 1, 2006 through September 30, 2012 and increase to $263.2 million each calendar quarter from December 31, 2012 to maturity at October 5, 2013. Prior to the amendment to our senior secured credit facility discussed below, the term loans accrued interest, at our option, at: (A) the base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5 or (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.75% to 1.00% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 1.75% to 2.00% per annum, in each case as adjusted pursuant to our corporate credit rating. Borrowings under the revolving credit line bear interest, at our option, at: (A) a base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5 and (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.50% to 1.00% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 1.50% to 2.00% per annum, in each case as adjusted pursuant to our consolidated net senior secured leverage ratio as defined in the credit agreement. We are required to pay a commitment fee calculated at the rate of 0.50% per annum on the average daily unused portion of the new revolving credit line, payable quarterly in arrears, which decreases to 0.375% per annum for any fiscal quarter in which our consolidated net senior secured leverage ratio on the last day of such fiscal quarter is less than 2.25 to 1.0.

On March 14, 2007, we amended our senior secured credit facility to, among other things, modify the interest rate on the term loans under our senior secured credit facility, modify certain prepayment terms and covenants, and facilitate the tender offer for the 9% senior subordinated notes. The term loans now accrue interest, at our option, at: (A) the base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5, or (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.50% to 0.75% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 1.50% to 1.75%, per annum. In each case, the margin is a function of the corporate credit rating applicable to the borrower. The interest rate on the revolving credit line was not amended. Additionally, the amendment removed any obligation to prepay amounts outstanding under our senior secured credit facility in an amount equal to the amount of the net cash proceeds received from the NCM Transaction or from excess cash flows, and imposed a 1% prepayment premium for one year on certain prepayments of the term loans.

Our obligations under our senior secured credit facility are guaranteed by Cinemark Holdings, Cinemark, Inc., and certain of our domestic subsidiaries and are secured by mortgages on certain fee and leasehold properties and security interests in substantially all of our and the guarantors’ personal property, including, without limitation, pledges of all of our capital stock, all of the capital stock of Cinemark, Inc., and certain of our domestic subsidiaries and 65% of the voting stock of certain of its foreign subsidiaries.

Our senior secured credit facility contains usual and customary negative covenants for agreements of this type, including, but not limited to, restrictions on our ability, and in certain instances, its subsidiaries’ and Cinemark Holdings and Cinemark, Inc.’s ability, to consolidate or merge or liquidate, wind up or dissolve;

substantially change the nature of its business; sell, transfer or dispose of assets; create or incur indebtedness; create liens; pay dividends, repurchase stock and voluntarily repurchase or redeem the Existing Discount Notes and make capital expenditures and investments.

Our senior secured credit facility also requires us to satisfy a consolidated net senior secured leverage ratio covenant as determined in accordance with the senior secured credit facility. The dividend restriction contained in the senior secured credit facility prevents us and any of our subsidiaries from paying a dividend or otherwise distributing cash to its stockholders unless (1) we are not in default, and the distribution would not cause us to be in default, under our senior secured credit facility; and (2) the aggregate amount of certain dividends, distributions, investments, redemptions and capital expenditures made since October 5, 2006, including dividends declared by the board of directors, is less than the sum of (a) the aggregate amount of cash and cash equivalents received by Cinemark Holdings or us as common equity since October 5, 2006, (b) our consolidated EBITDA minus 1.75 times our consolidated interest expense, each as defined in the senior secured credit facility, since October 1, 2006, (c) $150 million and (d) certain other amounts specified in our senior secured credit facility, subject to certain adjustments specified in the senior secured credit facility. The dividend restriction is subject to certain exceptions specified in our senior secured credit facility.

The senior secured credit facility also includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross-default, material ERISA events, certain types of change of control, material money judgments and failure to maintain subsidiary guarantees. If an event of default occurs, all commitments under the senior secured credit facility may be terminated, and all obligations under the senior secured credit facility could be accelerated by the lenders, causing all loans outstanding (including accrued interest and fees payable thereunder) to be declared immediately due and payable.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences of the exchange of Initial Notes for Exchange Notes pursuant to this Exchange Offer, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

This summary is limited to the tax consequences of those persons who are original beneficial owners of the Initial Notes, who exchange Initial Notes for Exchange Notes in this Exchange Offer, and that will hold the Exchange Notes, as capital assets within the meaning of Section 1221 of the Code, which we refer to as “Holders.” This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular circumstances or status nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations and persons that have a functional currency other than the U.S. Dollar, or persons in special situations, such as those who have elected to mark securities to market or those who Initial Notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Initial Notes and participates in the Exchange Offer, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Initial Notes, you should consult your tax advisor regarding the tax consequences of the exchange of Initial Notes for Exchange Notes pursuant to this Exchange Offer.

Persons considering the exchange of Initial Notes for Exchange Notes are urged to consult their independent tax advisors concerning the U.S. federal income taxation and other tax consequences to them of exchanging the Initial Notes, as well as the application of state, local and foreign income and other tax laws.

Exchange of an Initial Note for an Exchange Note Pursuant to this Exchange Offer

The Exchange Notes described herein will not differ materially in kind or extent from the Initial Notes. Your exchange of Initial Notes for Exchange Notes will not constitute a taxable disposition of the Initial Notes for United States federal income tax purposes. As a result, (1) you will not recognize taxable income, gain or loss on such exchange, (2) your holding period for the Exchange Notes will generally include the holding period for the Initial Notes so exchanged, and (3) your adjusted tax basis in the Exchange Notes will generally be the same as your adjusted tax basis in the Initial Notes so exchanged.

ACCOUNTING TREATMENT

The Exchange Notes will be recorded at the same carrying value as the Initial Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss will be recognized by us for accounting purposes. The expenses related to the exchange offer and the unamortized debt issue costs related to the issuance of the Initial Notes will be amortized over the remaining term of the Exchange Notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of Exchange Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, and plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or collectively Similar Laws, and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement referred to herein as a Plan.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, or an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Exchange Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Exchange Notes by an ERISA Plan with respect to which we or any of our guarantors or the initial purchasers is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the Exchange Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided, further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Exchange Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws or unless an exemption is available to such purchase and holding.

Representation

Accordingly, by acceptance of an Exchange Note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Exchange Notes constitutes assets of any Plan, or (ii) the purchase and holding of the Exchange Notes by such purchaser or transferee will not constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Exchange Notes (and holding the Exchange Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Exchange Notes.

PLAN OF DISTRIBUTION

Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued under the exchange offer in exchange for Initial Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

• you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

• you are acquiring the Exchange Notes in the ordinary course of your business; and

• you do not intend to participate in the distribution of the Exchange Notes.

If you tender Initial Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

• you cannot rely on the above interpretations of the SEC; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-marking activities or other trading activities. We have agreed that, for a period of 12 months after the effective date of this prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of twelve months after the effective date of this prospectus, we will promptly send additional copies of this prospectus and any amendment to this prospectus to any broker-dealer that requests such documents. We have agreed, in connection with the exchange offer, to indemnify the holders of Notes against certain liabilities, including liabilities under the Securities Act.

By acceptance of the exchange offer, each broker-dealer that receives Exchange Notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus in order to make the statements therein not misleading (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have amended or supplemented the prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

LEGAL MATTERS

The validity of the Exchange Notes will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2007 (Successor) and 2008 (Successor), and for the period from January 1, 2006 to October 4, 2006 (Predecessor), the period from October 5, 2006 to December 31, 2006 (Successor), and each of the two years in the period ended December 31, 2008 (Successor), included in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a change in method of accounting for uncertainty in income taxes). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of National CineMedia, LLC as of January 1, 2009 and December 27, 2007, and the year ended January 1, 2009, the period February 13, 2007 through December 27, 2007, the period December 29, 2006 through February 12, 2007, and for the year ended December 28, 2006, included in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CINEMARK USA, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets, December 31, 2007 and 2008	F-3
Consolidated Statements of Operations for the Period from January 1, 2006 to October 4, 2006 (Predecessor), the Period from October 5, 2006 to December 31, 2006 (Successor) and Years Ended December 31, 2007 (Successor) and 2008 (Successor)
F-4
Consolidated Statements of Stockholder’s Equity and Comprehensive Income (Loss) for the Period from January 1, 2006 to October 4, 2006 (Predecessor), the Period from October 5, 2006 to December 31, 2006 (Successor) and Years Ended December 31, 2007 (Successor) and 2008 (Successor)
F-5
Consolidated Statements of Cash Flows for the Period from January 1, 2006 to October 4, 2006 (Predecessor), the Period from October 5, 2006 to December 31, 2006 (Successor) and Years Ended December 31, 2007 (Successor) and 2008 (Successor)
F-6
Notes to Consolidated Financial Statements	F-7
UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
Condensed Consolidated Balance Sheets as of September 30, 2009 and December 31, 2008 (unaudited)	F-62
Condensed Consolidated Statements of Income for the three and nine months ended September 30, 2009 and 2008 (unaudited)	F-63
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2009 and 2008 (unaudited)	F-64
Notes to Condensed Consolidated Financial Statements (unaudited)	F-65
FINANCIAL STATEMENTS OF 50-PERCENT-OR-LESS-OWNED INVESTEE	F-94
SUPPLEMENTARY SCHEDULES REQUIRED BY THE INDENTURE FOR THE SENIOR NOTES	S-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Cinemark USA, Inc.
Plano, Texas

We have audited the accompanying consolidated balance sheets of Cinemark USA, Inc. and subsidiaries (the “Company”) as of December 31, 2007 (Successor) and 2008 (Successor), and the related consolidated statements of operations, stockholder’s equity and comprehensive income (loss), and cash flows for the period from January 1, 2006 to October 4, 2006 (Predecessor), the period from October 5, 2006 to December 31, 2006 (Successor), and each of the two years in the period ended December 31, 2008 (Successor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cinemark USA, Inc. and subsidiaries as of December 31, 2007 (Successor) and 2008 (Successor), and the results of their operations and their cash flows for the period from January 1, 2006 to October 4, 2006 (Predecessor), the period from October 5, 2006 to December 31, 2006 (Successor), and each of the two years in the period ended December 31, 2008 (Successor), in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, in 2007 the Company changed its method of accounting for uncertainty in income taxes to adopt Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109.”

/s/  Deloitte & Touche LLP

Dallas, Texas
June 11, 2009
(September 22, 2009 as to Notes 25 and 26)
(December 4, 2009 as to the table in Note 6)

CINEMARK USA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2008
	(Successor)	(Successor)
	(In thousands, except share data)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$233,383	$313,238
Inventories	7,000	8,024
Accounts receivable	34,832	24,623
Income tax receivable	17,259	5,525
Deferred tax asset	5,215	2,799
Prepaid expenses and other	10,070	9,319

Total current assets	307,759	363,528
THEATRE PROPERTIES AND EQUIPMENT
Land	97,532	96,718
Buildings	389,581	396,028
Property under capital lease	178,347	184,248
Theatre furniture and equipment	558,483	546,393
Leasehold interests and improvements	572,081	539,167
Theatres under construction	22,481	2,046

Total	1,818,505	1,764,600
Less accumulated depreciation and amortization	504,439	556,317

Theatre properties and equipment, net	1,314,066	1,208,283
OTHER ASSETS
Goodwill	1,134,689	1,039,818
Intangible assets — net	353,047	341,768
Investments in and advances to affiliates	3,662	23,426
Deferred charges and other assets — net	68,180	42,015

Total other assets	1,559,578	1,447,027

TOTAL ASSETS	$3,181,403	$3,018,838

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$9,166	$12,450
Current portion of capital lease obligations	4,684	5,532
Current liability for uncertain tax positions	—	10,775
Accounts payable	50,977	54,596
Accrued film rentals	42,140	43,750
Accrued interest	8,735	4,343
Accrued payroll	21,614	23,995
Accrued property taxes	23,031	23,486
Accrued other current liabilities	57,772	52,126
Accounts payable to parent	69,054	32,724

Total current liabilities	287,173	263,777
LONG-TERM LIABILITIES
Long-term debt, less current portion	1,098,811	1,084,694
Capital lease obligations, less current portion	116,486	118,180
Deferred income taxes	168,556	135,667
Liability for uncertain tax positions	15,500	6,748
Deferred lease expenses	19,235	23,371
Deferred revenue — NCM	172,696	189,847
Other long-term liabilities	36,214	40,663

Total long-term liabilities	1,627,498	1,599,170
COMMITMENTS AND CONTINGENCIES (see Note 21)
STOCKHOLDER’S EQUITY
Cinemark USA, Inc.’s stockholder’s equity:
Class A common stock, $0.01 par value: 10,000,000 shares authorized, 1,500 shares issued and outstanding	—	—
Class B common stock, no par value: 1,000,000 shares authorized, 239,893 shares issued and outstanding	49,543	49,543
Treasury stock, 57,245 Class B shares at cost	(24,233)	(24,233)
Additional paid-in-capital	1,049,207	1,070,468
Retained earnings	143,338	119,489
Accumulated other comprehensive income (loss)	32,695	(72,347)

Total Cinemark USA, Inc.’s stockholder’s equity	1,250,550	1,142,920
Noncontrolling interests	16,182	12,971

Total stockholder’s equity	1,266,732	1,155,891

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$3,181,403	$3,018,838

The accompanying notes are an integral part of the consolidated financial statements.

CINEMARK USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
THE PERIODS FROM JANUARY 1, 2006 TO OCTOBER 4, 2006 (PREDECESSOR) AND
OCTOBER 5, 2006 TO DECEMBER 31, 2006 (SUCCESSOR)
AND THE YEARS ENDED DECEMBER 31, 2007 (SUCCESSOR) AND 2008 (SUCCESSOR)

	January 1,	October 5,
	2006 to	2006 to	Year Ended	Year Ended
	October 4,	December 31,	December 31,	December 31,
	2006	2006	2007	2008
	(Predecessor)	(Successor)	(Successor)	(Successor)
	(In thousands)
REVENUES
Admissions	$514,183	$246,092	$1,087,480	$1,126,977
Concession	260,223	115,575	516,509	534,836
Other	54,683	29,838	78,852	80,474

Total revenues	829,089	391,505	1,682,841	1,742,287
COST OF OPERATIONS
Film rentals and advertising	275,005	130,982	589,717	612,248
Concession supplies	41,863	17,157	81,074	86,618
Salaries and wages	79,002	39,614	173,290	180,950
Facility lease expense	109,513	48,246	212,730	225,595
Utilities and other	100,924	43,884	191,279	205,814
General and administrative expenses	45,865	21,784	78,664	89,583
Termination of profit participation agreement	—	—	6,952	—
Depreciation and amortization	59,913	34,281	148,781	155,326
Amortization of favorable/unfavorable leases	130	667	2,935	2,708
Impairment of long-lived assets	5,741	23,337	86,558	113,532
(Gain) loss on sale of assets and other	2,938	2,345	(2,953)	8,488

Total cost of operations	720,894	362,297	1,569,027	1,680,862

OPERATING INCOME	108,195	29,208	113,814	61,425
OTHER INCOME (EXPENSE)
Interest expense	(37,993)	(31,680)	(102,760)	(74,406)
Interest income	5,563	1,477	11,256	11,123
Gain on NCM transaction	—	—	210,773	—
Gain on Fandango transaction	—	—	9,205	—
Foreign currency exchange gain (loss)	94	(352)	438	986
Loss on early retirement of debt	(941)	(5,782)	(7,952)	—
Distributions from NCM	—	—	11,499	18,838
Dividend income	101	—	50	49
Equity in income (loss) of affiliates	(1,800)	154	(2,462)	(2,373)

Total other income (expense)	(34,976)	(36,183)	130,047	(45,783)

INCOME (LOSS) BEFORE INCOME TAXES	73,219	(6,975)	243,861	15,642
Income taxes	20,875	7,782	127,641	35,596

NET INCOME (LOSS)	52,344	(14,757)	116,220	(19,954)
Less: Net income (loss) attributable to noncontrolling interests	1,790	(321)	792	3,895

NET INCOME (LOSS) ATTRIBUTABLE TO CINEMARK USA, INC.	$50,554	$(14,436)	$115,428	$(23,849)

The accompanying notes are an integral part of the consolidated financial statements.

CINEMARK USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY AND COMPREHENSIVE INCOME (LOSS)
THE PERIODS FROM JANUARY 1, 2006 TO OCTOBER 4, 2006 (PREDECESSOR) AND OCTOBER 5, 2006 TO DECEMBER 31, 2006 (SUCCESSOR)
AND THE YEARS ENDED DECEMBER 31, 2007 (SUCCESSOR) AND 2008 (SUCCESSOR)

									Total
	Class A		Class B					Accumulated	Cinemark			Comprehensive Income (Loss)
	Common Stock		Common Stock		Additional			Other	USA, Inc.		Total	Attributable to:
	Shares		Shares		Paid-in	Retained	Treasury	Comprehensive	Stockholder’s	NonControlling	Stockholder’s	Cinemark	NonControlling
	Issued	Amount	Issued	Amount	Capital	Earnings	Stock	Income (Loss)	Equity	Interest	Equity	USA, Inc.	Interest	Total
								(In thousands)

Predecessor balance at January 1, 2006	—	$—	240	$49,543	$68,105	$217,942	$(24,233)	$(60,185)	$251,172	$16,422	$267,594
Capital contribution from Cinemark, Inc. related to income taxes					11,851				11,851		11,851
Distribution to Cinemark, Inc.						(31,745)			(31,745)		(31,745)
Share based awards compensation expense					2,148				2,148		2,148
Dividends paid to noncontrolling interest										(820)	(820)
Comprehensive income:									—
Net income						50,554			50,554	1,790	52,344	$50,554	$1,790	$52,344
Foreign currency translation adjustment								3,872	3,872	(247)	3,625	3,872	(247)	3,625

Predecessor balance at October 4, 2006	—	$—	240	$49,543	$82,104	$236,751	$(24,233)	$(56,313)	$287,852	$17,145	$304,997	$54,426	$1,543	$55,969

Successor balance at October 5, 2006	—	$—	240	$49,543	$890,574	$43,439	$(24,233)	$(734)	$958,589	$17,145	975,734
Capital contribution from Cinemark, Inc. related to income taxes					3,683				3,683		3,683
Noncash capital contribution from Cinemark, Inc. related to the Century Acquisition					150,000				150,000		150,000
Share based awards compensation expense					716				716		716
Dividends paid to noncontrolling interest										(281)	(281)
Comprehensive income:
Net loss						(14,436)			(14,436)	(321)	(14,757)	$(14,436)	$(321)	$(14,757)
Foreign currency translation adjustment								12,197	12,197	70	12,267	12,197	70	12,267

Successor balance at December 31, 2006	—	$—	240	$49,543	$1,044,973	$29,003	$(24,233)	$11,463	$1,110,749	$16,613	$1,127,362	$(2,239)	$(251)	$(2,490)

Tax adjustment related to the adoption of FIN 48						(1,093)			(1,093)		(1,093)
Share based awards compensation expense					2,881				2,881		2,881
Tax benefit related to stock option exercises					1,353				1,353		1,353
Dividends paid to noncontrolling interest										(1,730)	(1,730)
Comprehensive income:
Net income						115,428			115,428	792	116,220	$115,428	$792	$116,220
Fair value adjustments on interest rate swap agreements, net of taxes of $7,074								(11,348)	(11,348)		(11,348)	(11,348)	—	(11,348)
Foreign currency translation adjustment								32,580	32,580	507	33,087	32,580	507	33,087

Successor balance at December 31, 2007	—	$—	240	$49,543	$1,049,207	$143,338	$(24,233)	$32,695	$1,250,550	$16,182	$1,266,732	$136,660	$1,299	$137,959

Share based awards compensation expense					4,638				4,638		4,638
Tax benefit related to stock option exercises					474				474		474
Central America share exchange					12,949				12,949	(3,245)	9,704
Ecuador share exchange					3,200				3,200	(1,574)	1,626
Contribution by noncontrolling interest										585	585
Dividends paid to noncontrolling interest										(1,353)	(1,353)
Comprehensive income:
Net loss						(23,849)			(23,849)	3,895	(19,954)	$(23,849)	$3,895	$(19,954)
Fair value adjustments on interest rate swap agreements, net of taxes of $2,442								(22,063)	(22,063)		(22,063)	(22,063)	—	(22,063)
Amortization of accumulated other comprehensive loss on terminated swap agreement								1,351	1,351		1,351	1,351	—	1,351
Foreign currency translation adjustment								(84,330)	(84,330)	(1,519)	(85,849)	(84,330)	(1,519)	(85,849)

Successor balance at December 31, 2008	—	$—	240	$49,543	$1,070,468	$119,489	$(24,233)	$(72,347)	$1,142,920	$12,971	$1,155,891	$(128,891)	$2,376	$(126,515)

The accompanying notes are an integral part of the consolidated financial statements.

CINEMARK USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
THE PERIODS FROM JANUARY 1, 2006 TO OCTOBER 4, 2006 (PREDECESSOR) AND
OCTOBER 5, 2006 TO DECEMBER 31, 2006 (SUCCESSOR)
AND THE YEARS ENDED DECEMBER 31, 2007 (SUCCESSOR) AND 2008 (SUCCESSOR)

	January 1,	October 5,
	2006 to	2006 to	Year Ended	Year Ended
	October 4,	December 31,	December 31,	December 31,
	2006	2006	2007	2008
	(Predecessor)	(Successor)	(Successor)	(Successor)
	(In thousands)
OPERATING ACTIVITIES
Net income (loss)	$52,344	$(14,757)	$116,220	$(19,954)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation	58,564	33,241	144,629	151,425
Amortization of intangible and other assets	1,479	1,707	7,087	6,609
Amortization of long-term prepaid rents	816	197	1,146	1,717
Amortization of debt issue costs	2,106	847	3,314	3,339
Amortization of deferred revenues, deferred lease incentives and other	(582)	(71)	(2,508)	(3,735)
Amortization of debt premium	(1,173)	(763)	(678)	—
Amortization of accumulated other comprehensive loss related to interest rate swap agreement				1,351
Impairment of long-lived assets	5,741	23,337	86,558	113,532
Share based awards compensation expense	2,148	716	2,881	4,638
Gain on NCM transaction	—	—	(210,773)	—
Gain on Fandango transaction	—	—	(9,205)	—
(Gain) loss on sale of assets and other	2,938	2,345	(2,953)	8,488
Gain on change in fair value of interest rate swap agreement		—	—	(5,422)
Write-off unamortized debt issue costs and debt premium related to the early retirement of debt	222	5,782	(17,098)	—
Deferred lease expenses	724	378	5,979	4,350
Deferred income tax expenses	(7,986)	1,580	(33,016)	(25,806)
Equity in loss of affiliates	1,800	(154)	2,462	2,373
Tax benefit related to stock option exercises	—	—	1,353	474
Increase in deferred revenues related to NCM transaction	—	—	174,001	—
Increase in deferred revenues related to Fandango transaction	—	—	5,000	—
Other	—	—	—	644
Changes in other assets and liabilities	(37,295)	26,226	70,309	(24,235)

Net cash provided by operating activities	81,846	80,611	344,708	219,788
INVESTING ACTIVITIES
Additions to theatre properties and equipment	(77,902)	(29,179)	(146,304)	(106,109)
Proceeds from sale of theatre properties and equipment	1,236	5,210	37,532	2,539
Increase in escrow deposit due to like-kind exchange	—	—	(22,739)	(2,089)
Return of escrow deposits	—	—	—	24,828
Acquisition of Century Theatres, Inc., net of cash acquired	—	(531,383)	—	—
Acquisition of one theatre in the U.S. and two theatres in Brazil	—	—	—	(10,111)
Net proceeds from sale of NCM stock	—	—	214,842	—
Net proceeds from sale of Fandango stock	—	—	11,347	—
Investment in joint venture — DCIP	—	—	(1,500)	(4,000)
Other	271	—	—	—

Net cash provided by (used for) investing activities	(76,395)	(555,352)	93,178	(94,942)
FINANCING ACTIVITIES
Dividends paid to parent	(31,745)	—	—	—
Retirement of senior subordinated notes	(10,000)	—	(332,066)	(3)
Proceeds from senior secured credit facility	—	1,120,000	—	—
Proceeds from other long-term debt	2,273	57	—	—
Payoff of long-term debt assumed in Century acquisition	—	(360,000)	—	—
Payoff of former senior secured credit facility	—	(253,500)	—	—
Repayments of other long-term debt	(5,009)	(3,886)	(19,438)	(10,430)
Payments on capital leases	—	(839)	(3,759)	(4,901)
Debt issue costs	—	(22,926)	—	—
Termination of interest rate swap agreement	—	—	—	(12,725)
Other	(1,226)	(52)	(1,730)	(1,231)

Net cash provided by (used for) financing activities	(45,707)	478,854	(356,993)	(29,290)
EFFECT OF EXCHANGE RATE CHANGES
ON CASH AND CASH EQUIVALENTS	268	740	5,445	(15,701)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(39,988)	4,853	86,338	79,855
CASH AND CASH EQUIVALENTS:
Beginning of period	182,180	142,192	147,045	233,383

End of period	$142,192	$147,045	$233,383	$313,238

SUPPLEMENTAL INFORMATION (see Note 19)

The accompanying notes are an integral part of the consolidated financial statements.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In thousands, except share and per share data

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business — Cinemark USA, Inc. and subsidiaries (the “Company”) are leaders in the motion picture exhibition industry in terms of both revenues and the number of screens in operation, with theatres in the United States (“U.S.”), Canada, Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia. The Company also managed additional theatres in the U.S., Brazil, and Colombia during the year ended December 31, 2008.

Basis of Presentation — On August 2, 2006, Cinemark Holdings, Inc. was formed as the Delaware holding company of Cinemark, Inc. On August 7, 2006, the Cinemark, Inc. stockholders entered into a share exchange agreement pursuant to which they agreed to exchange their shares of Class A common stock for an equal number of shares of common stock of Cinemark Holdings, Inc. (“Cinemark Share Exchange”). The Cinemark Share Exchange was completed on October 5, 2006 and facilitated the acquisition of Century Theatres, Inc. (“Century Acquisition”). On October 5, 2006, Cinemark, Inc. became a wholly owned subsidiary of Cinemark Holdings, Inc. Cinemark USA, Inc. is a wholly owned subsidiary of Cinemark, Inc.

Due to a change in reporting entity that occurred as a result of the Cinemark Share Exchange, Cinemark Holdings, Inc.’s accounting basis has been pushed down to the Company effective on the date of the Cinemark Share Exchange, October 5, 2006. The accompanying consolidated statements of operations, cash flows and stockholder’s equity present the results of the Company’s operations and cash flows for the periods preceding the Cinemark Share Exchange as Predecessor and the periods subsequent to the Cinemark Share Exchange as Successor. See Note 4.

On April 24, 2007, Cinemark Holdings, Inc. completed an initial public offering of its common stock.

Principles of Consolidation — The consolidated financial statements include the accounts of Cinemark USA, Inc. and subsidiaries. Majority-owned subsidiaries that the Company has control of are consolidated while those subsidiaries of which the Company owns between 20% and 50% and does not control are accounted for as affiliates under the equity method. Those subsidiaries of which the Company owns less than 20% are generally accounted for as affiliates under the cost method, unless the Company is deemed to have the ability to exercise significant influence over the affiliate, in which case the Company would account for its investment under the equity method. The results of these subsidiaries and affiliates are included in the consolidated financial statements effective with their formation or from their dates of acquisition. Intercompany balances and transactions are eliminated in consolidation.

Cash and Cash Equivalents — Cash and cash equivalents consist of operating funds held in financial institutions, petty cash held by the theatres and highly liquid investments with remaining maturities of three months or less when purchased. At December 31, 2008, cash investments were primarily in money market funds.

Inventories — Concession and theatre supplies inventories are stated at the lower of cost (first-in, first-out method) or market.

Theatre Properties and Equipment — Theatre properties and equipment are stated at cost less accumulated depreciation and amortization. Additions to theatre properties and equipment include the capitalization of $86, $0, $618 and $270 of interest incurred during the development and construction of theatres during the period from January 1, 2006 to October 4, 2006, the period from October 5, 2006 to December 31, 2006, and

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

years ended December 31, 2007 and 2008, respectively. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

Category	Useful Life

Buildings on owned land	40 years
Buildings on leased land	Lesser of lease term or useful life
Buildings under capital lease	Lesser of lease term or useful life
Theatre furniture and equipment	5 to 15 years
Leasehold improvements	Lesser of lease term or useful life

The Company reviews long-lived assets for impairment indicators on a quarterly basis or whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable.

The Company considers actual theatre level cash flows, future years budgeted theatre level cash flows, theatre property and equipment carrying values, amortizing intangible assets carrying values, the age of a recently built theatre, competitive theatres in the marketplace, changes in foreign currency exchange rates, the impact of recent ticket price changes, available lease renewal options and other factors considered relevant in its assessment of impairment of individual theatre assets. Long-lived assets are evaluated for impairment on an individual theatre basis, which the Company believes is the lowest applicable level for which there are identifiable cash flows. The impairment evaluation is based on the estimated undiscounted cash flows from continuing use through the remainder of the theatre’s useful life. The remainder of the useful life correlates with the available remaining lease period, which includes the probability of renewal periods for leased properties and a period of twenty years for fee owned properties. If the estimated undiscounted cash flows are not sufficient to recover a long-lived asset’s carrying value, the Company then compares the carrying value of the asset group (theatre) with its estimated fair value. When estimated fair value is determined to be lower than the carrying value of the asset group (theatre), the asset group (theatre) is written down to its estimated fair value. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates are based on historical and projected operating performance, recent market transactions, and current industry trading multiples. Fair value is determined based on a multiple of cash flows, which was eight times for the evaluations performed during 2006, 2007 and the first, second and third quarters of 2008 and six and a half times for the evaluation performed during the fourth quarter of 2008. The Company reduced the multiple it used to determine fair value during the fourth quarter of 2008 due to the dramatic decline in estimated market values that resulted from a significant decrease in Cinemark Holdings, Inc.’s stock price and the declines in the market capitalizations of Cinemark Holdings, Inc. and our competitors that occurred during the fourth quarter of 2008. The long-lived asset impairment charges recorded during each of the periods presented are specific to theatres that were directly and individually impacted by increased competition or adverse changes in their respective market. See Note 11.

Goodwill and Other Intangible Assets — Goodwill is the excess of cost over fair value of theatre businesses acquired. Goodwill is tested for impairment on an annual basis during the fourth quarter or whenever events or changes in circumstances indicate the carrying value of goodwill might exceed its estimated fair value. The Company evaluates goodwill for impairment at the reporting unit level and has allocated goodwill to the reporting unit based on an estimate of its relative fair value. Goodwill impairment is evaluated using a two-step approach requiring the Company to compute the fair value of a reporting unit and compare it with its carrying value. If the carrying value of the reporting unit exceeds its estimated fair value, a second step is performed to measure the potential goodwill impairment. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates are based on historical and projected operating performance, recent market transactions, and current industry trading multiples. Fair value is determined based on a multiple of cash flows, which was eight times for the goodwill impairment evaluations performed during 2006 and 2007 and six and a half times for the evaluation performed during 2008. The Company reduced the multiple it used to determine fair value during the fourth quarter of 2008 due to the dramatic decline in estimated market values that resulted from a significant decrease in Cinemark Holdings, Inc.’s

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stock price and the declines in the market capitalizations of Cinemark Holdings, Inc. and our competitors that occurred during the fourth quarter of 2008. Prior to January 1, 2008, the Company considered its theatres reporting units for purposes of evaluating goodwill for impairment. Recent changes in the organization, including changes in the structure of the Company’s executive management team, Cinemark Holdings, Inc.’s initial public offering of common stock, the resulting changes in the level at which the Company’s management team evaluates the business on a regular basis, and the Century Acquisition that increased the size of the Company’s theatre base by approximately 25%, led the Company to conclude that its U.S. regions and international countries are now more reflective of how it manages and operates its business. Accordingly, the Company’s U.S. regions and international countries represent the appropriate reporting units for purposes of evaluating goodwill for impairment. Consequently, effective January 1, 2008, the Company changed the reporting unit to sixteen regions in the U.S. and each of its eight countries internationally (Honduras, El Salvador, Nicaragua, Costa Rica and Panama are considered one reporting unit) from approximately four hundred theatres. The goodwill impairment test performed during December 2007 that resulted in the recording of impairment charges during the year ended December 31, 2007 reflected the final calculation utilizing theatres as reporting units. See Notes 10 and 11.

Tradename intangible assets are tested for impairment at least annually during the fourth quarter or whenever events or changes in circumstances indicate the carrying value may not be recoverable. The Company estimates the fair value of its tradenames by applying an estimated market royalty rate that could be charged for the use of the Company’s tradename to forecasted future revenues, with an adjustment for the present value of such royalties. If the estimated fair value is less than the carrying value, the tradename intangible asset is written down to the estimated fair value.

The table below summarizes the Company’s intangible assets and the amortization method used for each type of intangible asset:

Intangible Asset	Amortization Method

Goodwill	Indefinite-lived
Tradename	Indefinite-lived
Capitalized licensing fees	Straight-line method over 15 years. The remaining terms of the underlying agreements range from 6 to 11 years.
Vendor contracts	Straight-line method over the terms of the underlying contracts. The remaining terms of the underlying contracts range from 1 to 14 years.
Net favorable leases	Based on the pattern in which the economic benefits are realized over the terms of the lease agreements. The remaining terms of the lease agreements range from 1 to 28 years.
Other intangible assets	Straight-line method over the terms of the underlying agreement. The remaining term of the underlying agreement is 10 years.

Deferred Charges and Other Assets — Deferred charges and other assets consist of debt issue costs, long-term prepaid rents, construction advances and other deposits, equipment to be placed in service and other assets. Debt issue costs are amortized using the straight-line method (which approximates the effective interest method) over the primary financing terms of the related debt agreement. Long-term prepaid rents represent advance rental payments on operating leases. These payments are recognized to facility lease expense over the period for which the rent was paid in advance as outlined in the lease agreements. These periods generally range from 10 to 20 years.

Lease Accounting — The Company evaluates each lease for classification as either a capital lease or an operating lease. If substantially all of the benefits and risks of ownership have been transferred to the lessee, the lessee records the lease as a capital lease at its inception. The Company performs this evaluation at the

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

inception of the lease and when a modification is made to a lease. If the lease agreement calls for a scheduled rent increase during the lease term, the Company recognizes the lease expense on a straight-line basis over the lease term as deferred lease expense. The Company determines the straight-line rent expense impact of an operating lease upon inception of the lease. The landlord is typically responsible for constructing a theatre using guidelines and specifications agreed to by the Company and assumes substantially all of the risk of construction. If the Company concludes that it has substantially all of the construction period risks, it records a construction asset and related liability for the amount of total project costs incurred during the construction period. At the end of the construction period, the Company determines if the transaction qualifies for sale-leaseback accounting treatment in regards to lease classification.

Deferred Revenues — Advances collected on long-term screen advertising, concession and other contracts are recorded as deferred revenues. In accordance with the terms of the agreements, the advances collected on such contracts are recognized during the period in which the advances are earned, which may differ from the period in which the advances are collected.

Revenue and Expense Recognition — Revenues are recognized when admissions and concession sales are received at the box office. Other revenues primarily consist of screen advertising. Screen advertising revenues are recognized over the period that the related advertising is delivered on-screen or in-theatre. The Company records proceeds from the sale of gift cards and other advanced sale-type certificates in current liabilities and recognizes admissions and concession revenue when a holder redeems the card or certificate. The Company recognizes unredeemed gift cards and other advanced sale-type certificates as revenue only after such a period of time indicates, based on historical experience, the likelihood of redemption is remote, and based on applicable laws and regulations. In evaluating the likelihood of redemption, the Company considers the period outstanding, the level and frequency of activity, and the period of inactivity. The Company recognized unredeemed gift cards and other advance sale-type certificates as revenues in the amount of $1,259, $3,162, $5,516 and $7,629 during the period from January 1, 2006 to October 4, 2006, the period from October 5, 2006 to December 31, 2006 and years ended December 31, 2007 and 2008, respectively.

Film rental costs are accrued based on the applicable box office receipts and either the mutually agreed upon firm terms or sliding scale formula, which are established prior to the opening of the film, or estimates of the final mutually agreed upon settlement, which occurs at the conclusion of the film run, subject to the film licensing arrangement. Under a firm terms formula, the Company pays the distributor a mutually agreed upon specified percentage of box office receipts, which reflects either a mutually agreed upon aggregate rate for the life of the film or rates that decline over the term of the run. Under the sliding scale formula, film rental is paid as a percentage of box office revenues using a pre-determined matrix based upon box office performance of the film. The settlement process allows for negotiation of film rental fees upon the conclusion of the film run based upon how the film performs. Estimates are based on the expected success of a film over the length of its run in theatres. The success of a film can typically be determined a few weeks after a film is released when initial box office performance of the film is known. Accordingly, final settlements typically approximate estimates since box office receipts are known at the time the estimate is made and the expected success of a film over the length of its run in theatres can typically be estimated early in the film’s run. The final film settlement amount is negotiated at the conclusion of the film’s run based upon how a film actually performs. If actual settlements are different than those estimated, film rental costs are adjusted at that time. The Company recognizes advertising costs and any cost sharing arrangements with film distributors in the same accounting period. The Company’s advertising costs are expensed as incurred. Advertising expenses for the period from January 1, 2006 to October 4, 2006, the period from October 5, 2006 to December 31, 2006 and years ended December 31, 2007 and 2008 were $11,285, $4,441, $17,252 and $16,839, respectively.

Accounting for Share Based Awards — The Company measures the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the date of the grant. The grant date fair value is estimated using either an option-pricing model, consistent with the terms of the award,

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or a market observed price, if such a price exists. Such costs are recognized over the period during which an employee is required to provide service in exchange for the award (which is usually the vesting period). The Company also estimates the number of instruments that will ultimately be forfeited, rather than accounting for forfeitures as they occur.

The Company recognized compensation cost for all awards granted, modified or settled on or after January 1, 2006 and for the unvested portion of previously granted awards that were outstanding on January 1, 2006. The Company had approximately 4,554,253 unvested options outstanding on January 1, 2006. See Note 18 for discussion of all the Company’s share based awards and related compensation expense.

Income Taxes — The Company participates in the consolidated return of Cinemark Holdings, Inc. The Company’s provision for income taxes is computed as if it were a separate taxpayer. The Company uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income for a year and the basis of assets and liabilities. A valuation allowance is recorded to reduce the carrying amount of deferred tax assets unless it is more likely than not that such assets will be realized. Income taxes are provided on unremitted earnings from foreign subsidiaries unless such earnings are expected to be indefinitely reinvested. Income taxes have also been provided for potential tax assessments. The related tax accruals are recorded in accordance with FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109” (“FIN 48” or FASB ASC Topic 740, Income Taxes [“FASB ASC Topic 740”]), which the Company adopted on January 1, 2007. FIN 48 (FASB ASC Topic 740) clarifies the accounting and reporting for income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes” (FASB ASC 740, Income Taxes), and the recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The evaluation of a tax position is a two step process. The first step is recognition: The Company determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the Company should presume that the position would be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The second step is measurement: A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements result in (1) a change in a liability for income taxes payable or (2) a change in an income tax refund receivable, a deferred tax asset or a deferred tax liability or both (1) and (2). The Company accrues interest and penalties on its tax provisions.

Segments — As of December 31, 2008, the Company managed its business under two reportable operating segments, U.S. markets and international markets. See Note 22.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The Company’s consolidated financial statements include amounts that are based on management’s best estimates and judgments. Actual results could differ from those estimates.

Foreign Currency Translations — The assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars at current exchange rates as of the balance sheet date, and revenues and expenses are translated at average monthly exchange rates. The resulting translation adjustments are recorded in the consolidated balance sheet in accumulated other comprehensive income (loss).

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value Measurements  The Company has interest rate swap agreements that are adjusted to fair value on a recurring basis (quarterly). The Company’s fair value measurements are based on projected future interest rates as provided by the counterparties to the interest rate swap agreements and the fixed rates that the Company is obligated to pay under these agreements. Therefore, the Company’s measurements use significant unobservable inputs, which fall in Level 3. Below is a reconciliation of our interest rate swap values, as included in other long-term liabilities on the consolidated balance sheets, from the beginning of the year to the end of the year:

Beginning balance — January 1, 2008	$(18,422)
Total gains (losses):
Included in earnings (as component of interest expense)	5,422
Included in accumulated other comprehensive loss	(24,506)
Settlements	12,725

Ending balance — December 31, 2008	$(24,781)

See Note 14 for further discussion of the terms of the Company’s interest rate swap agreements.

Acquisitions — The Company accounts for acquisitions under the purchase method of accounting. The purchase method requires that the Company estimate the fair value of the assets acquired and liabilities assumed and allocate consideration paid accordingly. For significant acquisitions, the Company obtains independent third party valuation studies for certain of the assets acquired and liabilities assumed to assist the Company in determining fair value. The estimation of the fair values of the assets acquired and liabilities assumed involves a number of estimates and assumptions that could differ materially from the actual amounts recorded. The Company provides the assumptions, including both quantitative and qualitative information, about the specified asset or liability to the third party valuation firms. The Company primarily utilizes the third parties to accumulate comparative data from multiple sources and assemble a report that summarizes the information obtained. The Company then uses the information to determine fair value. The third party valuation firms are supervised by Company personnel who are knowledgeable about valuations and fair value. The Company evaluates the appropriateness of the valuation methodology utilized by the third party valuation firm.

Comprehensive Income (Loss) — Total comprehensive income (loss) attributable to Cinemark USA, Inc. for the period from January 1, 2006 to October 4, 2006, the period from October 5, 2006 to December 31, 2006 and years ended December 31, 2007 and 2008, was $54,426, $(2,239), $136,660 and $(128,891), respectively. Total comprehensive income (loss) consists of net income (loss), foreign currency translation adjustments, fair value adjustments on the Company’s interest rate swap agreements and the amortization of accumulated other comprehensive loss related to the Company’s terminated swap agreement. See Notes 14 and 15.

2.	NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS No. 157 (FASB Accounting Standards Codification [“ASC”] Topic 820), “Fair Value Measurements.” Among other requirements, this statement defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The statement applies whenever other statements require or permit assets or liabilities to be measured at fair value. SFAS No. 157 (FASB ASC Topic 820) is effective for the Company beginning January 1, 2008 (January 1, 2009 for nonfinancial assets and liabilities). Adoption of this statement did not have a significant impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 (FASB ASC Topic 825), “The Fair Value Option for Financial Assets and Financial Liabilities”. This statement provides companies with an option to report

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

selected financial assets and liabilities at fair value that are currently not required to be measured at fair value. SFAS No. 159 (FASB ASC Topic 825) establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 (FASB ASC Topic 825) was effective for the Company beginning January 1, 2008. The Company did not elect the fair value option. Adoption of this statement did not have a significant impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R) (FASB ASC Topic 805), “Business Combinations”. This statement requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method); expands the definition of transactions and events that qualify as business combinations; requires that the acquired assets and liabilities, including contingencies, be recorded at the fair value determined on the acquisition date and changes thereafter reflected in income, not goodwill; changes the recognition timing for restructuring costs; and requires acquisition costs to be expensed as incurred rather than being capitalized as part of the cost of the acquisition. Adoption of SFAS No. 141(R) (FASB ASC Topic 805) is required for business combinations that occur after December 15, 2008. Early adoption and retroactive application of SFAS No. 141(R) (FASB ASC Topic 805) to fiscal years preceding the effective date is not permitted. Adoption of this statement is not expected to have a significant impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160 (FASB ASC Topic 810), “Noncontrolling Interest in Consolidated Financial Statements”. This statement establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will no longer be shown as an expense item for all periods presented, but will be included in consolidated net income on the face of the income statement. SFAS No. 160 (FASB ASC Topic 810) requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and the noncontrolling interest. SFAS No. 160 (FASB ASC Topic 810) clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS No. 160 (FASB ASC Topic 810) also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company adopted SFAS No. 160 (FASB ASC Topic 810) effective January 1, 2009 and has applied the requirements retroactively to these financial statements. Upon adoption of this statement, the Company has recognized its noncontrolling interests as equity in the condensed consolidated balance sheets, has reflected net income attributable to noncontrolling interests in consolidated net income and has provided in its statement of stockholder’s equity and comprehensive income (loss), a summary of changes in equity and comprehensive income (loss) attributable to Cinemark USA, Inc., its noncontrolling interests and in total.

In March 2008, the FASB issued SFAS No. 161 (FASB ASC Topic 815) “Disclosures about Derivative Instruments and Hedging Activities — an Amendment of FASB Statement No. 133”. This statement intends to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures about their impact on an entity’s financial position, financial performance, and cash flows. SFAS No. 161 (FASB ASC Topic 815) requires disclosures regarding the objectives for using derivative instruments, the fair values of derivative instruments and their related gains and losses, and the accounting for derivatives and related hedged items. SFAS No. 161 (FASB ASC Topic 815) is effective for fiscal years and interim periods beginning after November 15, 2008, with early adoption permitted. The adoption of

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS No. 161 (FASB ASC Topic 815) will not impact the Company’s consolidated financial statements, and the Company does not expect the statement to have a significant impact on its disclosures.

3.	INITIAL PUBLIC OFFERING OF CINEMARK HOLDINGS, INC.’S COMMON STOCK

On April 24, 2007, Cinemark Holdings, Inc., completed an initial public offering of its common stock. Cinemark Holdings, Inc. sold 13,888,889 shares of its common stock and selling stockholders sold an additional 14,111,111 shares of common stock at a price of $17.955 ($19 per share less underwriting discounts). The net proceeds (before expenses) received by Cinemark Holdings, Inc. were $249,375 and Cinemark Holdings, Inc. paid approximately $3,526 in legal, accounting and other fees, all of which are recorded in its additional paid-in-capital. The selling stockholders granted the underwriters a 30-day option to purchase up to an additional 2,800,000 shares of Cinemark Holdings, Inc.’s common stock at a price of $17.955 ($19 per share less underwriting discounts). On May 21, 2007, the underwriters purchased an additional 269,100 shares from the selling stockholders pursuant to this option. Cinemark Holdings, Inc. did not receive any proceeds from the sale of shares by the selling stockholders. Cinemark Holdings, Inc. has utilized a portion of the net proceeds that it received from the offering to repurchase a portion of Cinemark, Inc.’s outstanding 9 3/4% senior discount notes. Cinemark Holdings, Inc. expects to continue to use the net proceeds to repurchase a portion of Cinemark, Inc.’s remaining 9 3/4% senior discount notes. Cinemark, Inc.’s 9 3/4% senior discount notes were subject to repurchase beginning March 15, 2009. Accordingly, if Cinemark Holdings, Inc. is unable to repurchase the 9 3/4% senior discount notes at acceptable prices, Cinemark Holdings, Inc. will evaluate the use of a portion of the remaining net proceeds to repay Cinemark USA, Inc.’s term loan debt outstanding under its senior secured credit facility. Cinemark Holdings, Inc. has significant flexibility in applying the net proceeds from the initial public offering. Cinemark Holdings, Inc. has invested the remaining net proceeds in money market funds.

4.	MERGER WITH MADISON DEARBORN PARTNERS AND RELATED CHANGE IN ACCOUNTING BASIS

On April 2, 2004, a newly formed subsidiary of an affiliate of Madison Dearborn Partners (“MDP”) was merged with and into Cinemark, Inc., with Cinemark, Inc. continuing as the surviving corporation (the “MDP Merger”). Simultaneously, an affiliate of MDP purchased shares of Cinemark, Inc.’s common stock for $518,245 in cash and became Cinemark, Inc.’s controlling stockholder, owning approximately 83% of Cinemark, Inc.’s capital stock. Lee Roy Mitchell, Cinemark, Inc.’s then Chief Executive Officer, and the Mitchell Special Trust collectively retained approximately 16% ownership of Cinemark, Inc.’s capital stock with certain members of management owning the remaining 1%.

On April 2, 2004, the Company accounted for the MDP Merger as a leveraged recapitalization, which resulted in the Company and its subsidiaries retaining their historical book values. Upon the Cinemark Share Exchange on October 5, 2006, and the resulting change in reporting entity, the Company was required to prepare its financial statements to reflect the accounting basis of Cinemark Holdings, Inc. Cinemark Holdings, Inc. accounted for the MDP merger under the purchase method of accounting on April 2, 2004.

On April 2, 2004, the Company accounted for the MDP Merger as a leveraged recapitalization, which resulted in the Company and its subsidiaries retaining their historical book values. Upon the Cinemark Share Exchange on October 5, 2006, and the resulting change in reporting entity, the Company was required to prepare its financial statements to reflect the accounting basis of its parent, Cinemark Holdings, Inc. Cinemark Holdings, Inc. accounted for the MDP merger under the purchase method of accounting on April 2, 2004.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table represents the allocation of MDP purchase price to the proportionate share of assets acquired and liabilities assumed as of April 2, 2004:

Current assets	$79,967
Fixed assets	650,653
Goodwill	620,540
Tradename	173,882
Net favorable leases	31,047
Vendor contracts	52,012
Internally developed software	1,626
Other long term assets	42,384
Current liabilities	(90,940)
Other long term liabilities	(120,232)
Long-term debt	(922,694)

Total	$518,245

Cinemark Holdings, Inc.’s accounting basis was pushed down to the Company effective October 5, 2006. The successor accounting basis reflects the MDP merger purchase accounting as of April 2, 2004 adjusted for depreciation and amortization as well as other period charges taken subsequent to April 2, 2004 that have affected the basis of the Company’s assets and liabilities. Below is a summary of the impact of this push down on the Company’s balance sheet on October 5, 2006:

Net increase in fixed assets	$15,013
Net increase in goodwill	508,760
Net increase in intangible assets	228,424
Net increase in investments in and advances to affiliates	2,600
Net decrease in deferred charges and other assets	(7,277)
Net increase in long-term debt	(9,059)
Net increase in deferred income taxes	(87,059)
Net decrease in deferred lease expense	16,561
Net decrease in deferred revenues and other long-term liabilities	2,493

Net increase in stockholders’ equity	$670,456

The tradename, net favorable leases and vendor contracts are presented as intangible assets on the Company’s consolidated balance sheets as of December 31, 2006. The goodwill recorded as a result of the MDP Merger is not deductible for tax purposes.

5.	ACQUISITION OF CENTURY THEATRES, INC. AND RELATED REFINANCING OF CERTAIN LONG TERM DEBT

On October 5, 2006, the Company completed its acquisition of Century Theatres, Inc. (“Century”), a national theatre chain headquartered in San Rafael, California with approximately 77 theatres in 12 states, for a purchase price of approximately $681,225 and the assumption of approximately $360,000 of debt of Century. Of the total purchase price, $150,000 consisted of the issuance of shares of Cinemark Holdings, Inc.’s common stock. The Company also incurred approximately $7,448 in transaction costs.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The transaction was accounted for under the purchase method of accounting. The following table represents the allocation of purchase price to the assets acquired and liabilities assumed:

Current assets(1)	$32,635
Fixed assets	548,451
Goodwill	640,436
Tradename	136,000
Other long term assets	4,956
Net unfavorable leases	(9,360)
Current liabilities	(74,488)
Other long term liabilities	(229,957)

Total	$1,048,673

(1)	Includes cash of $7,290.

The tradename and net unfavorable leases are presented as intangible assets on the Company’s consolidated balance sheets as of December 31, 2007 and 2008. Goodwill represents the excess of the costs of acquiring Century over amounts assigned to assets acquired, including identifiable intangible assets, and liabilities assumed. The goodwill recorded as a result of the Century Acquisition was not deductible for tax purposes.

On October 5, 2006, the Company entered into a senior secured credit facility, which provided for a $1,120,000 term loan and a $150,000 revolving credit line. The net proceeds of the term loan were used to finance a portion of the $531,225 cash portion of the purchase price, to repay in full the $253,500 outstanding under the former senior secured credit facility, repay approximately $360,000 of existing indebtedness of Century and to pay related fees and expenses. See Note 13 for further discussion of long-term debt.

The Century Acquisition is reflected in the Company’s consolidated statements of operations for the period subsequent to the transaction date and is reported in the Company’s U.S. operating segment. The pro forma financial information presented below sets forth the Company’s pro forma consolidated statements of operations for the year ended December 31, 2006 to give effect to the Century Acquisition as if the acquisition had occurred at the beginning of the period. This information is presented for comparative purposes only and

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

does not purport to represent what the Company’s results of operations would have been had the transaction occurred on the date indicated or to project its results of operations for any future period.

Pro Forma
Year Ended
December 31,
2006
(Unaudited)

Revenues
Admissions	$1,029,881
Concession	487,416
Other	94,807

Total revenues	$1,612,104
Cost of operations
Film rentals and advertising	546,144
Concession supplies	75,359
Salaries and wages	160,689
Facility lease expense	203,335
Utilities and other	184,699
General and administrative expenses(1)	84,500
Depreciation and amortization(2)(3)	136,936
Impairment of long-lived assets	29,485
Loss on sale of assets and other	5,345

Total cost of operations	1,426,492
Operating income	185,612
Interest expense(4)	(128,396)
Other expense	(2,996)

Income before income taxes	54,220
Income taxes(5)	22,492

Net income	$31,728

(1)	Gives effect to the elimination of change of control payments of $15,672 to Century’s management for the year ended December 31, 2006.

(2)	Reflects increase in depreciation related to the fair value of the theatre properties and equipment recorded pursuant to purchase accounting for the Century Acquisition.

(3)	Reflects the amortization associated with intangible assets recorded pursuant to purchase accounting for the Century Acquisition.

(4)	Reflects interest expense and amortization of debt issue costs resulting from the changes to the Company’s debt structure pursuant to the Century Acquisition.

(5)	Reflects the tax effect of the aforementioned proforma adjustments at the Company’s statutory income tax rate of 39%.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	INVESTMENT IN NATIONAL CINEMEDIA LLC AND TRANSACTION RELATED TO ITS INITIAL PUBLIC OFFERING

In March 2005, Regal Entertainment Inc. (“Regal”) and AMC Entertainment Inc. (“AMC”) formed National CineMedia, LLC, or “NCM”, and on July 15, 2005, the Company joined NCM, as one of the founding members. NCM operates the largest digital in-theatre network in the U.S. for providing cinema advertising and non-film events and combines the cinema advertising and non-film events businesses of the three largest motion picture companies in the U.S. Upon joining NCM, the Company and NCM entered into an Exhibitor Services Agreement, pursuant to which NCM provides advertising, promotion and event services to the Company’s theatres. On February 13, 2007, National CineMedia, Inc., or NCM Inc., a newly formed entity that now serves as a member and the sole manager of NCM, completed an initial public offering of its common stock. In connection with the NCM Inc. initial public offering, the Company amended its operating agreement with NCM and the Exhibitor Services Agreement pursuant to which NCM provides advertising, promotion and event services to the Company’s theatres. In connection with NCM Inc.’s initial public offering and the transactions described below (the “NCM Transaction”), the Company received an aggregate of $389,003.

Prior to pricing the initial public offering of NCM Inc., NCM completed a recapitalization whereby (1) each issued and outstanding Class A unit of NCM was split into 44,291 Class A units, and (2) following such split of Class A Units, each issued and outstanding Class A Unit was recapitalized into one common unit and one preferred unit. As a result, the Company received 14,159,437 common units and 14,159,437 preferred units. All existing preferred units of NCM, or 55,850,951 preferred units, held by Regal, AMC and the Company were redeemed on a pro-rata basis on February 13, 2007. NCM utilized the proceeds of its new $725,000 term loan facility and a portion of the proceeds it received from NCM Inc. from its initial public offering to redeem all of its outstanding preferred units. Each preferred unit was redeemed for $13.7782 and the Company received approximately $195,092 as payment in full for redemption of all of the Company’s preferred units in NCM. Upon payment of such amount, each preferred unit was cancelled and the holders of the preferred units ceased to have any rights with respect to the preferred units.

At the closing of the initial public offering, the underwriters exercised their over-allotment option to purchase additional shares of common stock of NCM Inc. at the initial public offering price, less underwriting discounts and commissions. In connection with the over-allotment option exercise, Regal, AMC and the Company each sold to NCM Inc. common units of NCM on a pro-rata basis at the initial public offering price, less underwriting discounts and expenses. The Company sold 1,014,088 common units to NCM Inc. for proceeds of $19,910, and upon completion of this sale of common units, the Company owned 13,145,349 common units of NCM. The net proceeds of $215,002 from the above described stock transactions were applied against the Company’s existing investment basis in NCM of $4,069 until such basis was reduced to $0 with the remaining $210,933 of proceeds net of $160 of transaction related costs, recorded as a gain of $210,773 in the consolidated statement of operations for the year ended December 31, 2007.

NCM also paid the Company a portion of the proceeds it received from NCM Inc. in the initial public offering for agreeing to modify NCM’s payment obligation under the prior Exhibitor Services Agreement. The modification agreed to by the Company reflects a shift from circuit share expense under the prior Exhibitor Services Agreement, which obligated NCM to pay the Company a percentage of revenue, to the monthly theatre access fee described below. The theatre access fee will significantly reduce the contractual amounts paid to the Company by NCM. In exchange for the Company agreeing to so modify the agreement, NCM paid the Company approximately $174,001 upon modification of the Exhibitor Services Agreement on February 13, 2007, the proceeds of which were recorded as deferred revenue on the Company’s consolidated balance sheet. The Company believes this payment approximates the fair value of the Exhibitor Services Agreement modification. The deferred revenue is being amortized into other revenues over the life of the agreement using the units of revenue method. Regal and AMC similarly amended their exhibitor service agreements with NCM.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In consideration for NCM’s exclusive access to the Company’s theatre attendees for on-screen advertising and use of off-screen locations within the Company’s theatres for the lobby entertainment network and lobby promotions, the Company will receive a monthly theatre access fee under the Exhibitor Services Agreement. The theatre access fee is composed of a fixed payment per patron, initially seven cents, and a fixed payment per digital screen, which may be adjusted for certain enumerated reasons. The payment per theatre patron will increase by 8% every five years, with the first such increase taking effect after the end of fiscal 2011, and the payment per digital screen, initially eight hundred dollars per digital screen per year, will increase annually by 5%, beginning after 2007. For 2008, the annual payment per digital screen is eight hundred forty dollars. The theatre access fee paid in the aggregate to Regal, AMC and the Company will not be less than 12% of NCM’s Aggregate Advertising Revenue (as defined in the Exhibitor Services Agreement), or it will be adjusted upward to reach this minimum payment. Additionally, with respect to any on-screen advertising time provided to the Company’s beverage concessionaire, the Company is required to purchase such time from NCM at a negotiated rate. The Exhibitor Services Agreement has, except with respect to certain limited services, a term of 30 years.

Prior to the initial public offering of NCM Inc. common stock, the Company’s ownership interest in NCM was approximately 25% and subsequent to the completion of the offering the Company held a 14% interest in NCM. Subsequent to NCM Inc.’s initial public offering, the Company continues to account for its investment in NCM under the equity method of accounting due to its ability to exercise significant control over NCM. The Company has substantial rights as a founding member, including the right to designate a total of two nominees to the ten-member board of directors of NCM Inc., the sole manager. So long as the Company owns at least 5% of NCM’s membership interests, approval of at least 90% (80% if the board has less than 10 directors) will be required before NCM Inc. may take certain actions including but not limited to mergers and acquisitions, issuance of common or preferred shares, approval of NCM Inc.’s budget, incurrence of indebtedness, entering into or terminating material agreements, and modifications to its articles of incorporation or bylaws. Additionally, if any of the Company’s director designees are not appointed to the board of directors of NCM Inc., nominated by NCM Inc. or elected by NCM Inc.’s stockholders, then the Company (so long as the Company continues to own at least 5% of NCM’s membership interest) will be entitled to approve certain actions of NCM including without limitation, approval of the budget, incurrence of indebtedness, consummating or amending material agreements, approving dividends, amending the NCM operating agreement, hiring or termination of the chief executive officer, chief financial officer, chief technology officer or chief marketing officer of NCM and the dissolution or liquidation of NCM.

During 2008, NCM performed a common unit adjustment calculation in accordance with the Common Unit Adjustment Agreement dated as of February 13, 2007 between NCM, Inc. and the Company, Regal and AMC. The common unit adjustment is based on the change in the number of screens operated by and attendance of the Company, AMC and Regal. As a result of the common unit adjustment calculation, the Company received an additional 846,303 common units of NCM, each of which is convertible into one share of NCM, Inc. common stock. The Company recorded the additional common units received at fair value as an investment with a corresponding adjustment to deferred revenue of $19,020. The common unit adjustment resulted in an increase in the Company’s ownership percentage in NCM from approximately 14.0% to approximately 14.5%.

Subsequent to the annual common unit adjustment discussed above, in May 2008, Regal completed an acquisition of another theatre circuit that required an extraordinary common unit adjustment calculation by NCM in accordance with the Common Unit Adjustment Agreement. As a result of this extraordinary common unit adjustment, Regal was granted additional common units of NCM, which resulted in dilution of the Company’s ownership interest in NCM from 14.5% to 14.1%. The Company recognized a change of interest loss of approximately $75 during the year ended December 31, 2008 as a result of this extraordinary common unit adjustment, which is reflected in (gain) loss on sale of assets and other on the consolidated statement of operations.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2008, the Company owned a total of 13,991,652 common units of NCM.

Below is a summary of activity with NCM as included in the Company’s consolidated financial statements:

			Gain on		Equity in
	Investment in	Deferred	NCM	Distributions	(Earnings)	Other	Cash
	NCM	Revenue	Transaction(2)	from NCM	Losses	Revenue	Received

Beginning Balance on January 1, 2006 (Predecessor)	$7,329	$—	$—	$—	$—	$—	$—
Revenues earned under ESA	—	—	—	—	—	(18,833)	18,833
Equity in losses	(1,889)	—	—	—	1,889	—	—

Balance as of and for the period ended October 1, 2006 (Successor)	$5,440	$—	$—	$—	$1,889	$(18,833)	$18,833

Revenues earned under ESA	—	—	—	—	—	(10,555)	10,555
Equity in earnings	184	—	—	—	(184)	—	—
Return of capital	(271)	—	—	—	—	—	271

Balance as of and for the period ended December 31, 2006 (Successor)	$5,353	$—	$—	$—	$(184)	$(10,555)	$10,826

Equity in losses	(1,284)	—	—	—	1,284	—	—
Preferred and common unit redemption	(4,069)	—	(210,773)	—	—	—	215,002
ESA modification payment	—	(174,001)	—	—		—	174,001
Revenues earned under ESA(1)	—	—	—	—	—	(5,664)	5,664
Amortization of deferred revenue	—	1,305	—	—	—	(1,305)	—
Receipt of excess cash distributions	—	—	—	(11,499)	——	—	11,499

Balance as of and for the year ended December 31, 2007 (Successor)	$—	$(172,696)	$(210,773)	$(11,499)	$1,284	$(6,969)	$406,166

Receipt of common units due to 2008 common unit adjustment	$19,020	$(19,020)	$—	$—	$—	$—	$—
Change of interest loss due to extraordinary common unit adjustment(3)	(75)	—	—	—	—	—	—
Revenues earned under ESA(1)	—	—	—	—	—	(1,764)	1,764
Receipt of excess cash distributions	(644)	—	—	(16,725)	—	—	17,369
Receipt under tax receivable agreement	—	—	—	(2,113)	—	—	2,113
Equity in earnings	840	—	—	—	(840)	—	—
Amortization of deferred revenue	—	1,869	—	—	—	(1,869)	—

Balance as of and for the year ended December 31, 2008 (Successor)	$19,141	$(189,847)	$—	$(18,838)	$(840)	$(3,633)	$21,246

(1)	Amounts include the per patron and per digital screen theatre access fees due to the Company, net of amounts due to NCM for on-screen advertising time provided to the Company’s beverage concessionaire. The amounts due to NCM for on-screen advertising time provided to the Company’s beverage concessionaire were approximately $10,367 and $12,784 for the years ended December 31, 2007 and 2008, respectively.

(2)	Amount is net of approximately $160 of costs incurred by the Company related to the NCM transaction.

(3)	Loss was recorded as (gain) loss on sale of assets and other.

The Company had a receivable from NCM of approximately $225 and $228 as of December 31, 2007 and December 31, 2008, respectively.

7.	INVESTMENT IN DIGITAL CINEMA IMPLEMENTATION PARTNERS

On February 12, 2007, the Company, AMC and Regal entered into a joint venture known as Digital Cinema Implementation Partners LLC (“DCIP”) to facilitate the implementation of digital cinema in the Company’s theatres and to establish agreements with major motion picture studios for the financing of digital cinema. Future digital cinema developments will be managed by DCIP, subject to the Company’s approval along with the Company’s partners, AMC and Regal. During the year ended December 31, 2007, the Company

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

invested $1,500 for a one-third ownership interest in DCIP. During the year ended December 31, 2008, the Company, AMC and Regal each invested an additional $4,000 in DCIP.

The Company is accounting for its investment in DCIP under the equity method of accounting. During the years ended December 31, 2007 and 2008, the Company recorded equity losses in DCIP of approximately $1,240 and $3,243, respectively, relating to this investment. The Company’s investment basis in DCIP was $260 and $1,017 at December 31, 2007 and 2008, respectively, which is included in investments in and advances to affiliates on the consolidated balance sheets.

8.	SALE OF INVESTMENT IN FANDANGO, INC.

In May 2007, Fandango, Inc., an on-line ticketing distributor, executed a merger agreement, which resulted in the Company selling its investment in stock of Fandango, Inc. for approximately $14,147 of consideration (the “Fandango Transaction”). The Company paid $2,800 of the consideration to Syufy Enterprises, LP in accordance with the terms of agreements entered into as part of the Century Acquisition. The carrying value of the Company’s investment in stock of Fandango, Inc. was $2,142. As a result of the sale of its investment, the Company recorded a gain of $9,205 in the consolidated statement of operations for the year ended December 31, 2007.

As part of the sale of its investment in stock of Fandango, Inc., the Company amended its exclusive ticketing and distribution agreement with Fandango, Inc. and received proceeds of $5,000. The proceeds were recorded as deferred revenue on the Company’s consolidated balance sheet and are being amortized straight-line over the term of the amended ticketing and distribution agreement, which expires December 2011.

In accordance with the terms of its senior secured credit facility, the Company used approximately $9,914 of the net proceeds to pay down its term loan. The payment was made on August 10, 2007 and was applied against the current portion of long-term debt.

9.	SHARE EXCHANGES WITH MINORITY PARTNERS

During May 2008, the Company’s partners in Central America (the “Central American Partners”) exercised an option available to them under an Exchange Option Agreement dated February 7, 2007 between Cinemark Holdings, Inc. and the Central American Partners. Under this option, which was contingent upon completion of an initial public offering of common stock by Cinemark Holdings, Inc., the Central American Partners were entitled to exchange their shares in Cinemark Equity Holdings Corporation, which is the Company’s Central American holding company, for shares of Cinemark Holdings, Inc.’s common stock. The number of shares to be exchanged was determined based on Cinemark Holdings, Inc.’s equity value and the equity value of the Central American Partner’s interest in Cinemark Equity Holdings Corporation, both of which are defined in the Exchange Option Agreement. As a result of this exchange on October 1, 2008, Cinemark Holdings, Inc. issued 902,981 shares of its common stock to the Company’s Central American Partners (the “Central America Share Exchange”). Simultaneously, Cinemark Holdings, Inc. contributed the shares it received in Cinemark Equity Holdings Corporation to Cinemark, Inc. who then contributed the shares received to the Company. As a result of this transaction, the Company owns 100% of the shares in Cinemark Equity Holdings Corporation.

The Company accounted for the transaction as a step acquisition. The purchase price of the shares in Cinemark Equity Holdings Corporation was recorded based on the fair value of the shares issued by Cinemark

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Holdings, Inc. of $12,949 plus related transaction costs of $2, which totaled approximately $12,951. The following table represents the allocation of purchase price to the assets acquired and liabilities assumed:

Net unfavorable leases	$(443)
Vendor contract	1,034
Tradename	892
Goodwill	8,222
Reduction of minority interest liability	3,246

$12,951

The net book values of fixed assets approximated fair value. The net unfavorable leases, vendor contracts and tradename are presented as intangible assets on the Company’s consolidated balance sheet as of December 31, 2008. The goodwill recorded as a result of the acquisition is not deductible for tax purposes.

During July 2008, the Company’s partners in Ecuador (the “Ecuador Partners”) exercised an option available to them under an Exchange Option Agreement dated April 24, 2007 between Cinemark Holdings, Inc. and the Ecuador Partners. Under this option, which was contingent upon completion of an initial public offering of common stock by Cinemark Holdings, Inc., the Ecuador Partners were entitled to exchange their shares in Cinemark del Ecuador S.A. for shares of Cinemark Holdings, Inc.’s common stock. The number of shares to be exchanged was determined based on Cinemark Holdings, Inc.’s equity value and the equity value of the Ecuador Partner’s interest in Cinemark del Ecuador S.A., both of which are defined in the Exchange Option Agreement. As a result of this exchange on November 6, 2008, Cinemark Holdings, Inc. issued 393,615 shares of its common stock to the Company’s Ecuador partners (the “Ecuador Share Exchange”). Simultaneously, Cinemark Holdings, Inc. contributed the shares it received in Cinemark del Ecuador S.A. to Cinemark, Inc. who then contributed the shares received to the Company. As a result of this transaction, the Company owns 100% of the shares of Cinemark del Ecuador S.A.

The Company accounted for the transaction as a step acquisition. The purchase price of the shares in Cinemark del Ecuador S.A. was recorded based on the fair value of the shares issued by Cinemark Holdings, Inc., which was approximately $3,200.

The following table represents the allocation of purchase price to the assets acquired and liabilities assumed:

Net unfavorable leases	$(161)
Tradename	313
Goodwill	1,473
Reduction of minority interest liability	1,575

$3,200

The net book value of fixed assets approximated fair value. The net unfavorable leases and tradename are presented as intangible assets on the Company’s consolidated balance sheet as of December 31, 2008. The goodwill recorded as a result of the acquisition is not deductible for tax purposes.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	GOODWILL AND OTHER INTANGIBLE ASSETS — NET

The Company’s goodwill was as follows:

	U.S.	International
	Operating	Operating
	Segment	Segment	Total

Successor Balance at January 1, 2007	$1,056,816	$148,607	$1,205,423
Purchase price allocation adjustment for Century Acquisition(1)	(18,109)	—	(18,109)
Impairment charges	(60,154)	(7,571)	(67,725)
Foreign currency translation adjustment and other(2)	595	14,505	15,100

Successor Balance at December 31, 2007	$979,148	$155,541	$1,134,689
Impairment charges	(78,579)	—	(78,579)
Acquisition of one U.S. theatre(3)	2,892	—	2,892
Acquisition of two Brazil theatres(4)	—	2,247	2,247
Central America share exchange(5)	—	8,222	8,222
Ecuador share exchange(5)	—	1,473	1,473
Foreign currency translation adjustments	—	(31,126)	(31,126)

Successor Balance at December 31, 2008	$903,461	$136,357	$1,039,818

(1)	See Note 5 regarding the acquisition of Century Theatres, Inc.

(2)	U.S. operating segment includes one theatre located in Canada.

(3)	The Company acquired one theatre in the U.S. during 2008 for approximately $5,011, which resulted in an allocation of $2,892 to goodwill and $2,119 to theatre properties and equipment.

(4)	The Company acquired two theatres in Brazil during 2008 for approximately $5,100 which resulted in a preliminary allocation of $2,247 to goodwill, $2,368 to theatre properties and equipment, and $485 to intangible assets.

(5)	See Note 9.

The goodwill impairment charges taken during the year ended December 31, 2007 were primarily a result of the modification of the Company’s Exhibitor Services Agreement with NCM, which significantly reduced the contractual amounts paid to the Company (see Note 6). The Company evaluated the carrying value of its goodwill as of March 31, 2007, which resulted in a majority of the goodwill impairment charges recorded during the year ended December 31, 2007. The goodwill impairment charges taken during the year ended December 31, 2008 were primarily a result of the Company’s determination that the multiple used to estimate the fair value of its reporting units should be reduced to reflect the dramatic decline in market values that resulted from significant decreases in Cinemark Holdings, Inc.’s stock price and the declines in the market capitalizations of Cinemark Holdings, Inc. and the Company’s competitors that occurred during the fourth quarter of 2008. The Company reduced the multiple from eight times cash flows to six and a half times cash flows, which significantly reduced the Company’s estimated fair values.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, intangible assets-net, consisted of the following:

					Foreign
	Successor				Currency	Successor
	Balance at				Translation	Balance at
	December 31,				Adjustments	December 31,
	2007	Additions(1)	Amortization	Impairment	and Other	2008

Intangible assets with finite lives:
Vendor contracts:
Gross carrying amount	$56,973	$1,519	$—	$—	$(2,652)	55,840
Accumulated amortization	(23,342)	—	(3,322)	—	—	(26,664)

Net carrying amount	$33,631	1,519	(3,322)	—	(2,652)	$29,176

Other intangible assets:
Gross carrying amount	25,898	(604)	—	(577)	(1,861)	22,856
Accumulated amortization	(17,166)	—	(3,138)	257	681	(19,366)

Net carrying amount	$8,732	(604)	(3,138)	(320)	(1,180)	$3,490

Total net intangible assets with finite lives	$42,363	915	(6,460)	(320)	(3,832)	$32,666
Intangible assets with indefinite lives:
Tradename	310,681	1,205	—	—	(2,784)	309,102
Other unamortized intangible assets	3	—	—	(3)	—	—

Total intangible assets — net	$353,047	$2,120	$(6,460)	$(323)	$(6,616)	$341,768

(1)	Includes approximately $485 of vendor contracts recorded as a result of the acquisition of two theatres in Brazil during 2008. Includes approximately $1,034 of vendor contracts, $443 of net unfavorable leases and $892 of tradename recorded as a result of the Central America Share Exchange (see Note 9). Includes approximately $161 of net unfavorable leases and $313 of tradename recorded as a result of the Ecuador Share Exchange (see Note 9).

Amortization expense of $6,609 for the year ended December 31, 2008 included $6,460 of amortization for intangible assets and $149 of amortization for other assets. Estimated aggregate future amortization expense for intangible assets is as follows:

For the year ended December 31, 2009	$5,270
For the year ended December 31, 2010	5,057
For the year ended December 31, 2011	4,617
For the year ended December 31, 2012	3,731
For the year ended December 31, 2013	3,001
Thereafter	10,990

Total	$32,666

11.	IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews long-lived assets for impairment indicators on a quarterly basis or whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. See Note 1 for discussion of the Company’s impairment evaluation.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s long-lived asset impairment losses are summarized in the following table:

	Period from	Period from
	January 1, 2006	October 5, 2006
	to	to	Year Ended December 31,
	October 4, 2006	December 31, 2006	2007	2008
	(Predecessor)	(Successor)	(Successor)	(Successor)
United States theatre properties	$5,731	$5,315	$12,423	$27,761
International theatre properties	10	3,094	1,799	6,869

Subtotal	$5,741	$8,409	$14,222	$34,630
Intangible assets (see Note 10)	—	1,334	4,611	323
Goodwill (see Note 10)	—	13,594	67,725	78,579

Impairment of long-lived assets	$5,741	$23,337	$86,558	$113,532

The long-lived asset impairment charges recorded during each of the periods presented are specific to theatres that were directly and individually impacted by increased competition, adverse changes in market demographics or adverse changes in the development or the conditions of the areas surrounding the theatre.

12.	DEFERRED CHARGES AND OTHER ASSETS — NET

As of December 31, deferred charges and other assets — net consisted of the following:

	Balance at December 31,
	2007	2008
	(Successor)	(Successor)

Debt issue costs	$23,704	$24,304
Less: Accumulated amortization	(4,779)	(8,118)

Subtotal	18,925	16,186
Long-term prepaid rents	17,457	16,833
Construction advances and other deposits	24,080	1,677
Equipment to be placed in service	4,821	5,413
Other	2,897	1,906

Total	$68,180	$42,015

During December 2007, the Company elected to use the proceeds of approximately $22,739 from the sale of real property to pursue the purchase of a like-kind property in accordance with the Internal Revenue Code and as a result, the proceeds were deposited to an escrow account. During 2008, the Company elected to use the proceeds of approximately $2,089 from the sale of real properties to pursue the purchase of like-kind properties in accordance with the Internal Revenue Code and as a result, the proceeds were deposited to an escrow account. The Company did not purchase like-kind properties and the deposits of approximately $24,828 were returned to the Company during the year ended December 31, 2008.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	LONG-TERM DEBT

Long-term debt as of December 31 consisted of the following:

	Balance at December 31,
	2007	2008
	(Successor)	(Successor)

Cinemark USA, Inc. term loan	$1,101,686	$1,094,800
Cinemark USA, Inc. 9% senior subordinated notes due 2013	184	181
Other long-term debt	6,107	2,163

Total long-term debt	1,107,977	1,097,144
Less current portion	9,166	12,450

Long-term debt, less current portion	$1,098,811	$1,084,694

Senior Secured Credit Facility

On October 5, 2006, in connection with the Century Acquisition, the Company entered into a senior secured credit facility. The senior secured credit facility provides for a seven year term loan of $1,120,000 and a $150,000 revolving credit line that matures in six years unless the Company’s 9% senior subordinated notes have not been refinanced by August 1, 2012 with indebtedness that matures no earlier than seven and one-half years after the closing date of the senior secured credit facility, in which case the maturity date of the revolving credit line becomes August 1, 2012. The net proceeds of the term loan were used to finance a portion of the $531,225 cash portion of the Century Acquisition, repay in full the $253,500 outstanding under the former senior secured credit facility, repay approximately $360,000 of existing indebtedness of Century and to pay for related fees and expenses. The revolving credit line was left undrawn at closing. The revolving credit line is used for general corporate purposes.

At December 31, 2008, there was $1,094,800 outstanding under the term loan and no borrowings outstanding under the revolving credit line. A minimum of approximately $121,431 was available for borrowing under the revolving credit line. The availability of the Company’s revolving credit facility may have recently been impacted by the bankruptcy of one of the lenders under the facility. As such, while the Company currently has only $69 (related to a letter of credit) outstanding under the $150 million revolving credit facility, it is uncertain whether this lender would fund its $28,500 commitment under the revolving credit facility. The average interest rate on outstanding borrowings under the senior secured credit facility at December 31, 2008 was 4.3% per annum.

Under the term loan, principal payments of $2,800 are due each calendar quarter beginning December 31, 2006 through September 30, 2012 and increase to $263,200 each calendar quarter from December 31, 2012 to maturity at October 5, 2013. Prior to the amendment to the senior secured credit facility discussed below, the term loan accrued interest, at the Company’s option, at: (A) the base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5 or (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.75% to 1.00% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 1.75% to 2.00% per annum, in each case as adjusted pursuant to the Company’s corporate credit rating. Borrowings under the revolving credit line bear interest, at the Company’s option, at: (A) a base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5 and (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.50% to 1.00% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 1.50% to 2.00% per annum, in each case as adjusted pursuant to the Company’s consolidated net senior secured leverage ratio as defined in the credit agreement. The Company is required to pay a commitment fee calculated at the rate of 0.50% per annum on the average daily unused portion of the revolving credit line, payable quarterly in arrears, which rate decreases to 0.375% per annum for any fiscal

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

quarter in which the Company’s consolidated net senior secured leverage ratio on the last day of such fiscal quarter is less than 2.25 to 1.0.

On March 14, 2007, the Company amended its senior secured credit facility to, among other things, modify the interest rate on the term loans under the senior secured credit facility, modify certain prepayment terms and covenants, and facilitate the tender offer for the 9% senior subordinated notes. The term loans now accrue interest, at the Company’s option, at: (A) the base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5, or (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.50% to 0.75% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 1.50% to 1.75%, per annum. In each case, the margin is a function of the corporate credit rating applicable to the borrower. The interest rate on the revolving credit line was not amended. Additionally, the amendment removed any obligation to prepay amounts outstanding under the senior secured credit facility in an amount equal to the amount of the net cash proceeds received from the NCM Transaction or from excess cash flows, and imposed a 1% prepayment premium for one year on certain prepayments of the term loans.

The Company’s obligations under the senior secured credit facility are guaranteed by Cinemark Holdings, Inc., Cinemark, Inc., and certain of its domestic subsidiaries and are secured by mortgages on certain fee and leasehold properties and security interests in substantially all of the Company’s and the guarantors’ personal property, including, without limitation, pledges of all of its capital stock, all of the capital stock of Cinemark, Inc., and certain of its domestic subsidiaries and 65% of the voting stock of certain of its foreign subsidiaries.

The senior secured credit facility contains usual and customary negative covenants for agreements of this type, including, but not limited to, restrictions on the Company’s ability, and in certain instances, its subsidiaries’ and Cinemark Holdings, Inc.’s, and Cinemark, Inc.’s ability, to consolidate or merge or liquidate, wind up or dissolve; substantially change the nature of its business; sell, transfer or dispose of assets; create or incur indebtedness; create liens; pay dividends, repurchase stock and voluntarily repurchase or redeem the 9 3/4% senior discount notes; and make capital expenditures and investments. The senior secured credit facility also requires the Company to satisfy a consolidated net senior secured leverage ratio covenant as determined in accordance with the senior secured credit facility. The dividend restriction contained in the senior secured credit facility prevents the Company and any of its subsidiaries from paying a dividend or otherwise distributing cash to its stockholders unless (1) the Company is not in default, and the distribution would not cause the Company to be in default, under the senior secured credit facility; and (2) the aggregate amount of certain dividends, distributions, investments, redemptions and capital expenditures made since October 5, 2006, including dividends declared by the board of directors, is less than the sum of (a) the aggregate amount of cash and cash equivalents received by Cinemark Holdings, Inc. or the Company as common equity since October 5, 2006, (b) the Company’s consolidated EBITDA minus 1.75 times its consolidated interest expense, each as defined in the senior secured credit facility, since October 1, 2006, (c) $150 million and (d) certain other amounts specified in the senior secured credit facility, subject to certain adjustments specified in the senior secured credit facility. The dividend restriction is subject to certain exceptions specified in the senior secured credit facility.

The senior secured credit facility also includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross-default, material ERISA events, certain types of change of control, material money judgments and failure to maintain subsidiary guarantees. If an event of default occurs, all commitments under the senior secured credit facility may be terminated and all obligations under the senior secured credit facility could be accelerated by the lenders, causing all loans outstanding (including accrued interest and fees payable thereunder) to be declared immediately due and payable.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Former Senior Secured Credit Facility

On October 5, 2006, in connection with the Century Acquisition, the $253,500 outstanding under the former senior secured credit facility was repaid in full with a portion of the proceeds from the senior secured credit facility. During the year ended December 31, 2006, the Company recorded a loss on early retirement of debt of $5,782 related to the write-off of unamortized debt issue costs associated with the former senior secured credit facility.

Senior Subordinated Notes

On February 11, 2003, the Company issued $150,000 aggregate principal amount of 9% senior subordinated notes due 2013 and on May 7, 2003, the Company issued an additional $210,000 aggregate principal amount of 9% senior subordinated notes due 2013, collectively referred to as the 9% senior subordinated notes. Interest is payable on February 1 and August 1 of each year.

Prior to 2006, the Company repurchased a total of $17,750 aggregate principal amount of its 9% senior subordinated notes. The transaction was funded by the Company with available cash from operations.

During 2006, as part of three open market purchases, the Company repurchased $10,000 aggregate principal amount of its 9% senior subordinated notes for approximately $10,977, including cash premiums paid and accrued and unpaid interest. The transactions were funded by the Company with available cash from operations. The Company recorded a loss on early retirement of debt of $126 during the year ended December 31, 2006 related to the 2006 repurchases, which included the writeoff of unamortized debt issue costs and tender offer repurchase costs, including premiums paid, related to the retired senior subordinated notes.

On March 6, 2007, the Company commenced an offer to purchase for cash any and all of its then outstanding $332,250 aggregate principal amount of 9% senior subordinated notes. In connection with the tender offer, the Company solicited consents for certain proposed amendments to the indenture to remove substantially all restrictive covenants and certain events of default provisions. On March 20, 2007, the early settlement date, the Company repurchased $332,000 aggregate principal amount of 9% senior subordinated notes and executed a supplemental indenture removing substantially all of the restrictive covenants and certain events of default. The Company used the proceeds from the NCM Transaction and cash on hand to purchase the 9% senior subordinated notes tendered pursuant to the tender offer and consent solicitation. On March 20, 2007, the Company and the Bank of New York Trust Company, N.A., as trustee to the Indenture dated February 11, 2003, executed the Fourth Supplemental Indenture. The Fourth Supplemental Indenture became effective on March 20, 2007 and it amends the Indenture by eliminating substantially all restrictive covenants and certain events of default provisions. On April 3, 2007, the Company repurchased an additional $66 aggregate principal amount of the 9% senior subordinated notes tendered after the early settlement date. The Company recorded a loss on early retirement of debt of $7,952 during the year ended December 31, 2007, related to the 2007 repurchases, which consisted of tender offer repurchase costs, including premiums paid and other fees, and the write-off of unamortized debt issue costs, partially offset by the write-off of an unamortized bond premium.

During 2008, in one open market purchase, the Company repurchased $3 aggregate principal amount of its 9% senior subordinated notes.

As of December 31, 2008, the Company had outstanding approximately $181 aggregate principal amount of 9% senior subordinated notes. The Company may redeem the remaining 9% senior subordinated notes at its option at any time.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Covenant Compliance and Debt Maturity

As of December 31, 2008, the Company was in full compliance with all agreements, including related covenants, governing its outstanding debt. The Company’s long-term debt at December 31, 2008 matures as follows:

2009	$12,450
2010	12,113
2011	11,200
2012	271,600
2013	789,781
Thereafter	—

Total	$1,097,144

In addition to the Company’s outstanding borrowings noted above, as of March 31, 2009, the Company’s parent, Cinemark, Inc. has approximately $419,403 aggregate principal amount at maturity of 9 3/4% senior discount notes due 2014 outstanding. Interest on the notes accreted until March 15, 2009 up to an aggregate principal amount. Cash interest began to accrue at that time and will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2009. Due to Cinemark, Inc.’s holding company status, payments of principal and interest under these notes will be dependent on loans, dividends and other payments from the Company to Cinemark, Inc. To date, the Company has paid dividends of approximately $31,745 to Cinemark, Inc. for the purpose of repurchasing a portion of its senior discount notes in open market purchases during the period from January 1, 2006 to October 4, 2006.

The estimated fair value of the Company’s long-term debt at December 31, 2008 was approximately $1,104,188. This amount does not include prepayment penalties that would be incurred upon the early extinguishment of certain debt issues.

Debt issue costs of $24,304, less accumulated amortization of $8,118, are related to the senior subordinated notes, the senior secured credit facility and other debt agreements and are included in deferred charges and other assets — net, on the consolidated balance sheets at December 31, 2008 (See Note 12).

14.	INTEREST RATE SWAP AGREEMENTS

During 2007 and 2008, the Company entered into three interest rate swap agreements. The interest rate swap agreements qualify for cash flow hedge accounting. The fair values of the interest rate swaps are recorded on the Company’s consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps’ gains or losses reported as a component of accumulated other comprehensive income (loss) and the ineffective portion reported in earnings.

In March 2007, the Company entered into two interest rate swap agreements with effective dates of August 13, 2007 and terms of five years each. The interest rate swaps were designated to hedge approximately $500,000 of the Company’s variable rate debt obligations under its senior secured credit facility. Under the terms of the interest rate swap agreements, the Company pays fixed rates of 4.918% and 4.922% on $375,000 and $125,000, respectively, of variable rate debt and receives interest at a variable rate based on the 3-month LIBOR. The 3-month LIBOR rate on each reset date determines the variable portion of the interest rate swaps for the three-month period following the reset date. No premium or discount was incurred upon the Company entering into the interest rate swaps because the pay and receive rates on the interest rate swaps represented prevailing rates for each counterparty at the time the interest rate swaps were consummated. The Company estimates the fair values of the interest rate swaps by comparing estimated future interest payments to be made under forecasted future 3-month LIBOR to the fixed rates in accordance with the interest rate swaps

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On September 14, 2008, the counterparty to the $375,000 interest rate swap agreement filed for bankruptcy protection. As a result, the Company determined that on September 15, 2008, when the counterparty’s credit rating was downgraded, the interest rate swap was no longer highly effective. On October 1, 2008, this interest rate swap was terminated by the Company. The change in fair value of this interest rate swap agreement from inception to September 14, 2008 of $18,147 was recorded as a component of accumulated other comprehensive loss. The change in fair value from September 15, 2008 through September 30, 2008 of $3,324 and the gain on termination of $2,098 were recorded in earnings as a component of interest expense during the year ended December 31, 2008. Upon termination of this swap, the Company paid approximately $13,804, including accrued interest of $1,079, pursuant to the terms of the interest rate swap agreement. The Company determined that the forecasted transactions hedged by this interest rate swap are still probable to occur, thus the total amount reported in accumulated other comprehensive income (loss) related to this swap of $18,147 is being amortized on a straight-line basis to interest expense over the period during which the forecasted transactions are expected to occur, which is September 15, 2008 through August 13, 2012. The Company amortized approximately $1,351 to interest expense during the year ended December 31, 2008. The Company will amortize approximately $4,633 to interest expense over the next twelve months.

On October 3, 2008, the Company entered into one interest rate swap agreement with an effective date of November 14, 2008 and a term of four years. The interest rate swap was designated to hedge approximately $100,000 of the Company’s variable rate debt obligations under its senior secured credit facility for three years and $75,000 of the Company’s variable rate debt obligations under its senior secured credit facility for four years. Under the terms of the interest rate swap agreement, the Company pays a fixed rate of 3.63% on $175,000 of variable rate debt and receives interest at a variable rate based on the 1-month LIBOR. The 1-month LIBOR rate on each reset date determines the variable portion of the interest rate swap for the one-month period following the reset date. No premium or discount was incurred upon the Company entering into the interest rate swap because the pay and receive rates on the interest rate swap represented prevailing rates for the counterparty at the time the interest rate swap was consummated.

As of December 31, 2008, the fair values of the $125,000 interest rate swap and the $175,000 interest rate swap were liabilities of approximately $13,304 and $11,477, respectively, which have been reported as a component of other long-term liabilities. These interest rate swaps exhibited no ineffectiveness during the years ended December 31, 2007 and 2008, therefore changes in the fair value of these swaps have been reported as a component of accumulated other comprehensive income (loss).

15.	FOREIGN CURRENCY TRANSLATION

The accumulated other comprehensive income (loss) account in stockholders’ equity of $32,695 and $(72,347) at December 31, 2007 and December 31, 2008, respectively, includes the cumulative foreign currency adjustments of $44,043 and $(40,287), respectively, from translating the financial statements of the Company’s international subsidiaries.

In 2007 and 2008, all foreign countries where the Company has operations were deemed nonhighly inflationary. Thus, any fluctuation in the currency results in a cumulative foreign currency translation adjustment recorded to accumulated other comprehensive income (loss).

On December 31, 2008, the exchange rate for the Brazilian real was 2.36 reais to the U.S. dollar (the exchange rate was 1.77 reais to the U.S. dollar at December 31, 2007). As a result, the effect of translating the December 31, 2008 Brazilian financial statements into U.S. dollars is reflected as a cumulative foreign currency translation adjustment to the accumulated other comprehensive income (loss) account as a decrease in stockholders’ equity of $49,951. At December 31, 2008, the total assets of the Company’s Brazilian subsidiaries were U.S. $170,378.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On December 31, 2008, the exchange rate for the Mexican peso was 13.78 pesos to the U.S. dollar (the exchange rate was 10.92 pesos to the U.S. dollar at December 31, 2007). As a result, the effect of translating the December 31, 2008 Mexican financial statements into U.S. dollars is reflected as a cumulative foreign currency translation adjustment to the accumulated other comprehensive income (loss) account as a decrease in stockholders’ equity of $26,734. At December 31, 2008, the total assets of the Company’s Mexican subsidiaries were U.S. $123,148.

On December 31, 2008, the exchange rate for the Chilean peso was 648.00 pesos to the U.S. dollar (the exchange rate was 497.70 pesos to the U.S. dollar at December 31, 2007). As a result, the effect of translating the December 31, 2008 Chilean financial statements into U.S. dollars is reflected as a cumulative foreign currency translation adjustment to the accumulated other comprehensive income (loss) account as a decrease in stockholder’s equity of $4,019. At December 31, 2008, the total assets of the Company’s Chilean subsidiaries were U.S. $19,621.

The effect of translating the December 31, 2008 financial statements of our other international subsidiaries, with local currencies other than the U.S. dollar, is reflected as a cumulative foreign currency translation adjustment to the accumulated other comprehensive income (loss) account as a decrease in stockholders’ equity of $3,626.

16.	INVESTMENTS IN AND ADVANCES TO AFFILIATES

The Company had the following investments in and advances to affiliates at December 31:

	December 31,
	2007	2008
	(Successor)	(Successor)

Investment in National CineMedia LLC — investment, at equity	$—	$19,141
Investment in DCIP — investment at equity — 33% interest	260	1,017
Cinemark — Core Pacific, Ltd. (Taiwan) — investment, at cost — 14% interest	1,383	1,383
Other	2,019	1,885

Total	$3,662	$23,426

During 2008, NCM performed a common unit adjustment calculation in accordance with the Common Unit Adjustment Agreement dated as of February 13, 2007 between NCM, Inc. and the Company, Regal and AMC. As a result of the common unit adjustment calculation, the Company received an additional 846,303 common units of NCM, each of which is convertible into one share of NCM, Inc. common stock. The Company recorded the additional common units received at fair value as an investment with a corresponding adjustment to deferred revenue of $19,020. The common unit adjustment resulted in an increase in the Company’s ownership percentage in NCM from approximately 14.0% at December 31, 2007 to approximately 14.5%. The Company’s ownership percentage in NCM was subsequently reduced from 14.5% to 14.1% as of December 31, 2008 as a result of an extraordinary common unit adjustment in which Regal was granted additional common units of NCM. The Company’s basis in these additional shares was increased to $19,141 as of December 31, 2008 as a result of equity income of approximately $840, offset by distributions received of approximately $644 and a change of interest loss of approximately $75 recorded during 2008. See Note 6.

During 2007, the Company invested $1,500 for a one-third ownership in DCIP. The Company’s basis was reduced to $260 as of December 31, 2007 as a result of equity losses of $1,240 recorded during 2007. During 2008, the Company invested an additional $4,000 in DCIP. The Company’s basis was reduced to $1,017 as of December 31, 2008 as a result of equity losses of $3,243 recorded during 2008. See Note 7.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	NON-CONTROLLING INTERESTS IN SUBSIDIARIES

Non-controlling ownership interests in subsidiaries of the Company were as follows at December 31:

	December 31,
	2007	2008
	(Successor)	(Successor)

Cinemark Partners II — 49.2% interest	$8,260	$8,114
Cinemark Equity Holdings Corp. (Central America)	2,344	181
Cinemark Colombia, S.A. — 49.0% interest	2,766	3,105
Greeley Ltd. — 49.0% interest	1,244	1,015
Cinemark del Ecuador, S.A.	1,196	—
Cinemark de Mexico, S.A. de C.V. — 0.6% interest	326	203
Others	46	353

Total	$16,182	$12,971

During May 2008, the Company’s partners in Central America (the “Central American Partners”) exercised an option available to them under an Exchange Option Agreement dated February 7, 2007 between Cinemark Holdings, Inc. and the Central American Partners. Under this option, which was triggered by completion of an initial public offering of common stock by Cinemark Holdings, Inc., the Central American Partners are entitled to exchange their shares in Cinemark Equity Holdings Corporation, which is Cinemark Holdings, Inc.’s Central American holding company, for shares of Cinemark Holdings, Inc.’s common stock. The exchange of shares occurred during October 2008 at which time Cinemark Holdings, Inc. contributed the shares it received in Cinemark Equity Holdings Corporation to the Company. See Note 9. Prior to the exchange, the Company owned approximately 51% of the shares in Cinemark Equity Holdings Corporation and subsequent to the exchange, the Company owns 100% of the shares in Cinemark Equity Holdings Corporation. The Company’s Panama subsidiary is 80% owned by Cinemark Equity Holdings Corporation and 20% owned by a minority partner.

During July 2008, the Company’s partners in Ecuador (the “Ecuador Partners”) exercised an option available to them under an Exchange Option Agreement dated April 24, 2007 between Cinemark Holdings, Inc. and the Ecuador Partners. Under this option, which was triggered by completion of an initial public offering of common stock by Cinemark Holdings, Inc., the Ecuador Partners are entitled to exchange their shares in Cinemark del Ecuador S.A. for shares of Cinemark Holdings, Inc.’s common stock. The exchange of shares occurred during November 2008 at which time Cinemark Holdings, Inc. contributed the shares it received in Cinemark del Ecuador S.A. to the Company. See Note 9. Prior to the exchange, the Company owned 60% of the shares in Cinemark del Ecuador S.A. and subsequent to the exchange, the Company owns 100% of the shares in Cinemark del Ecuador S.A.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Below is a summary of the impact of changes in the Company’s ownership interest in its subsidiaries on its equity:

	Period from	Period from
	January 1, 2006	October 5, 2006	Year Ended
	to	to	December 31,
	October 4, 2006	December 31, 2006	2007	2008
	(Predecessor)	(Successor)	(Successor)	(Successor)
Net income (loss) attributable to Cinemark USA, Inc.	$50,554	$(14,436)	$115,428	$(23,849)

Transfers (to) from non-controlling interests
Increase in Cinemark USA, Inc. additional paid-in-capital for Central America Share Exchange	—	—	—	12,949
Increase in Cinemark USA, Inc. additional paid-in-capital for Ecuador Share Exchange	—	—	—	3,200

Net transfers (to) from non-controlling interests	—	—	—	16,149

Change from net income (loss) attributable to Cinemark USA, Inc. and transfers (to) from non-controlling interests	$50,554	$(14,436)	$115,428	$(7,700)

18.	CAPITAL STOCK

Common and Preferred Stock — Holders of Class A common stock have exclusive voting rights. Holders of Class B common stock have no voting rights except upon any proposed amendments to the articles of incorporation. However, they may convert their Class B common stock, at their option, to Class A common stock. In the event of any liquidation, holders of the Class A and Class B common stock will be entitled to their pro-rata share of assets remaining after any holders of preferred stock have received their preferential amounts based on their respective shares held.

The Company has 1,000,000 shares of preferred stock, $1.00 par value, authorized with none issued or outstanding. The rights and preferences of preferred stock will be determined by the Board of Directors at the time of issuance.

The Company’s ability to pay dividends is effectively limited by the terms of its senior secured credit facility, which also significantly restrict the ability of certain of the Company’s subsidiaries to pay dividends directly or indirectly to the Company. Furthermore, certain of the Company’s foreign subsidiaries currently have a deficit in retained earnings which prevents the Company from declaring and paying dividends from those subsidiaries.

Share Based Awards — On September 30, 2004, Cinemark, Inc.’s board of directors and the majority of its stockholders approved the 2004 Long Term Incentive Plan (the “2004 Plan”) under which 9,097,360 shares of common stock are available for issuance to selected employees, directors and consultants of the Company. The 2004 Plan provided for restricted share grants, incentive option grants and nonqualified option grants.

On August 2, 2006, Cinemark Holdings, Inc. was formed as the Delaware holding company of Cinemark, Inc. Under a share exchange agreement dated August 7, 2006, each outstanding share of Cinemark, Inc.’s Class A common stock was exchanged for an equivalent number of shares of Cinemark Holdings, Inc. common stock. The share exchange was completed on October 5, 2006.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In November 2006, Cinemark Holdings, Inc.’s board of directors amended the 2004 Plan to provide that no additional awards may be granted under the 2004 Plan. At that time, the Board of Cinemark Holdings, Inc. and the majority of Cinemark Holdings, Inc.’s stockholders approved the 2006 Long Term Incentive Plan (the “2006 Plan”) and all options to purchase shares of Cinemark, Inc.’s Class A common stock under the 2004 Plan were exchanged for an equal number of options to purchase shares of Cinemark Holdings, Inc.’s common stock under the 2006 Plan. The 2006 Plan is substantially similar to the 2004 Plan.

During September 2007, Cinemark Holdings, Inc. filed a registration statement with the Securities and Exchange Commission on Form S-8 for purposes of registering shares available for issuance under the 2006 Plan.

During October 2007, Cinemark Holdings, Inc.’s board of directors and a majority of its stockholders approved an amendment to the 2006 Plan to provide for the ability to exercise an option on a cashless basis, by decreasing the number of shares deliverable upon the exercise of such option by an amount equal to the number of shares having an aggregate fair market value equal to the aggregate exercise price of such option. The amendment did not result in any additional compensation expense to the Company.

During March 2008, Cinemark Holdings, Inc.’s board of directors approved the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan (the “Restated Incentive Plan”). The Restated Incentive Plan amends and restates the 2006 Plan, to (i) increase the number of shares reserved for issuance from 9,097,360 shares of common stock to 19,100,000 shares of common stock and (ii) permit the Compensation Committee of Cinemark Holdings, Inc.’s board of directors (the “Compensation Committee”) to award participants restricted stock units and performance awards. The right of a participant to exercise or receive a grant of a restricted stock unit or performance award may be subject to the satisfaction of such performance or objective business criteria as determined by the Compensation Committee. With the exception of the changes identified in (i) and (ii) above, the Restated Incentive Plan does not materially differ from the 2006 Plan. The Restated Incentive Plan was approved by Cinemark Holdings, Inc.’s stockholders at its annual meeting held on May 15, 2008.

During August 2008, Cinemark Holdings, Inc. filed a registration statement with the Securities and Exchange Commission on Form S-8 for the purpose of registering the additional shares available for issuance under the Restated Incentive Plan.

Stock Options — On September 30, 2004, Cinemark, Inc. granted options to purchase 6,986,731 shares of its common stock under the 2004 Plan at an exercise price of $7.63 per option. The exercise price was equal to the fair market value of Cinemark, Inc.’s common stock on the date of grant. Options to purchase 692,976 shares vested immediately and the remaining options granted in 2004 vest daily over the period ending April 1, 2009. The options expire ten years from the grant date. On January 28, 2005, Cinemark, Inc. granted options to purchase 12,055 shares of its common stock under the Plan at an exercise price of $7.63 per option (equal to the market value at the date of grant). The options vest daily over five years and the options expire ten years from the grant date. The weighted average remaining contractual term of these outstanding options is approximately 5.75 years. All stock option information has been adjusted to give effect to a 2.9585-for-1 stock split effected by Cinemark Holdings, Inc. on April 9, 2007.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For each 2004 and 2005 grant, the fair values of the options were estimated on the dates of grant using the Black-Scholes option-pricing model with the following assumptions:

	September 30, 2004	January 28, 2005
	Grant	Grant

Expected life	6.5 years	6.5 years
Expected volatility(1)	39%	44%
Risk-free interest rate	3.79%	3.93%
Dividend yield	0%	0%
Grant date fair value	$3.51	$3.80

(1)	Expected volatility is based on historical volatility of the common stock price of comparable public companies.

Forfeitures were estimated based on the Company’s historical stock option activity.

A summary of stock option activity and related information for the period from January 1, 2006 to October 4, 2006, the period from October 5, 2006 to December 31, 2006, and the years ended December 31, 2007 and 2008 is as follows:

	Period from		Period from
	January 1, 2006		October 5, 2006
	to		to		Year Ended		Year Ended
	October 4, 2006		December 31, 2006		December 31, 2007		December 31, 2008
	(Predecessor)		(Successor)		(Successor)		(Successor)
		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average	Aggregate
		Exercise		Exercise		Exercise		Exercise	Intrinsic
	Shares	Price	Shares	Price	Shares	Price	Shares	Price	Value
Outstanding at January 1	6,998,786	$7.63	6,989,689	$7.63	6,980,593	$7.63	6,323,429	$7.63
Granted	—	—	—	—	—	—	—	—
Forfeited	(9,097)	$7.63	(4,493)	$7.63	(112,416)	$7.63	(14,492)	$7.63
Exercised	—	$7.63	(4,603)	$7.63	(544,748)	$7.63	(169,267)	$7.63

Outstanding at December 31	6,989,689	$7.63	6,980,593	$7.63	6,323,429	$7.63	6,139,670	$7.63	$(1,228)

Vested options at December 31	3,487,090	$7.63	3,834,295	$7.63	4,647,460	$7.63	5,809,343	$7.63	$(1,162)

The total intrinsic value of options exercised during the period from January 1, 2006 to October 4, 2006, the period from October 5, 2006 to December 31, 2006, and years ended December 31, 2007 and 2008, was $0, $0, $4,961, and $1,191, respectively.

During 2008, the Company changed its estimated forfeiture rate from 10% to 5%, based on actual cumulative stock option forfeitures. The cumulative impact of the reduction in forfeiture rate was approximately $528 and was recorded as additional compensation expense during the year ended December 31, 2008.

The Company recorded total compensation expense of $3,393 and a tax benefit of approximately $1,279 during the year ended December 31, 2008, related to the outstanding stock options. As of December 31, 2008, the remaining unrecognized compensation expense related to outstanding stock options was $760 and the weighted average period over which this remaining compensation expense will be recognized is approximately three months. All options outstanding at December 31, 2008 have a weighted average remaining contractual life of approximately 5.75 years.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Below is a summary of the Company’s nonvested stock options as of and for the year ended December 31, 2008:

		Weighted Average
		Grant Date
Nonvested Stock Options	Shares	Fair Value

Outstanding at January 1, 2008	1,675,969	$3.51
Granted	—	—
Vested	(1,331,150)	$3.51
Forfeited	(14,492)	$3.51

Outstanding at December 31, 2008(1)	330,327	$3.51

(1)	The Company expects approximately 314,000 of these options to vest.

Restricted Stock — During the year ended December 31, 2008, Cinemark Holdings, Inc. granted 353,948 shares of restricted stock to employees of the Company. The fair value of the shares of restricted stock was determined based on the market value of Cinemark Holdings, Inc.’s stock on the dates of grant, which ranged from $8.87 to $14.65 per share. The Company assumed forfeiture rates ranging from zero to 2% for the restricted stock awards. The restricted stock vests over periods ranging from one year to four years based on continued service by the independent director or employee.

There was no restricted stock activity during the period from January 1, 2006 to October 4, 2006, the period from October 5, 2006 to December 31, 2006, or the year ended December 31, 2007. A summary of restricted stock activity for the year ended December 31, 2008 is as follows:

		Weighted
		Average
	Number of	Grant Date
	Shares	Fair Value

Outstanding at January 1	—	$—
Granted	353,948	$13.35
Vested	(152)	$13.14
Forfeited	(6,499)	$13.14

Outstanding at December 31	347,297

During 2008, the Company changed its estimated forfeiture rate on certain of these grants from 2% to 5%, based on actual cumulative restricted stock forfeitures. The cumulative impact of the increased forfeiture rate was approximately $14 and was recorded as a reduction in compensation expense during the year ended December 31, 2008.

The Company recorded total compensation expense of $919 related to these restricted stock awards during the year ended December 31, 2008. As of December 31, 2008, the remaining unrecognized compensation expense related to these restricted stock awards was approximately $3,648 and the weighted average period over which this remaining compensation expense will be recognized is approximately 2.75 years. The total fair value of shares vested during the year ended December 31, 2008 was $2. Upon vesting, the Company receives an income tax deduction. The Company recognized a tax benefit of $1 during the year ended December 31, 2008 related to the restricted stock that vested during 2008. The recipients of restricted stock are entitled to receive dividends and to vote their respective shares, however the sale and transfer of the restricted shares is prohibited during the restriction period.

Restricted Stock Units — During the year ended December 31, 2008, Cinemark Holdings, Inc. granted restricted stock units representing 204,361 hypothetical shares of its common stock under the Restated

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Incentive Plan. The restricted stock units vest based on a combination of financial performance factors and continued service. The financial performance factors are based on an implied equity value concept that determines an internal rate of return (“IRR”) during the three fiscal year period ending December 31, 2010 based on a formula utilizing a multiple of Adjusted EBITDA subject to certain specified adjustments (as defined in the restricted stock unit award agreement). The financial performance factors for the restricted stock units have a threshold, target and maximum level of payment opportunity. If the IRR for the three year period is at least 8.5%, which is the threshold, one-third of the restricted stock units vest. If the IRR for the three year period is at least 10.5%, which is the target, two-thirds of the restricted stock units vest. If the IRR for the three year period is at least 12.5%, which is the maximum, 100% of the restricted stock units vest. All payouts of restricted stock units that vest are subject to an additional one year service requirement and will be paid in the form of common stock if the participant continues to provide services through the fourth anniversary of the grant date. Restricted stock unit award participants are eligible to receive dividend equivalent payments if and at the time the restricted stock unit awards become vested.

Below is a table summarizing the potential restricted stock unit awards at each of the three levels of financial performance (excluding forfeiture assumptions):

	Number of
	Shares	Value at
	Vesting	Grant

at IRR of at least 8.5%	68,116	$885
at IRR of at least 10.5%	136,239	$1,771
at IRR of at least 12.5%	204,361	$2,656

Due to the fact that the IRR for the three year period ending December 31, 2010 could not be determined at the time of grants, the Company estimated that the most likely outcome is the achievement of the mid-point IRR level. As a result, the total compensation expense to be recorded for the restricted stock unit awards is $1,755 assuming a total of 135,027 units will vest at the end of the four year period, using a forfeiture rate ranging from zero to 2%. If during the service period, additional information becomes available to lead the Company to believe a different IRR level will be achieved for the three year period ending December 31, 2010, the Company will reassess the number of units that will vest and adjust its compensation expense accordingly on a prospective basis over the remaining service period. The fair value of the number of units expected to vest was determined based on the market value of Cinemark Holdings, Inc.’s stock on the dates of grant, which ranged from $12.89 to $13.14 per share. The Company recorded compensation expense of $326 related to these awards during the year ended December 31, 2008. As of December 31, 2008, the remaining unrecognized compensation expense related to these restricted stock unit awards was $1,429 and the weighted average period over which this remaining compensation expense will be recognized is approximately 3.25 years.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	SUPPLEMENTAL CASH FLOW INFORMATION

The following is provided as supplemental information to the consolidated statements of cash flows:

	Period from	Period from
	January 1, 2006	October 5, 2006	Year Ended
	to	to	December 31,
	October 4, 2006	December 31, 2006	2007	2008
	(Predecessor)	(Successor)	(Successor)	(Successor)
Cash paid for interest	$43,132	$22,584	$115,437	$79,347
Cash paid for income taxes, net of refunds received	$26,616	$428	$139,443	$36,203
Noncash investing and financing activities:
Change in construction lease obligations related to construction of theatres	$(2,151)	$2,546	$(2,546)	$—
Changes in accounts payable and accrued expenses for the acquisition of theatre properties and equipment(1)	$(7,832)	$11,494	$(9,754)	$3,723
Exchange of theatre properties	$5,400	$—	$—	$—
Theatre properties and equipment acquired under capital lease	$—	$—	$9,102	$7,911
Capital contribution from Cinemark, Inc. as a result of the Century Acquisition (See Note 5)	$—	$150,000	$—	$—
Capital contribution from Cinemark, Inc. related to income taxes	$11,851	$3,683	$—	$—
Capital contribution from Cinemark, Inc. as a result of the Central America Share Exchange (See Note 9)	$—	$—	$—	$12,949
Capital contribution from Cinemark, Inc. as a result of the Ecuador Share Exchange (See Note 9)	$—	$—	$—	$3,200
Investment in NCM (See Note 6)	$—	$—	$—	$19,020

(1)	Additions to theatre properties and equipment included in accounts payable as of December 31, 2007 and 2008 were $10,266 and $13,989, respectively.

During December 2007, the Company elected to use the proceeds of approximately $22,739 from the sale of real property to pursue the purchase of a like-kind property in accordance with the Internal Revenue Code and as a result, the proceeds were deposited to an escrow account. During 2008, the Company elected to use the proceeds of approximately $2,089 from the sale of real properties to pursue the purchase of like-kind properties in accordance with the Internal Revenue Code and as a result, the proceeds were deposited to an escrow account. The Company did not purchase like-kind properties and the deposits of approximately $24,828 were returned to the Company during the year ended December 31, 2008.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	INCOME TAXES

Income (loss) before income taxes consisted of the following:

	Period from	Period from
	January 1, 2006	October 5, 2006
	to	to	Year Ended December 31,
	October 4, 2006	December 31, 2006	2007	2008
	(Predecessor)	(Successor)	(Successor)	(Successor)
Income (loss) before income taxes:
U.S.	$55,170	$4,660	$230,960	$(14,435)
Foreign	18,049	(11,635)	12,901	30,077

Total	$73,219	$(6,975)	$243,861	$15,642

Current:
Federal	22,818	11,905	138,098	51,030
Foreign	5,312	(5,567)	5,519	4,620
State	731	1,227	18,825	6,090

Total current expense	$28,861	$7,565	$162,442	$61,740

Deferred:
Federal	(3,725)	(8,416)	(33,290)	(28,307)
Foreign	(4,905)	8,976	286	7,330
State	644	(343)	(1,797)	(5,167)

Total deferred expense	$(7,986)	$217	$(34,801)	$(26,144)

Income tax expense	$20,875	$7,782	$127,641	$35,596

A reconciliation between income tax expense and taxes computed by applying the applicable statutory federal income tax rate to income (loss) before income taxes follows:

	Period from	Period from
	January 1, 2006	October 5, 2006
	to	to	Year Ended December 31,
	October 4, 2006	December 31, 2006	2007	2008
	(Predecessor)	(Successor)	(Successor)	(Successor)
Computed normal tax expense (benefit)	$25,627	$(2,441)	$85,351	$5,475
Goodwill	(42)	4,764	23,050	27,503
Foreign inflation adjustments	(1,553)	3,356	(620)	464
State and local income taxes, net of federal income tax impact	893	574	10,991	(1,621)
Foreign losses not benefited and other changes in valuation allowance	(1,909)	1,872	(536)	1,459
Foreign tax rate differential	40	906	3,721	1,537
Foreign dividends, including Section 965	433	145	1,405	2,084
Other — net	(2,614)	(1,394)	4,279	(1,305)

Income taxes	$20,875	$7,782	$127,641	$35,596

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company reinvests the undistributed earnings of its foreign subsidiaries, with the exception of its subsidiary in Ecuador. Accordingly, deferred U.S. federal and state income taxes are provided only on the undistributed earnings of the Company’s Ecuador subsidiary. As of December 31, 2008, the cumulative amount of undistributed earnings of the foreign subsidiaries on which the Company has not recognized income taxes was approximately $106,000.

Deferred Income Taxes

The tax effects of significant temporary differences and tax loss and tax credit carryforwards comprising the net long-term deferred income tax liabilities as of December 31, 2007 and 2008 consisted of the following:

	December 31,
	2007	2008
	(Successor)	(Successor)

Deferred liabilities:
Theatre properties and equipment	$128,191	$105,079
Deferred intercompany sales	13,719	14,543
Intangible asset — contracts	11,505	9,545
Intangible asset — tradenames	117,197	114,379
Intangible asset — net favorable leases	1,731	354
Investment in partnerships	36,216	36,364

Total deferred liabilities	308,559	280,264

Deferred assets:
Deferred lease expenses	7,375	11,923
Theatre properties and equipment	7,248	9,693
Deferred revenue — NCM and Fandango	67,961	65,613
Capital lease obligations	46,194	46,098
Bonds	(989)	—
Interest rate swaps agreements	7,074	9,515
Debt issue costs	476	—
Tax loss carryforwards	14,359	12,342
Alternative minimum tax and other credit carryforwards	2,903	3,606
Other expenses, not currently deductible for tax purposes	2,489	2,069

Total deferred assets	155,090	160,859

Net deferred income tax liability before valuation allowance	153,469	119,405
Valuation allowance against deferred assets	9,872	13,463

Net deferred income tax liability	$163,341	$132,868

Net deferred tax liability — Foreign	$11,542	$16,645
Net deferred tax liability — U.S.	151,799	116,223

Total	$163,341	$132,868

The Company’s valuation allowance against deferred tax assets increased from $9,872 at December 31, 2007 to $13,463 at December 31, 2008. The increase in the valuation allowance was primarily due to an increase in the valuation allowance related to state and foreign net operating loss carryovers.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s foreign tax credit carryforwards begin expiring in 2015. The foreign net operating losses began expiring in 2002; however, some losses may be carried forward indefinitely. The vast majority of state net operating losses may be carried forward for up to twenty years with the last expiring year being 2026.

Uncertain Tax Positions

The following is a reconciliation of the total amounts of unrecognized tax benefits excluding interest and penalties since the adoption of FIN 48:

Balance at January 1, 2007	$10,512
Gross increases — tax positions in prior period	1,432
Gross increases — current-period tax positions	549

Balance at December 31, 2007	$12,493
Gross increases — tax positions in prior period	37
Gross decreases — tax positions in prior period	(166)
Gross increases — current-period tax positions	2,397
Gross decreases — current-period tax positions	(752)
Reductions due to lapse in statute of limitations	(33)

Balance at December 31, 2008	$13,976

The Company had $15,500 and $17,523 of gross unrecognized tax benefits, including interest and penalties as of December 31, 2007 and December 31, 2008, respectively. Of these amounts, $10,768 and $13,851 represent the amount of unrecognized tax benefits that if recognized would impact the effective income tax rate for the years ended December 31, 2007 and 2008, respectively. The Company had $3,007 and $3,547 accrued for interest and/or penalties as of December 31, 2007 and 2008, respectively.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and multiple state and foreign jurisdictions, and the Company is routinely under audit by many different tax authorities. The Company believes that its accrual for tax liabilities is adequate for all open audit years based on its assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. The Company is no longer subject to income tax audits from the Internal Revenue Service for years before 2002. The Company is no longer subject to state income tax examinations by tax authorities in its major state jurisdictions for years before 2002. The Company is no longer subject to non-U.S. income tax examinations by tax authorities in its major non-U.S. tax jurisdictions for years before 2003.

The Company is currently under examination by the Internal Revenue Service for the 2002-2005 tax years. It is reasonably possible that the 2002-2004 audits could be completed within the next twelve months. This completion could result in a decrease in the Company’s total unrecognized benefits of approximately $10,775, which includes approximately $2,000 of accrued interest. As a result, the Company reclassified approximately $10,775 to current FIN 48 liability during the year ended December 31, 2008.

21.	COMMITMENTS AND CONTINGENCIES

Leases — The Company conducts a significant part of its theatre operations in leased properties under noncancelable operating and capital leases with terms generally ranging from 10 to 25 years. In addition to the minimum annual lease payments, some of the leases provide for contingent rentals based on operating results of the theatre and most require the payment of taxes, insurance and other costs applicable to the property. The Company can renew, at its option, a substantial portion of the leases at defined or then market rental rates for various periods. Some leases also provide for escalating rent payments throughout the lease

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

term. A liability for deferred lease expenses of $19,235 and $23,371 at December 31, 2007 and 2008, respectively, has been provided to account for lease expenses on a straight-line basis, where lease payments are not made on such a basis. Rent expense was as follows:

	Period from	Period from
	January 1, 2006	October 5, 2006
	to	to	Year Ended December 31,
	October 4, 2006	December 31, 2006	2007	2008
	(Predecessor)	(Successor)	(Successor)	(Successor)
Fixed rent expense	$89,296	$37,815	$164,915	$175,368
Contingent rent expense	20,217	10,431	47,815	50,227

Facility lease expense	109,513	48,246	212,730	225,595
Corporate office rent expense	1,067	543	1,996	2,041

Total rent expense	$110,580	$48,789	$214,726	$227,636

Future minimum lease payments under noncancelable operating and capital leases that have initial or remaining terms in excess of one year at December 31, 2008 are due as follows:

	Operating	Capital
	Leases	Leases

2009	$175,185	$17,744
2010	173,793	17,997
2011	170,059	16,959
2012	165,778	17,098
2013	162,213	17,230
Thereafter	992,104	140,950

Total	$1,839,132	$227,978

Amounts representing interest payments		104,266

Present value of future minimum payments		$123,712
Current portion of capital lease obligations		5,532

Capital lease obligations, less current portion		$118,180

Employment Agreements — Effective June 16, 2008, Cinemark Holdings, Inc. entered into new employment agreements with Alan W. Stock, Timothy Warner, Robert Copple and Michael Cavalier and effective December 15, 2008, Cinemark Holdings, Inc. entered into new employment agreements with Lee Roy Mitchell, Rob Carmony, and John Lundin. Collectively these new employment agreements are herein referred to as the “New Employment Agreements”. Each of Messrs. Mitchell, Stock, Warner, Copple, Cavalier, Carmony and Lundin had an employment agreement with Cinemark, Inc., which became effective as of March 12, 2004 (the “Original Employment Agreements”). The New Employment Agreements replace the Original Employment Agreements. The New Employment Agreements have an initial term of three years subject to an automatic extension for a one-year period, unless the employment agreements are terminated. Messers. Mitchell, Stock, Warner, Copple, Cavalier, Carmony and Lundin will receive base salaries of $795, $603, $442, $416, $338, $348, and $291 respectively, during 2008, which are subject to review during the term of the employment agreements for increase (but not decrease) each year by Cinemark Holdings, Inc.’s Compensation Committee. In addition, Messers. Mitchell, Stock, Warner, Copple, Cavalier, Carmony and Lundin are eligible to receive annual cash incentive bonuses upon the Company meeting certain performance targets established by Cinemark Holdings, Inc.’s Compensation Committee for the fiscal year. Messers. Mitchell, Stock, Warner, Copple, Cavalier, Carmony and Lundin qualify for the Company’s 401(k) matching

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

program and are also entitled to certain additional benefits including life insurance and disability insurance. The New Employment Agreements provide for severance payments upon termination of employment, the amount and nature of which depends upon the reason for the termination of employment. Effective June 16, 2008, Cinemark Holdings, Inc. terminated its employment agreement with Tandy Mitchell.

Retirement Savings Plan — The Company has a 401(k) retirement savings plan for the benefit of all employees and makes contributions as determined annually by the board of directors. Contribution payments of $1,430 and $1,795 were made in 2007 (for plan year 2006) and 2008 (for plan year 2007), respectively. A liability of approximately $1,834 has been recorded at December 31, 2008 for contribution payments to be made in 2009 (for plan year 2008).

Letters of Credit and Collateral — The Company had outstanding letters of credit of $69, in connection with property and liability insurance coverage, at December 31, 2007 and 2008.

Litigation and Litigation Settlements — DOJ Litigation — In March 1999, the Department of Justice (“DOJ”) filed suit in the U.S. District Court, Northern District of Ohio, Eastern Division, against the Company alleging certain violations of the Americans with Disabilities Act of 1990 (the “ADA”) relating to the Company’s wheelchair seating arrangements and seeking remedial action. An order granting summary judgment to the Company was issued in November 2001. The Department of Justice appealed the district court’s ruling with the Sixth Circuit Court of Appeals. On November 7, 2003, the Sixth Circuit Court of Appeals reversed the summary judgment and sent the case back to the district court for further review without deciding whether wheelchair seating at the Company’s theatres comply with the ADA. The Sixth Circuit Court of Appeals also stated that if the district court found that the theatres did not comply with the ADA, any remedial action should be prospective only. The Company and the United States have resolved this lawsuit. A consent order was entered by the U.S. District Court for the Northern District of Ohio, Eastern Division, on November 15, 2004. This consent order fully and finally resolves the United States v. Cinemark USA, Inc. lawsuit, and all claims asserted against the Company in that lawsuit have been dismissed with prejudice. Under the consent order, the Company will make modifications to wheelchair seating locations in fourteen stadium-style movie theatres, and spacing and companion seating modifications at 67 auditoriums at other stadium-styled movie theatres. These modifications must be completed by November 2009. Upon completion of these modifications, such theatres will comply with all existing and pending ADA wheelchair seating requirements, and no further modifications will be required to the Company’s other stadium-style movie theatres in the United States existing on the date of the consent order. Under the consent order, the DOJ approved the seating plans for nine stadium-styled movie theatres under construction. The Company and the DOJ have also created a safe harbor framework for the Company to construct all of its future stadium-style movie theatres. The DOJ has stipulated that all theatres built in compliance with the consent order will comply with the wheelchair seating requirements of the ADA. The Company believes that its obligations under the consent order are not material in the aggregate to its financial position, results of operations and cash flows.

From time to time, the Company is involved in other various legal proceedings arising from the ordinary course of its business operations, such as personal injury claims, employment matters, landlord-tenant disputes and contractual disputes, some of which are covered by insurance. The Company believes its potential liability with respect to proceedings currently pending is not material, individually or in the aggregate, to the Company’s financial position, results of operations and cash flows.

22.	SEGMENTS

At December 31, 2008, the Company managed its international market and its U.S. market as separate reportable operating segments. The international segment consists of operations in Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia. The U.S. segment includes U.S. and Canada operations. Each segment’s revenue is derived from admissions and concession sales

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and other ancillary revenues, primarily screen advertising. The primary measure of segment profit and loss the Company uses to evaluate performance and allocate its resources is Adjusted EBITDA, as defined in the reconciliation table below. The Company’s management evaluates the performance of its assets on a consolidated basis.

Below is a breakdown of select financial information by reportable operating segment:

	Period from	Period from
	January 1, 2006	October 5, 2006
	to	to	Year Ended December 31,
	October 4, 2006	December 31, 2006	2007	2008
	(Predecessor)	(Successor)	(Successor)	(Successor)
Revenues:
U.S.	$607,729	$328,955	$1,352,042	$1,360,176
International	222,780	63,074	333,624	385,817
Eliminations	(1,420)	(524)	(2,825)	(3,706)

Total revenues	$829,089	$391,505	$1,682,841	$1,742,287

	Period from	Period from
	January 1, 2006	October 5, 2006
	to	to	Year Ended December 31,
	October 4, 2006	December 31, 2006	2007	2008
	(Predecessor)	(Successor)	(Successor)	(Successor)
Adjusted EBITDA:
U.S.	$135,393	$82,571	$310,454	$292,217
International	45,212	8,558	67,138	78,805

Total Adjusted EBITDA	$180,605	$91,129	$377,592	$371,022

	Year Ended December 31,
	2007	2008
	(Successor)	(Successor)

Capital Expenditures:
U.S.	$110,496	$77,193
International	35,808	28,916

Total Capital Expenditures	$146,304	$106,109

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA:

	Period from	Period from
	January 1, 2006	October 5, 2006
	to	to	Year Ended December 31,
	October 4, 2006	December 31, 2006	2007	2008
	(Predecessor)	(Successor)	(Successor)	(Successor)
Net income (loss)	$52,344	$(14,757)	$116,220	$(19,954)
Add (deduct):
Income taxes	20,875	7,782	127,641	35,596
Interest expense(1)	37,993	31,680	102,760	74,406
Gain on NCM transaction	—	—	(210,773)	—
Gain on Fandango transaction	—	—	(9,205)	—
Loss on early retirement of debt	941	5,782	7,952	—
Other income(2)	(3,958)	(1,279)	(9,282)	(9,785)
Termination of profit participation agreement	—	—	6,952	—
Depreciation and amortization	59,913	34,281	148,781	155,326
Amortization of net favorable leases	130	667	2,935	2,708
Impairment of long-lived assets	5,741	23,337	86,558	113,532
(Gain) loss on sale of assets and other	2,938	2,345	(2,953)	8,488
Deferred lease expenses	724	378	5,979	4,350
Amortization of long-term prepaid rents	816	197	1,146	1,717
Share based awards compensation expense	2,148	716	2,881	4,638

Adjusted EBITDA	$180,605	$91,129	$377,592	$371,022

(1)	Includes amortization of debt issue costs.

(2)	Includes interest income, foreign currency exchange gain (loss), dividend income, equity in income (loss) of affiliates and minority interests in income of subsidiaries and excludes distributions from NCM. Distributions from NCM are reported entirely within the U.S. operating segment.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial Information About Geographic Areas

We have operations in the U.S., Canada, Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia, which are reflected in the consolidated financial statements. Below is a breakdown of select financial information by geographic area:

	Period from	Period from
	January 1, 2006	October 5, 2006
	to	to	Year Ended December 31,
	October 4, 2006	December 31, 2006	2007	2008
	(Predecessor)	(Successor)	(Successor)	(Successor)
Revenues
U.S. and Canada	$607,729	$328,955	$1,352,042	$1,360,176
Mexico	55,704	15,885	74,983	78,292
Brazil	98,950	29,605	157,158	186,159
Other foreign countries	68,126	17,584	101,483	121,366
Eliminations	(1,420)	(524)	(2,825)	(3,706)

Total	$829,089	$391,505	$1,682,841	$1,742,287

	December 31,
	2007	2008
	(Successor)	(Successor)

Theatres properties and equipment, net
U.S. and Canada	$1,137,244	$1,073,551
Mexico	59,201	38,290
Brazil	72,635	58,641
Other foreign countries	44,986	37,801

Total	$1,314,066	$1,208,283

23.	OTHER RELATED PARTY TRANSACTIONS

The Company leases one theatre from Plitt Plaza Joint Venture (“Plitt Plaza”) on a month-to-month basis. Plitt Plaza is indirectly owned by Lee Roy Mitchell, the Company’s Chairman of the Board, who owns approximately 12% of Cinemark Holdings, Inc.’s issued and outstanding shares of common stock. Annual rent is approximately $118 plus certain taxes, maintenance expenses and insurance. The Company recorded $149, $120 and $127 of facility lease and other operating expenses payable to Plitt Plaza joint venture during the years ended December 31, 2006, 2007 and 2008, respectively.

The Company has paid certain fees and expenses on behalf of its parent, Cinemark, Inc. and Cinemark, Inc. has paid income taxes on behalf of the Company. The net payable to Cinemark, Inc. as of December 31, 2007 and December 31, 2008 was $69,054 and $32,724, respectively, and is reported as accounts payable to parent on the Company’s consolidated balance sheets.

The Company manages one theatre for Laredo Theatre, Ltd. (“Laredo”). The Company is the sole general partner and owns 75% of the limited partnership interests of Laredo. Lone Star Theatres, Inc. owns the remaining 25% of the limited partnership interests in Laredo and is 100% owned by Mr. David Roberts, Lee Roy Mitchell’s son-in-law. Under the agreement, management fees are paid by Laredo to the Company at a rate of 5% of annual theatre revenues up to $50,000 and 3% of annual theatre revenues in excess of $50,000. The Company recorded $191, $82 and $92 of management fee revenues during the years ended December 31, 2006, 2007 and 2008, respectively, and received $600, $0 and $0 of distributions from Laredo

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

during the years ended December 31, 2006, 2007 and 2008, respectively. All such amounts are included in the Company’s consolidated financial statements with the intercompany amounts eliminated in consolidation.

The Company has an informal agreement with Copper Beech Capital, LLC to use, on occasion, a private aircraft owned by Copper Beech Capital, LLC. Copper Beech Capital, LLC is owned by Mr. Mitchell and his wife, Tandy Mitchell. The private aircraft is used by Mr. Mitchell and other executives who accompany Mr. Mitchell to business meetings for the Company. The Company reimburses Copper Beech Capital, LLC the actual costs of fuel usage and the expenses of the pilots, landing fees, storage fees and similar expenses incurred during the trip. For the twelve months ended December 31, 2008, the aggregate amounts paid to Copper Beech Capital, LLC for the use of the aircraft was approximately $136.

The Company leases 23 theatres and two parking facilities from Syufy Enterprises, LP (“Syufy”) or affiliates of Syufy, which owns approximately 8% of Cinemark Holdings, Inc.’s issued and outstanding shares of common stock. Raymond Syufy is one of Cinemark Holdings, Inc.’s directors and is an officer of the general partner of Syufy. Of these 25 leases, 21 have fixed minimum annual rent in an aggregate amount of approximately $22,258. The four leases without minimum annual rent have rent based upon a specified percentage of gross sales as defined in the lease with no minimum annual rent. For the years ended December 31, 2006, 2007 and 2008, the Company paid approximately $349, $1,529 and $1,333, respectively, in percentage rent for these four leases.

The Company entered into an amended and restated profit participation agreement on March 12, 2004 with its CEO, Alan Stock, which became effective on April 2, 2004, and amended the profit participation agreement with Mr. Stock in effect since May 2002. Under the agreement, Mr. Stock received a profit interest in two theatres once the Company recovered its capital investment in these theatres plus its borrowing costs. During the years ended December 31, 2006 and 2007, respectively, the Company recorded $620 and $114 in profit participation expense payable to Mr. Stock, which is included in general and administrative expenses on the Company’s consolidated statement of operations. After Cinemark Holdings, Inc.’s initial public offering of common stock in April 2007, the Company exercised its option to terminate the amended and restated profit participation agreement and purchased Mr. Stock’s interest in the theatres on May 3, 2007 for a price of $6,853 pursuant to the terms of the agreement. The Company also paid payroll taxes of approximately $99 related to the payment made to terminate the amended and restated profit participation agreement. The aggregate amount paid of $6,952 is reflected within cost of operations in the Company’s consolidated statement of operations for the year ended December 31, 2007 and the agreement with Mr. Stock has been terminated.

Prior to the completion of the Century Acquisition, Century Theatres, Inc. owned certain shares of Fandango, Inc., an on-line ticketing distributor. In connection with the Century Acquisition, the Company agreed to pay Syufy the cash proceeds received by the Company in connection with any sale of such shares of Fandango, Inc. up to a maximum amount of $2,800. As discussed in Note 8, the Company sold all of its shares of Fandango, Inc. stock during May 2007 for approximately $14,147 of consideration and paid $2,800 of the cash consideration to Syufy in accordance with the Century Acquisition agreement.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

24.	VALUATION AND QUALIFYING ACCOUNTS

The Company’s valuation allowance for deferred tax assets for the period from January 1, 2006 to October 4, 2006, the period from October 5, 2006 to December 31, 2006 and the years ended December 31, 2007 and 2008 were as follows:

Valuation
Allowance
for Deferred
Tax Assets

Predecessor Balance at January 1, 2006	$8,898
Additions	3,000
Deductions	(4,909)

Predecessor Balance at October 4, 2006	$6,989
Additions	1,932
Deductions	(59)

Successor Balance at December 31, 2006	$8,862
Additions	2,370
Deductions	(1,360)

Successor Balance at December 31, 2007	$9,872
Additions	4,200
Deductions	(609)

Successor Balance at December 31, 2008	$13,463

25.	SUBSEQUENT EVENT — ISSUANCE OF CINEMARK USA, INC. 8 5/8% SENIOR NOTES DUE 2019

Issuance of Cinemark USA, Inc. 8 5/8% Senior Notes Due 2019

On June 29, 2009, Cinemark USA, Inc. issued $470,000 aggregate principal amount of 8.625% senior notes due 2019 with an original issue discount of $11,468, resulting in proceeds of approximately $458,532. The proceeds were primarily used to fund dividends to Cinemark, Inc. to repurchase Cinemark, Inc.’s 9 3/4% senior discount notes discussed below. Interest is payable on June 15 and December 15 of each year beginning on December 15, 2019. The senior notes mature on June 15, 2019. The Company incurred debt issue costs of approximately $11,976 in connection with the issuance.

The senior notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by certain of the Company’s subsidiaries that guarantee, assume or become liable with respect to any of the Company’s or a guarantor’s debt. The senior notes and the guarantees are senior unsecured obligations and rank equally in right of payment with all of the Company’s and its guarantor’s existing and future senior unsecured debt and senior in right of payment to all of the Company’s and its guarantor’s existing and future subordinated debt. The senior notes and the guarantees are effectively subordinated to all of the Company’s and its guarantor’s existing and future secured debt to the extent of the value of the assets securing such debt, including all borrowings under the Company’s senior secured credit facility. The senior notes and the guarantees are structurally subordinated to all existing and future debt and other liabilities of the Company’s subsidiaries that do not guarantee the senior notes.

The indenture to the senior notes contains covenants that limit, among other things, the ability of Cinemark USA, Inc. and certain of its subsidiaries to (1) consummate specified asset sales, (2) make investments or other restricted payments, including paying dividends, making other distributions or repurchasing subordinated debt or equity, (3) incur additional indebtedness and issue preferred stock, (4) enter into

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

transactions with affiliates, (5) enter new lines of business, (6) merge or consolidate with, or sell all or substantially all of its assets to, another person and (7) create liens. Upon a change of control of Cinemark Holdings, Inc., Cinemark, Inc. or Cinemark USA, Inc., Cinemark USA, Inc. would be required to make an offer to repurchase the senior notes at a price equal to 101% of the aggregate principal amount outstanding plus accrued and unpaid interest, if any, through the date of repurchase. Certain asset dispositions are considered triggering events that may require Cinemark USA, Inc. to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase if such proceeds are not otherwise used within 365 days as described in the indenture. The indenture governing the senior notes allows Cinemark USA, Inc. to incur additional indebtedness if it satisfies the coverage ratio specified in the indenture, after giving effect to the incurrence of the additional indebtedness, and in certain other circumstances.

Prior to June 15, 2014, Cinemark USA, Inc. may redeem all or any part of the senior notes at its option at 100% of the principal amount plus a make-whole premium. After June 15, 2014, Cinemark USA, Inc. may redeem the senior notes in whole or in part at redemption prices described in the senior notes. In addition, Cinemark USA, Inc. may redeem up to 35% of the aggregate principal amount of the senior notes from the net proceeds of certain equity offerings at the redemption price set forth in the senior notes.

The Company and its guarantor subsidiaries have agreed to file a registration statement with the Securities and Exchange Commission (the “Commission”) pursuant to which the Company will either offer to exchange the senior notes for substantially similar registered senior notes or register the resale of the senior notes, except that the exchanged registered senior notes will not contain terms with respect to transfer restrictions or provide for payment of additional interest as specified below. The registration rights agreement provides that (i) the Company will use its commercially reasonable best efforts to file an exchange offer registration statement with the Commission on or prior to 90 days after the closing of the senior notes offering, (ii) the Company will use its commercially reasonable best efforts to have the exchange offer registration statement declared effective by the Commission on or prior to 180 days after the closing of the senior notes offering, (iii) unless the exchange offer would not be permissible by applicable law or Commission policy, the Company will commence the exchange offer and use its commercially reasonable best efforts to issue on the earliest practicable date after the date on which the exchange offer registration statement was declared effective by the Commission, but not later than 30 days thereafter, exchange registered senior notes in exchange for all senior notes tendered prior thereto in the exchange offer and (iv) if obligated to file the shelf registration statement, the Company will use its commercially reasonable best efforts to file the shelf registration statement with the Commission on or prior to 30 days after such filing obligation arises (and in any event within 210 days after the closing of the senior notes offering) and to cause the shelf registration statement to be declared effective by the Commission on or prior to 180 days after such obligation arises. If applicable, the Company will use its commercially reasonable best efforts to keep the shelf registration statement effective for a period of two years after the closing of the senior notes offering, subject to certain exceptions.

If (a) the Company fails to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing, (b) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”), (c) the Company fails to consummate the exchange offer within 30 business days of the effectiveness target date with respect to the exchange offer registration statement or (d) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of notes during the periods specified in the registration rights agreement without being succeeded within two business days by a post-effective amendment to such registration statement that cures such failure and that is itself immediately declared effective (each such event a “Registration Default”), the Company will pay additional interest to each holder of secured notes. Such

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

additional interest, with respect to the first 90-day period immediately following the occurrence of any such Registration Default, shall equal an increase in the annual interest rate on the notes by 0.5% per annum.

The amount of the additional interest will increase by an additional 0.5% per annum with respect to each subsequent 90-day period relating to such Registration Default until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 1.0% per annum. The senior notes will not accrue additional interest from and after the third anniversary of the closing of the senior notes offering even if the Company is not in compliance with its obligations under the registration rights agreement. The receipt of additional interest shall be the sole remedy available to holders of senior notes as a result of one or more Registration Defaults. Following the cure of all Registration Defaults, the accrual of additional interest will cease.

Cash Tender Offer for Cinemark, Inc.’s 9 3/4% Senior Discount Notes due 2014

On June 15, 2009, Cinemark, Inc. commenced a cash tender offer for any and all of its 9 3/4% senior discount notes due 2014, of which $419,403 aggregate principal amount at maturity remained outstanding. In connection with the tender offer, Cinemark, Inc. solicited consents to adopt proposed amendments to the indenture to eliminate substantially all restrictive covenants and certain events of default provisions. On June 29, 2009, approximately $402,459 aggregate principal amount at maturity of the 9 3/4% senior discount notes were tendered and repurchased by Cinemark, Inc. for approximately $433,415, including accrued interest of $11,336 and tender premiums paid of $19,620. Cinemark, Inc. funded the repurchase with the proceeds from the issuance of the Cinemark USA, Inc. senior notes discussed above. Cinemark, Inc. recorded a loss on early retirement of debt of approximately $26,795 during the six months ended June 30, 2009, which included tender premiums paid, other fees and the write-off of unamortized debt issue costs. As of June 30, 2009, Cinemark, Inc. had $16,944 aggregate principal amount at maturity of 9 3/4% senior discount notes remaining outstanding.

Effective as of June 29, 2009, Cinemark, Inc. and the Bank of New York Trust Company, N.A. as trustee to the indenture dated March 31, 2004, executed the First Supplemental Indenture to amend the Indenture by eliminating substantially all restrictive covenants and certain events of default provisions.

On August 3, 2009, Cinemark, Inc. delivered to the Bank of New York Trust Company N.A., as trustee, a notice to redeem the $16,944 aggregate principal amount at maturity of Cinemark, Inc.’s 9 3/4% senior discount notes remaining outstanding. The senior discount notes were redeemed on September 8, 2009. On the redemption date, Cinemark, Inc. paid approximately $18,564, which included a redemption price of 104.875% of the face amount of the discount notes remaining outstanding plus any accrued and unpaid interest to, but not including, the redemption date. Cinemark, Inc. funded the redemption with a dividend from the Company, which was funded with proceeds from the issuance of the Company’s senior notes discussed above.

26.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION OF SUBSIDIARY GUARANTORS

As of June 30, 2009, the Company had outstanding $470,000 aggregate principal amount of 8.625% senior notes due 2019. These senior notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by the following subsidiaries of Cinemark USA, Inc.:

Cinemark, L.L.C., Sunnymead Cinema Corp., Cinemark Properties, Inc., Greeley Holdings, Inc., Trans Texas Cinema, Inc., Cinemark Mexico (USA), Inc., Brasil Holdings, LLC, Cinemark Leasing Company, Cinemark Partners I, Inc., Multiplex Properties, Inc., Multiplex Services, Inc., CNMK Investments, Inc., CNMK Texas Properties, LLC., Cinemark Concessions LLC, Century Theatres, Inc., Marin Theatre Management, LLC, Century Theatres NG, LLC, Cinearts LLC, Cinearts Sacramento, LLC, Corte Madera Theatres, LLC, Novato Theatres, LLC, San Rafael Theatres, LLC, Northbay Theatres, LLC, Century Theatres Summit Sierra, LLC and Century Theatres Seattle, LLC.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following supplemental condensed consolidating financial information presents:

1. Condensed consolidating balance sheet information as of December 31, 2007 (Successor) and December 31, 2008 (Successor), condensed consolidating statements of operations information and condensed consolidating statements of cash flows information for the period from January 1, 2006 to October 4, 2006 (Predecessor), the period from October 5, 2006 to December 31, 2006 (Successor) and the years ended December 31, 2007 (Successor) and December 31, 2008 (Successor).

2. Cinemark USA, Inc. (the “Parent” and “Issuer”), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries with their investments in subsidiaries accounted for using the equity method of accounting and therefore, the Parent column reflects the equity income (loss) of its Guarantor Subsidiaries and Non-Guarantor Subsidiaries, which are also separately reflected in the stand-alone Guarantor Subsidiaries and Non-Guarantor Subsidiaries column. Additionally, the Guarantor Subsidiaries column reflects the equity income (loss) of its Non-Guarantor Subsidiaries, which are also separately reflected in the stand-alone Non-Guarantor Subsidiaries column.

3. Elimination entries necessary to consolidate the Parent and all of its Subsidiaries.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS INFORMATION
PERIOD FROM JANUARY 1, 2006 TO OCTOBER 4, 2006 (PREDECESSOR)

	Parent	Subsidiary	Subsidiary
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

Revenues	$355,635	$274,586	$239,057	$(40,189)	$829,089
Cost of operations
Theatre operating costs	302,023	165,078	179,395	(40,189)	606,307
General and administrative expenses	4,184	28,001	13,680	—	45,865
Depreciation and amortization	18,061	19,806	22,176	—	60,043
Impairment of long-lived assets	4,418	1,313	10	—	5,741
Loss on sale of assets and other	864	1,992	82	—	2,938

Total cost of operations	329,550	216,190	215,343	(40,189)	720,894

Operating income	26,085	58,396	23,714	—	108,195
Other income (expense)
Interest expense	(38,114)	(1,639)	(4,605)	6,365	(37,993)
Equity in income (loss) of affiliates	52,581	12,178	(1,858)	(64,701)	(1,800)
Other income	3,209	5,626	2,347	(6,365)	4,817

Total other income (expense)	17,676	16,165	(4,116)	(64,701)	(34,976)

Income before income taxes	43,761	74,561	19,598	(64,701)	73,219
Income taxes	(6,793)	24,154	3,514	—	20,875

Net income	50,554	50,407	16,084	(64,701)	52,344
Less: Net income attributable to noncontrolling interests	—	32	1,758	—	1,790

Net income attributable to Cinemark USA, Inc.	$50,554	$50,375	$14,326	$(64,701)	$50,554

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION
PERIOD FROM JANUARY 1, 2006 TO OCTOBER 4, 2006 (PREDECESSOR)

	Parent	Subsidiary	Subsidiary
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

Operating activities
Net income	$50,554	$50,407	$16,084	$(64,701)	$52,344
Adjustments to reconcile net income to cash provided by (used for) operating activities	(42,083)	22,858	21,321	64,701	66,797
Changes in assets and liabilities	(14,178)	(28,370)	5,253	—	(37,295)

Net cash provided by (used for) operating activities	(5,707)	44,895	42,658	—	81,846
Investing activities
Additions to theatre properties and equipment	(24,443)	(35,023)	(18,436)	—	(77,902)
Proceeds from sale of theatre properties and equipment	4	1,020	212	—	1,236
Acquisition of theatres	—	—	—	—	—
Net transactions with affiliates	6,062	4,804	—	(10,866)	—
Other	—	—	271	—	271

Net cash used for investing activities	(18,377)	(29,199)	(17,953)	(10,866)	(76,395)
Financing activities
Capital contributions from parent	—	—	633	(633)	—
Dividends paid to parent	(31,745)	—	(2,206)	2,206	(31,745)
Retirement of senior subordinated notes	(10,000)	—	—	—	(10,000)
Proceeds from other long-term debt	—	—	2,273	—	2,273
Repayments of long-term debt	(1,950)	—	(3,059)	—	(5,009)
Net changes in intercompany notes	—	(4,812)	(4,481)	9,293	—
Other	—	—	(1,226)	—	(1,226)

Net cash used for financing activities	(43,695)	(4,812)	(8,066)	10,866	(45,707)
Effect of exchange rate changes on cash and cash equivalents	—	—	268	—	268

Increase (decrease) in cash and cash equivalents	(67,779)	10,884	16,907	—	(39,988)
Cash and cash equivalents:
Beginning of year	105,661	31,416	45,103	—	182,180

End of year	$37,882	$42,300	$62,010	$—	$142,192

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS INFORMATION
PERIOD FROM OCTOBER 5, 2006 TO DECEMBER 31, 2006 (SUCCESSOR)

	Parent	Subsidiary	Subsidiary
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

Revenues	$120,589	$219,037	$67,949	$(16,070)	$391,505
Cost of operations
Theatre operating costs	102,308	140,271	53,374	(16,070)	279,883
General and administrative expenses	1,387	15,431	4,966	—	21,784
Depreciation and amortization	4,707	21,766	8,475	—	34,948
Impairment of long-lived assets	7,440	4,533	11,364	—	23,337
Loss on sale of assets and other	1,685	58	602	—	2,345

Total cost of operations	117,527	182,059	78,781	(16,070)	362,297

Operating income (loss)	3,062	36,978	(10,832)	—	29,208
Other income (expense)
Interest expense	(29,275)	(3,453)	(606)	1,654	(31,680)
Equity in income (loss) of affiliates	10,459	(12,926)	159	2,462	154
Other income (expense)	(5,033)	1,315	715	(1,654)	(4,657)

Total other income (expense)	(23,849)	(15,064)	268	2,462	(36,183)

Income (loss) before income taxes	(20,787)	21,914	(10,564)	2,462	(6,975)
Income taxes	(6,351)	13,453	680	—	7,782

Net income (loss)	(14,436)	8,461	(11,244)	2,462	(14,757)
Less: Net loss attributable to noncontrolling interests	—	(64)	(257)	—	(321)

Net income (loss) attributable to Cinemark USA, Inc.	$(14,436)	$8,525	$(10,987)	$2,462	$(14,436)

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION
PERIOD FROM OCTOBER 5, 2006 TO DECEMBER 31, 2006 (SUCCESSOR)

	Parent	Subsidiary	Subsidiary
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

Operating activities
Net income (loss)	$(14,436)	$8,461	$(11,244)	$2,462	$(14,757)
Adjustments to reconcile net income (loss) to cash provided by operating activities	(6,038)	36,697	40,945	(2,462)	69,142
Changes in assets and liabilities	56,130	(14,487)	(15,417)	—	26,226

Net cash provided by operating activities	35,656	30,671	14,284	—	80,611
Investing activities
Additions to theatre properties and equipment	2,040	(22,679)	(8,540)	—	(29,179)
Proceeds from sale of theatre properties and equipment	4,793	12	405	—	5,210
Acquisition of theatres	(531,383)	—	—	—	(531,383)
Net transactions with affiliates	7,918	1,855	—	(9,773)	—

Net cash used for investing activities	(516,632)	(20,812)	(8,135)	(9,773)	(555,352)
Financing activities
Dividends paid to parent	—	—	(6,489)	6,489	—
Proceeds from senior secured credit facility	1,120,000	—	—	—	1,120,000
Proceeds from other long-term debt	—	—	57	—	57
Repayments of long-term debt	(2,800)	—	(1,086)	—	(3,886)
Payoff of long-term debt assumed in Century acquisition	(360,000)	—	—	—	(360,000)
Payoff of former senior secured credit facility	(253,500)	—	—	—	(253,500)
Debt issue costs	(22,926)	—	—	—	(22,926)
Payments on capital leases	—	(839)	—	—	(839)
Net changes in intercompany notes	—	(1,731)	(1,553)	3,284	—
Other	—	—	(52)	—	(52)

Net cash provided by (used for) financing activities	480,774	(2,570)	(9,123)	9,773	478,854
Effect of exchange rate changes on cash and cash equivalents	—	—	740	—	740

Increase (decrease) in cash and cash equivalents	(202)	7,289	(2,234)	—	4,853
Cash and cash equivalents:
Beginning of year	37,882	42,300	62,010	—	142,192

End of year	$37,680	$49,589	$59,776	$—	$147,045

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION
DECEMBER 31, 2007 (SUCCESSOR)

	Parent	Subsidiary	Subsidiary
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$55,211	$75,645	$102,527	$—	$233,383
Other current assets	177,742	42,986	33,475	(179,827)	74,376

Total current assets	232,953	118,631	136,002	(179,827)	307,759
Theatre properties and equipment — net	267,083	849,148	197,835	—	1,314,066
Other assets	2,486,268	1,355,651	293,083	(2,575,424)	1,559,578

Total assets	$2,986,304	$2,323,430	$626,920	$(2,755,251)	$3,181,403

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$6,886	$—	$2,280	$—	$9,166
Current portion of capital lease obligations	24	4,160	500	—	4,684
Net payable to (receivable from) parent	139,237	(71,818)	1,635	—	69,054
Accounts payable and accrued expenses	227,573	84,454	65,801	(173,559)	204,269

Total current liabilities	373,720	16,796	70,216	(173,559)	287,173
Long-term liabilities
Long-term debt, less current portion	1,097,711	17,075	71,151	(87,126)	1,098,811
Capital lease obligations, less current portion	379	110,674	5,433	—	116,486
Other long-term liabilities and deferrals	263,944	199,610	19,963	(71,316)	412,201

Total long-term liabilities	1,362,034	327,359	96,547	(158,442)	1,627,498
Commitments and contingencies
Stockholder’s equity
Cinemark USA, Inc.’s stockholder’s equity:
Common stock	49,543	1,048,691	168,782	(1,217,473)	49,543
Other stockholder’s equity	1,201,007	930,258	275,519	(1,205,777)	1,201,007

Total Cinemark USA, Inc. stockholder’s equity	1,250,550	1,978,949	444,301	(2,423,250)	1,250,550
Noncontrolling interests	—	326	15,856	—	16,182

Total stockholder’s equity	1,250,550	1,979,275	460,157	(2,423,250)	1,266,732

Total liabilities and stockholder’s equity	$2,986,304	$2,323,430	$626,920	$(2,755,251)	$3,181,403

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS INFORMATION
YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)

	Parent	Subsidiary	Subsidiary
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

Revenues	$472,038	$920,099	$352,996	$(62,292)	$1,682,841
Cost of operations
Theatre operating costs	425,248	617,839	267,295	(62,292)	1,248,090
General and administrative expenses	7,012	57,474	21,130	—	85,616
Depreciation and amortization	22,075	93,355	36,286	—	151,716
Impairment of long-lived assets	29,939	44,131	12,488	—	86,558
(Gain) loss on sale of assets and other	(3,415)	(140)	602	—	(2,953)

Total cost of operations	480,859	812,659	337,801	(62,292)	1,569,027

Operating income (loss)	(8,821)	107,440	15,195	—	113,814
Other income (expense)
Interest expense	(90,931)	(14,168)	(4,921)	7,260	(102,760)
Gain on NCM transaction	—	—	210,773	—	210,773
Gain on Fandango transaction	1,148	8,057	—	—	9,205
Distributions from NCM	—	—	11,499		11,499
Equity in income (loss) of affiliates	200,867	6,048	(2,552)	(206,825)	(2,462)
Other income (expense)	(4,144)	8,139	7,057	(7,260)	3,792

Total other income	106,940	8,076	221,856	(206,825)	130,047

Income before income taxes	98,119	115,516	237,051	(206,825)	243,861
Income taxes	(17,309)	57,955	86,995	—	127,641

Net income	115,428	57,561	150,056	(206,825)	116,220
Less: Net income (loss) attributable to noncontrolling interests	—	(7)	799	—	792

Net income attributable to Cinemark USA, Inc.	$115,428	$57,568	$149,257	$(206,825)	$115,428

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION
YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)

	Parent	Subsidiary	Subsidiary
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

Operating activities
Net income	$115,428	$57,561	$150,056	$(206,825)	$116,220
Adjustments to reconcile net income to cash provided by (used for) operating activities	(204,659)	136,523	60,467	206,825	199,156
Gain on NCM transaction	—	—	(210,773)	—	(210,773)
Gain on Fandango transaction	(1,148)	(8,057)	—	—	(9,205)
Increase in deferred revenues related to NCM transaction	174,001	—	—	—	174,001
Increase in deferred revenues related to Fandango transaction	—	5,000	—	—	5,000
Changes in assets and liabilities	178,347	(100,628)	(7,410)	—	70,309

Net cash provided by (used for) operating activities	261,969	90,399	(7,660)	—	344,708
Investing activities
Additions to theatre properties and equipment	(24,427)	(85,808)	(36,069)	—	(146,304)
Proceeds from sale of theatre properties and equipment	4,612	31,823	1,097	—	37,532
Net proceeds from sale of NCM stock	—	—	214,842	—	214,842
Net proceeds from sale of Fandango stock	1,319	10,028	—	—	11,347
Net transactions with affiliates	121,638	5,990	—	(127,628)	—
Other	—	(22,739)	(1,500)	—	(24,239)

Net cash provided by (used for) investing activities	103,142	(60,706)	178,370	(127,628)	93,178
Financing activities
Dividends paid to parent	—	—	(121,730)	121,730	—
Retirement of senior subordinated notes	(332,066)	—	—	—	(332,066)
Repayments of long-term debt	(15,514)	—	(3,924)	—	(19,438)
Net changes in intercompany notes	—	—	(5,936)	5,936	—
Payments on capital leases	—	(3,675)	(84)	—	(3,759)
Other	—	38	(1,730)	(38)	(1,730)

Net cash used for financing activities	(347,580)	(3,637)	(133,404)	127,628	(356,993)
Effect of exchange rate changes on cash and cash equivalents	—	—	5,445	—	5,445

Increase in cash and cash equivalents	17,531	26,056	42,751	—	86,338
Cash and cash equivalents:
Beginning of year	37,680	49,589	59,776	—	147,045

End of year	$55,211	$75,645	$102,527	$—	$233,383

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION
DECEMBER 31, 2008 (SUCCESSOR)

	Parent	Subsidiary	Subsidiary
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$39,039	$163,007	$111,192	$—	$313,238
Other current assets	37,173	28,350	15,531	(30,764)	50,290

Total current assets	76,212	191,357	126,723	(30,764)	363,528
Theatre properties and equipment — net	275,191	778,455	154,637	—	1,208,283
Other assets	2,400,337	506,572	270,372	(1,730,254)	1,447,027

Total assets	$2,751,740	$1,476,384	$551,732	$(1,761,018)	$3,018,838

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$11,200	$—	$1,250	$—	$12,450
Current portion of capital lease obligations	320	4,712	500	—	5,532
Accounts payable to parent	151,324	(134,592)	15,992	—	32,724
Accounts payable and accrued expenses	104,608	81,394	52,450	(25,381)	213,071

Total current liabilities	267,452	(48,486)	70,192	(25,381)	263,777
Long-term liabilities
Long-term debt, less current portion	1,088,280	10,015	53,068	(66,669)	1,084,694
Capital lease obligations, less current portion	7,751	105,346	5,083	—	118,180
Other long-term liabilities and deferrals	245,337	199,320	21,412	(69,773)	396,296

Total long-term liabilities	1,341,368	314,681	79,563	(136,442)	1,599,170
Commitments and contingencies
Stockholder’s equity
Cinemark USA, Inc.’s stockholder’s equity:
Common stock	49,543	457,372	168,782	(626,154)	49,543
Other stockholder’s equity	1,093,377	752,614	220,427	(973,041)	1,093,377

Total Cinemark USA, Inc. stockholder’s equity	1,142,920	1,209,986	389,209	(1,599,195)	1,142,920
Noncontrolling interests	—	203	12,768	—	12,971

Total stockholder’s equity	1,142,920	1,210,189	401,977	(1,599,195)	1,155,891

Total liabilities and stockholder’s equity	$2,751,740	$1,476,384	$551,732	$(1,761,018)	$3,018,838

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS INFORMATION
YEAR ENDED DECEMBER 31, 2008 (SUCCESSOR)

	Parent	Subsidiary	Subsidiary
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

Revenues	$463,288	$942,602	$405,111	$(68,714)	$1,742,287
Cost of operations
Theatre operating expenses	433,016	639,973	306,950	(68,714)	1,311,225
General and administrative expenses	11,024	56,430	22,129	—	89,583
Depreciation and amortization	21,112	101,301	35,621	—	158,034
Impairment of long-lived assets	88,045	18,281	7,206	—	113,532
Loss on sale of assets and other	1,443	5,200	1,845	—	8,488

Total cost of operations	554,640	821,185	373,751	(68,714)	1,680,862

Operating income (loss)	(91,352)	121,417	31,360	—	61,425
Other income (expense)
Interest expense	(63,891)	(13,133)	(4,711)	7,329	(74,406)
Distributions from NCM	720	—	18,118	—	18,838
Equity in income (loss) of affiliates	98,427	10,236	(2,335)	(108,701)	(2,373)
Other income	2,672	9,216	7,599	(7,329)	12,158

Total other income	37,928	6,319	18,671	(108,701)	(45,783)

Income (loss) before income taxes	(53,424)	127,736	50,031	(108,701)	15,642
Income taxes	(29,575)	46,140	19,031	—	35,596

Net income (loss)	(23,849)	81,596	31,000	(108,701)	(19,954)
Less: Net income attributable to noncontrolling interests	—	20	3,875	—	3,895

Net income (loss) attributable to Cinemark USA, Inc.	$(23,849)	$81,576	$27,125	$(108,701)	$(23,849)

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION
YEAR ENDED DECEMBER 31, 2008 (SUCCESSOR)

	Parent	Subsidiary	Subsidiary
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

Operating activities
Net income (loss)	$(23,849)	$81,596	$31,000	$(108,701)	$(19,954)
Adjustments to reconcile net income (loss) to cash provided by operating activities	(23,385)	122,125	56,536	108,701	263,977
Changes in assets and liabilities	73,389	(87,059)	(10,565)	—	(24,235)

Net cash provided by operating activities	26,155	116,662	76,971	—	219,788
Investing activities
Additions to theatre properties and equipment	(21,894)	(55,047)	(29,168)	—	(106,109)
Proceeds from sale of theatre properties and equipment	1,442	761	336	—	2,539
Acquisition of theatres	(5,011)	—	(5,100)	—	(10,111)
Net transactions with affiliates	2,991	6,407	—	(9,398)	—
Other	—	22,739	(4,000)	—	18,739

Net cash used for investing activities	(22,472)	(25,140)	(37,932)	(9,398)	(94,942)
Financing activities
Dividends paid to parent	—	—	(3,029)	3,029	—
Retirement of senior subordinated notes	(3)	—	—	—	(3)
Repayments of long-term debt	(6,886)	—	(3,544)	—	(10,430)
Net changes in intercompany notes	—	—	(6,369)	6,369	—
Payments on capital leases	(241)	(4,160)	(500)	—	(4,901)
Other	(12,725)	—	(1,231)	—	(13,956)

Net cash used for financing activities	(19,855)	(4,160)	(14,673)	9,398	(29,290)
Effect of exchange rate changes on cash and cash equivalents	—	—	(15,701)	—	(15,701)

Increase (decrease) in cash and cash equivalents	(16,172)	87,362	8,665	—	79,855
Cash and cash equivalents:
Beginning of year	55,211	75,645	102,527	—	233,383

End of year	$39,039	$163,007	$111,192	$—	$313,238

******

CINEMARK USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(In thousands, except share data, unaudited)

ASSETS
Current assets
Cash and cash equivalents	$358,823	$313,238
Inventories	8,532	8,024
Accounts receivable	26,794	24,623
Income tax receivable	3,075	5,525
Current deferred tax asset	2,813	2,799
Prepaid expenses and other	9,779	9,319

Total current assets	409,816	363,528
Theatre properties and equipment	1,899,423	1,764,600
Less accumulated depreciation and amortization	680,765	556,317

Theatre properties and equipment — net	1,218,658	1,208,283
Other assets
Goodwill	1,112,717	1,039,818
Intangible assets — net	343,621	341,768
Investment in NCM	34,492	19,141
Investments in and advances to affiliates	4,259	4,285
Deferred charges and other assets — net	54,872	42,015

Total other assets	1,549,961	1,447,027

Total assets	$3,178,435	$3,018,838

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$12,531	$12,450
Current portion of capital lease obligations	7,139	5,532
Current liability for uncertain tax positions	10,775	10,775
Accounts (receivable from) payable to parent	(291)	32,724
Accounts payable and accrued expenses	181,904	202,296

Total current liabilities	212,058	263,777
Long-term liabilities
Long-term debt, less current portion	1,534,093	1,084,694
Capital lease obligations, less current portion	134,883	118,180
Deferred income taxes	123,386	135,667
Liability for uncertain tax positions	15,505	6,748
Deferred lease expenses	26,849	23,371
Deferred revenue — NCM	203,623	189,847
Other long-term liabilities	44,980	40,663

Total long-term liabilities	2,083,319	1,599,170
Commitments and contingencies (see Note 17)
Stockholder’s equity
Cinemark USA, Inc.’s stockholder’s equity:
Class A common stock, $0.01 par value: 10,000,000 shares authorized and 1,500 shares issued and outstanding	—	—
Class B common stock, no par value: 1,000,000 shares authorized and 239,893 shares issued and outstanding	49,543	49,543
Additional paid-in-capital	1,142,861	1,070,468
Retained earnings (deficit)	(282,253)	119,489
Treasury stock, 57,245 Class B shares at cost	(24,233)	(24,233)
Accumulated other comprehensive loss	(18,962)	(72,347)

Total Cinemark USA, Inc.’s stockholder’s equity	866,956	1,142,920
Noncontrolling interests	16,102	12,971

Total stockholder’s equity	883,058	1,155,891

Total liabilities and stockholder’s equity	$3,178,435	$3,018,838

The accompanying notes are an integral part of the condensed consolidated financial statements.

CINEMARK USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands, unaudited)

Revenues
Admissions	$322,915	$308,453	$941,886	$865,245
Concession	152,938	146,076	441,895	409,707
Other	20,972	21,694	56,352	59,521

Total revenues	496,825	476,223	1,440,133	1,334,473
Cost of operations
Film rentals and advertising	175,993	169,260	513,945	471,199
Concession supplies	23,485	24,489	67,229	66,443
Salaries and wages	52,675	47,405	149,095	135,313
Facility lease expense	61,545	58,936	176,478	171,382
Utilities and other	61,341	57,280	164,237	155,856
General and administrative expenses	23,109	22,436	67,767	66,894
Depreciation and amortization	38,207	38,115	111,875	113,362
Amortization of favorable/unfavorable leases	301	702	970	2,105
Impairment of long-lived assets	3,146	2,316	8,115	8,145
Loss on sale of assets and other	944	2,301	2,402	3,211

Total cost of operations	440,746	423,240	1,262,113	1,193,910

Operating income	56,079	52,983	178,020	140,563
Other income (expense)
Interest expense	(25,571)	(16,990)	(56,110)	(58,407)
Interest income	1,036	3,421	3,646	8,670
Foreign currency exchange gain	383	325	921	85
Distributions from NCM	4,162	3,592	15,768	12,177
Equity in loss of affiliates	(35)	(415)	(1,055)	(1,742)

Total other expense	(20,025)	(10,067)	(36,830)	(39,217)

Income before income taxes	36,054	42,916	141,190	101,346
Income taxes	12,289	13,792	48,940	36,933

Net income	$23,765	$29,124	$92,250	$64,413
Less: Net income attributable to noncontrolling interests	1,044	1,531	2,967	3,775

Net income attributable to Cinemark USA, Inc.	$22,721	$27,593	$89,283	$60,638

The accompanying notes are an integral part of the condensed consolidated financial statements.

CINEMARK USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2009	2008
	(In thousands, unaudited)

Operating activities
Net income	$92,250	$64,413
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	108,782	110,372
Amortization of intangible and other assets and unfavorable leases	4,063	5,095
Amortization of long-term prepaid rents	1,074	1,292
Amortization of debt issue costs	2,902	2,498
Amortization of debt discount	180	—
Amortization of deferred revenues, deferred lease incentives and other	(3,479)	(2,739)
Amortization of accumulated other comprehensive loss related to interest rate swap agreement	3,475	193
Noncash gain related to fair value adjustment on interest rate swap agreement	—	(3,324)
Impairment of long-lived assets	8,115	8,145
Share based awards compensation expense	3,045	2,988
Loss on sale of assets and other	2,402	3,211
Deferred lease expenses	3,189	2,856
Deferred income tax expenses	(13,967)	(20,844)
Equity in loss of affiliates	1,055	1,742
Increase in deferred revenue related to new U.S. beverage agreement	6,550	—
Other	1,725	—
Changes in assets and liabilities	(2,861)	(53,223)

Net cash provided by operating activities	218,500	122,675
Investing activities
Additions to theatre properties and equipment	(85,603)	(71,335)
Proceeds from sale of theatre properties and equipment	721	2,461
Increase in escrow deposits due to like-kind exchange	—	(2,089)
Return of escrow deposits	—	24,828
Acquisition of theatres in the U.S.	(48,950)	(5,011)
Acquisition of theatres in Brazil	(9,061)	(5,100)
Investment in joint venture — DCIP	(2,500)	(2,500)
Other	—	231

Net cash used for investing activities	(145,393)	(58,515)
Financing activities
Capital contributions from parent	19,650	—
Dividends paid to parent	(491,025)	—
Proceeds from issuance of senior notes	458,532	—
Payment of debt issue costs	(12,601)	—
Retirement of senior subordinated notes	—	(3)
Repayments of long-term debt	(9,436)	(7,260)
Payments on capital leases	(4,410)	(3,617)
Other	(874)	(1,099)

Net cash used for financing activities	(40,164)	(11,979)
Effect of exchange rate changes on cash and cash equivalents	12,642	(3,089)

Increase in cash and cash equivalents	45,585	49,092
Cash and cash equivalents:
Beginning of period	313,238	233,383

End of period	$358,823	$282,475

Supplemental information (see Note 14)

The accompanying notes are an integral part of the condensed consolidated financial statements.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
In thousands, except share and per share data

1.	The Company and Basis of Presentation

Cinemark USA, Inc. and subsidiaries (the “Company”) is the second largest motion picture exhibitor in the world, in terms of both attendance and the number of screens in operation, with theatres in the United States (“U.S.”), Canada, Brazil, Mexico, Chile, Colombia, Argentina, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Guatemala. The Company also managed additional theatres in the U.S., Brazil, and Colombia during the nine months ended September 30, 2009.

The condensed consolidated financial statements have been prepared by the Company, without audit, according to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, these interim financial statements reflect all adjustments of a recurring nature necessary to state fairly the financial position and results of operations as of, and for, the periods indicated. Majority-owned subsidiaries that the Company controls are consolidated while those subsidiaries of which the Company owns between 20% and 50% and does not control are accounted for as affiliates under the equity method. Those subsidiaries of which the Company owns less than 20% are generally accounted for as affiliates under the cost method, unless the Company is deemed to have the ability to exercise significant influence over the affiliate, in which case the Company would account for its investment under the equity method. The results of these subsidiaries and affiliates are included in the condensed consolidated financial statements effective with their formation or from their dates of acquisition. Intercompany balances and transactions are eliminated in consolidation.

These condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements and the notes thereto for the year ended December 31, 2008, included in Cinemark USA, Inc.’s Offering Memorandum dated June 16, 2009. Operating results for the nine months ended September 30, 2009, are not necessarily indicative of the results to be achieved for the full year.

2.	New Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141(R)(FASB Accounting Standards Codification [“ASC”] Topic 805), “Business Combinations”. This statement requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method); expands the definition of transactions and events that qualify as business combinations; requires that the acquired assets and liabilities, including contingencies, be recorded at the fair value determined on the acquisition date and changes thereafter reflected in income, not goodwill; changes the recognition timing for restructuring costs; and requires acquisition costs to be expensed as incurred rather than being capitalized as part of the cost of acquisition. Adoption of SFAS No. 141(R)(FASB ASC Topic 805) was required for business combinations that occurred after December 15, 2008. The adoption of SFAS No. 141(R) (FASB ASC Topic 805) did not have a significant impact on the Company’s condensed consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160 (FASB ASC Topic 810), “Noncontrolling Interest in Consolidated Financial Statements”. This statement establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will no longer be shown as an expense item for all periods presented, but will be included in consolidated net income on the face of the income statement. SFAS No. 160 (FASB ASC Topic 810) requires disclosure on the face of the consolidated income statement of the amounts of consolidated net income attributable to the parent and the noncontrolling interest. SFAS No. 160 (FASB ASC Topic 810) clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS No. 160 (FASB ASC Topic 810) also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS No. 160 (FASB ASC Topic 810) was effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Upon adoption of this statement, the Company has recognized its noncontrolling interests as equity in the condensed consolidated balance sheets, has reflected net income attributable to noncontrolling interests in consolidated net income and has provided, in Note 3, a summary of changes in equity attributable to noncontrolling interests, changes attributable to Cinemark USA, Inc. and changes in total equity.

In March 2008, the FASB issued SFAS No. 161 (FASB ASC Topic 815) “Disclosures about Derivative Instruments and Hedging Activities — an Amendment of FASB Statement No. 133”. This statement intends to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures about their impact on an entity’s financial position, financial performance, and cash flows. SFAS No. 161 (FASB ASC Topic 815) requires disclosures regarding the objectives for using derivative instruments, the fair values of derivative instruments and their related gains and losses, and the accounting for derivatives and related hedged items. SFAS No. 161 (FASB ASC Topic 815) was effective for fiscal years and interim periods beginning after November 15, 2008, with early adoption permitted. The adoption of SFAS No. 161 (FASB ASC Topic 815) did not impact the Company’s condensed consolidated financial statements, nor did it have a significant impact on the Company’s disclosures.

In April 2009, the FASB issued FASB Staff Position FAS 107-1 and APB 28-1 (FASB ASC Topic 825), “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”). FSP FAS 107-1 and APB 28-1 (FASB ASC Topic 825) require that disclosures about the fair value of financial instruments be included in the notes to financial statements issued during interim periods. Fair value information must be presented in the notes to financial statements together with the carrying amounts of the financial instruments. It must be clearly stated whether the amounts are assets or liabilities and how they relate to information presented in the balance sheet. The disclosures must include methods and significant assumptions used to estimate fair values, along with any changes in those methods and assumptions from prior periods. FSP FAS 107-1 and APB 28-1 (FASB ASC Topic 825) are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted. Upon adoption of FSP FAS 107-1 and APB 28-1 (FASB ASC Topic 825), the Company added a disclosure regarding the fair value of its long-term debt (see Note 8). Below is a summary of the Company’s financial instruments, both of which are liabilities:

	September 30, 2009		December 31, 2008
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Debt (see Note 8)	$(1,546,624)	$(1,557,565)	$(1,097,144)	$(1,104,188)
Interest rate swap agreements (see Note 9)	$(20,347)	$(20,347)	$(24,781)	$(24,781)

In May 2009, the FASB issued SFAS No. 165 (FASB ASC Topic 855), “Subsequent Events” (“SFAS No. 165”). SFAS No. 165 (FASB ASC Topic 855) should not result in significant changes in the subsequent events that an entity reports. Rather, SFAS No. 165 (FASB ASC Topic 855) introduces the concept of financial statements that are available to be issued. Financial statements are considered available to be issued when they are complete in a form and format that complies with generally accepted accounting principles and all approvals necessary for issuance have been obtained. SFAS No. 165 (FASB ASC Topic 855) was effective for interim or annual financial periods ending after June 15, 2009. The adoption of SFAS No. 165 (FASB ASC Topic 855) did not have a significant impact on the Company’s condensed consolidated financial statements. The Company has evaluated events through November 11, 2009, the last business day before the condensed consolidated financial statements were issued and the date on which they were available to be issued.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In June 2009, the FASB issued SFAS No. 168 (FASB ASC Topic 105), “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 168”), which authorizes the Codification as the sole source for authoritative generally accepted accounting principles in the U.S. (“U.S. GAAP”). SFAS No. 168 (FASB ASC Topic 105) is effective for financial statements issued for reporting periods that end after September 15, 2009. SFAS No. 168 (FASB ASC Topic 105) supersedes all accounting standards in U.S. GAAP, aside from those issued by the SEC. SFAS No. 168 (FASB ASC Topic 105) replaces SFAS No. 162 to establish a new hierarchy of GAAP sources for non-governmental entities under the FASB Accounting Standards Codification. The adoption of SFAS No. 168 (FASB ASC Topic 105) did not have a significant impact on the Company’s condensed consolidated financial statements.

3.	Stockholder’s Equity

Below is a summary of changes in equity attributable to Cinemark USA, Inc., noncontrolling interests and total equity for the nine months ended September 30, 2009 and 2008:

	Cinemark
	USA, Inc.		Total
	Stockholder’s	Noncontrolling	Stockholder’s
	Equity	Interests	Equity

Balance at January 1, 2009	$1,142,920	$12,971	$1,155,891
Share based awards compensation expense	3,045	—	3,045
Dividends paid to Cinemark, Inc.	(491,025)	—	(491,025)
Capital contributions from Cinemark, Inc.	69,325	—	69,325
Dividends paid to noncontrolling interests	—	(780)	(780)
Purchase of noncontrolling interest share of an Argentina subsidiary	23	(117)	(94)
Comprehensive income:
Net income	89,283	2,967	92,250
Fair value adjustments on interest rate swap agreements, net of taxes of $1,672	2,762	—	2,762
Amortization of accumulated other comprehensive loss on terminated swap agreement	3,475	—	3,475
Foreign currency translation adjustment	47,148	1,061	48,209

Balance at September 30, 2009	$866,956	$16,102	$883,058

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Cinemark
	USA, Inc.		Total
	Stockholder’s	Noncontrolling	Stockholder’s
	Equity	Interests	Equity

Balance at January 1, 2008	$1,250,550	$16,182	$1,266,732
Share based awards compensation expense	2,987	—	2,987
Dividends paid to noncontrolling interests	—	(1,187)	(1,187)
Contributions made by noncontrolling interests	—	584	584
Comprehensive income:
Net income	60,638	3,775	64,413
Fair value adjustments on interest rate swap agreements, net of taxes of $5,169	(9,854)	—	(9,854)
Amortization of accumulated other comprehensive loss on terminated swap agreement	193	—	193
Foreign currency translation adjustment	(15,398)	(962)	(16,360)

Balance at September 30, 2008	$1,289,116	$18,392	$1,307,508

During the nine months ended September 30, 2009, the Company’s additional paid in capital increased by approximately $23 due to the Company’s purchase of the noncontrolling interests’ share in one of the Company’s Argentina subsidiaries. During the nine months ended September 30, 2008, there were no increases or decreases to the Company’s additional paid in capital for purchases or sales of existing noncontrolling interests.

4.	Acquisition of U.S. Theatres

On March 18, 2009, the Company acquired four theatres with 82 screens from Muvico Entertainment L.L.C. in an asset purchase for $48,950 in cash. The acquisition resulted in an expansion of the Company’s U.S. theatre base, as three of the theatres are located in Florida and one theatre is located in Maryland. The Company incurred approximately $113 in transaction costs, which are reflected in general and administrative expenses on the condensed consolidated statement of income for the nine months ended September 30, 2009.

The transaction was accounted for by applying the acquisition method. The following table represents the identifiable assets acquired and liabilities assumed that have been recognized by the Company in its condensed consolidated balance sheet as of September 30, 2009:

Theatre properties and equipment	$25,575
Brandname	3,500
Noncompete agreement	1,630
Goodwill	44,565
Unfavorable lease	(3,600)
Capital lease liability (for one theatre)	(22,720)

Total	$48,950

The goodwill recorded is fully deductible for tax purposes.

5.	Investment in National CineMedia

In March 2005, Regal Entertainment Inc. (“Regal”) and AMC Entertainment Inc. (“AMC”) formed National CineMedia, LLC, or NCM, and on July 15, 2005, the Company joined NCM, as one of the founding

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

members. NCM operates the largest digital in-theatre network in the U.S. for providing cinema advertising and non-film events and combines the cinema advertising and non-film events businesses of the three largest motion picture exhibitors in the U.S. Upon joining NCM, the Company and NCM entered into an Exhibitor Services Agreement, pursuant to which NCM provides advertising, promotion and event services to the Company’s theatres.

In consideration for NCM’s exclusive access to the Company’s theatre attendees for on-screen advertising and use of off-screen locations within the Company’s theatres for the lobby entertainment network and lobby promotions, the Company receives a monthly theatre access fee under the Exhibitor Services Agreement. The theatre access fee is composed of a fixed payment per patron, initially seven cents, and a fixed payment per digital screen, which may be adjusted for certain enumerated reasons. The payment per theatre patron will increase by 8% every five years, with the first such increase taking effect after the end of fiscal 2011, and the payment per digital screen, initially eight hundred dollars per digital screen per year, will increase annually by 5%, beginning after 2007. For 2009, the annual payment per digital screen is eight hundred eighty-two dollars. The theatre access fee paid in the aggregate to Regal, AMC and the Company will not be less than 12% of NCM’s Aggregate Advertising Revenue (as defined in the Exhibitor Services Agreement), or it will be adjusted upward to reach this minimum payment. Additionally, with respect to any on-screen advertising time provided to the Company’s beverage concessionaire, the Company is required to purchase such time from NCM at a negotiated rate. The Exhibitor Services Agreement has, except with respect to certain limited services, a term of 30 years.

During March 2008, NCM performed an initial common unit adjustment calculation in accordance with the Common Unit Adjustment Agreement dated as of February 13, 2007 between NCM, Inc. and the Company, Regal and AMC. The common unit adjustment is based on the change in the number of screens operated by and attendance of the Company, AMC and Regal. As a result of the common unit adjustment calculation, the Company received an additional 846,303 common units of NCM, each of which is convertible into one share of NCM, Inc. common stock. The Company recorded the additional common units received at fair value as an investment with a corresponding adjustment to deferred revenue of $19,020. The common unit adjustment resulted in an increase in the Company’s ownership percentage in NCM from approximately 14.0% to approximately 14.5%. Subsequent to the annual common unit adjustment discussed above, in May 2008, Regal completed an acquisition of another theatre circuit that required an extraordinary common unit adjustment calculation by NCM in accordance with the Common Unit Adjustment Agreement. As a result of this extraordinary common unit adjustment, Regal was granted additional common units of NCM, which resulted in dilution of the Company’s ownership interest in NCM from 14.5% to 14.1%.

During March 2009, NCM performed its annual common unit adjustment calculation under the Common Unit Adjustment Agreement. As a result of the calculation, the Company received an additional 1,197,303 common units of NCM, each of which is convertible into one share of NCM, Inc. common stock. The Company recorded the additional common units received at fair value as an investment with a corresponding adjustment to deferred revenue of $15,536. The common unit adjustment resulted in a change in the Company’s ownership percentage in NCM from approximately 14.1% to 15.0%. As of September 30, 2009, the Company owned a total of 15,188,955 common units of NCM.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Below is a summary of changes in the carrying amount of the Company’s investment in NCM and related activity for the nine months ended September 30, 2009:

	Investment in	Deferred	Distributions	Equity in	Other	Cash
	NCM	Revenue	from NCM	Earnings	Revenue	Received

Beginning balance on December 31, 2008	$19,141	$(189,847)	$—	$—	$—	$—
Revenues earned under ESA(1)	—	—	—	—	(4,336)	4,336
Receipt of excess cash distributions	(1,373)	—	(12,684)	—	—	14,057
Receipt under tax receivable agreement	(199)	—	(3,084)	—	—	3,283
Equity in earnings	1,387	—	—	(1,387)	—	—
Receipt of common units due to 2009 common unit adjustment	15,536	(15,536)	—	—	—	—
Amortization of deferred revenue	—	1,760	—	—	(1,760)	—

Balance as of and for the nine months ended September 30, 2009	$34,492	$(203,623)	$(15,768)	$(1,387)	$(6,096)	$21,676

(1)	Amount includes the per patron and per digital screen theatre access fees due to the Company, net of amounts due to NCM for on-screen advertising time provided to the Company’s beverage concessionaire. The amounts due to NCM for on-screen advertising time provided to the Company’s beverage concessionaire was approximately $7,168.

The Company accounts for its investment in NCM under the equity method of accounting due to its ability to exercise significant control over NCM. The Company has substantial rights as a founding member, including the right to designate a total of two nominees to the ten-member Board of Directors of NCM Inc., the sole manager.

Below is a summary of activity with NCM included in the Company’s condensed consolidated financial statements:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Other revenue(1)	$1,466	$827	$4,336	$1,749
Amortization of deferred revenue	$617	$489	$1,760	$1,381
Equity income	$979	$530	$1,387	$567
Distributions from NCM	$4,162	$3,592	$15,768	$12,177

(1)	Amounts include the per patron and per digital screen theatre access fees due to the Company, net of amounts due to NCM for on-screen advertising time provided to the Company’s beverage concessionaire. The amounts due to NCM for on-screen advertising time provided to the Company’s beverage concessionaire were approximately $2,378 and $3,446 for the three months ended September 30, 2009 and 2008, respectively, and $7,168 and $9,588 for the nine months ended September 30, 2009 and 2008, respectively.

The Company had a receivable from NCM of approximately $398 and $228 as of September 30, 2009 and December 31, 2008, respectively.

Below is summary financial information for NCM for the three and nine month periods ended October 1, 2009 and September 25, 2008:

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	October 1,	September 25,	October 1,	September 25,
	2009	2008	2009	2008

Gross revenues	$95,711	$107,709	$262,120	$257,097
Operating income	$46,139	$57,207	$107,827	$113,995
Net earnings	$33,301	$47,009	$77,703	$77,925

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Investment in Digital Cinema Implementation Partners

On February 12, 2007, the Company, AMC and Regal entered into a joint venture known as Digital Cinema Implementation Partners LLC (“DCIP”) to facilitate the implementation of digital cinema in the Company’s theatres and to establish agreements with major motion picture studios for the financing of digital cinema. Future digital cinema developments will be managed by DCIP, subject to the Company’s approval along with the Company’s partners, AMC and Regal. As of September 30, 2009, the Company has invested $8,000 and has a one-third ownership interest in DCIP. The Company is accounting for its investment in DCIP under the equity method of accounting.

During the nine months ended September 30, 2008 and 2009, the Company recorded equity losses in DCIP of $2,303 and $2,508, respectively, relating to this investment. The Company’s investment basis in DCIP was $1,017 and $1,009 at December 31, 2008 and September 30, 2009, respectively, which is included in investments in and advances to affiliates on the condensed consolidated balance sheets.

7.	Share Based Awards

During March 2008, Cinemark Holdings, Inc.’s board of directors approved the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan (the “Restated Incentive Plan”). The Restated Incentive Plan amends and restates the 2006 Plan, to (i) increase the number of shares reserved for issuance from 9,097,360 shares of common stock to 19,100,000 shares of common stock and (ii) permit the compensation committee of Cinemark Holdings, Inc.’s board of directors (the “Compensation Committee”) to award participants restricted stock units and performance awards. The right of a participant to exercise or receive a grant of a restricted stock unit or performance award may be subject to the satisfaction of such performance or objective business criteria as determined by the Compensation Committee. With the exception of the changes identified in (i) and (ii) above, the Restated Incentive Plan does not materially differ from the 2006 Plan. The Restated Incentive Plan was approved by Cinemark Holdings, Inc.’s stockholders at Cinemark Holdings, Inc.’s annual meeting of stockholders held on May 15, 2008.

During August 2008, Cinemark Holdings, Inc. filed a registration statement with the Securities and Exchange Commission on Form S-8 for the purpose of registering the additional shares available for issuance under the Restated Incentive Plan.

Stock Options — A summary of stock option activity and related information for the nine months ended September 30, 2009 is as follows:

		Weighted	Weighted Average	Aggregate
	Number of	Average	Grant Date	Intrinsic
	Options	Exercise Price	Fair Value	Value

Outstanding at December 31, 2008	6,139,670	$7.63	$3.51
Granted	—	—	—
Exercised	(48,577)	$7.63	$3.51
Forfeited	—	—	—

Outstanding at September 30, 2009	6,091,093	$7.63	$3.51	$16,629

Options exercisable at September 30, 2009	6,091,093	$7.63	$3.51	$16,629

The total intrinsic value of options exercised during the nine month period ended September 30, 2009 was $97.

During the nine months ended September 30, 2009, the Company changed its estimated forfeiture rate of 5% to 2.5% based on actual cumulative stock option forfeitures. The cumulative impact of the reduction in

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

forfeiture rate was $260 and was recorded as additional compensation expense during the nine months ended September 30, 2009. During July 2009, the Company modified the terms of certain stock options outstanding by extending the expiration date by approximately two years. The Company recorded additional compensation expense of approximately $132 related to this modification.

The Company recorded compensation expense of $1,152, including the aforementioned $260 related to the change in forfeiture rate and $132 related to the option modification, and a tax benefit of approximately $434 during the nine months ended September 30, 2009, related to the outstanding stock options. As of September 30, 2009, there was no remaining unrecognized compensation expense related to outstanding stock options and all outstanding options fully vested on April 2, 2009. All options outstanding at September 30, 2009 have an average remaining contractual life of approximately 5 years.

Restricted Stock — During the nine months ended September 30, 2009, Cinemark Holdings, Inc. granted 472,881 shares of restricted stock to independent directors of Cinemark Holdings, Inc. and employees of the Company. The fair value of the shares of restricted stock was determined based on the market value of the Company’s stock on the dates of grant, which ranged from $9.50 to $11.32 per share. The Company assumed forfeiture rates ranging from zero to 5% for the restricted stock awards. The restricted stock vests over periods ranging from one year to four years based on continued service by the directors and employees.

A summary of restricted stock activity for the nine months ended September 30, 2009 is as follows:

	Shares of	Weighted Average
	Restricted	Grant Date
	Stock	Fair Value

Outstanding at December 31, 2008	385,666	$13.32
Granted	472,881	$9.69
Forfeited	(21,257)	$11.17
Vested	(70,493)	$13.77

Outstanding at September 30, 2009	766,797	$11.10

Unvested restricted stock at September 30, 2009	766,797	$11.10

The Company recorded compensation expense of $1,354 and Cinemark Holdings, Inc. recorded additional compensation expense of $374 related to these restricted stock awards during the nine months ended September 30, 2009. As of September 30, 2009, the remaining unrecognized compensation expense related to these restricted stock awards was approximately $6,392 and the weighted average period over which this remaining compensation expense will be recognized is approximately three years. The total fair value of shares vested during the nine months ended September 30, 2009 and 2008 was $762 and $286, respectively. Upon vesting, the Company receives an income tax deduction. The recipients of restricted stock are entitled to receive dividends and to vote their respective shares, however the sale and transfer of the restricted shares is prohibited during the restriction period.

Restricted Stock Units — During the nine months ended September 30, 2009, Cinemark Holdings, Inc. granted restricted stock units representing 303,168 hypothetical shares of common stock under the Restated Incentive Plan. Similar to the restricted stock unit awards granted during 2008, the restricted stock units vest based on a combination of financial performance factors and continued service. The financial performance factors are based on an implied equity value concept that determines an internal rate of return (“IRR”) during the three fiscal year period ending December 31, 2011 based on a formula utilizing a multiple of Adjusted EBITDA subject to certain specified adjustments (as defined in the restricted stock unit award agreement). The financial performance factors for the restricted stock units have a threshold, target and maximum level of payment opportunity. If the IRR for the three year period is at least 8.5%, which is the threshold, one-third of the restricted stock units vest. If the IRR for the three year period is at least 10.5%, which is the target, two-

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

thirds of the restricted stock units vest. If the IRR for the three year period is at least 12.5%, which is the maximum, 100% of the restricted stock units vest. All payouts of restricted stock units that vest are subject to an additional one year service requirement and will be paid in the form of common stock if the participant continues to provide services through the fourth anniversary of the grant date. Restricted stock unit award participants are eligible to receive dividend equivalent payments if and at the time the restricted stock unit awards become vested.

Below is a table summarizing the potential awards at each of the three levels of financial performance (excludes estimated forfeitures):

	Number of
	Shares	Value at
	Vesting	Grant

at IRR of at least 8.5%	101,051	$963
at IRR of at least 10.5%	202,117	$1,927
at IRR of at least 12.5%	303,168	$2,891

Due to the fact that the IRR for the three year period ending December 31, 2011 cannot be determined at the time of the grants, the Company has estimated that the most likely outcome is the achievement of the mid-point IRR level. As a result, the total compensation expense to be recorded for the restricted stock unit awards is $1,835 assuming a total of 192,407 units will vest at the end of the four year period. The Company assumed forfeiture rates ranging from zero to 5% for the restricted stock unit awards. If during the service period, additional information becomes available to lead the Company to believe a different IRR level will be achieved for the three year period ending December 31, 2011, the Company will reassess the number of units that will vest and adjust its compensation expense accordingly on a prospective basis over the remaining service period.

Below is a summary of outstanding restricted stock units:

		Weighted Average
	Number of	Grant Date
	Units	Fair Value

Unvested restricted stock units at December 31, 2008(1)(2)	135,027	$13.00
Granted(1)	192,407	$9.54
Forfeited	(13,279)	$11.02
Vested	—	—

Unvested restricted stock units at September 30, 2009	314,155	$10.96

(1)	Represents the number of shares to be issued, net of estimated forfeitures, if the mid-point IRR level is achieved for each respective grant.

(2)	The terms of these awards are similar to those discussed for the awards granted during the nine months ended September 30, 2009.

The Company recorded compensation expense of $538 related to these awards during the nine months ended September 30, 2009. As of September 30, 2009, the remaining unrecognized compensation expense related to these restricted stock unit awards was $2,662 and the weighted average period over which this remaining compensation expense will be recognized is approximately three years.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Long-Term Debt Activity

Issuance of 8.625% Senior Notes Due 2019

On June 29, 2009, the Company issued $470,000 aggregate principal amount of 8.625% senior notes due 2019 with an original issue discount of $11,468, resulting in proceeds of approximately $458,532. The proceeds were primarily used to fund the repurchase of Cinemark, Inc.’s 9 3/4% senior discount notes discussed below. Interest is payable on June 15 and December 15 of each year beginning on December 15, 2009. The senior notes mature on June 15, 2019. The Company incurred debt issue costs of approximately $12,321 in connection with the issuance, which will be amortized on the straight-line method over the term of the senior notes. The original issue discount is being amortized on the effective interest method over the term of the senior notes.

The senior notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by certain of the Company’s subsidiaries that guarantee, assume or become liable with respect to any of the Company’s or a guarantor’s debt. The senior notes and the guarantees are senior unsecured obligations and rank equally in right of payment with all of the Company’s and its guarantor’s existing and future senior unsecured debt and senior in right of payment to all of the Company’s and its guarantor’s existing and future subordinated debt. The senior notes and the guarantees are effectively subordinated to all of the Company’s and its guarantor’s existing and future secured debt to the extent of the value of the assets securing such debt, including all borrowings under the Company’s senior secured credit facility. The senior notes and the guarantees are structurally subordinated to all existing and future debt and other liabilities of the Company’s subsidiaries that do not guarantee the senior notes.

The indenture to the senior notes contains covenants that limit, among other things, the ability of the Company and certain of its subsidiaries to (1) consummate specified asset sales, (2) make investments or other restricted payments, including paying dividends, making other distributions or repurchasing subordinated debt or equity, (3) incur additional indebtedness and issue preferred stock, (4) enter into transactions with affiliates, (5) enter new lines of business, (6) merge or consolidate with, or sell all or substantially all of its assets to, another person and (7) create liens. Upon a change of control of Cinemark Holdings, Inc., Cinemark, Inc. or Cinemark USA, Inc., the Company would be required to make an offer to repurchase the senior notes at a price equal to 101% of the aggregate principal amount outstanding plus accrued and unpaid interest, if any, through the date of repurchase. Certain asset dispositions are considered triggering events that may require the Company to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase if such proceeds are not otherwise used within 365 days as described in the indenture. The indenture governing the senior notes allows the Company to incur additional indebtedness if it satisfies the coverage ratio specified in the indenture, after giving effect to the incurrence of the additional indebtedness, and in certain other circumstances.

Prior to June 15, 2014, the Company may redeem all or any part of the senior notes at its option at 100% of the principal amount plus a make-whole premium. After June 15, 2014, the Company may redeem the senior notes in whole or in part at redemption prices described in the senior notes. In addition, the Company may redeem up to 35% of the aggregate principal amount of the senior notes from the net proceeds of certain equity offerings at the redemption price set forth in the senior notes.

The Company and its guarantor subsidiaries filed a registration statement with the Securities and Exchange Commission (the “Commission”) on September 24, 2009 pursuant to which the Company has offered to exchange the senior notes for substantially similar registered senior notes. The exchanged registered senior notes will not contain terms with respect to transfer restrictions or provide for payment of additional interest as specified below. The registration rights agreement provides that (i) the Company will use its commercially reasonable best efforts to have the exchange offer registration statement declared effective by the Commission on or prior to 180 days after the closing of the senior notes offering, (ii) unless the exchange

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

offer would not be permissible by applicable law or Commission policy, the Company will commence the exchange offer and use its commercially reasonable best efforts to issue on the earliest practicable date after the date on which the exchange offer registration statement was declared effective by the Commission, but not later than 30 days thereafter, exchange registered senior notes in exchange for all senior notes tendered prior thereto in the exchange offer and (iii) if obligated to file the shelf registration statement, the Company will use its commercially reasonable best efforts to file the shelf registration statement with the Commission on or prior to 30 days after such filing obligation arises (and in any event within 210 days after the closing of the senior notes offering) and to cause the shelf registration statement to be declared effective by the Commission on or prior to 180 days after such obligation arises. If applicable, the Company will use its commercially reasonable best efforts to keep the shelf registration statement effective for a period of two years after the closing of the senior notes offering, subject to certain exceptions.

If (a) the Company fails to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing, (b) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”), (c) the Company fails to consummate the exchange offer within 30 business days of the effectiveness target date with respect to the exchange offer registration statement or (d) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of notes during the periods specified in the registration rights agreement without being succeeded within two business days by a post-effective amendment to such registration statement that cures such failure and that is itself immediately declared effective (each such event a “Registration Default”), the Company will pay additional interest to each holder of secured notes. Such additional interest, with respect to the first 90-day period immediately following the occurrence of any such Registration Default, shall equal an increase in the annual interest rate on the notes by 0.5% per annum.

The amount of the additional interest will increase by an additional 0.5% per annum with respect to each subsequent 90-day period relating to such Registration Default until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 1.0% per annum. The senior notes will not accrue additional interest from and after the third anniversary of the closing of the senior notes offering even if the Company is not in compliance with its obligations under the registration rights agreement. The receipt of additional interest shall be the sole remedy available to holders of senior notes as a result of one or more Registration Defaults. Following the cure of all Registration Defaults, the accrual of additional interest will cease.

Cash Tender Offer and Subsequent Call of Cinemark, Inc.’s 9 3/4% Senior Discount Notes due 2014

On June 15, 2009, Cinemark, Inc. commenced a cash tender offer for any and all of its 9 3/4% senior discount notes due 2014, of which $419,403 aggregate principal amount at maturity remained outstanding. In connection with the tender offer, Cinemark, Inc. solicited consents to adopt proposed amendments to the indenture to eliminate substantially all restrictive covenants and certain events of default provisions. On June 29, 2009, approximately $402,459 aggregate principal amount at maturity of the 9 3/4% senior discount notes were tendered and repurchased by Cinemark, Inc. for approximately $433,415, including accrued interest of $11,336 and tender premiums paid of $19,620. Cinemark, Inc. funded the repurchase with a dividend from the Company, which was funded with proceeds from the issuance of the Company’s senior notes discussed above.

Effective as of June 29, 2009, Cinemark, Inc. and the Bank of New York Trust Company, N.A. as trustee to the indenture dated March 31, 2004, executed the First Supplemental Indenture to amend the Indenture by eliminating substantially all restrictive covenants and certain events of default provisions.

On August 3, 2009, Cinemark, Inc. delivered to the Bank of New York Trust Company N.A., as trustee, a notice to redeem the $16,944 aggregate principal amount at maturity of its 9 3/4% senior discount notes

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

remaining outstanding. The notice specified September 8, 2009 as the redemption date, at which time Cinemark, Inc. paid approximately $18,564, consisting of a redemption price of 104.875% of the face amount of the discount notes remaining outstanding plus accrued and unpaid interest to, but not including, the redemption date. Cinemark, Inc. funded the redemption with a dividend from the Company, which was funded with proceeds from the issuance of the Company’s senior notes discussed above.

Fair Value of Long Term Debt

The Company estimates the fair value of its long term debt using quoted market prices and present value techniques, as appropriate. The carrying value of the Company’s long term debt was $1,546,624 and $1,097,144 as of September 30, 2009 and December 31, 2008, respectively. The fair value of the Company’s long term debt was $1,557,565 and $1,104,188 as of September 30, 2009 and December 31, 2008, respectively.

9.	Interest Rate Swap Agreements

During 2007 and 2008, the Company entered into three interest rate swap agreements. The interest rate swap agreements qualify for cash flow hedge accounting. The fair values of the interest rate swaps are recorded on the Company’s condensed consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps’ gains or losses reported as a component of accumulated other comprehensive income (loss) and the ineffective portion reported in earnings. The Company’s fair value measurements are based on projected future interest rates as provided by the counterparties to the interest rate swap agreements and the fixed rates that the Company is obligated to pay under these agreements. Therefore, the Company’s measurements use significant unobservable inputs, which fall in Level 3 as defined by ASC Topic 820-10-35.

In March 2007, the Company entered into two interest rate swap agreements with effective dates of August 13, 2007 and terms of five years each. The interest rate swaps were designated to hedge approximately $500,000 of the Company’s variable rate debt obligations under its senior secured credit facility. Under the terms of the interest rate swap agreements, the Company pays fixed rates of 4.918% and 4.922% on $375,000 and $125,000, respectively, of variable rate debt and receives interest at a variable rate based on the 3-month LIBOR. The 3-month LIBOR rate on each reset date determines the variable portion of the interest rate swaps for the three-month period following the reset date. No premium or discount was incurred upon the Company entering into the interest rate swaps because the pay and receive rates on the interest rate swaps represented prevailing rates for each counterparty at the time the interest rate swaps were consummated. The Company estimates the fair values of the interest rate swaps by comparing estimated future interest payments to be made under forecasted future 3-month LIBOR to the fixed rates in accordance with the interest rate swaps.

On September 14, 2008, the counterparty to the $375,000 interest rate swap agreement filed for bankruptcy protection. As a result, the Company determined that on September 15, 2008, when the counterparty’s credit rating was downgraded, the interest rate swap was no longer highly effective. On October 1, 2008, this interest rate swap was terminated by the Company. The change in fair value of this interest rate swap agreement from inception to September 14, 2008 was recorded as a component of accumulated other comprehensive loss. The change in fair value from September 15, 2008 through September 30, 2008 and the gain on termination were recorded in earnings as a component of interest expense during the year ended December 31, 2008. The Company determined that the forecasted transactions hedged by this interest rate swap are still probable to occur, thus the total amount reported in accumulated other comprehensive loss related to this swap of $18,147 is being amortized on a straight-line basis to interest expense over the period during which the forecasted transactions are expected to occur, which is September 15, 2008 through August 13, 2012. The Company amortized approximately $193 and $3,475 to interest expense

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

during the nine months ended September 30, 2008 and 2009, respectively. The Company will amortize approximately $4,633 to interest expense over the next twelve months.

On October 3, 2008, the Company entered into one interest rate swap agreement with an effective date of November 14, 2008 and a term of four years. The interest rate swap was designated to hedge approximately $100,000 of the Company’s variable rate debt obligations under its senior secured credit facility for three years and $75,000 of the Company’s variable rate debt obligations under its senior secured credit facility for four years. Under the terms of the interest rate swap agreement, the Company pays a fixed rate of 3.63% on $175,000 of variable rate debt and receives interest at a variable rate based on the 1-month LIBOR. The 1-month LIBOR rate on each reset date determines the variable portion of the interest rate swap for the one-month period following the reset date. No premium or discount was incurred upon the Company entering into the interest rate swap because the pay and receive rates on the interest rate swap represented prevailing rates for the counterparty at the time the interest rate swap was consummated.

As of September 30, 2009, the fair values of the $125,000 interest rate swap and the $175,000 interest rate swap were liabilities of approximately $11,183 and $9,164, respectively which have been recorded as a component of other long-term liabilities. A corresponding cumulative amount of $12,503, net of taxes, has been recorded as an increase in accumulated other comprehensive loss on the Company’s condensed consolidated balance sheet as of September 30, 2009. The interest rate swaps exhibited no ineffectiveness during the nine months ended September 30, 2009.

Below is a reconciliation of our interest rate swap values, as included in other long-term liabilities on the condensed consolidated balance sheets, from the beginning of the year to September 30, 2009:

Beginning liability balance — January 1, 2009	$24,781
Total gain included in accumulated other comprehensive loss	(4,434)
Ending liability balance — September 30, 2009	$20,347

10.	Goodwill and Other Intangible Assets

The Company’s goodwill was as follows:

	U.S.	International
	Operating	Operating
	Segment	Segment	Total

Balance at December 31, 2008	$903,461	$136,357	$1,039,818
Acquisition of theatres(1)	44,565	6,270	50,835
Foreign currency translation adjustments	—	22,064	22,064

Balance at September 30, 2009	$948,026	$164,691	$1,112,717

(1)	Includes goodwill recorded as a result of the acquisition of theatres in the U.S. (see Note 4) and a theatre in Brazil.

The Company evaluates goodwill for impairment on an annual basis during the fourth quarter or whenever events or changes in circumstances indicate, the carrying value of goodwill might exceed its estimated fair value.

The Company evaluates goodwill for impairment at the reporting unit level and has allocated goodwill to the reporting unit based on an estimate of its relative fair value. The Company considers the reporting unit to be each of its sixteen regions in the U.S. and each of its eight countries internationally (Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Guatemala are considered one reporting unit). Goodwill impairment is evaluated using a two-step approach requiring the Company to compute the fair value of a reporting unit and

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compare it with its carrying value. If the carrying value exceeds the estimated fair value, a second step is performed to measure the potential goodwill impairment. Fair values are determined based on a multiple of cash flows, which was six and a half times for the evaluation performed during the fourth quarter of 2008. These fair value estimates fall in Level 3 as defined by ASC Topic 820-10-25. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates are based on historical and projected operating performance as well as recent market transactions.

Intangible assets consisted of the following:

	Balance at				Balance at
	December 31,				September 30,
	2008	Additions(1)	Amortization	Other(2)	2009

Intangible assets with finite lives:
Vendor contracts:
Gross carrying amount	$55,840	$(375)	$—	$685	$56,150
Accumulated amortization	(26,664)	—	(2,381)	—	(29,045)

Net carrying amount	29,176	(375)	(2,381)	685	27,105

Other intangible assets:
Gross carrying amount	22,856	5,130	—	(1,210)	26,776
Accumulated amortization	(19,366)	—	(1,799)	772	(20,393)

Net carrying amount	3,490	5,130	(1,799)	(438)	6,383

Total net intangible assets with finite lives	32,666	4,755	(4,180)	247	33,488
Intangible assets with indefinite lives:
Tradename	309,102	—	—	1,031	310,133

Total intangible assets — net	$341,768	$4,755	$(4,180)	$1,278	$343,621

(1)	The additions to other intangible assets are a result of the acquisition of theatres in the U.S. as discussed in Note 4. The reduction in vendor contracts is a result of an adjustment to the preliminary purchase price allocation related to the acquisition of theatres in Brazil, which occurred during 2008.

(2)	Includes foreign currency translation adjustments, impairment and write-offs for closed theatres. See Note 11 for summary of impairment charges.

Aggregate amortization expense of $4,063 for the nine months ended September 30, 2009 consisted of $4,180 of amortization of intangible assets and $(117) of net amortization of other assets and unfavorable leases. Estimated aggregate future amortization expense for intangible assets is as follows:

For the three months ended December 31, 2009	$1,311
For the twelve months ended December 31, 2010	5,449
For the twelve months ended December 31, 2011	5,160
For the twelve months ended December 31, 2012	4,273
For the twelve months ended December 31, 2013	3,543
Thereafter	13,752

Total	$33,488

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment indicators on a quarterly basis or whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable.

The Company considers actual theatre level cash flows, future years budgeted theatre level cash flows, theatre property and equipment carrying values, amortizing intangible assets carrying values, the age of a recently built theatre, competitive theatres in the marketplace, changes in foreign currency exchange rates, the impact of recent ticket price changes, available lease renewal options and other factors considered relevant in its assessment of impairment of individual theatre assets. Long-lived assets are evaluated for impairment on an individual theatre basis, which the Company believes is the lowest applicable level for which there are identifiable cash flows. The impairment evaluation is based on the estimated cash flows from continuing use through the remainder of the theatre’s useful life. The remainder of the useful life correlates with the available remaining lease period, which includes the probability of renewal periods for leased properties and a period of twenty years for fee owned properties. If the estimated cash flows are not sufficient to recover a long-lived asset’s carrying value, the Company then compares the carrying value of the asset group (theatre) with its estimated fair value. Fair value is determined based on a multiple of cash flows, which was eight times for the evaluations performed during the nine months ended September 30, 2008 and six and a half times for the evaluations performed during the nine months ended September 30, 2009. When estimated fair value is determined to be lower than the carrying value of the asset group (theatre), the asset group (theatre) is written down to its estimated fair value. These fair value estimates fall in Level 3 as defined by ASC Topic 820-10-35. The estimated aggregate fair value of the long-lived assets impaired during the nine months ended September 30, 2009 was approximately $7,000. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates are based on historical and projected operating performance as well as recent market transactions.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

United State theatre properties	$2,817	$851	$7,482	$6,397
International theatre properties	42	1,254	275	1,537

Subtotal	$2,859	$2,105	$7,757	$7,934
Intangible assets	287	211	358	211

Impairment of long-lived assets	$3,146	$2,316	$8,115	$8,145

The long-lived asset impairment charges recorded during each period presented are specific to theatres that were directly and individually impacted by increased competition or adverse changes in market demographics.

12.	Foreign Currency Translation

The accumulated other comprehensive loss account in stockholder’s equity of $72,347 and $18,962 at December 31, 2008 and September 30, 2009, respectively, includes the cumulative foreign currency adjustments from translating the financial statements of the Company’s international subsidiaries into U.S. dollars.

In 2008 and 2009, all foreign countries where the Company has operations were deemed non-highly inflationary and where the local currency is the same as the functional currency. Thus, any fluctuation in the currency results in a cumulative foreign currency translation adjustment recorded to accumulated other comprehensive loss.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On September 30, 2009, the exchange rate for the Brazilian real was 1.79 reais to the U.S. dollar (the exchange rate was 2.36 reais to the U.S. dollar at December 31, 2008). As a result, the effect of translating the September 30, 2009 Brazilian financial statements into U.S. dollars is reflected as a cumulative foreign currency translation adjustment to the accumulated other comprehensive loss account as an increase in stockholder’s equity of $44,283. At September 30, 2009, the total assets of the Company’s Brazilian subsidiaries were U.S. $242,141.

On September 30, 2009, the exchange rate for the Mexican peso was 13.56 pesos to the U.S. dollar (the exchange rate was 13.78 pesos to the U.S. dollar at December 31, 2008). As a result, the effect of translating the September 30, 2009 Mexican financial statements into U.S. dollars is reflected as a cumulative foreign currency translation adjustment to the accumulated other comprehensive loss account as a decrease in stockholder’s equity of $347. At September 30, 2009, the total assets of the Company’s Mexican subsidiaries were U.S. $126,659.

On September 30, 2009, the exchange rate for the Chilean peso was 555.30 pesos to the U.S. dollar (the exchange rate was 648.00 pesos to the U.S. dollar at December 31, 2008). As a result, the effect of translating the September 30, 2009 Chilean financial statements into U.S. dollars is reflected as a cumulative foreign currency translation adjustment to the accumulated other comprehensive loss account as an increase in stockholder’s equity of $2,215. At September 30, 2009, the total assets of the Company’s Chilean subsidiaries were U.S. $26,242.

The effect of translating the September 30, 2009 financial statements of the Company’s other international subsidiaries, with local currencies other than the U.S. dollar, is reflected as a cumulative foreign currency translation adjustment to the accumulated other comprehensive loss account as an increase in stockholder’s equity of $997.

13.	Comprehensive Income (Loss)

The Company’s comprehensive income (loss) was as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net income	$23,765	$29,124	$92,250	$64,413
Fair value adjustments on interest rate swap agreements, net of taxes (see Note 9)	(843)	(10,941)	2,762	(9,854)
Amortization of accumulated other comprehensive loss related to terminated swap agreement (see Note 9)	1,158	193	3,475	193
Foreign currency translation adjustment (see Note 12)	14,668	(44,010)	48,209	(16,360)

Comprehensive income (loss)	$38,748	$(25,634)	$146,696	$38,392
Comprehensive income attributable to noncontrolling interests(1)	(1,978)	(359)	(4,028)	(2,813)

Comprehensive income (loss) attributable to Cinemark USA, Inc.	$36,770	$(25,993)	$142,668	$35,579

(1)	Comprehensive income attributable to noncontrolling interests consisted of net income and foreign currency translation adjustments.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Supplemental Cash Flow Information

The following is provided as supplemental information to the condensed consolidated statements of cash flows:

	Nine Months Ended
	September 30,
	2009	2008

Cash paid for interest	$39,513	$58,895
Cash paid for income taxes, net of refunds received	$35,277	$26,904
Noncash investing and financing activities:
Change in accounts payable and accrued expenses for the acquisition of theatre properties and equipment(1)	$(4,568)	$1,798
Theatre properties acquired under capital lease(2)	$20,400	$7,911
Investment in NCM (see Note 5)	$15,536	$19,020
Noncash capital contributions from Cinemark, Inc. primarily related to income taxes	$49,675	$—

(1)	Additions to theatre properties and equipment included in accounts payable as of December 31, 2008 and September 30, 3009 were $13,989 and $9,421, respectively.

(2)	Amount recorded during the nine months ended September 30, 2009 was a result of the acquisition of theatres in the U.S. as discussed in Note 4.

15.	Segments

The Company manages its international market and its U.S. market as separate reportable operating segments. The international segment consists of operations in Brazil, Mexico, Chile, Colombia, Argentina, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Guatemala. The U.S. segment includes U.S. and Canada operations. Each segment’s revenue is derived from admissions and concession sales and other ancillary revenues, primarily screen advertising. The primary measure of segment profit and loss the Company uses to evaluate performance and allocate its resources is Adjusted EBITDA, as defined in the reconciliation table below. The Company’s management evaluates the performance of its assets on a consolidated basis.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Below is a breakdown of selected financial information by reportable operating segment:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues
U.S	$378,046	$358,935	$1,139,065	$1,027,982
International	119,866	118,448	304,024	309,457
Eliminations	(1,087)	(1,160)	(2,956)	(2,966)

Total Revenues	$496,825	$476,223	$1,440,133	$1,334,473

Adjusted EBITDA
U.S	$78,189	$75,342	$261,041	$219,418
International	26,932	26,975	63,417	67,281

Total Adjusted EBITDA	$105,121	$102,317	$324,458	$286,699

Capital Expenditures
U.S	$15,429	$12,296	$58,851	$50,681
International	9,256	7,123	26,752	20,654

Total Capital Expenditures	$24,685	$19,419	$85,603	$71,335

The following table sets forth a reconciliation of net income to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net income	$23,765	$29,124	$92,250	$64,413
Add (deduct):
Income taxes	12,289	13,792	48,940	36,933
Interest expense(1)	25,571	16,990	56,110	58,407
Other income(2)	(1,384)	(3,331)	(3,512)	(7,013)
Depreciation and amortization	38,207	38,115	111,875	113,362
Amortization of favorable/unfavorable leases	301	702	970	2,105
Impairment of long-lived assets	3,146	2,316	8,115	8,145
Loss on sale of assets and other	944	2,301	2,402	3,211
Deferred lease expenses	1,067	710	3,189	2,856
Amortization of long-term prepaid rents	323	463	1,074	1,292
Share based awards compensation expense	892	1,135	3,045	2,988

Adjusted EBITDA	$105,121	$102,317	$324,458	$286,699

(1)	Includes amortization of debt issue costs.

(2)	Includes interest income, foreign currency exchange gain, and equity in loss of affiliates and excludes distributions from NCM. Distributions from NCM are reported entirely within the U.S. operating segment.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial Information About Geographic Areas

The Company has operations in the U.S., Canada, Brazil, Mexico, Chile, Colombia, Argentina, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Guatemala, which are reflected in the condensed consolidated financial statements. Below is a breakdown of selected financial information by geographic area:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues	2009	2008	2009	2008

U.S. and Canada	$378,046	$358,935	$1,139,065	$1,027,982
Brazil	61,132	57,780	153,713	149,414
Mexico	18,666	23,290	48,195	63,694
Other foreign countries	40,068	37,378	102,116	96,349
Eliminations	(1,087)	(1,160)	(2,956)	(2,966)

Total	$496,825	$476,223	$1,440,133	$1,334,473

	September 30,	December 31,
Theatre Properties and Equipment-net	2009	2008

U.S. and Canada	$1,051,207	$1,073,551
Brazil	84,086	58,641
Mexico	37,923	38,290
Other foreign countries	45,442	37,801

Total	$1,218,658	$1,208,283

16.	Related Party Transactions

The Company leases one theatre from Plitt Plaza Joint Venture (“Plitt Plaza”) on a month-to-month basis. Plitt Plaza is indirectly owned by Lee Roy Mitchell, who owns approximately 12% of Cinemark Holdings, Inc.’s issued and outstanding shares of common stock. Annual rent is approximately $118 plus certain taxes, maintenance expenses and insurance. The Company recorded $95 and $89 of facility lease and other operating expenses payable to Plitt Plaza joint venture during the nine months ended September 30, 2008 and 2009, respectively.

The Company has paid certain fees and expenses on behalf of Cinemark, Inc. and Cinemark Holdings, Inc. and Cinemark Holdings, Inc. has paid income taxes on behalf of the Company. The aggregate net (receivable) payable to Cinemark, Inc. and Cinemark Holdings, Inc. as of September 30, 2009 and December 31, 2008 was $(291) and $32,724, respectively, and is recorded as accounts payable to parent on the Company’s condensed consolidated balance sheets.

The Company manages one theatre for Laredo Theatre, Ltd. (“Laredo”). The Company is the sole general partner and owns 75% of the limited partnership interests of Laredo. Lone Star Theatres, Inc. owns the remaining 25% of the limited partnership interests in Laredo and is 100% owned by Mr. David Roberts, Lee Roy Mitchell’s son-in-law. Under the agreement, management fees are paid by Laredo to the Company at a rate of 5% of annual theatre revenues up to $50,000 and 3% of annual theatre revenues in excess of $50,000. The Company recorded $72 and $81 of management fee revenues during the nine months ended September 30, 2008 and 2009, respectively. All such amounts are included in the Company’s condensed consolidated financial statements with the intercompany amounts eliminated in consolidation.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company leases 22 theatres and two parking facilities from Syufy Enterprises, LP (“Syufy”) or affiliates of Syufy, which owns approximately 8% of Cinemark Holdings, Inc.’s issued and outstanding shares of common stock. Raymond Syufy is one of Cinemark Holdings, Inc.’s directors and is an officer of the general partner of Syufy. Of these 24 leases, 20 have fixed minimum annual rent in an aggregate amount of approximately $21,646. The four leases without minimum annual rent have rent based upon a specified percentage of gross sales as defined in the lease with no minimum annual rent. For the nine months ended September 30, 2008 and 2009, the Company paid approximately $1,012 and $949, respectively, in percentage rent for these four leases.

17.	Commitments and Contingencies

From time to time, the Company is involved in various legal proceedings arising from the ordinary course of its business operations, such as personal injury claims, employment matters, landlord-tenant disputes and contractual disputes, some of which are covered by insurance. The Company believes its potential liability with respect to proceedings currently pending is not material, individually or in the aggregate, to the Company’s financial position, results of operations and cash flows.

18.	Condensed Consolidating Financial Information of Subsidiary Guarantors

As of September 30, 2009, the Company had outstanding $470,000 aggregate principal amount of 8 5/8% senior notes due 2019. These senior notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by the following subsidiaries of Cinemark USA, Inc.:

Cinemark, L.L.C., Sunnymead Cinema Corp., Cinemark Properties, Inc., Greeley Holdings, Inc., Trans Texas Cinema, Inc., Cinemark Mexico (USA), Inc., Brasil Holdings, LLC, Cinemark Leasing Company, Cinemark Partners I, Inc., Multiplex Properties, Inc., Multiplex Services, Inc., CNMK Investments, Inc., CNMK Texas Properties, LLC., Cinemark Concessions LLC, Century Theatres, Inc., Marin Theatre Management, LLC, Century Theatres NG, LLC, Cinearts LLC, Cinearts Sacramento, LLC, Corte Madera Theatres, LLC, Novato Theatres, LLC, San Rafael Theatres, LLC, Northbay Theatres, LLC, Century Theatres Summit Sierra, LLC and Century Theatres Seattle, LLC.

The following supplemental condensed consolidating financial information presents:

1.	Condensed consolidating balance sheet information as of September 30, 2009 and December 31, 2008, condensed consolidating statements of income information for each of the three and nine months ended September 30, 2009 and 2008, and condensed cash flows information for each of the nine months ended September 30, 2009 and 2008.

2.	Cinemark USA, Inc. (the “Parent” and “Issuer”), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries with their investments in subsidiaries accounted for using the equity method of accounting and therefore, the Parent column reflects the equity income (loss) of its Guarantor Subsidiaries and Non-Guarantor Subsidiaries, which are also separately reflected in the stand-alone Guarantor Subsidiaries and Non-Guarantor Subsidiaries column. Additionally, the Guarantor Subsidiaries column reflects the equity income (loss) of its Non-Guarantor Subsidiaries, which are also separately reflected in the stand-alone Non-Guarantor Subsidiaries column.

3.	Elimination entries necessary to consolidate the Parent and all of its Subsidiaries.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION
SEPTEMBER 30, 2009

	Parent	Subsidiary	Subsidiary
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands, unaudited)

ASSETS
Current assets
Cash and cash equivalents	$37,885	$180,560	$140,378	$—	$358,823
Other current assets	30,763	28,641	24,027	(32,438)	50,993

Total current assets	68,648	209,201	164,405	(32,438)	409,816
Theatre properties and equipment — net	309,173	722,411	187,074	—	1,218,658
Other assets	2,611,980	675,341	315,758	(2,053,118)	1,549,961

Total assets	$2,989,801	$1,606,953	$667,237	$(2,085,556)	$3,178,435

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$11,200	$—	$1,331	$—	$12,531
Current portion of capital lease obligations	1,273	5,366	500	—	7,139
Accounts (receivable from) payable to parent	159,064	(206,148)	46,793	—	(291)
Accounts payable and accrued expenses	97,088	61,638	61,264	(27,311)	192,679

Total current liabilities	268,625	(139,144)	109,888	(27,311)	212,058
Long-term liabilities
Long-term debt, less current portion	1,575,066	6,090	37,424	(84,487)	1,534,093
Capital lease obligations, less current portion	28,839	101,237	4,807	—	134,883
Other long-term liabilities and deferrals	250,315	211,327	22,220	(69,519)	414,343

Total long-term liabilities	1,854,220	318,654	64,451	(154,006)	2,083,319
Commitments and contingencies
Stockholder’s equity
Cinemark USA, Inc.’s stockholder’s equity:
Common stock	49,543	457,372	168,812	(626,184)	49,543
Other stockholder’s equity	817,413	969,787	308,268	(1,278,055)	817,413

Total Cinemark USA, Inc. stockholder’s equity	866,956	1,427,159	477,080	(1,904,239)	866,956
Noncontrolling interests	—	284	15,818	—	16,102

Total stockholder’s equity	866,956	1,427,443	492,898	(1,904,239)	883,058

Total liabilities and stockholder’s equity	$2,989,801	$1,606,953	$667,237	$(2,085,556)	$3,178,435

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION
DECEMBER 31, 2008

	Parent	Subsidiary	Subsidiary
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands, unaudited)

ASSETS
Current assets
Cash and cash equivalents	$39,039	$163,007	$111,192	$—	$313,238
Other current assets	37,173	28,350	15,531	(30,764)	50,290

Total current assets	76,212	191,357	126,723	(30,764)	363,528
Theatre properties and equipment — net	275,191	778,455	154,637	—	1,208,283
Other assets	2,400,337	506,572	270,372	(1,730,254)	1,447,027

Total assets	$2,751,740	$1,476,384	$551,732	$(1,761,018)	$3,018,838

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$11,200	$—	$1,250	$—	$12,450
Current portion of capital lease obligations	320	4,712	500	—	5,532
Accounts (receivable from) payable to parent	151,324	(134,592)	15,992	—	32,724
Accounts payable and accrued expenses	104,608	81,394	52,450	(25,381)	213,071

Total current liabilities	267,452	(48,486)	70,192	(25,381)	263,777
Long-term liabilities
Long-term debt, less current portion	1,088,280	10,015	53,068	(66,669)	1,084,694
Capital lease obligations, less current portion	7,751	105,346	5,083	—	118,180
Other long-term liabilities and deferrals	245,337	199,320	21,412	(69,773)	396,296

Total long-term liabilities	1,341,368	314,681	79,563	(136,442)	1,599,170
Commitments and contingencies
Stockholder’s equity
Cinemark USA, Inc.’s stockholder’s equity:
Common stock	49,543	457,372	168,782	(626,154)	49,543
Other stockholder’s equity	1,093,377	752,614	220,427	(973,041)	1,093,377

Total Cinemark USA, Inc. stockholder’s equity	1,142,920	1,209,986	389,209	(1,599,195)	1,142,920
Noncontrolling interests	—	203	12,768	—	12,971

Total stockholder’s equity	1,142,920	1,210,189	401,977	(1,599,195)	1,155,891

Total liabilities and stockholder’s equity	$2,751,740	$1,476,384	$551,732	$(1,761,018)	$3,018,838

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF INCOME INFORMATION
THREE MONTHS ENDED SEPTEMBER 30, 2009

	Parent	Subsidiary	Subsidiary
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands, unaudited)

Revenues	$141,163	$250,820	$125,316	$(20,474)	$496,825
Cost of operations
Theatre operating costs	131,014	170,717	93,782	(20,474)	375,039
General and administrative expenses	4,240	13,218	5,651	—	23,109
Depreciation and amortization	6,587	24,258	7,663	—	38,508
Impairment of long-lived assets	2,938	166	42	—	3,146
Loss on sale of assets and other	235	609	100	—	944

Total cost of operations	145,014	208,968	107,238	(20,474)	440,746

Operating income (loss)	(3,851)	41,852	18,078	—	56,079
Other income (expense)
Interest expense	(23,269)	(3,027)	(892)	1,617	(25,571)
Distributions from NCM	—	—	4,162	—	4,162
Equity in income (loss) of affiliates	39,778	6,685	(60)	(46,438)	(35)
Other income	199	1,515	1,322	(1,617)	1,419

Total other income (expense)	16,708	5,173	4,532	(46,438)	(20,025)

Income before income taxes	12,857	47,025	22,610	(46,438)	36,054
Income taxes	(9,864)	10,897	11,256	—	12,289

Net income	22,721	36,128	11,354	(46,438)	23,765
Less: Net income attributable to noncontrolling interests	—	60	984	—	1,044

Net income attributable to Cinemark USA, Inc.	$22,721	$36,068	$10,370	$(46,438)	$22,721

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF INCOME INFORMATION
NINE MONTHS ENDED SEPTEMBER 30, 2009

	Parent	Subsidiary	Subsidiary
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands, unaudited)

Revenues	$414,500	$761,208	$320,017	$(55,592)	$1,440,133
Cost of operations
Theatre operating costs	375,970	507,897	242,709	(55,592)	1,070,984
General and administrative expenses	11,971	40,084	15,712	—	67,767
Depreciation and amortization	18,648	72,953	21,244	—	112,845
Impairment of long-lived assets	3,919	3,850	346	—	8,115
Loss on sale of assets and other	443	1,951	8	—	2,402

Total cost of operations	410,951	626,735	280,019	(55,592)	1,262,113

Operating income	3,549	134,473	39,998	—	178,020
Other income (expense)
Interest expense	(48,250)	(9,249)	(2,392)	3,781	(56,110)
Distributions from NCM	960	—	14,808	—	15,768
Equity in income (loss) of affiliates	117,643	24,063	(1,133)	(141,628)	(1,055)
Other income	698	3,650	4,000	(3,781)	4,567

Total other income (expense)	71,051	18,464	15,283	(141,628)	(36,830)

Income before income taxes	74,600	152,937	55,281	(141,628)	141,190
Income taxes	(14,683)	49,487	14,136	—	48,940

Net income	89,283	103,450	41,145	(141,628)	92,250
Less: Net income attributable to noncontrolling interests	—	83	2,884	—	2,967

Net income attributable to Cinemark USA, Inc.	$89,283	$103,367	$38,261	$(141,628)	$89,283

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF INCOME INFORMATION
THREE MONTHS ENDED SEPTEMBER 30, 2008

	Parent	Subsidiary	Subsidiary
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands, unaudited)

Revenues	$121,758	$263,295	$123,777	$(32,607)	$476,223
Cost of operations
Theatre operating costs	116,090	182,154	91,733	(32,607)	357,370
General and administrative expenses	2,976	13,706	5,754	—	22,436
Depreciation and amortization	5,298	24,357	9,162	—	38,817
Impairment of long-lived assets	716	135	1,465	—	2,316
Loss on sale of assets and other	214	1,989	98	—	2,301

Total cost of operations	125,294	222,341	108,212	(32,607)	423,240

Operating income (loss)	(3,536)	40,954	15,565	—	52,983
Other income (expense)
Interest expense	(14,362)	(3,308)	(258)	938	(16,990)
Distributions from NCM	—	—	3,592	—	3,592
Equity in income (loss) of affiliates	36,968	7,591	(415)	(44,559)	(415)
Other income	851	2,472	1,361	(938)	3,746

Total other income (expense)	23,457	6,755	4,280	(44,559)	(10,067)

Income before income taxes	19,921	47,709	19,845	(44,559)	42,916
Income taxes	(7,672)	15,427	6,037	—	13,792

Net income	27,593	32,282	13,808	(44,559)	29,124
Less: Net income attributable to noncontrolling interests	—	10	1,521	—	1,531

Net income attributable to Cinemark USA, Inc.	$27,593	$32,272	$12,287	$(44,559)	$27,593

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF INCOME INFORMATION
NINE MONTHS ENDED SEPTEMBER 30, 2008

	Parent	Subsidiary	Subsidiary
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands, unaudited)

Revenues	$348,831	$730,283	$324,409	$(69,050)	$1,334,473
Cost of operations
Theatre operating costs	330,993	495,185	243,065	(69,050)	1,000,193
General and administrative expenses	8,372	42,245	16,277	—	66,894
Depreciation and amortization	15,851	71,315	28,301	—	115,467
Impairment of long-lived assets	5,835	552	1,758	—	8,145
(Gain) loss on sale of assets and other	(308)	2,463	1,056	—	3,211

Total cost of operations	360,743	611,760	290,457	(69,050)	1,193,910

Operating income (loss)	(11,912)	118,523	33,952	—	140,563
Other income (expense)
Interest expense	(49,828)	(10,111)	(3,662)	5,194	(58,407)
Distributions from NCM	656	—	11,521	—	12,177
Equity in income (loss) of affiliates	97,267	16,039	(1,717)	(113,331)	(1,742)
Other income	2,309	6,550	5,090	(5,194)	8,755

Total other income (expense)	50,404	12,478	11,232	(113,331)	(39,217)

Income before income taxes	38,492	131,001	45,184	(113,331)	101,346
Income taxes	(22,146)	44,052	15,027	—	36,933

Net income	60,638	86,949	30,157	(113,331)	64,413
Less: Net income attributable to noncontrolling interests	—	43	3,732	—	3,775

Net income attributable to Cinemark USA, Inc.	$60,638	$86,906	$26,425	$(113,331)	$60,638

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION
NINE MONTHS ENDED SEPTEMBER 30, 2009

	Parent	Subsidiary	Subsidiary
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands, unaudited)

Operating activities
Net income	$89,283	$103,450	$41,145	$(141,628)	$92,250
Adjustments to reconcile net income to cash provided by operating activities	(97,565)	67,047	18,001	141,628	129,111
Changes in assets and liabilities	118,014	(140,685)	19,810	—	(2,861)

Net cash provided by operating activities	109,732	29,812	78,956	—	218,500
Investing activities
Additions to theatre properties and equipment	(34,960)	(23,486)	(27,157)	—	(85,603)
Proceeds from sale of theatre properties and equipment	400	97	224	—	721
Acquisition of theatres	(48,950)	—	(9,061)	—	(58,011)
Net transactions with affiliates	7,148	14,735	—	(21,883)	—
Other	—	—	(2,500)	—	(2,500)

Net cash used for investing activities	(76,362)	(8,654)	(38,494)	(21,883)	(145,393)
Financing activities
Capital contributions from parent	19,650	—	—	—	19,650
Dividends paid to parent	(491,025)	(150)	(7,001)	7,151	(491,025)
Proceeds from issuance of senior notes	458,532	—	—	—	458,532
Payment of debt issue costs	(12,601)	—	—	—	(12,601)
Repayments of long-term debt	(8,400)	—	(1,036)	—	(9,436)
Net changes in intercompany notes	—	—	(14,732)	14,732	—
Payments on capital leases	(680)	(3,455)	(275)	—	(4,410)
Other	—	—	(874)	—	(874)

Net cash used for financing activities	(34,524)	(3,605)	(23,918)	21,883	(40,164)
Effect of exchange rate changes on cash and cash equivalents	—	—	12,642	—	12,642

Increase (decrease) in cash and cash equivalents	(1,154)	17,553	29,186	—	45,585
Cash and cash equivalents:
Beginning of year	39,039	163,007	111,192	—	313,238

End of year	$37,885	$180,560	$140,378	$—	$358,823

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION
NINE MONTHS ENDED SEPTEMBER 30, 2008

	Parent	Subsidiary	Subsidiary
	Company	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands, unaudited)

Operating activities
Net income	$60,638	$86,949	$30,157	$(113,331)	$64,413
Adjustments to reconcile net income to cash provided by (used for) operating activities	(107,697)	71,947	33,904	113,331	111,485
Changes in assets and liabilities	27,516	(69,030)	(11,709)	—	(53,223)

Net cash provided by (used for) operating activities	(19,543)	89,866	52,352	—	122,675
Investing activities
Additions to theatre properties and equipment	(7,806)	(42,731)	(20,798)	—	(71,335)
Proceeds from sale of theatre properties and equipment	1,442	744	275	—	2,461
Acquisition of theatres	(5,011)	—	(5,100)	—	(10,111)
Net transactions with affiliates	1,073	4,540	—	(5,613)	—
Other	—	22,739	(2,269)	—	20,470

Net cash used for investing activities	(10,302)	(14,708)	(27,892)	(5,613)	(58,515)
Financing activities
Dividends paid to parent	—	—	(1,107)	1,107	—
Retirement of senior subordinated notes	(3)	—	—	—	(3)
Repayments of long-term debt	(4,086)	—	(3,174)	—	(7,260)
Net changes in intercompany notes	—	—	(4,506)	4,506	—
Payments on capital leases	(165)	(3,077)	(375)	—	(3,617)
Other	—	—	(1,099)	—	(1,099)

Net cash used for financing activities	(4,254)	(3,077)	(10,261)	5,613	(11,979)
Effect of exchange rate changes on cash and cash equivalents	—	—	(3,089)	—	(3,089)

Increase (decrease) in cash and cash equivalents	(34,099)	72,081	11,110	—	49,092
Cash and cash equivalents:
Beginning of year	55,211	75,645	102,527	—	233,383

End of year	$21,112	$147,726	$113,637	$—	$282,475

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
National CineMedia, LLC
Centennial, CO

We have audited the accompanying balance sheets of National CineMedia, LLC (the “Company”) as of January 1, 2009 and December 27, 2007, and the related statements of operations, members’ equity (deficit), and cash flows for the year ended January 1, 2009, the period February 13, 2007 through December 27, 2007, the period December 29, 2006 through February 12, 2007, and for the year ended December 28, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of January 1, 2009 and December 27, 2007, and the results of its operations and its cash flows for the year ended January 1, 2009, the period February 13, 2007 through December 27, 2007, the period December 29, 2006 through February 12, 2007, and for the year ended December 28, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/  DELOITTE & TOUCHE LLP

Denver, CO
March 5, 2009

NATIONAL CINEMEDIA, LLC

BALANCE SHEETS

	January 1,	December 27,
	2009	2007
	(In millions)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$34.1	$7.5
Receivables, net of allowance of $2.6 and $1.5 million, respectively	92.0	91.6
Prepaid expenses	1.6	1.9
Prepaid management fees to managing member	0.5	0.5

Total current assets	128.2	101.5
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $27.0 and $17.3 million, respectively	28.0	22.2
INTANGIBLE ASSETS, net of accumulated amortization of $1.5 and $0 million, respectively	111.8	—
OTHER ASSETS:
Debt issuance costs, net	11.1	13.0
Investment in affiliate	—	7.0
Restricted cash	0.3	0.3
Other long-term assets	0.5	0.2

Total other assets	11.9	20.5

TOTAL	$279.9	$144.2

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES:
Amounts due to founding members	25.6	15.8
Amounts due to managing member	22.1	16.7
Accrued expenses	6.3	10.0
Accrued payroll and related expenses	5.7	7.2
Accounts payable	11.2	6.6
Deferred revenue	3.4	3.3

Total current liabilities	74.3	59.6
OTHER LIABILITIES:
Borrowings	799.0	784.0
Interest rate swap agreements	87.7	14.4
Other long-term liabilities	4.5	—

Total other liabilities	891.2	798.4

Total liabilities	965.5	858.0

COMMITMENTS AND CONTINGENCIES (NOTE 10)

MEMBERS’ EQUITY/(DEFICIT)	(685.6)	(713.8)

TOTAL	$279.9	$144.2

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF OPERATIONS

		Period	Period
		February 13,	December 29,
		2007	2006
	Year Ended	through	through	Year Ended
	January 1,	December 27,	February 12,	December 28,
	2009	2007	2007	2006
	(In millions)
REVENUE:
Advertising (including revenue from founding members of $43.3, $40.9, $0.0 and $0.0 million, respectively)	$330.3	$282.7	$20.6	$188.2
Administrative fees — founding members	—	—	0.1	5.4
Meetings and events	38.9	25.4	2.9	25.4
Other	0.3	0.2	—	0.3

Total	369.5	308.3	23.6	219.3

OPERATING EXPENSES:
Advertising operating costs	18.7	9.1	1.1	9.2
Meetings and events operating costs	25.1	15.4	1.4	11.1
Network costs	17.0	13.3	1.7	14.7
Theatre access fees/circuit share costs — founding members	49.8	41.5	14.4	130.1
Selling and marketing costs	47.9	40.9	5.2	38.2
Administrative costs	14.5	10.0	2.8	16.4
Administrative fee — managing member	9.7	9.2	—	—
Severance plan costs	0.5	1.5	0.4	4.2
Depreciation and amortization	12.4	5.0	0.7	4.8
Other costs	1.3	0.9	—	0.6

Total	196.9	146.8	27.7	229.3

OPERATING INCOME (LOSS)	172.6	161.5	(4.1)	(10.0)
Interest Expense, Net:
Borrowings	51.8	48.0	0.1	0.6
Change in derivative fair value	14.2	—	—	—
Interest income and other	(0.2)	(0.2)	—	(0.1)

Total	65.8	47.8	0.1	0.5
Impairment and related loss	11.5	—	—	—

NET INCOME (LOSS)	$95.3	$113.7	$(4.2)	$(10.5)

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF MEMBERS’ EQUITY/(DEFICIT)

Total
(In millions)

Balance — December 29, 2005	$9.8

Capital contribution from members	0.9
Contribution of severance plan payments	4.2
Distribution to members	(0.9)
Net loss	(10.5)

Balance — December 28, 2006	$3.5

Contribution of severance plan payments	0.4
Net loss	(4.2)

Balance — February 12, 2007	$(0.3)

Balance — February 13, 2007	$(0.3)
Contribution of severance plan payments	1.5
Capital contribution from managing member	746.1
Capital contribution from founding member	11.2
Distribution to managing member	(53.3)
Distribution to founding members	(1,521.6)
Reclassification of unit option plan	2.3
Comprehensive Income:
Unrealized (loss) on cash flow hedge	$(14.4)
Net income	113.7

Total Comprehensive Income	$99.3

Share-based compensation expense	1.0

Balance — December 27, 2007	$(713.8)

Contribution of severance plan payments	0.5
Capital contribution from managing member	0.6
Capital contribution from founding members	4.7
Distribution to managing member	(55.5)
Distribution to founding members	(75.5)
Units issued for purchase of intangible asset	116.1
Comprehensive Income:
Unrealized (loss) on cash flow hedge	$(59.1)
Net income	95.3

Total Comprehensive Income	$36.2
Share-based compensation expense	1.1

Balance — January 1, 2009	$(685.6)

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF CASH FLOWS

		Period	Period
	Year	February 13,	December 29,	Year
	Ended	2007 through	2006 through	Ended
	January 1,	December 27,	February 12,	December 28,
	2009	2007	2007	2006
		(In millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income(loss)	$95.3	$113.7	$(4.2)	$(10.5)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	12.4	5.0	0.7	4.8
Non-cash severance plan and share-based compensation	1.5	2.5	0.7	6.1
Non-cash impairment and related loss	11.5	—	—	—
Net realized and unrealized hedging transactions	14.2	—	—	—
Amortization of debt issuance costs and loss on repayment of debt	1.9	1.7	—	—
Changes in operating assets and liabilities:
Receivables — net	(0.4)	(40.3)	12.6	(27.3)
Accounts payable and accrued expenses	(0.7)	10.4	(4.4)	4.4
Amounts due to founding members and managing member	0.4	(51.1)	(3.7)	33.4
Payment of severance plan costs	—	—	—	(3.5)
Other	0.1	(1.3)	0.5	0.9

Net cash provided by operating activities	136.2	40.6	2.2	8.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(16.6)	(13.8)	(0.5)	(6.3)
Investment in restricted cash	—	(0.3)	—	—
Investment in affiliate	—	(7.0)	—	—

Net cash (used in) investing activities	(16.6)	(21.1)	(0.5)	(6.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Reimbursement (payment) of offering costs and fees	—	4.7	(0.1)	(4.0)
Proceeds from borrowings	139.0	924.0	13.0	66.0
Repayments of borrowings	(124.0)	(150.0)	(13.0)	(56.0)
Proceeds from managing member contributions	0.6	746.1	—	—
Proceeds from founding member contributions	9.7	7.5	—	0.9
Distribution to founding members and managing member	(118.3)	(1,538.0)	—	(0.9)
Payment of debt issuance costs	—	(14.6)	—	—
Proceeds of short-term borrowings from founding members	—	—	—	3.0
Repayments of short-term borrowings to founding members	—	—	—	(4.3)

Net cash provided by (used in) financing activities	(93.0)	(20.3)	(0.1)	4.7

CHANGE IN CASH AND CASH EQUIVALENTS	26.6	(0.8)	1.6	6.7
CASH AND CASH EQUIVALENTS:
Beginning of period	7.5	8.3	6.7	—

End of period	$34.1	$7.5	$8.3	$6.7

Supplemental disclosure of non-cash financing and investing activity:
Contribution for severance plan payments	$0.5	$1.5	$0.4	$4.2
Increase in distributions payable to founding members and managing member	$49.7	$37.0	—	—
Contributions from members collected after period end	$0.4	$3.7	—	—
Integration payment from founding member collected after period end	$1.2	—	—	—
Purchase of an intangible asset with subsidiary equity	$116.1	—	—	—
Increase in property and equipment not requiring cash in the period	—	$0.6	—	$0.3
Increase in deferred offering costs	—	—	—	$0.5
Unit option plan reclassified to equity	—	$2.3	—	—
Supplemental disclosure of cash flow information:
Cash paid for interest	$48.3	$44.0	$0.1	$0.4

See accompanying notes to the financial statements.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS

1.	THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Formation of Business

National CineMedia, LLC (“NCM LLC” or “the Company” commenced operations on April 1, 2005 and operates the largest digital in-theatre network in North America, allowing NCM to distribute advertising, business meeting, and Fathom event services under long-term exhibitor services agreements (“ESAs”) with American Multi-Cinema, Inc. (“AMC”), a wholly owned subsidiary of AMC Entertainment, Inc. (“AMCE”), Regal Cinemas, Inc., a wholly owned subsidiary of Regal Entertainment Group (“Regal”), and Cinemark USA, Inc. (“Cinemark USA”), a wholly owned subsidiary of Cinemark Holdings, Inc. (“Cinemark”). AMC, Regal and Cinemark and their affiliates are referred to in this document as “founding members”. NCM LLC also provides such services to certain third-party theater circuits under multi-year network affiliate agreements, which expire at various dates.

NCM LLC was formed through the combination of the operations of National Cinema Network, Inc. (“NCN”), a wholly owned subsidiary of AMCE, and Regal CineMedia Corporation (“RCM”), a wholly owned subsidiary of Regal. All assets contributed to and liabilities assumed by NCM LLC were recorded on NCM LLC’s accounting records in the amounts as reflected on the Members’ historic accounting records, based on the application of accounting principles for the formation of a joint venture under Emerging Issues Task Force (“EITF”) 98 — 4, Accounting by a Joint Venture for Businesses Received at its Formation. Although legally structured as a limited liability company, NCM LLC was considered a joint venture for accounting purposes given the joint control provisions of the operating agreement among the members, consistent with Accounting Principles Board (“APB”) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. Cinemark became a founding member on July 15, 2005.

Initial Public Offering and Related Transactions

On February 13, 2007, National CineMedia, Inc. (“NCM, Inc.” or “managing member”), a Company formed by NCM LLC and incorporated in the State of Delaware with the sole purpose of becoming a member and sole manager of NCM LLC, closed its initial public offering (“IPO”). NCM, Inc. used the net proceeds from its IPO to purchase a 44.8% interest in NCM LLC, paying NCM LLC $746.1 million, which included reimbursement to NCM LLC for expenses the Company advanced related to the NCM, Inc. IPO and paying the founding members $78.5 million for a portion of the NCM LLC units owned by them. NCM LLC paid $686.3 million of the funds received from NCM, Inc. to the founding members as consideration for their agreement to modify the then-existing ESAs. Proceeds received by NCM LLC from NCM, Inc. of $59.8 million, together with $709.7 million net proceeds from NCM LLC’s new senior secured credit facility (see Note 7), entered into concurrently with the completion of NCM, Inc.’s IPO were used to redeem $769.5 million in NCM LLC preferred units held by the founding members. The preferred units were created immediately prior to the NCM, Inc. IPO in a non-cash recapitalization of each membership unit into one common unit and one preferred unit. Immediately prior to this non-cash recapitalization, the existing common units and employee unit options (see Note 8)were split on a 44,291-to-1 basis. All unit and per unit amounts in these financial statements reflect the impact of this split.

At January 1, 2009, NCM LLC had 99,419,620 membership units outstanding, of which 42,109,966 (42.4%) were owned by NCM, Inc., 24,903,259 (25.0%) were owned by RCM, 18,414,743 (18.5%) were owned by AMC, and 13,991,652 (14.1%) were owned by Cinemark.

In connection with the completion of the NCM, Inc.’s IPO, NCM, Inc. and the founding members entered into a third amended and restated limited liability company operating agreement of NCM LLC (“LLC Operating Agreement”). Under the LLC Operating Agreement, NCM, Inc. became a member and the sole manager of NCM LLC. As the sole manager, NCM, Inc. is able to control all of the day to day business affairs and decision-making of NCM LLC without the approval of any other member. NCM, Inc. cannot be

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

removed as manager of NCM LLC. NCM LLC entered into a management services agreement with NCM, Inc. pursuant to which NCM, Inc. agrees to provide certain specific management services to NCM LLC, including those services typically provided by the individuals serving in the positions of president and chief executive officer, president of sales and chief marketing officer, executive vice president and chief financial officer, executive vice president and chief technology and operations officer and executive vice president and general counsel. In exchange for the services, NCM LLC reimburses NCM, Inc. for compensation and other expenses of the officers and for certain out-of-pocket costs (see Note 6). NCM LLC also provides administrative and support services to NCM, Inc. such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The management services agreement also provides that NCM LLC employees may participate in the NCM, Inc. equity incentive plan (see Note 8). NCM LLC will indemnify NCM Inc. for any losses arising from NCM Inc.’s performance under the management services agreement, except that NCM Inc. will indemnify NCM LLC for any losses caused by NCM Inc.’s willful misconduct or gross negligence.

Under the amended and restated ESAs with the founding members, subject to limited exceptions, NCM LLC is the exclusive provider of advertising services to the founding members for a 30-year term (with a five-year right of first refusal commencing one year before the end of the term) beginning February 13, 2007 and meetings and event services to the founding members for an initial five-year term, with an automatic five-year renewal providing certain financial tests are met. In exchange for the right to provide these services to the founding members, NCM LLC is required to pay to the founding members a theatre access fee which is a specified calculation based on the attendance at the founding member theatres and the number of digital screens in founding member theatres. Prior to the NCM, Inc. IPO, NCM LLC paid to the founding members a percentage of NCM LLC’s advertising revenue as advertising circuit share. Upon the completion of the NCM, Inc. IPO, the founding members assigned to NCM LLC all “legacy contracts”, which are generally contracts for advertising sold by the founding members prior to the formation of NCM LLC but which were unfulfilled at the date of formation. In addition, the founding members made additional time available for sale by NCM LLC, subject to a first right to purchase the time, if needed, by the founding members to fulfill advertising obligations with their in-theatre beverage concessionaries. NCM, Inc. also entered into employment agreements with five executive officers to carry out obligations entered into pursuant to a management services agreement between NCM, Inc. and NCM LLC.

Basis of Presentation

The Company has prepared its financial statements and related notes in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission (“SEC”).

The results of operations for the period ended December 27, 2007 are presented in two periods, reflecting operations prior to and subsequent to the NCM, Inc. IPO. The period from December 29, 2006 through February 12, 2007 is referred to as the “2007 pre-IPO period”. The period from February 13, 2007 through December 27, 2007 is referred to as the “2007 post-IPO period”. Separate periods have been presented because there were significant changes at the time of the NCM, Inc. IPO including modifications to the ESAs and related expenses thereunder, and significant changes to revenue arrangements and contracts with the founding members. The financial statements for both the 2007 pre-IPO period and 2007 post-IPO period give effect to allocations of revenues and expenses made using relative percentages of founding member attendance or days in each period, discrete events and other methods management considered a reasonable reflection of the results for such periods.

The Company has established various accounting policies that govern the application of accounting principles generally accepted in the United States of America in the preparation and presentation of NCM LLC’s financial statements. Certain accounting policies involve significant judgments, assumptions and

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

estimates by management that have a material impact on the carrying value of certain assets and liabilities, which management considers critical accounting policies. The judgments, assumptions and estimates used by management are based on historical experience, knowledge of the accounts and other factors, which are believed to be reasonable under the circumstances and are evaluated on an ongoing basis. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of assets and liabilities and the results of operations of NCM LLC. As a result of the various related-party agreements discussed above and in Note 6, the operating results as presented are not necessarily indicative of the results that would have occurred if all agreements were with non-related third parties.

The founding members received all of the proceeds NCM LLC received from the NCM, Inc. and the date of NCM, Inc.’s IPO and the related issuance of debt, except for amounts needed to pay out-of-pocket costs of the financings and other expenses, and $10.0 million to repay outstanding amounts under NCM LLC’s then-existing revolving line of credit agreement. In conformity with accounting guidance of the SEC concerning monetary consideration paid to promoters, such as the founding members, in exchange for property conveyed by the promoters, and because the founding members had no cost basis in the ESAs, all payments to the founding members with the proceeds of the managing member’s IPO and related debt, amounting to approximately $1.456 billion, have been accounted for as distributions, except for the payments to liquidate accounts payable to the founding members arising from the ESAs.

Summary of Significant Accounting Policies

Accounting Period — The Company operates on a 52-week fiscal year, with the fiscal year ending on the first Thursday after December 25, which, in certain years, results in a 53-week year, as was the case for fiscal year 2008.

Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include those related to the reserve for uncollectible accounts receivable, deferred revenue, equity-based compensation and the valuation of investments in absence of market data. Actual results could differ from those estimates.

Revenue Recognition — Advertising revenue and administrative fees from legacy contracts are recognized in the period in which an advertising contract is fulfilled against the contracted theatre attendees. Advertising revenue is recorded net of make-good provisions to account for delivered attendance that is less than contracted attendance. When remaining delivered attendance is provided in subsequent periods, that portion of the revenue earned is recognized in that period. Deferred revenue refers to the unearned portion of advertising contracts. All deferred revenue is classified as a current liability. Meetings and events revenue is recognized in the period in which the event is held. Legacy contracts are advertising contracts with the founding members prior to the formation of NCM LLC, which were not assigned to NCM LLC until the IPO was completed. Administrative fees earned by the Company prior to the IPO for its services in fulfilling the legacy contracts were based on a percentage of legacy contract revenue (32% during 2006 and the 2007 pre-IPO period).

Operating Costs — Advertising-related operating costs primarily include personnel and other costs related to advertising fulfillment, and to a lesser degree, production costs of non-digital advertising, and payments due to unaffiliated theatres circuits under the network affiliate agreements.

Meeting and event operating costs include equipment rental, catering, movie tickets acquired primarily from the founding members, revenue share under the amended and restated ESAs and other direct costs of the meeting or event.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

In the 2007 pre-IPO period and prior periods, circuit share costs were fees payable to the founding members for the right to exhibit advertisements within the theatres, based on a percentage of advertising revenue. In the 2007 post-IPO period and subsequent periods, under the amended and restated ESAs, a payment to the founding members of a theatre access fee, in lieu of circuit share expense, comprised of a payment per theatre attendee and a payment per digital screen, both of which escalate over time, is reflected in expense.

Network costs include personnel, satellite bandwidth, repairs, and other costs of maintaining and operating the digital network and preparing advertising and other content for transmission across the digital network. These costs relate primarily to the advertising business and to a lesser extent to the meetings and events business.

Leases — The Company leases various office facilities under operating leases with terms ranging from month-to-month to 8 years. We calculate straight-line rent expense over the initial lease term and renewals that are reasonably assured.

Advertising Costs — Costs related to advertising and other promotional expenditures are expensed as incurred. Due to the nature of our business, we have an insignificant amount of advertising costs included in selling and marketing costs on the statement of operations.

Cash and Cash Equivalents — All highly liquid debt instruments and investments purchased with an original maturity of three months or less are classified as cash equivalents. Periodically these are cash balances in a bank in excess of the federally insured limits or in the form of a money market demand account with a major financial institution.

Restricted Cash — At January 1, 2009 and December 27, 2007, other non-current assets included restricted cash of $0.3, which secures a letter of credit used as a lease deposit on NCM LLC’s New York office.

Receivables — Trade accounts receivable are uncollateralized and represent a large number of geographically dispersed debtors. Refer to Note 2. Bad debts are provided for using the allowance for doubtful accounts method based on historical experience and management’s evaluation of outstanding receivables at the end of the period. Receivables are written off when management determines amounts are uncollectible. Estimating the amount of allowance for doubtful accounts requires significant judgment and the use of estimates related to the amount and timing of estimated losses based on historical loss experience, consideration of current economic trends and conditions and debtor-specific factors, all of which may be susceptible to significant changes. To the extent actual outcomes differ from management estimates, additional provision for bad debt could be required that could adversely affect earnings or financial position in future periods.

Long-lived Assets — Property and equipment is stated at cost, net of accumulated depreciation or amortization. Refer to Note 3. Major renewals and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed currently. In general, the equipment associated with the digital network that is located within the theatre is owned by the founding members, while equipment outside the theatre is owned by the Company. The Company records depreciation and amortization using the straight-line method over the following estimated useful lives:

Equipment	4-10 years
Computer hardware and software	3-5 years
Leasehold improvements	Lesser of lease term or asset life

We account for the costs of software and web site development costs developed or obtained for internal use in accordance with American Institute of Certified Public Accountants Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use and EITF 00-2,

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Accounting for Web Site Development Costs. The SOP and EITF requires the capitalization of certain costs incurred in developing or obtaining software for internal use. The majority of our software costs and web site development costs, which are included in equipment, are depreciated over three to five years. As of January 1, 2009 and December 27, 2007, we had a net book value of $11.8 million and $9.3 million, respectively, of capitalized software and web site development costs. We recorded approximately $4.9 million, $2.8 million, $0.3 million and $1.9 million for the year ended January 1, 2009, the 2007 post-IPO period, 2007 pre-IPO period and the year ended December 28, 2006, respectively, in depreciation expense.

Construction in progress includes costs relating to installations of our equipment into affiliate theatres. Assets under construction are not depreciated until placed into service.

Intangible assets consist of contractual rights and are stated at cost, net of accumulated amortization. Refer to Note 4. The Company records amortization using the straight-line method over the estimated useful life of the intangibles.

We assess impairment of long-lived assets pursuant with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets annually. This includes determining if certain triggering events have occurred that could affect the value of an asset. Thus far, none of the above triggering events has resulted in any material impairment charges.

Amounts Due to/from Founding Members — In the 2007 pre-IPO period and prior periods, amounts due to/from founding members included circuit share costs and cost reimbursements, net of the administrative fees earned on Legacy contracts. Amounts due to/from founding members in the 2007 post-IPO period and subsequent periods include amounts due for the theatre access fee, offset by a receivable for advertising time purchased by the founding members, as well as revenue share earned for meetings and events plus any amounts outstanding under other contractually obligated payments. Payments to or received from the founding members against outstanding balances are made monthly.

Amounts Due to/from Managing Member — In 2008 and the 2007 post-IPO period, amounts due to/from managing member include amounts due under the LLC Operating Agreement and other contractually obligated payments. Payments to or received from the managing member against outstanding balances are made periodically.

Assets and Liabilities Measured at Fair Value on a Recurring Basis — The fair values of the Company’s assets and liabilities measured on a recurring basis pursuant to SFAS No. 157, Fair Value Measurements, which the Company adopted December 28, 2007, is as follows (in millions):

Fair Value Measurements at Reporting Date Using
Quoted Prices
		in Active	Significant	Significant
		Markets for	Other	Unobservable
	At	Identical	Observable	Inputs
	January 1, 2009	Assets (Level 1)	Inputs (Level 2)	(Level 3)

ASSETS:

Investment in Affiliate(1)	—	—	—	—

LIABILITIES:

Interest Rate Swap Agreements(2)	$87.7	—	$87.7	—

(1)	During 2007, NCM LLC invested $7.0 million of cash in 6% convertible preferred stock and related option on the common stock of IdeaCast, Inc. (“IdeaCast”), a start-up company that operates an advertising network in fitness centers and health clubs throughout the United States. The preferred stock is accounted for as an investment in debt securities per SFAS No. 115, Accounting for Certain Investments

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

in Debt and Equity Securities, due to the provisions in the agreement, which give the Company a mandatory redemption right five years after the date of investment. The securities are not held for trading purposes and are therefore by default classified as available-for-sale even though it is not the Company’s intent to sell these securities. There are no marketplace indicators of value that management can use to determine the fair value of the investment. Until the fourth quarter of 2008, the Company based its recurring estimated fair value of the investment in IdeaCast on a discounted cash flow model that probability weights IdeaCast’s potential future cash flows under various scenarios and management’s judgment, which is based in part on communications with IdeaCast and their lender. During the fourth quarter of 2008, the Company recorded a full impairment to the value of the investment and the carrying value was adjusted to zero due to IdeaCast’s defaults on its senior debt during the fourth quarter of 2008 and resulting illiquidity. The Company determined the impairment was other-than-temporary and the unrealized loss was reported as an impairment loss in the statement of operations since the fair value was determined to be significantly below cost and recoverability was deemed unlikely. The key factors identified by management in making these assessments and determining the amounts were events of default on IdeaCast’s convertible debt that emerged after the fourth quarter 2008 IdeaCast operating results were analyzed and after IdeaCast failed to make a scheduled debt service payment and ongoing discussions with the convertible debt lender. Refer to Note 10 for additional details.

Fair Value Measurements
Using Significant
Unobservable
Inputs (Level 3)
Year Ended January 1,
Investment in Affiliate	2009
(In millions)

Beginning Balance	$7.0
Total gains or losses (realized/unrealized)
Included in earnings	(7.0)
Included in other comprehensive income	—
Purchases, sales, issuances, and settlements, net	—
Transfers in and/or out of Level 3	—

Ending Balance	—

(2)	In February 2007, NCM LLC has entered into interest rate swap agreements with four counterparties, which qualified for and were designated as a cash flow hedge against interest rate exposure on $550.0 million of the variable rate debt obligations under the senior secured credit facility in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138. The interest rate swap agreements have the effect of converting a portion of the Company’s variable rate debt to a fixed rate of 6.734%.

On September 15, 2008, Lehman Brothers Holdings Inc. (“Lehman”) filed for protection under Chapter 11 of the federal Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. Lehman Brothers Special Financing (“LBSF”), a subsidiary of Lehman, is the counterparty to a notional amount of $137.5 million of NCM LLC’s interest rate swaps, and Lehman is a guarantor of LBSF’s obligations under such swap. NCM LLC notified LBSF on September 18, 2008 that, as a result of the bankruptcy of Lehman, an event of default had occurred under the swap with respect to which LBSF was the defaulting party. As a result, as permitted under the terms of NCM LLC’s swap agreement with LBSF, the Company withheld interest rate swap payments of $1.5 million that were due to LBSF. As of January 1, 2009 the interest rate swap agreement had not been terminated. On October 3, 2008, LBSF also filed for Chapter 11 protection, which constituted another default by LBSF under the swap. To the Company’s knowledge, LBSF has neither communicated its intent, nor has it taken any action in bankruptcy court to assume or reject its

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

swap agreement with NCM LLC. In addition, while the bankruptcy court has authorized LBSF to assign certain of its hedges that have not been terminated under certain circumstances, we have not received any notice that Lehman has assigned, or has entered into any negotiations to assign its swap agreement with NCM LLC. As of January 1, 2009, NCM LLC’s interest rate swaps liability was $87.7 million, of which $21.9 million is related to the LBSF swap.

Both at inception and on an on-going basis the Company performs an effectiveness test using the hypothetical derivative method. The fair values of the interest rate swaps with the counterparties other than LBSF (representing notional amounts of $412.5 million associated with a like amount of the variable rate debt) are recorded on the Company’s balance sheet as a liability with the change in fair value recorded in other comprehensive income since the instruments other than LBSF were determined to be perfectly effective at January 1, 2007 and December 27, 2007. There were no amounts reclassified into current earnings due to ineffectiveness during the periods presented other than as described below.

The Company performed an effectiveness test for the swaps with LBSF as of September 14, 2008, the day immediately prior to the default date, and determined they were effective on that date. As a result, the fair values of the interest rate swap on that date was recorded as a liability with an offsetting amount recorded in other comprehensive income. Cash flow hedge accounting was discontinued on September 15, 2008 due to the event of default and the inability of the Company to continue to demonstrate the swap would be effective. The Company continues to record the interest rate swap with LBSF at fair value with any change in the fair value recorded in the statement of operations. During the period from September 15, 2008 to January 1, 2009, there was a $13.8 million increase in the fair value of the liability and the Company recorded an offsetting debit to interest expense. In accordance with SFAS No. 133, the net derivative loss as of September 14, 2008 related to the discontinued cash flow hedge with LBSF shall continue to be reported in accumulated other comprehensive income unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period. Accordingly, the net derivative loss will be amortized to interest expense over the remaining term of the interest rate swap through February 13, 2015. The amount amortized during the year ended January 1, 2009 was $0.4 million. The Company estimates approximately $1.3 million will be amortized to interest expense in the next 12 months.

The fair value of the Company’s interest rate swap is based on dealer quotes, and represents an estimate of the amount the Company would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates and the forward yield curve for 3-month LIBOR.

Accumulated Other Comprehensive Income/Loss — Accumulated other comprehensive income/loss is composed of the following (in millions):

Hedging
Transactions

Balance — February 13, 2007	$—
Change in fair value	(14.4)

Balance — December 27, 2007	(14.4)

Change in fair value	(59.5)
Reclassifications into earnings	0.4

Balance — January 1, 2009	$(73.5)

Debt Issuance Costs — In relation to the issuance of long-term debt discussed in Note 7, we have a balance of $11.1 million and $13.0 million in deferred financing costs as of January 1, 2009 and December 27, 2007, respectively. These debt issuance costs are being amortized over the terms of the underlying obligation and are included in interest expense. For the year ended January 1, 2009, 2007 post-IPO period, 2007 pre-IPO

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

period and the year ended December 28, 2006 we amortized $1.9 million, $1.6 million, $0.0 million and $0.0 million of debt issuance costs, respectively.

Other Long-Terms Assets and Liabilities — On April 29, 2008, NCM LLC, IdeaCast, the IdeaCast lender and certain of its stockholders agreed to a financial restructuring of IdeaCast. Among other things, the restructuring resulted in the reduction of the price at which the preferred stock held by NCM LLC can be converted into common stock; the lender being granted an option to “put,” or require NCM LLC to purchase, up to $10 million of the funded convertible debt at par, on or after December 31, 2010 through March 31, 2011; NCM LLC being granted an option to “call,” or require the lender to sell to NCM LLC up to $10 million of funded convertible debt at par, at any time before the put is exercised in whole; and an amendment to the preexisting option to acquire additional IdeaCast common stock. The put is accounted for under FIN No. 45 (as amended), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Refer to Note 10 for additional details. The estimated fair value of the call of $2.4 million was recorded to other long-term assets and the estimated fair value of the put of $2.4 million was recorded in other long-term liabilities during the second quarter of 2008. The Company based its estimated fair value of the call and put on a discounted cash flow model that probability weights IdeaCast’s business potential future cash flows under various scenarios, including the likelihood of the call, put or option being executed and management’s judgment, which is based in part on communications with IdeaCast and their lender. During the fourth quarter of 2008, the Company recorded an impairment to the value of the call and the carrying value was adjusted to zero since the Company determined that the put was probable. The Company determined the impairment was other-then-temporary and the unrealized loss was reported as a non-operating loss in the statement of operations since the fair value was determined to be significantly below cost and the realizable value is not equal to or greater than the carrying value.

Fair Value of Financial Instruments — The carrying amounts of cash and cash equivalents, accounts payable, accrued expenses and the revolving credit facility as reported in the Company’s balance sheets approximate their fair values due to their short maturity or floating rate terms, as applicable. The carrying amounts and fair value of interest rate swap agreements are the same since the Company accounts for these instruments at fair value. As the Company’s term loan does not have an active market, the Company has estimated the fair value of the term loan to be $514.8 million based on our analysis of current credit market conditions. The carrying value of the term loan was $725.00 million as of January 1, 2009.

Share-Based Compensation — Stock-based employee compensation is accounted for at fair value under SFAS No. 123(R), Share-Based Payment. The Company adopted SFAS No. 123(R) on December 30, 2005 prospectively for new equity based grants, as there were no equity based grants prior to the date of adoption. The determination of fair value of options requires that management make complex estimates and judgments. The Company utilizes the Black-Scholes option price model to estimate the fair value of the options, which model requires estimates of various factors used, including expected life of options, risk free interest rate, expected volatility and dividend yield. Refer to Note 8.

Income Taxes — As a limited liability company, NCM LLC’s taxable income or loss is allocated to the founding members and managing member and, therefore, no provision or liability for income taxes is included in the financial statements.

Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard changes the manner of presentation and related disclosures of the fair values of derivative instruments and their gains and losses. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk related. SFAS No. 161 is effective for fiscal

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

years beginning after November 15, 2008. The Company is evaluating the impact of SFAS No. 161 on its financial statements.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 142-3, Determination of the Useful Life of Intangible Assets, which improves the consistency of the useful life of a recognized intangible asset among various pronouncements. FSP SFAS No. 142-3 is effective for fiscal years beginning after December 15, 2008. The Company is evaluating the impact of FSP SFAS No. 142-3 on its financial statements.

In June 2008, the FASB issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. FSP No. EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008. The Company is evaluating the impact of FSP No. EITF 03-6-1 on its financial statements.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.

2.	RECEIVABLES (in millions)

	As of	As of
	January 1, 2009	December 27, 2007

Trade accounts	$91.3	$92.2
Other	3.3	0.9
Less allowance for doubtful accounts	(2.6)	(1.5)

Total	$92.0	$91.6

At January 1, 2009 , there was one client and one advertising agency group through which the Company sources national advertising revenue representing approximately 10% and 20%, respectively, of the Company’s outstanding gross receivable balance; however, none of the individual contracts related to the advertising agency were more than 10% of advertising revenue. At December 27, 2007, there was one individual account representing approximately 15% of the Company’s gross receivable balance. The collectability risk is reduced by dealing with large, nationwide firms who have strong reputations in the advertising industry and stable financial conditions.

		Period	Period
		February 13,	December 29,
	Year Ended	2007 through	2006 through	Year Ended
	January 1,	December 27,	February 12,	December 28,
	2009	2007	2007	2006
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
Balance at beginning of period	$1.5	$1.1	$1.1	$0.5
Provision for bad debt	2.3	1.0	0.1	0.8
Write-offs, net	(1.2)	(0.6)	(0.1)	(0.2)

Balance at end of period	$2.6	$1.5	$1.1	$1.1

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

3.	PROPERTY AND EQUIPMENT (in millions)

	As of	As of
	January 1, 2009	December 27, 2007

Equipment	$53.3	$37.3
Leasehold Improvements	1.4	1.4
Less accumulated depreciation	(27.0)	(17.3)

Subtotal	27.7	21.4
Construction in Progress	0.3	0.8

Total property and equipment	$28.0	$22.2

For the year ended January 1, 2009, 2007 post-IPO period, 2007 pre-IPO period and the year ended December 28, 2006 we recorded depreciation of $10.2 million, $4.8 million, $0.6 million and $4.0 million, respectively.

4.	INTANGIBLE ASSETS

During 2008, NCM LLC issued 2,544,949 common membership units to its founding members in connection with its rights of exclusive access to net new theatres and attendees added by the founding members to NCM LLC’s network and 2,913,754 common membership units to Regal in connection with the closing of its acquisition of Consolidated Theatres. The Company recorded an intangible asset of $116.1 million representing the contractual rights. The Company based the fair value of the intangibles on the fair value of the common membership units issued. The number of units issued to Regal assumed that NCM LLC would have immediate access to the Consolidated Theatres for sales of advertising. However, Consolidated Theatres has a pre-existing advertising agreement. Accordingly, Regal makes cash integration payments to NCM LLC which will continue through January 2011 to account for the lack of access, which are recorded as a reduction of the intangible asset. As of January 1, 2009, $2.8 million has been applied to the intangible asset.

Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, the intangible asset has a finite useful life and the Company began to amortize the asset related to the common membership units in 2008 over the remaining useful life corresponding with the ESAs. Amortization of the asset related to Consolidated Theatres will not begin until after January 2011 since the Company will not have access to on-screen advertising in the Consolidated Theatres until the run-out of their existing on — screen advertising agreement. The weighted-average amortization period is 29 years.

	As of January 1,	As of December 27,
	2009	2007
		(In millions)

Beginning balance	$—	$—
Purchase of intangible asset subject to amortization	116.1	—
Less integration payments	(2.8)	—
Less accumulated amortization	(1.5)	—

Total intangible assets	$111.8	$—

For the year ended January 1, 2009 we recorded amortization of $1.5 million. No amount of amortization was recorded prior to the current year as there were no intangible assets,

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

The estimated aggregate amortization expense for each of the five succeeding years is as follows (in millions):

2009	$2.0
2010	2.0
2011	3.9
2012	3.9
2013	3.9

5.	ACCRUED EXPENSES (in millions)

	As of	As of
	January 1,	December 27,
	2009	2007

Make-good Reserve	$1.3	$4.0
Accrued Interest	4.0	2.3
Accrued beverage concessionaire unit cost	0.1	2.4
Other accrued expenses	0.9	1.3

Total accrued expenses	$6.3	$10.0

6.	RELATED-PARTY TRANSACTIONS

Year Ended January 1, 2009 and 2007 Post-IPO Period — Pursuant to the ESAs, the Company makes monthly theatre access fee payments to the founding members, comprised of a payment per theatre attendee and a payment per digital screen of the founding member theatres. Also, the founding members can purchase advertising time for the display of up to 90 seconds of on-screen advertising under their beverage concessionaire agreements at a specified 30 second equivalent cost per thousand (“CPM”) impressions. The total theatre access fee to the founding members for the year ended January 1, 2009 and the 2007 post-IPO period is $49.8 million and $41.5 million, respectively. The total revenue related to the beverage concessionaire agreements for the year ended January 1, 2009 and the 2007 post-IPO period is $43.3 million and $40.9 million, respectively. In addition, the Company makes payments to the founding members for use of their screens and theatres for its meetings and events business. These payments are at rates (percentage of event revenue) included in the ESAs based on the nature of the event. Payments to the founding members for these events totaled $6.0 million and $3.8 million for the year ended January 1, 2009 and the 2007 post-IPO period, respectively.

Also, pursuant to the terms of the LLC Operating Agreement in place since the close of the IPO, NCM LLC is required to make mandatory distributions to its members of available cash, as defined in the NCM LLC Operating Agreement, on a quarterly basis. The available cash distribution to the members of NCM LLC for the year ended January 1, 2009 and the 2007 post-IPO period was $131.0 million and $119.1 million, respectively. At January 1, 2009, $28.7 million was included in the due to/from founding members.

Amounts due to/from founding members at January 1, 2009 were comprised of the following (in millions):

	AMC	Cinemark	Regal	Total

Theatre access fees, net of beverage revenues	$(0.1)	$—	$0.7	$0.6
Cost and other reimbursement	(1.1)	(0.5)	(0.6)	(2.2)
Distributions payable, net	8.9	7.0	11.3	27.2

Total	$7.7	$6.5	$11.4	$25.6

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Amounts due to/from founding members at December 27, 2007 were comprised of the following (in millions):

	AMC	Cinemark	Regal	Total

Theatre access fees, net of beverage revenues	$(0.2)	$0.1	$0.2	$0.1
Cost and other reimbursement	(0.4)	(0.2)	(0.5)	(1.1)
Distributions payable, net	3.2	5.2	8.4	16.8

Total	$2.6	$5.1	$8.1	$15.8

On January 26, 2006, AMC acquired the Loews Cineplex Entertainment Inc. (“AMC Loews”) theatre circuit. The Loews screen integration agreement, effective as of January 5, 2007 and amended and restated as of February 13, 2007, between NCM LLC and AMC, commits AMC to cause substantially all of the theatres it acquired from Loews to be included in the NCM digital network in accordance with the ESAs on June 1, 2008. In accordance with the Loews screen integration agreement, prior to June 1, 2008 AMC paid the Company amounts based on an agreed- upon calculation to reflect cash amounts that approximated what NCM LLC would have generated if the Company sold on-screen advertising in the Loews theatre chain on an exclusive basis. These AMC Loews payments were made on a quarterly basis in arrears through May 31, 2008, with the exception of Star Theatres, which will be paid through March 2009 in accordance with certain run-out provisions. For the year ended January 1, 2009 and the 2007 post-IPO period, the AMC Loews payment was $4.7 million (including Star Theatres) and $11.2 million, respectively. At January 1, 2009, $0.4 million was included in the due to/from founding members. The AMC Loews payment was recorded directly to NCM LLC’s members’ equity account.

On April 30, 2008, Regal acquired Consolidated Theatres. Regal must make payments pursuant to the ESAs on a quarterly basis in arrears through January 2011 in accordance with certain run-out provisions. For the year ended January 1, 2009, the Consolidated Theatres payment was $2.8 million, of which $1.2 million was included in the due to/from founding members. The Consolidated Theatres payment was recorded as a reduction of the intangible asset that was created in connection with the common membership units issued to Regal upon the closing of its acquisition of Consolidated Theatres (see Note 4).

2007 Pre-IPO Period and 2006 — At the formation of NCM LLC and upon the admission of Cinemark as a founding member, circuit share arrangements and administrative services fee arrangements were in place with each founding member. Circuit share cost and administrative fee revenue by founding member were as follows (in millions):

	Pre-IPO Period December 29, 2006
	through February 12, 2007		Year Ended December 28, 2006
	Circuit Share	Administrative	Circuit Share	Administrative
	Cost	Fee Revenue	Cost	Fee Revenue

AMC	$4.1	$—	$38.6	$0.2
Cinemark	3.7	0.1	29.7	0.4
Regal	6.6	—	61.8	4.8

Total	$14.4	$0.1	$130.1	$5.4

NCM LLC’s administrative services fee was earned at a rate of 32% of the $16.8 million of legacy contract value for the year ended December 28, 2006. At the closing of the IPO, the founding members entered into amended and restated ESAs, which, among other things, amended the circuit share structure in favor of the theatre access fee structure and assigned all remaining legacy contracts to NCM LLC.

Pursuant to the agreements entered into at the completion of the IPO, amounts owed to the founding members through the date of the IPO of $50.8 million were paid by NCM LLC on March 15, 2007.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Other — During the year ended January 1, 2009, the 2007 post-IPO period, the 2007 pre-IPO period and the year ended December 28, 2006, AMC, Cinemark and Regal purchased $2.3 million, $1.4 million, $0.1 million and $2.1 million, respectively, of NCM LLC’s advertising inventory for their own use. The value of such purchases are calculated by reference to NCM LLC’s advertising rate card and is included in advertising revenue with a percentage of such amounts returned by NCM LLC to the founding members as advertising circuit share during the 2007 pre-IPO period and the year ended December 28, 2006.

Included in meetings and events operating costs is $1.8 million, $3.3 million, $0.2 million and $4.1 million for the year ended January 1, 2009, the 2007 post-IPO period, the 2007 pre-IPO period and the year December 28, 2006, respectively, related to purchases of movie tickets and concession products from the founding members primarily for resale to NCM LLC’s customers.

IdeaCast — NCM LLC and IdeaCast entered into a shared services agreement, which allows for cross-marketing and certain services to be provided between the companies at rates, which will be determined on an arms length basis. The services provided by or to IdeaCast for the year ended January 1, 2009 and the 2007 post-IPO period were not material to NCM.

RCI Unit Option Plan — During the year ended January 1, 2009, the 2007 post-IPO period, the 2007 pre-IPO period and the year ended December 28, 2006, severance expense and the related capital contribution recognized for amounts under the Regal Unit Option Plan were $0.5 million, $1.5 million, $0.4 million and $4.2 million, respectively. Since this severance plan provides for payments over future periods that are contingent upon continued employment with the Company, the cost of the severance plan is being recorded as an expense over the remaining required service periods. As the payments under the plan are being funded by Regal, Regal is credited with a capital contribution at NCM LLC equal to this severance plan expense. The Company records the expense as a separate line item in the statements of operations. The amount recorded is not allocated to advertising operating costs, network costs, selling and marketing costs and administrative costs because the recorded expense is associated with the past performance of Regal’s common stock market value rather than current period performance.

National CineMedia, Inc. — Pursuant to the LLC Operating Agreement, as the sole manager of NCM LLC, NCM, Inc. provides certain specific management services to NCM LLC, including those services of the positions of president and chief executive officer, president of sales and chief marketing officer, executive vice president and chief financial officer, executive vice president and chief technology and operations officer and executive vice president and general counsel. In exchange for the services, NCM LLC reimburses NCM, Inc. for compensation and other expenses of the officers and for certain out-of-pocket costs. During the year ended January 1, 2009 and the 2007 post-IPO period, NCM LLC paid NCM, Inc. $9.7 million and $9.2 million, respectively, for these services and expenses. The payments for estimated management services related to employment are made one month in advance. At January 1, 2009 and December 27, 2007, $0.5 million and $0.5 million, respectively, has been paid in advance and is reflected as prepaid management fees to managing member in the accompanying financial statements. NCM LLC also provides administrative and support services to NCM, Inc. such as office facilities, equipment, supplies, payroll and accounting and financial reporting at no charge. Based on the limited activities of NCM, Inc. as a standalone entity, the Company does not believe such unreimbursed costs are significant. The management services agreement also provides that NCM LLC employees may participate in the NCM, Inc. equity incentive plan (see Note 8).

Also, pursuant to the terms of the NCM LLC Operating Agreement in place since the close of the NCM, Inc. IPO, the Company is required to made mandatory distributions to the members of available cash, as defined in the NCM LLC Operating Agreement, on a quarterly basis. The available cash distribution to NCM, Inc. for the year ended January 1, 2009 and the 2007 post-IPO period is $55.5 million and $53.3 million, respectively. At January 1, 2009, $21.0 million is included in the due to/from managing member.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Amounts due to/from managing member were comprised of the following (in millions):

	January 1,	December 27,
	2009	2007

Distributions payable	$21.0	$16.6
Cost and other reimbursement	1.2	0.1

Total	$22.1	$16.7

7.	BORROWINGS

Revolving Credit Agreement — On March 22, 2006, NCM LLC entered into a bank-funded $20.0 million Revolving Credit Agreement, of which $2.0 million could have been utilized in support of letters of credit. The revolving credit agreement was collateralized by trade receivables, and borrowings under the revolving credit agreement were limited to 85% of eligible trade receivables, as defined. The revolving credit agreement bore interest, at NCM LLC’s option, at either an adjusted Eurodollar rate or the base rate plus, in each case, an applicable margin. Outstanding borrowings at December 28, 2006, were $10.0 million. The revolving credit agreement was repaid and cancelled on February 13, 2007.

Senior Secured Credit Facility — On February 13, 2007, concurrently with the closing of the IPO of NCM, Inc., NCM LLC entered into a senior secured credit facility with a group of lenders. The facility consists of a six-year $80.0 million revolving credit facility and an eight-year, $725.0 million term loan facility. The revolving credit facility portion is available, subject to certain conditions, for general corporate purposes of the Company in the ordinary course of business and for other transactions permitted under the credit agreement, and a portion is available for letters of credit. The obligations under the credit facility are secured by a lien on substantially all of the assets of NCM LLC.

The outstanding balance of the term loan facility at January 1, 2009 was $725.0 million. The outstanding balance under the revolving credit facility at January 1, 2009 was $74.0 million. As of January 1, 2009, the effective rate on the term loan was 6.01% including the effect of the interest rate swaps (both those accounted for as hedges and those not). The interest rate swaps hedged $550.0 million of the $725.0 million term loan at a fixed interest rate of 6.734% while the unhedged portion was at an interest rate of 3.75%. The weighted-average interest rate on the unhedged revolver was 3.19%. Commencing with the fourth fiscal quarter in fiscal year 2008, the applicable margin for the revolving credit facility will be determined quarterly and will be subject to adjustment based upon a consolidated net senior secured leverage ratio for NCM LLC and its subsidiaries (defined in the NCM LLC credit agreement as the ratio of secured funded debt less unrestricted cash and cash equivalents, over Adjusted EBITDA, as defined in the credit agreement). The senior secured credit facility also contains a number of covenants and financial ratio requirements, with which the Company was in compliance at January 1, 2009, including the consolidated net senior secured leverage ratio. As of January 1, 2009, our consolidated net senior secured leverage ratio was 3.9 times the covenant. amount of debt that is required to be hedged. The debt covenants require 50% of the term loan, or $362.5 million to be hedged at a fixed rate. As of January 1, 2009, the Company had approximately 76% hedged (57% without considering the LBSF portion of the hedge). Of the $550.0 million that is hedged, $137.5 million is with LBSF and is still in effect. However, the Company has notified LBSF of an event of default. While not required to be in compliance with its debt covenants, the Company is evaluating whether to seek a replacement hedge for the LBSF portion. In addition, while the bankruptcy court has authorized LBSF to assign certain of its hedges that have not been terminated under certain circumstances, the Company has not received any notice that Lehman has assigned, or has entered into any negotiations to assign, its swap agreement with NCM LLC. See Note 1 for an additional discussion of the interest rate swaps.

On September 15, 2008, Lehman filed for protection under Chapter 11 of the federal Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. NCM LLC has an aggregate

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

revolving credit facility commitment of $80.0 million with a consortium of banks, including $20.0 million with Lehman Commercial Paper Inc. (“LCPI”), a subsidiary of Lehman. As of January 1, 2009, NCM LLC borrowed $14.0 million from LCPI under the revolving credit facility. LCPI failed to fund its undrawn commitment of $6.0 million. NCM LLC does not anticipate LCPI to fulfill its funding commitment; however, the Company’s cash flows have not been adversely impacted. Until the LCPI issues are resolved, NCM LLC is not anticipating repaying any of its revolver borrowings as it would effectively result in a permanent reduction of its revolving credit facility, to the extent of the LCPI commitments. In addition, while the bankruptcy court has authorized LCPI to resign as the administrative agent under the revolving credit facility, to the Company’s knowledge they have not yet done so.

Future Maturities of Long-Term Borrowings — There are no scheduled annual maturities on the credit facility for the next five years and as of January 1, 2009; the next scheduled annual maturity on the outstanding credit facility of $799.0 million is after fiscal year 2012.

8.	SHARE-BASED COMPENSATION

On April 4, 2006, NCM LLC’s board of directors approved the NCM LLC 2006 Unit Option Plan, under which 1,131,728 units were outstanding as of December 28, 2006. Under certain circumstances, holders of unit options could put the options to NCM LLC for cash. As such, the Unit Option Plan was accounted for as a liability plan and the liability was measured at its fair value at each reporting date. The valuation of the liability was determined based on provisions of SFAS No. 123(R), and factored into the valuation that the options were granted in contemplation of an IPO. The Company used the estimated pricing of the IPO at the time of the grant to determine the equity value, for each unit underlying the options. The Unit Option Plan allowed for additional equity awards to be issued to outstanding option holders in the event of the occurrence of an IPO, with the purpose of the additional option awards or restricted units being to ensure that the economic value of outstanding unit options, as defined in the agreement, held just prior to an IPO was maintained by the option holder immediately after the offering.

At the date of the NCM, Inc. IPO, the Company adopted the NCM, Inc. 2007 Equity Incentive Plan. The employees of NCM, Inc. and the employees of NCM LLC are eligible for participation in the Equity Incentive Plan. Under the Equity Incentive Plan, NCM, Inc. issued stock options on 1,589,625 shares of common stock to holders of outstanding unit options in substitution of the unit options and also issued 262,466 shares of restricted stock. In connection with the conversion at the date of the NCM, Inc. IPO, and pursuant to the antidilution adjustment terms of the Unit Option Plan, the exercise price and the number of shares of common stock subject to options held by the Company’s option holders were adjusted to prevent dilution and restore their economic position to that existing immediately before the NCM, Inc. IPO. The Equity Incentive Plan is treated as an equity plan under the provisions of SFAS No. 123(R), and the existing liability under the Unit Option Plan at the end of the 2007 pre-IPO period of $2.3 million was reclassified to members’ equity at that date.

As of January 1, 2009, there were 2,576,000 shares of common stock available for issuance or delivery under the Equity Incentive Plan. Options awarded under the Equity Incentive Plan are generally granted with an exercise price equal to the market price of NCM, Inc. common stock on the date of the grant. Under the fair value recognition provisions of SFAS No. 123R, the Company recognizes stock-based compensation net of an estimated forfeiture rate, and therefore only recognizes stock-based compensation cost for those shares NCM, Inc. expects to vest over the requisite service period of the award. Options generally vest annually over a five-year period and have either 10-year or 15-year contractual terms. A forfeiture rate of 5% was estimated for all employees to reflect the potential separation of employees.

The Company recognized $2.1 million, $1.9 million, $0.3 million and $1.9 million for the year ended January 1, 2009, the 2007 post-IPO period, the 2007 pre-IPO period and the year ended December 28, 2006, respectively, of share-based compensation expense for these options and $0.1 million and $0 were capitalized

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

during the year ended January 1, 2009 and December 27, 2007, respectively. The recognized expense, including the equity based compensation costs of NCM, Inc. employees is included in the operating results of NCM LLC. As of January 1, 2009, unrecognized compensation cost related to nonvested options was approximately $7.2 million, which will be recognized over a weighted average remaining period of 3.38 years.

The weighted average grant date fair value of granted options was $3.77 and $6.23 for the year ended January 1, 2009 and the 2007 post-IPO period. The intrinsic value of options exercised during the year ended January 1, 2009 was $0.2 million. During 2008, the amount of cash received on option exercises was $0.6 million. The total fair value of awards vested during the year ended January 1, 2009 was $3.9 million. There were no options vested or exercised prior to the 2008 fiscal year.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, which requires that NCM, Inc. make estimates of various factors. The following assumptions were used in the valuation of the options:

	Fiscal 2008	2007 Post-IPO

Expected life of options	6.5 years	6.5 to 9 years
Risk free interest rate	3.74% to 4.09%	4.1% to 4.9%
Expected volatility	30%	30%
Dividend yield	3%	3%

Activity in the Equity Incentive Plan, as converted, is as follows:

			Weighted Average
		Weighted	Remaining
		Average	Contractual Life	Aggregate
	Shares	Exercise Price	(in Years)	Intrinsic Value
				(In millions)

Outstanding at December 27, 2007	1,822,906	$17.75
Granted	259,000	14.39
Exercised	(35,763)	16.35
Forfeited	(21,044)	18.56

Outstanding at January 1, 2009	2,025,099	$17.33	11.4	$0.3
Exercisable at January 1, 2009	600,177	$17.71	11.7	—
Vested and Expected to Vest at January 1, 2009	1,876,533	$17.36	11.4	$0.2

The following table summarizes information about the stock options at January 1, 2009, including the weighted average remaining contractual life and weighted average exercise price:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
	Number	Average	Average	Number	Average
	Outstanding at	Remaining Life	Exercise	Exercisable at	Exercise
Range of Exercise Price	Jan. 1, 2009	(in Years)	Price	Jan. 1, 2009	Price

$ 5.35	50,500	9.8	$5.35	—	$—
$ 9.70 - $12.61	80,500	9.6	12.09	—	—
$16.35 - $18.01	1,426,233	12.3	16.52	482,998	16.56
$19.37 - $21.00	315,000	8.4	20.35	74,800	21.00
$24.04 - $24.74	114,866	10.7	24.25	34,779	24.27
$26.76 - $29.05	38,000	8.7	28.87	7,600	28.87

	2,025,099	11.4	$17.33	600,177	$17.71

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Non-vested Stock — NCM, Inc. implemented a non-vested stock program as part of the Equity Incentive Plan. The plan provides for non-vested stock awards to officers, board members and other key employees, including employees of NCM LLC. Under the non-vested stock program, common stock of NCM, Inc. may be granted at no cost to officers, board members and key employees, subject to a continued employment restriction and as such restrictions lapse, the award vests in that proportion. The participants are entitled to cash dividends from NCM, Inc. and to vote their respective shares, although the sale and transfer of such shares is prohibited and the shares are subject to forfeiture during the non-vested period. The shares are also subject to the terms and provisions of the Equity Incentive Plan. Non-vested stock granted in 2008 to employees vest in equal annual installments over a five-year period. Non-vested stock granted to non-employee directors vest after one year. Compensation cost is valued based on the market price on the grant date and is expensed over the vesting period.

The following table represents the shares of non-vested stock:

		Weighted Average
		Grant-Date Fair
	Shares	Value

Non-vested as of December 27, 2007	271,845	$21.21
Granted	31,500	18.97
Forfeited	(1,823)	21.00
Vested	(97,904)	21.12

Non-vested as of January 1, 2009	203,618	$20.91

The Company recorded $1.3 million and $1.2 million in compensation expense related to such outstanding non-vested shares during the year ended January 1, 2009 and 2007 post-IPO period and minimal amounts were capitalized during the 2008 fiscal year. The recognized expense, including the equity based compensation costs of NCM, Inc. employees, is included in the operating results of NCM LLC. As of January 1, 2009, unrecognized compensation cost related to non-vested stock was approximately $3.6 million, which will be recognized over a weighted average remaining period of 3.36 years. The total fair value of awards vested during the year ended January 1, 2009 was $2.1 million.

9.	EMPLOYEE BENEFIT PLANS

NCM sponsors the NCM 401(k) Profit Sharing Plan (the “Plan”) under Section 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of substantially all full-time employees. The Plan provides that participants may contribute up to 20% of their compensation, subject to Internal Revenue Service limitations. Employee contributions are invested in various investment funds based upon election made by the employee. The Company made discretionary contributions of $0.8 million, $0.6 million and $0.6 million during the years ended January 1, 2009, December 27, 2007 and December 28, 2006, respectively.

10.	COMMITMENTS AND CONTINGENCIES

The Company is subject to claims and legal actions in the ordinary course of business. The Company believes such claims will not have a material adverse effect on its financial position or results of operations.

Operating Lease Commitments

The Company leases office facilities for its headquarters in Centennial, Colorado and also in various cities for its sales and marketing personnel as sales offices. The Company has no capital lease obligations. Total lease expense for the year ended January 1, 2009, 2007 post-IPO period, 2007 pre-IPO period and the year ended December 28, 2006, was $2.0 million, $1.3 million, $0.3 million and $1.6 million, respectively.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Future minimum lease payments under noncancelable operating leases as of January 1, 2009 are as follows (in millions):

2009	$2.1
2010	1.8
2011	1.4
2012	1.3
2013	1.2
Thereafter	0.1

Total	$7.9

Contingent Put Obligation

On April 29, 2008, NCM LLC, IdeaCast, the IdeaCast lender and certain of its stockholders agreed to a financial restructuring of IdeaCast. Among other things, the restructuring resulted in the lender being granted an option to “put,” or require NCM LLC to purchase, up to $10 million of the funded convertible debt at par, on or after December 31, 2010 through March 31, 2011. NCM may satisfy its put obligation by paying cash or issuing NCM shares of equal value. In accordance with FIN No. 45, the estimated fair value of $2.4 million was recorded as of April 29, 2008, which represents the noncontingent obligation. The carrying amount of the FIN 45 liability was $2.0 million as of January 1, 2009. During the fourth quarter of 2008, the Company determined that the initial investment and call right in IdeaCast were other-than-temporarily impaired due to IdeaCast’s defaults on its senior debt and liquidity issues. The key factors identified by management in making these assessments and determining the amounts were events of default on IdeaCast’s convertible debt that emerged after the fourth quarter 2008 IdeaCast operating results were analyzed and after IdeaCast failed to make a scheduled debt service payment and ongoing discussions with the convertible debt lender. Refer to Note 1 for additional details. In addition, the Company determined that the put obligation was probable and recorded an additional contingent liability of $2.5 million. The total liability at January 1, 2009 was $4.5 million, which represents the excess of a reasonably estimated probable loss on the put (net of estimated recoveries from the net assets of IdeaCast that serve as collateral for the convertible debt) obligation over the unamortized FIN 45 liability.

Minimum Revenue Guarantees

As part of the network affiliate agreements entered in the ordinary course of business, the Company has agreed to certain minimum revenue guarantees. If an affiliate achieves the attendance set forth in their respective agreement, the Company has guaranteed minimum revenue for the network affiliate per attendee. The amount and term varies for each network affiliate. The maximum potential amount of future payments the Company could be required to make pursuant to the minimum revenue guarantees is $24.0 million over the remaining terms of the network affiliate agreements. The Company has no liabilities recorded for these obligations as of January 1, 2009.

SUPPLEMENTAL SCHEDULES

As required by the indenture governing the Notes, the Company has included in this filing, interim financial information for its subsidiaries that have been designated as unrestricted subsidiaries (as defined by the indenture). As required by the indenture governing the Notes, the Company has included a condensed consolidating balance sheet and condensed consolidating statements of income and cash flows for the Company and its subsidiaries. These supplementary schedules separately identify the Company’s restricted subsidiaries and unrestricted subsidiaries as required by the indenture.

CINEMARK USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION
SEPTEMBER 30, 2009

	Restricted	Unrestricted
	Group	Group	Eliminations	Consolidated
	(In thousands, unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$331,875	$26,948	$—	$358,823
Other current assets	50,884	109	—	50,993

Total current assets	382,759	27,057	—	409,816
Theatre properties and equipment, net	1,218,658	—	—	1,218,658
Other assets	1,522,685	35,501	(8,225)	1,549,961

Total assets	$3,124,102	$62,558	$(8,225)	$3,178,435

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Current portion of long-term debt	$12,531	$—	$—	$12,531
Current portion of capital lease obligations	7,139	—	—	7,139
Accounts payable and accrued expenses	171,812	20,576	—	192,388

Total current liabilities	191,482	20,576	—	212,058
Long-term liabilities
Long-term debt, less current portion	1,534,093	—	—	1,534,093
Other long-term liabilities	549,226	—	—	549,226

Total long-term liabilities	2,083,319	—	—	2,083,319
Commitments and Contingencies
Stockholder’s Equity	849,301	41,982	(8,225)	883,058

Total liabilities and stockholder’s equity	$3,124,102	$62,558	$(8,225)	$3,178,435

Note: “Restricted Group” and “Unrestricted Group” are defined in the Indenture for the senior notes.

CINEMARK USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF INCOME INFORMATION
NINE MONTHS ENDED SEPTEMBER 30, 2009

	Restricted	Unrestricted
	Group	Group	Eliminations	Consolidated
	(In thousands, unaudited)

Revenues	$1,440,133	$—	$—	$1,440,133
Cost of Operations
Theatre operating costs	1,070,984	—	—	1,070,984
General and administrative expenses	67,758	9	—	67,767
Depreciation and amortization	112,845	—	—	112,845
Impairment of long-lived assets	8,115	—	—	8,115
Loss on sale of assets and other	2,402	—	—	2,402

Total cost of operations	1,262,104	9	—	1,262,113

Operating income (loss)	178,029	(9)	—	178,020
Other income (expense)	(50,584)	13,754	—	(36,830)

Income before income taxes	127,445	13,745	—	141,190
Income taxes	43,758	5,182	—	48,940

Net income	83,687	8,563	—	92,250
Less: Net income attributable to noncontrolling interests	2,967	—	—	2,967

Net income attributable to Cinemark USA, Inc.	$80,720	$8,563	$—	$89,283

Note: “Restricted Group” and “Unrestricted Group” are defined in the Indenture for the senior notes.

CINEMARK USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION
NINE MONTHS ENDED SEPTEMBER 30, 2009

	Restricted	Unrestricted
	Group	Group	Eliminations	Consolidated
	(In thousands, unaudited)

Operating Activities
Net income	$83,687	$8,563	$—	$92,250
Adjustments to reconcile net income to cash provided by operating activities	127,990	1,121	—	129,111
Changes in assets and liabilities	(3,504)	643	—	(2,861)

Net cash provided by operating activities	208,173	10,327	—	218,500
Investing Activities
Additions to theatre properties and equipment	(85,603)	—	—	(85,603)
Proceeds from sale of theatre properties and equipment	721	—	—	721
Increase in escrow deposits due to like-kind exchange	—	—	—	—
Return of escrow deposits	—	—	—	—
Acquisition of theatres	(58,011)	—	—	(58,011)
Investment in joint venture — DCIP	—	(2,500)	—	(2,500)

Net cash used for investing activities	(142,893)	(2,500)	—	(145,393)
Financing Activities
Capital contribution from parent	19,650	—	—	19,650
Dividends paid to parent	(491,025)	—	—	(491,025)
Proceeds from issuance of senior notes	458,532	—	—	458,532
Payment of debt issue costs	(12,601)	—	—	(12,601)
Repayments of long-term debt	(9,436)	—	—	(9,436)
Payments on capital leases	(4,410)	—	—	(4,410)
Other	(874)	—	—	(874)

Net cash used for financing activities	(40,164)	—	—	(40,164)
Effect of exchange rate changes on cash and cash equivalents	12,642	—	—	12,642

Increase in cash and cash equivalents	37,758	7,827	—	45,585
Cash and cash equivalents:
Beginning of year	294,117	19,121	—	313,238

End of year	$331,875	$26,948	$—	$358,823

Note: “Restricted Group” and “Unrestricted Group” are defined in the Indenture for the senior notes.

$470,000,000

Cinemark USA, Inc.

8.625% Senior Notes due 2019

PROSPECTUS

          , 2009

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Art. 2.02-1 of the Texas Business Corporation Act permits the Company, subject to the procedures and limitations stated therein, to indemnify any person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director or officer against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys’ fees) actually incurred by the person in connection with the proceeding. The Company is required by Art. 2.02-1 to indemnify a director or officer against reasonable expenses (including court costs and attorneys’ fees) incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. The articles and bylaws of the Company provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the Texas Business Corporation Act. In addition, the Company has, pursuant to Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, provided in its articles of incorporation that, to the fullest extent permitted by applicable law, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for an act or omission in a director’s capacity as director of the Company.

The indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

The insurance policy of Cinemark Holdings covers indemnification of our officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Item 21.	Exhibits and Financial Statement Schedules.

See Index to Exhibits, attached hereto.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually of in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the city Plano, State of Texas on the 4th day of December, 2009.

CINEMARK USA, INC.
CINEMARK, LLC
SUNNYMEAD CINEMA CORP.
CINEMARK PROPERTIES, INC.
GREELEY HOLDINGS, INC.
TRANS TEXAS CINEMA, INC.
CINEMARK MEXICO (USA), INC.
CINEMARK LEASING COMPANY
CINEMARK PARTNERS I, INC.
MULTIPLEX SERVICES, INC.
CNMK TEXAS PROPERTIES, LLC
BRASIL HOLDINGS, LLC
CENTURY THEATRES, INC.
MARIN THEATRE MANAGEMENT, LLC
CENTURY THEATRES NG, LLC
CINEARTS, LLC
CINEARTS SACRAMENTO, LLC
CORTE MADERA THEATRES, LLC
NOVATO THEATRES, LLC
SAN RAFAEL THEATRES, LLC
NORTHBAY THEATRES, LLC
CENTURY THEATRES SUMMIT SIERRA, LLC
CENTURY THEATRES SEATTLE, LLC
CNMK INVESTMENTS, INC.

By:	/s/ Alan Stock Chief Executive Officer

CINEMARK CONCESSIONS, LLC

By:	/s/ Timothy Warner President

MULTIPLEX PROPERTIES, INC.

By:	/s/ Vatoni Ragsdale President

LAREDO THEATRE, LTD.

By:	Sunnymead Cinema Corp., its general partner

By:	/s/ Alan Stock Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of the Registrants hereby constitute and appoint Michael Cavalier their true and lawful attorney-in-fact and agent with full power of substitution, for them and in their name, place and stead, in any and all capacities, to sign this Registration Statement filed herewith and any and all amendments (including post effective amendments) to this Registration Statement, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the listed capacities on December 4, 2009:

Name	Title

/s/ Lee Roy Mitchell Lee Roy Mitchell	Chairman of the Board of Cinemark USA, Inc.; Director of Sunnymead Cinema Corp., Cinemark Properties, Inc., Greeley Holdings, Inc., Trans Texas Cinema, Inc., Cinemark Mexico (USA), Inc., Cinemark Leasing Company and Cinemark Partners I, Inc.

/s/ Alan W. Stock Alan W. Stock	Director and Chief Executive Officer (principal executive officer) of Cinemark USA, Inc.; Director of Multiplex Properties, Inc.; Director and Chief Executive Officer (principal executive officer) of Sunnymead Cinema Corp., Cinemark Properties, Inc., Greeley Holdings, Inc., Trans Texas Cinema, Inc., Cinemark Mexico (USA), Inc., Cinemark Leasing Company, Cinemark Partners I, Inc., Multiplex Services, Inc. and Century Theatres, Inc.; Manager and Chief Executive Officer (principal executive officer) of CNMK Texas Properties, LLC; Chief Executive Officer (principal executive officer) of Cinemark, LLC, Brasil Holdings, LLC, Marin Theatre Management, LLC, Century Theatres NG, LLC, CineArts, LLC, CineArts Sacramento, LLC, Corte Madera Theatres, LLC, Novato Theatres, LLC, San Rafael Theatres, LLC, Northbay Theatres, LLC, Century Theatres Summit Sierra, LLC, Century Theatres Seattle, LLC and CNMK Investments, Inc.

/s/ Robert Copple Robert Copple	Director, Executive Vice President and Chief Financial Officer (principal financial and accounting officer) of Cinemark USA, Inc. and Century Theatres, Inc.; Executive Vice President, Chief Financial Officer (principal financial and accounting officer) and Treasurer of Sunnymead Cinema Corp. and Cinemark Concessions, LLC; Senior Vice President, Chief Financial Officer (principal financial and accounting officer) and Treasurer of Cinemark, LLC, Cinemark Properties, Inc., Greeley Holdings, Inc., Trans Texas Cinema, Inc., Cinemark Mexico (USA), Inc., Cinemark Leasing Company, Cinemark Partners I, Inc., Multiplex Services, Inc., Brasil Holdings, LLC and CMNK Investments, Inc.; Manager, Executive Vice President and Chief Financial Officer (principal financial and accounting officer) of CNMK Texas Properties, LLC; Executive Vice President and Chief Financial Officer (principal financial and accounting officer) of Marin Theatre Management, LLC, Century Theatres NG, LLC, CineArts, LLC, CineArts Sacramento, LLC, Corte Madera Theatres, LLC, Novato Theatres, LLC, San Rafael Theatres, LLC, Northbay Theatres, LLC, Century Theatres Summit Sierra, LLC and Century Theatres Seattle, LLC

Name	Title

/s/ Timothy Warner Timothy Warner	Director of Cinemark USA, Inc.; Manager of CNMK Texas Properties, LLC; President (principal executive officer) of Cinemark Concessions, LLC

/s/ Walter Hebert Walter Hebert	Director of Multiplex Services, Inc.

/s/ Vatoni Ragsdale Vatoni Ragsdale	Director, President (principal executive officer) and Treasurer (principal financial and accounting officer) of Multiplex Properties, Inc.; Director of CNMK Investments, Inc.

/s/ Michael Cavalier Michael Cavalier	Director of CNMK Investments, Inc.

Number		Exhibit Title

**3	.1	Amended and Restated Articles of Incorporation of the Company dated June 3, 1992.
3.2		Second Amended and Restated Certificate of Incorporation of Cinemark Holdings, Inc. dated April 9, 2007 (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed on April 9, 2007).
3.3		Second Amended and Restated Certificate of Incorporation of Cinemark, Inc. dated April 2, 2004 (incorporated by reference to Exhibit 3.1 to Cinemark, Inc.’s Registration Statement on Form S-4, File No. 333- 116292, filed June 8, 2004).
**3	.4(a)	Amended and Restated Bylaws of the Company.
**3	.4(b)	Amendment to Amended and Restated Bylaws of the Company, dated June 31, 1989.
**3	.4(c)	Amendment to Amended and Restated Bylaws of the Company, dated April 3, 1992.
**3	.4(d)	Amendment to Amended and Restated Bylaws of the Company, dated March 9, 1993.
**3	.4(e)	Amendment to Amended and Restated Bylaws of the Company, dated March 5, 1996.
**3	.4(f)	Amendment to Amended and Restated Bylaws of the Company, dated March 12, 1996.
3	.5(a)	Amended and Restated Bylaws of Cinemark Holdings, Inc. dated April 9, 2007 (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-140390, filed on April 9, 2007).
3	.5(b)	First Amendment to the Amended and Restated Bylaws of Cinemark Holdings, Inc. dated April 16, 2007 (incorporated by reference to Exhibit 3.2(b) to Amendment No. 4 to our Registration Statement on Form S-1, File No. 333-140390, filed April 19, 2007).
3.6		Amended and Restated Bylaws of Cinemark, Inc. dated April 2, 2004 (incorporated by reference to Exhibit 3.2 to Cinemark, Inc.’s Registration Statement on Form S-4, File No. 333-116292, filed June 8, 2004).
4	.1(a)	Indenture, dated as of June 29, 2009, between Cinemark USA, Inc., the guarantors party thereto and Wells Fargo Bank, N.A. governing the 8.625% senior notes due 2019 issued thereunder (incorporated by reference to Exhibit 4.1 to Cinemark Holdings, Inc.’s Current Report on Form 8-K, File No. 001-33401, filed July 6, 2009).
4	.1(b)	Form of 8.625% senior notes due 2019 (contained in the Indenture listed as Exhibit 4.1(a) above).
4.2		Exchange and Registration Rights Agreement, dated June 29, 2009, by and among Cinemark USA, Inc., the guarantors party thereto and the initial purchasers of the 8.625% senior notes (incorporated by reference to Exhibit 4.2 to Cinemark Holdings Inc.’s Current Report on Form 8-K, File No. 001-33401, filed July 6, 2009).
**5		Opinion of Akin Gump Strauss Hauer & Feld LLP.
10	.1(a)	Management Agreement, dated December 10, 1993, between Laredo Theatre, Ltd. and Cinemark USA, Inc. (incorporated by reference to Exhibit 10.14(b) to Cinemark USA, Inc.’s Annual Report on Form 10-K, File No. 033-47040, filed March 31, 1994).
10	.1(b)	First Amendment to Management Agreement of Laredo Theatre, Ltd., effective as of December 10, 2003, between CNMK Texas Properties, Ltd. (successor in interest to Cinemark USA, Inc.) and Laredo Theatre Ltd. (incorporated by reference to Exhibit 10.1(d) to Cinemark, Inc.’s Registration Statement on Form S-4, File No. 333-116292, filed June 8, 2004).
+10	.2	Amended and Restated Agreement to Participate in Profits and Losses, dated as of March 12, 2004, between Cinemark USA, Inc. and Alan W. Stock (incorporated by reference to Exhibit 10.2 to Cinemark USA, Inc.’s Quarterly Report on Form 10-Q, File No. 033-47040, filed May 14, 2004).
10.3		License Agreement, dated December 10, 1993, between Laredo Joint Venture and Cinemark USA, Inc. (incorporated by reference to Exhibit 10.14(c) to Cinemark USA, Inc.’s Annual Report on Form 10-K, File No. 033-47040, filed March 31, 1994).
10	.4(a)	Tax Sharing Agreement, between Cinemark USA, Inc. and Cinemark International, L.L.C. (f/k/a Cinemark II, Inc.), dated as of June 10, 1992 (incorporated by reference to Exhibit 10.22 to Cinemark USA, Inc.’s Annual Report on Form 10-K, File No. 033-47040, filed March 31, 1993).

Number		Exhibit Title

10	.4(b)	Tax Sharing Agreement, dated as of July 28, 1993, between Cinemark USA, Inc. and Cinemark Mexico (USA) (incorporated by reference to Exhibit 10.10 to Cinemark Mexico (USA)’s Registration Statement on Form S-4, File No. 033-72114, filed on November 24, 1993).
+10	.5	Employment Agreement, effective as of December 15, 2008, by and between Cinemark Holdings, Inc. and Lee Roy Mitchell (incorporated by reference to Exhibit 10.5(q) to Cinemark Holdings, Inc.’s Annual Report on Form 10-K, File No. 001-33401, filed March 13, 2009).
+10	.6	Employment Agreement, dated as of June 16, 2008, between Cinemark Holdings, Inc. and Alan Stock (incorporated by reference to Exhibit 10.1 to Cinemark Holdings, Inc.’s Quarterly Report on Form 10-Q, File No. 333-140390, filed August 8, 2008).
+10	.7	Employment Agreement, dated as of June 16, 2008, between Cinemark Holdings, Inc. and Timothy Warner (incorporated by reference to Exhibit 10.2 to Cinemark Holdings, Inc.’s Quarterly Report on Form 10-Q, File No. 333-140390, filed August 8, 2008).
+10	.8	Employment Agreement, dated as of June 16, 2008, between Cinemark Holdings, Inc. and Robert Copple (incorporated by reference to Exhibit 10.3 to Cinemark Holdings, Inc.’s Quarterly Report on Form 10-Q, File No. 333-140390, filed August 8, 2008).
+10	.9	Employment Agreement, dated as of June 16, 2008, between Cinemark Holdings, Inc. and Michael Cavalier (incorporated by reference to Exhibit 10.4 to Cinemark Holdings, Inc.’s Quarterly Report on Form 10-Q, File No. 333-140390, filed August 8, 2008).
10	.10(a)	Credit Agreement, dated as of October 5, 2006, among Cinemark Holdings, Inc., Cinemark, Inc., CNMK Holding, Inc., Cinemark USA, Inc., the several banks and other financial institutions or entities from time to time parties to the Agreement, Lehman Brothers Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, Morgan Stanley Senior Funding, Inc., as syndication agent, BNP Paribas and General Electric Capital Corporation as co-documentation agents, and Lehman Commercial Paper Inc., as administrative agent (incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K, File No. 000-47040, filed by Cinemark USA, Inc. on October 12, 2006).
10	.10(b)	First Amendment to Credit Agreement, dated as of March 14, 2007, among Cinemark Holdings, Inc., Cinemark, Inc., CNMK Holding, Inc., Cinemark USA, Inc., the several banks and other financial institutions or entities from time to time parties thereto, Lehman Brothers Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, Morgan Stanley Senior Funding, Inc., as syndication agent, BNP Paribas and General Electric Capital Corporation, as co-documentation agents, and Lehman Commercial Paper Inc., as administrative agent (incorporated by reference to Exhibit 10.6(b) to Amendment No. 1 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed March 16, 2007).
10	.10(c)	Guarantee and Collateral Agreement, dated as of October 5, 2006, among Cinemark Holdings, Inc., Cinemark, Inc., CNMK Holding, Inc., Cinemark USA, Inc. and each subsidiary guarantor party thereto (incorporated by reference to Exhibit 10.6 to Current Report on Form 8-K, File No. 000-47040, filed by Cinemark USA, Inc. on October 12, 2006).
+10	.11(a)	Cinemark Holdings, Inc. 2006 Long Term Incentive Plan, dated December 22, 2006 (incorporated by reference to Exhibit 10.7(a) to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed February 1, 2007).
+10	.11(b)	Firs Amendment to Cinemark Holdings, Inc. 2006 Long Term Incentive Plan, dated December 22, 2006 (incorporated by reference to Exhibit 10.1 to Cinemark Holdings, Inc.’s Current Report on Form 8K, File No. 001-33401, filed November 15, 2007).
+10	.11(c)	Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan (incorporated by reference to Exhibit 4.1 to Cinemark Holdings, Inc.’s Quarterly Report on Form 10-Q, File No. 001-33401, filed May 9, 2008).
10.12		Exhibitor Services Agreement, dated as of February 13, 2007, by and between National CineMedia, LLC and Cinemark USA, Inc. (incorporated by reference to Exhibit 10.8 to Amendment No. 1 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed March 16, 2007).

Number		Exhibit Title

10.13		Third Amended and Restated Limited Liability Company Operating Agreement, dated as of February 12, 2007, by and between Cinemark Media, Inc., American Multi-Cinema, Inc., Regal CineMedia, LLC and National CineMedia, Inc. (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed March 16, 2007).
10	.14(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA (incorporated by reference to Exhibit 10.6(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.14(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA. (incorporated by reference to Exhibit 10.10(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.14(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA. (incorporated by reference to Exhibit 10.10(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.14(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA. (incorporated by reference to Exhibit 10.10(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.14(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA. (incorporated by reference to Exhibit 10.10(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.15(a)	Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA. (incorporated by reference to Exhibit 10.11(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.15(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA. (incorporated by reference to Exhibit 10.11(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.15(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA. (incorporated by reference to Exhibit 10.12(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.15(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA. (incorporated by reference to Exhibit 10.11(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.15(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA. (incorporated by reference to Exhibit 10.11(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).

Number		Exhibit Title

10	.16(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA. (incorporated by reference to Exhibit 10.12(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.16(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA. (incorporated by reference to Exhibit 10.12(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.16(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA. (incorporated by reference to Exhibit 10.12(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.16(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA. (incorporated by reference to Exhibit 10.12(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.16(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA. (incorporated by reference to Exhibit 10.12(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.17(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA. (incorporated by reference to Exhibit 10.13(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.17(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA. (incorporated by reference to Exhibit 10.13(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.17(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA. (incorporated by reference to Exhibit 10.13(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.17(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA. (incorporated by reference to Exhibit 10.13(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.17(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA. (incorporated by reference to Exhibit 10.13(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.18(a)	Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 14, Folsom, CA. (incorporated by reference to Exhibit 10.14a(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).

Number		Exhibit Title

10	.18(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 14, Folsom, CA. (incorporated by reference to Exhibit 10.14(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.18(c)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 14, Folsom, CA. (incorporated by reference to Exhibit 10.14(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.18(d)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 14, Folsom, CA. (incorporated by reference to Exhibit 10.14(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.19(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV. (incorporated by reference to Exhibit 10.15(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.19(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV. (incorporated by reference to Exhibit 10.15(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.19(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV. (incorporated by reference to Exhibit 10.15(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.19(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV. (incorporated by reference to Exhibit 10.15(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.19(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV. (incorporated by reference to Exhibit 10.15(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.20(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA. (incorporated by reference to Exhibit 10.16(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.20(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA. (incorporated by reference to Exhibit 10.16(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.20(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA. (incorporated by reference to Exhibit 10.16(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).

Number		Exhibit Title

10	.20(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA. (incorporated by reference to Exhibit 10.16(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.20(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA. (incorporated by reference to Exhibit 10.16(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.21(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA. (incorporated by reference to Exhibit 10.17(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.21(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA. (incorporated by reference to Exhibit 10.17(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.21(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA. (incorporated by reference to Exhibit 10.17(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.21(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA. (incorporated by reference to Exhibit 10.17(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.21(e)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA. (incorporated by reference to Exhibit 10.17(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.22(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA. (incorporated by reference to Exhibit 10.18(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.22(b)	First Amendment, dated as of October 31, 1996, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA. (incorporated by reference to Exhibit 10.18(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.22(c)	Second Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA. (incorporated by reference to Exhibit 10.18(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.22(d)	Third Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA. (incorporated by reference to Exhibit 10.18(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).

Number		Exhibit Title

10	.22(e)	Fourth Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA. (incorporated by reference to Exhibit 10.18(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.22(f)	Fifth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA. (incorporated by reference to Exhibit 10.18(f) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.23(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA. (incorporated by reference to Exhibit 10.19(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.23(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA. (incorporated by reference to Exhibit 10.19(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.23(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA. (incorporated by reference to Exhibit 10.19(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.23(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA. (incorporated by reference to Exhibit 10.19(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.23(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA. (incorporated by reference to Exhibit 10.19(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.24(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA. (incorporated by reference to Exhibit 10.20(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.24(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA. (incorporated by reference to Exhibit 10.20(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.24(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA. (incorporated by reference to Exhibit 10.20(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.24(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA. (incorporated by reference to Exhibit 10.20(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).

Number		Exhibit Title

10	.24(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA. (incorporated by reference to Exhibit 10.20(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.25(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA. (incorporated by reference to Exhibit 10.21(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.25(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA. (incorporated by reference to Exhibit 10.21(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.25(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA. (incorporated by reference to Exhibit 10.21(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.25(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA. (incorporated by reference to Exhibit 10.21(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.25(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA. (incorporated by reference to Exhibit 10.21(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.26(a)	Indenture of Lease, dated as of September 30, 1995, by and between Sycal Properties, Inc. (succeeded by Syufy Properties, Inc.), as landlord, and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA. (incorporated by reference to Exhibit 10.22(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.26(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA. (incorporated by reference to Exhibit 10.22(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.26(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA. (incorporated by reference to Exhibit 10.22(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.26(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA. (incorporated by reference to Exhibit 10.22(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.26(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA. (incorporated by reference to Exhibit 10.22(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).

Number		Exhibit Title

10	.27(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA. (incorporated by reference to Exhibit 10.23(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.27(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA. (incorporated by reference to Exhibit 10.23(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.27(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA. (incorporated by reference to Exhibit 10.23(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.27(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA. (incorporated by reference to Exhibit 10.23(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.27(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA. (incorporated by reference to Exhibit 10.23(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.28(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA. (incorporated by reference to Exhibit 10.24(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.28(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA. (incorporated by reference to Exhibit 10.24(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.28(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA. (incorporated by reference to Exhibit 10.24(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.28(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA. (incorporated by reference to Exhibit 10.24(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.28(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA. (incorporated by reference to Exhibit 10.24(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.29(a)	Lease Agreement, dated as of April 10, 1998, by and between Dyer Triangle LLC, as landlord, and Century Theatres, Inc., as tenant, for Century 25 Union Landing, Union City, CA. (incorporated by reference to Exhibit 10.25(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).

Number		Exhibit Title

10	.29(b)	First Amendment, dated as of April 15, 2005, to Lease Agreement, dated as of April 10, 1998, by and between Dyer Triangle LLC, as landlord, and Century Theatres, Inc., as tenant, for Century 25 Union Landing, Union City, CA. (incorporated by reference to Exhibit 10.25(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.29(c)	Second Amendment, dated as of September 29, 2005, to Lease Agreement, dated as of April 10, 1998, by and between Dyer Triangle LLC, as landlord, and Century Theatres, Inc., as tenant, for Century 25 Union Landing, Union City, CA. (incorporated by reference to Exhibit 10.25(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.29(d)	Third Amendment, dated as of August 5, 2006, to Lease Agreement, dated as of April 10, 1998, by and between Dyer Triangle LLC, as landlord, and Century Theatres, Inc., as tenant, for Century 25 Union Landing, Union City, CA. (incorporated by reference to Exhibit 10.25(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.30(a)	Indenture of Lease, dated as of March 7, 1997, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres, Inc., as tenant, for Century Sparks, Sparks, NV. (incorporated by reference to Exhibit 10.26(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.30(b)	First Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of March 7, 1997, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres, Inc., as tenant, for Century Sparks, Sparks, NV. (incorporated by reference to Exhibit 10.26(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.30(c)	Second Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of March 7, 1997, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres, Inc., as tenant, for Century Sparks, Sparks, NV. (incorporated by reference to Exhibit 10.26(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.30(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of March 7, 1997, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres, Inc., as tenant, for Century Sparks, Sparks, NV. (incorporated by reference to Exhibit 10.26(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.31(a)	Lease Agreement, dated as of October 1, 1996, by and between Syufy Enterprises, L.P. (succeeded by Stadium Promenade LLC), as landlord, and Century Theatres, Inc., as tenant, for Century Stadium 25, Orange, CA. (incorporated by reference to Exhibit 10.27(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.31(b)	First Amendment, dated as of April 15, 2005, to Lease Agreement, dated as of October 1, 1996, by and between Syufy Enterprises, L.P. (succeeded by Stadium Promenade LLC), as landlord, and Century Theatres, Inc., as tenant, for Century Stadium 25, Orange, CA. (incorporated by reference to Exhibit 10.27(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.31(c)	Second Amendment, dated as of September 29, 2005, to Lease Agreement, dated as of October 1, 1996, by and between Syufy Enterprises, L.P. (succeeded by Stadium Promenade LLC), as landlord, and Century Theatres, Inc., as tenant, for Century Stadium 25, Orange, CA. (incorporated by reference to Exhibit 10.27(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.31(d)	Third Amendment, dated as of August 5, 2006, to Lease Agreement, dated as of October 1, 1996, by and between Syufy Enterprises, L.P. (succeeded by Stadium Promenade LLC), as landlord, and Century Theatres, Inc., as tenant, for Century Stadium 25, Orange, CA. (incorporated by reference to Exhibit 10.27(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).

Number		Exhibit Title

10	.32(a)	Indenture of Lease, dated as of July 1, 1996, by and between Synm Properties Inc. (succeeded by Syufy Properties, Inc.), as landlord, and Century Theatres, Inc., as tenant, Century Rio 24, Albuquerque, NM. (incorporated by reference to Exhibit 10.28(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.32(b)	First Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of July 1, 1996, by and between Synm Properties Inc.(succeeded by Syufy Properties, Inc.), as landlord, and Century Theatres, Inc., as tenant, Century Rio 24, Albuquerque, NM. (incorporated by reference to Exhibit 10.28(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.32(c)	Second Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of July 1, 1996, by and between Synm Properties Inc. (succeeded by Syufy Properties, Inc.), as landlord, and Century Theatres, Inc., as tenant, Century Rio 24, Albuquerque, NM. (incorporated by reference to Exhibit 10.28(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.32(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of July 1, 1996, by and between Synm Properties Inc. (succeeded by Syufy Properties, Inc.), as landlord, and Century Theatres, Inc., as tenant, Century Rio 24, Albuquerque, NM. (incorporated by reference to Exhibit 10.28(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.33(a)	Indenture of Lease, dated as of September 3, 1996, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres, Inc., as tenant, for Century 14, Roseville, CA. (incorporated by reference to Exhibit 10.29(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.33(b)	First Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 3, 1996, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres, Inc., as tenant, for Century 14, Roseville, CA. (incorporated by reference to Exhibit 10.29(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.33(c)	Second Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 3, 1996, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres, Inc., as tenant, for Century 14, Roseville, CA. (incorporated by reference to Exhibit 10.29(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.33(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 3, 1996, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres, Inc., as tenant, for Century 14, Roseville, CA. (incorporated by reference to Exhibit 10.29(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.34(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of Nevada, Inc., as tenant, for Rancho Santa Fe 16, Las Vegas, NV. (incorporated by reference to Exhibit 10.30(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.34(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Rancho Santa Fe 16, Las Vegas, NV. (incorporated by reference to Exhibit 10.30(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.34(c)	Second Amendment, dated as of September 30, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of Nevada, Inc., as tenant, for Rancho Santa Fe 16, Las Vegas, NV. (incorporated by reference to Exhibit 10.30(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).

Number		Exhibit Title

10	.35(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA. (incorporated by reference to Exhibit 10.31(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.35(b)	First Amendment, dated as of October 1, 1996, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA. (incorporated by reference to Exhibit 10.31(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.35(c)	Second Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA. (incorporated by reference to Exhibit 10.31(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.35(d)	Third Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA. (incorporated by reference to Exhibit 10.31(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.35(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA. (incorporated by reference to Exhibit 10.31(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.36(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Northridge 14, Salinas, CA. (incorporated by reference to Exhibit 10.32(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.36(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Northridge 14, Salinas, CA. (incorporated by reference to Exhibit 10.32(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.36(c)	Second Amendment, dated as of October 1, 2001, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Northridge 14, Salinas, CA. (incorporated by reference to Exhibit 10.32(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.36(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Northridge 14, Salinas, CA. (incorporated by reference to Exhibit 10.32(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.37(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syut Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord, and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT. (incorporated by reference to Exhibit 10.33(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.37(b)	First Amendment, dated as of January 4, 1998, to Indenture of Lease, dated as of September 30, 1995, by and between Syut Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord, and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT. (incorporated by reference to Exhibit 10.33(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).

Number		Exhibit Title

10	.37(c)	Second Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syut Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord, and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT. (incorporated by reference to Exhibit 10.33(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.37(d)	Third Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syut Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord, and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT. (incorporated by reference to Exhibit 10.33(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.37(e)	Fourth Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syut Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord, and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT. (incorporated by reference to Exhibit 10.33(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.37(f)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syut Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord, and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT. (incorporated by reference to Exhibit 10.33(f) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.38(a)	Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA. (incorporated by reference to Exhibit 10.34(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.38(b)	First Amendment, dated as of April 30, 2003, to Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA. (incorporated by reference to Exhibit 10.34(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.38(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA. (incorporated by reference to Exhibit 10.34(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.38(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA. (incorporated by reference to Exhibit 10.34(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.38(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA. (incorporated by reference to Exhibit 10.34(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.39(a)	Indenture of Lease, dated as of August 1, 1997, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres, Inc., as tenant, for Century Park Lane 16, Reno, NV. (incorporated by reference to Exhibit 10.35(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.39(b)	First Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of August 1, 1997, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres, Inc., as tenant, for Century Park Lane 16, Reno, NV. (incorporated by reference to Exhibit 10.35(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).

Number		Exhibit Title

10	.39(c)	Second Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of August 1, 1997, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres, Inc., as tenant, for Century Park Lane 16, Reno, NV. (incorporated by reference to Exhibit 10.35(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.39(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of August 1, 1997, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres, Inc., as tenant, for Century Park Lane 16, Reno, NV. (incorporated by reference to Exhibit 10.35(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.40(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA. (incorporated by reference to Exhibit 10.36(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.40(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA. (incorporated by reference to Exhibit 10.36(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.40(c)	Second Amendment, dated as of October 1, 2001, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA (incorporated by reference to Exhibit 10.36(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-4, File No. 333-140390, filed April 18, 2007).
10	.40(d)	Third Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA. (incorporated by reference to Exhibit 10.36(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.40(e)	Fourth Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA. (incorporated by reference to Exhibit 10.36(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.40(f)	Fifth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord, and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA. (incorporated by reference to Exhibit 10.36(f) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.41(a)	Lease Agreement, dated as of October 31, 1997, by and between Sycal Properties, Inc. (succeeded by 150 Pelican LLC), as landlord, and Century Theatres, Inc., as tenant, for office building situated at 150 Pelican Way, San Rafael, CA. (incorporated by reference to Exhibit 10.37(a) to Amendment No. 4 to Cinemark Holdings, Inc.’s Registration Statement on Form S-4, File No. 333-140390, filed April 19, 2007).
10	.41(b)	First Amendment, dated as of December 1, 1998, to Lease Agreement, dated as of October 31, 1997, by and between Sycal Properties, Inc. (succeeded by 150 Pelican LLC), as landlord, and Century Theatres, Inc., as tenant, for office building situated at 150 Pelican Way, San Rafael, CA. (incorporated by reference to Exhibit 10.37(b) to Amendment No. 4 to Cinemark Holdings, Inc.’s Registration Statement on Form S-4, File No. 333-140390, filed April 19, 2007).
10	.41(c)	Second Amendment, dated as of October 4, 2006, to Lease Agreement, dated as of October 31, 1997, by and between Sycal Properties, Inc. (succeeded by 150 Pelican LLC), as landlord, and Century Theatres, Inc., as tenant, for office building situated at 150 Pelican Way, San Rafael, CA. (incorporated by reference to Exhibit 10.37(c) to Amendment No. 4 to Cinemark Holdings, Inc.’s Registration Statement on Form S-4, File No. 333-140390, filed April 19, 2007).

Number		Exhibit Title

10.42		Stock Purchase Agreement, dated as of August 7, 2006, by and among Cinemark USA, Inc, Cinemark Holdings, Inc., Syufy Enterprises LP, Century Theatres, Inc. and Century Theatres Holdings, LLC (incorporated by reference to Exhibit 10.1 to current Report on Form 8-K, File No, 000-47040, filed by Cinemark USA, Inc. on August 11, 2006).
+10	.43	Termination Agreement to Amended and Restated Agreement to Participate in Profits and Losses, dated as of May 3, 2007, by and between Cinemark USA, Inc. and Alan W. Stock (incorporated by reference to Exhibit 10.2 to Cinemark Holdings, Inc.’s Current Report on Form 8K, File No. 001-33401, filed May 3, 2007).
+10	.44	Aircraft Time Sharing Agreement, dated as of September 2, 2009, by and between Cinemark USA, Inc. and Copper Beech Capital, LLC (incorporated by reference to Exhibit 10.1 to Cinemark Holdings, Inc.’s Current Report on Form 8K, File No. 001-33401, filed September 8, 2009).
*12		Computation of Earnings to Fixed Charges.
**21		Subsidiaries of Cinemark USA, Inc.
*23	.1	Consent of Deloitte & Touche LLP.
**23	.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the legal opinion filed as Exhibit 5 to this Registration Statement).
*23	.3	Consent of Deloitte & Touche LLP.
*23	.4	Consent of National CineMedia, LLC.
*24	.1	Powers of Attorney (included on signature page hereto).
*25		Form T-1, Statement of Eligibility of Wells Fargo Bank, N.A.
**99	.1	Form of Letter of Transmittal.
**99	.2	Form of Notice of Guaranteed Delivery.
**99	.3	Form of Notice to Investors.
**99	.4	Form of Notice to Brokers-Dealers.

*	Filed herewith.

**	Previously filed.

+	Any management contract, compensatory plan or arrangement.